Filed pursuant to Rule 424(b)(4)
Registration No. 333-198870

PROSPECTUS

DBV Technologies S.A.

2,673,641 Ordinary Shares

(including in the form of American Depositary Shares)

We are offering 2,673,641 of our ordinary shares in a global offering.

We are offering 2,138,913 ordinary shares in the form of 4,277,826 American Depositary Shares, or ADSs, in the United States, Canada and countries outside of France through the U.S. underwriters named in this prospectus. The ADSs may be evidenced by American Depositary Receipts, or ADRs, and each ADS represents the right to receive one-half of one ordinary share. We have granted the U.S. underwriters an option to purchase up to an additional 320,836 ordinary shares in the form of 641,672 ADSs in the U.S. offering.

We are offering 534,728 ordinary shares in France and countries outside of the United States and Canada in a concurrent registered private placement guaranteed through the international underwriters named in this prospectus. We have granted the international underwriters an option to place up to an additional 80,209 ordinary shares in the French registered private placement.

The closings of the U.S. offering and the French registered private placement will be conditioned on each other.

No public market currently exists for our ordinary shares or ADSs outside of France. The ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “DBVT” and the ordinary shares are listed on Euronext Paris under the symbol “DBV.” On October 21, 2014, the last reported sale price of the ordinary shares on Euronext Paris was €36.16 per share. We are selling our ordinary shares at €34.00 per share in the global offering which is equivalent to a price of $21.64 per ADS, assuming an exchange rate of $1.2727 per Euro.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any U.S. state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per ADS	Total(1)
Public Offering Price	$43.27	$21.64	$92,572,155
Underwriting Discount(2)	$3.0289	$1.5148	$6,480,051
Proceeds to DBV (before expenses)	$40.2411	$20.1252	$86,092,104

(1)	Total gross proceeds from the global offering, including the French registered private placement, are $115,693,259. Such proceeds less underwriting discounts and commissions are $107,594,731.
(2)	We refer you to “Underwriting” beginning on page 184 of this prospectus for additional information regarding underwriting compensation.

The underwriters expect to deliver the ADSs to purchasers on or about October 24, 2014 through the book-entry facilities of The Depository Trust Company.

Citigroup		Leerink Partners
Bryan, Garnier & Co.

Trout Capital

October 21, 2014

We are responsible for the information contained in this prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyome, or S.A., incorporated under the laws of France. The majority of our directors and officers and certain other persons named in this prospectus are citizens and residents of countries other than the United States and all or a significant portion of the assets of the directors and officers and certain other persons named in this prospectus and substantially all of our assets are located outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in France, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside the United States.

We are incorporated in France, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended.

Our financial statements are presented in euros. All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars and all references to “€” and “euros,” mean euros, unless otherwise noted. Throughout this prospectus, references to ADSs mean ADSs or ordinary shares represented by ADSs, as the case may be.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in the ADSs. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the sections of this prospectus titled “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision. Unless otherwise indicated, “DBV,” “the company,” “our company,” “we,” “us” and “our” refer to DBV Technologies S.A. and its consolidated subsidiary.

Company Overview

We are a clinical-stage specialty biopharmaceutical company focused on changing the field of immunotherapy by developing a novel technology platform called Viaskin. Our therapeutic approach is based on epicutaneous immunotherapy, or EPIT, our proprietary method of delivering biologically active compounds to the immune system through intact skin using Viaskin. We have generated significant data demonstrating that Viaskin’s mechanism of action is novel and differentiated, as it targets specific antigen-presenting immune cells in the skin, called Langerhans cells, that capture the antigen and migrate to the lymph node in order to activate the immune system without passage of the antigen into the bloodstream. We are advancing this unique technology to treat patients, including infants and children, suffering from severe food allergies, for whom safety is paramount, since the introduction of the offending allergen into their bloodstream can cause severe or life-threatening allergic reactions, such an anaphylactic shock.

Our proprietary platform is based on our epicutaneous Viaskin patch. We have designed and developed this technology internally, for which we have scalable manufacturing capabilities. Viaskin is an electrostatic patch, which offers a convenient, self-administered, non-invasive immunotherapy to patients. Once applied on intact skin, Viaskin forms a condensation chamber, which hydrates the skin and solubilizes the antigen allowing it to penetrate the epidermis, where it is captured by Langerhans cells. Based on numerous scientific publications and our own research, we believe this unique mechanism of action is safe and that it generates a strong immune response that results in tolerance towards the allergen. Our epicutaneous immunotherapy method allows us to address severe food allergies, as well as unmet medical needs in other immunotherapy indications.

The following table summarizes our most advanced product candidates:

Our lead product candidate, Viaskin Peanut, has obtained Fast Track designation from the U.S. Food and Drug Administration, or FDA, which is intended to expedite or facilitate the process for reviewing new drugs and biological products that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. In September 2014, we announced topline results for our VIPES (Viaskin Peanut’s Efficacy and Safety) Phase IIb clinical trial of Viaskin Peanut in peanut allergic patients. Pending consultation with the FDA, we plan to initiate our Phase III clinical trial in the first quarter of 2016.

Our second product candidate, Viaskin Milk, is being developed for cow’s milk protein allergy, or CMPA, in the pediatric patient population. In the second half of 2014, we intend to initiate a 150-subject, multi-center, double-blind, placebo-controlled, randomized Phase I/II safety and efficacy clinical trial of repeated doses of Viaskin Milk in patients with Immunoglobulin E, or IgE, mediated CMPA, which we refer to as MILES (Milk Delivered Epicutaneously Study).

We have further used our Viaskin technology platform to advance other innovative product development programs to address additional opportunities in immunology. We currently have one pre-clinical product candidate as a result of these product development programs, our product candidate for house dust mite allergy. Our other earlier stage product development programs include eosinophilic esophagitis, pertusiss boost vaccine and birch pollen allergy, none of which have resulted in a product candidate to date. We are also exploring earlier stage opportunities in respiratory syncytial virus vaccine, refractory hemophilia A, Crohn’s disease and type I diabetes. We intend to commercialize our food allergy product candidates by ourselves in the United States and certain European countries. In other geographies and indications outside food allergies, we will explore selective partnerships with parties who have relevant clinical and commercial expertise in order to maximize shareholder value.

Our Industry

Our Industry

Allergy is considered a “disease of the developed world” as its increasing incidence is proportional to higher living standards. Epidemiological studies suggest that over half of Americans are sensitive to at least one allergen. Environmental and lifestyle changes, urbanization, pollution, dietary changes, development of sanitation standards and decrease in chronic bacterial infections all are assumed to be factors promoting the rapid increase in prevalence of allergy throughout the developed world.

Approximately 3% to 5% of Americans suffer from food allergies, with a number of recent studies suggesting that nearly 6 million or approximately 8% of children have some type of food allergy. Recent studies suggest that patients with food allergies are especially at risk of experiencing significant disruption in their daily lives. Food allergies are not only a physical disability, but they are also associated with psychological traumas, including fear of eating, antisocial behavior and anxiety. There are currently no approved symptomatic or disease-modifying treatments for food allergy. Strict avoidance of food allergens and early recognition and management of allergic reactions to food are important measures to prevent serious health consequences. However, strict avoidance of food allergen is very difficult to achieve, especially for children. Some foods can contain hidden traces of allergens, labeling is often deceptive and contamination of allergen-free foods occurs regularly. For example, according to a paper published in The Journal of Allergy and Clinical Immunology, it is estimated that accidental exposure to peanuts in peanut allergic patients occurs once every three to five years and the annual incidence of accidental ingestion is between 15% and 40%. In the case of pediatric patients, food allergies also have a significant impact on the life of caretakers as well as the patients. A recent study suggests that the quality of life in children with peanut allergy is more impaired than in children with insulin-dependent diabetes mellitus.

Recent scientific studies suggest that treating allergies early in life could prevent disease progression or the development of polyallergies, however, no approved treatments currently exist for young allergic children. A study of children desensitized to pollen and monitored for five years demonstrated that treating pollen allergy reduced the development of asthma. This early intervention, when the immune system is not mature, is referred to as the “window of opportunity.” Thus, research suggests that addressing allergies during this time in life is likely of critical clinical importance.

Our Solution: Epicutaneous Immunotherapy (EPIT) Using Our Viaskin Technology Platform

Over the last decade, we have developed an innovative immunotherapy technology platform, with the potential for sustained therapeutic effect, by delivering biologically active compounds, including antigens, via intact skin. This technology platform, which we call Viaskin, is based on an electrostatic patch, which administers the antigen directly on the skin. Once administered, the antigen is concentrated in the superficial layers of the skin, where it activates the immune system by specifically targeting the Langherans cells, without passage of the antigen into the bloodstream. We refer to this novel approach to immunotherapy as epicutaneous immunotherapy, or EPIT. Based on our trials and research, we believe that EPIT has the potential to provide all of the intended benefits of a disease-modifying treatment in allergy, while avoiding severe or life-threatening allergic reactions.

Viaskin—The First Epicutaneous Immunotherapy

Three important characteristics of our Viaskin technology platform contribute to its potential safety and efficacy:

•	The Viaskin patch contains the antigen in dry form, which allows it to retain its chemical properties optimally.

•

The Viaskin patch creates a condensation chamber with the skin. This increases the hydration of the skin and solubilizes the antigen, which allows it to penetrate the upper layers of the epidermis. Here, the antigen is close to the most tolerogenic antigen-presenting cells in the body, Langerhans cells.

•

The Viaskin patch delivers the antigen directly to the Langerhans cells, but not into the bloodstream, thereby avoiding systemic allergic reactions. This mechanism of action leads to the potential safety of Viaskin, which has been observed in multiple clinical trials in over 400 subjects.

Viaskin Peanut

Our lead product candidate, Viaskin Peanut, is being developed for the treatment of peanut allergy in adults, adolescents and children.

In August 2012, we initiated VIPES, a multi-center, double-blind, placebo-controlled, randomized Phase IIb clinical trial of Viaskin Peanut, in 221 peanut allergic subjects with a well-documented medical history of systemic reactions after ingestion of peanut at 22 sites in North America and Europe. In the trial, subjects were randomized equally into four treatment arms to evaluate three doses of Viaskin Peanut, specifically 50 µg, 100 µg and 250 µg peanut protein, compared to placebo. The trial was prospectively organized across the three dose levels with two patient strata, composed of three different patient age groups; children (113 subjects, ages 6-11) for the first stratum and adolescents (73 subjects, ages 12-17) plus adults (35 subjects, ages 18-55) for the other stratum. Each patient underwent two double-blind, placebo-controlled food challenges, or DBPCFCs: one at initial screening and one at 12 months after initiation of treatment. The challenge was halted once the subject exhibited an objective symptom, thus establishing a subject’s baseline peanut tolerance level. Patients in VIPES received a daily application of the Viaskin Peanut patch over a 12-month treatment period. Each patch was applied for 24 hours, either on the upper arm for adults (age 18 to 55) and adolescents (age 12 to 17) or on the back of children (age 6 to 11). The primary efficacy endpoint was the percentage of treatment responders for each active treatment compared to placebo. Trial responders were defined as patients who, after 12 months of treatment with Viaskin Peanut and using a double-blind, placebo controlled food challenge, started to react at a dose of peanut protein equal to or greater than 1,000 mg, or at least a 10-fold increase in the eliciting dose of peanut protein compared to baseline. Patients completed their last food challenge visits after twelve months of treatment.

In September 2014, we announced topline results for the VIPES trial, the largest clinical trial in peanut allergy immunotherapy ever completed. The trial met its primary endpoint at the highest explored dose (Viaskin Peanut 250 µg), achieving statistical significance (p=0.0108) in desensitizing a higher proportion of patients versus placebo after 12 months of treatment. Patients treated with Viaskin Peanut 250 µg also showed statistically significant changes in measured serological markers while placebo patients did not exhibit material differences. The safety profile was confirmed across all active arms with no serious treatment-related adverse events reported, and patient compliance with daily Viaskin Peanut application was above 97%. The trial drop-out rate was 6.4%, below the 15% rate initially anticipated. Pending consultation with the FDA, we plan to initiate our Phase III trial for Viaskin Peanut in the first quarter of 2016.

In October 2013, the Consortium for Food Allergy Research, or CoFAR, launched a multi-center, randomized, double-blind, placebo-controlled trial to evaluate Viaskin Peanut in children and adults (age 4 to 25) allergic to peanuts, called CoFAR6 (Consortium for Food Allergy Research 6). This trial is sponsored and funded by The National Institute of Allergy and Infectious Diseases, an institute of the U.S. National Institutes of Health, and coordinated by Professor Hugh Sampson in New York. The trial is being conducted in five hospitals in the United States and includes 75 patients, both adults and children. The recruitment of CoFAR6 ended in July 2014. Subjects randomized to two doses of Viaskin Peanut (100 µg and 250 µg) or placebo undergo a peanut protein oral food challenge at week 52. In June 2013, the Assistance Publique—Hopitaux de Paris, or AP-HP, presented data from its ARACHILD pilot trial of Viaskin Peanut.

In June 2012, we presented proof-of-concept data at the European Academy of Allergy and Clinical Immunology, or EAACI, Congress from a multi-center, double-blind, placebo-controlled, randomized Phase Ib clinical trial of Viaskin Peanut.

Viaskin Milk

Our second product candidate, Viaskin Milk, is being developed for the treatment of two indications, CMPA and milk-induced eosinophilic esophagitis, or EoE, both in children, including infants. Proof-of-concept data from a pilot clinical trial of Viaskin Milk was published in The Journal of Allergy and Clinical Immunology in 2010. In the second half of 2014, we intend to initiate MILES, a multi-center, double-blind, placebo-controlled, randomized Phase I/II safety and efficacy clinical trial of Viaskin Milk in the pediatric patient population with CMPA. In the first half of 2015, with our assistance, the Children’s Hospital of Philadelphia intends to initiate a multi-center, double-blind, placebo-controlled, randomized trial to study safety and efficacy of Viaskin Milk in the pediatric patient population with milk-induced EoE.

Our Strategy

Our goal is to become the leading global biopharmaceutical company focused on discovering, developing, manufacturing and commercializing treatments for severe allergies. Key elements of our strategy are:

•	Rapidly develop and seek marketing approval for Viaskin Peanut;

•	Advance the development of our Viaskin technology platform into other areas of unmet medical need in food and pediatric allergies;

•	Become a fully integrated biopharmaceutical company focused on the commercialization of our Viaskin food allergy products in the United States and other major markets; and

•	Maximize the value of our innovative Viaskin technology platform by building a broad immunotherapy product pipeline.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include the following:

•	We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

•	Failure to obtain necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

•

We depend almost entirely on the successful development of our novel Viaskin technology, and cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, our Viaskin products.

•

We face substantial competition from companies with considerably more resources and experience than we have, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than us.

•	We rely on third-party manufacturers, which may result in delays in our clinical trials and product introductions.

•

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

•	In our clinical trials, we utilize an oral food challenge procedure intentionally designed to trigger an allergic reaction, which could be severe or life-threatening.

•	Our ability to compete may decline if we do not adequately protect our proprietary rights.

•

Our by-laws and French corporate law contain provisions that may delay or discourage a takeover attempt and the rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

Corporate Information

We were incorporated as a société par actions simplifiée, or S.A.S., under the laws of the French Republic on March 29, 2002, for a period of 99 years and subsequently converted to a société anonyome, or S.A., on March 13, 2003. We are registered at the Paris Registre de Commerce et des Sociétés under the number 441 772 522. Our principal executive offices are located at Green Square-Bâtiment D, 80/84 rue des Meuniers, 92220 Bagneux, France, and our telephone number is +33 1 55 42 78 78. Our agent for service of process in the United States is CT Corporation System. We also maintain a website at www.dbv-technologies.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.

We own various trademark registrations and applications, and unregistered trademarks and servicemarks, including “Diallertest®,” “Viaskin®,” “EPIT™,” “DBV Technologies®” and our corporate logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced disclosure in management’s discussion and analysis of financial condition and results of operations; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities; (3) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities held by non-affiliates; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We may choose to take advantage of some but not all of these exemptions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under International Financial Reporting Standards as issued by the International Accounting Standards Board, or IASB, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” In our capacity as a foreign private issuer, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, or the “Exchange Act,” as amended, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer foreign private issuer. We would cease to be a foreign private issuer at such time as (1) more than 50% of our outstanding voting securities are held by U.S. residents or (2) 50% of less of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (a) the majority of our executive officers or directors are U.S. citizens or residents, (b) more than 50% of our assets are located in the United States or (c) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

The Offering

Global offering	2,673,641 ordinary shares offered by the us, including ordinary shares represented by American depositary shares, or ADSs, consisting of the U.S. offering and the French registered private placement. The closing of each of the U.S. offering and the French registered private placement is conditioned upon the other.

U.S. offering	2,138,913 ordinary shares in the form of 4,277,826 ADSs, offered by us in the United States, Canada and countries outside of France.

French Registered Private Placement	534,728 ordinary shares offered by us in France and countries outside of the United States and Canada.

Ordinary shares to be outstanding after the global offering	18,444,944 shares.

Option to purchase additional ordinary shares and ADSs in the U.S. offering	320,836 shares in the form of 641,672 ADSs.

Option to purchase additional ordinary shares in the French registered private placement	80,209 ordinary shares

American Depositary Shares	Each ADS represents one-half of one ordinary share, nominal value €0.10 per share. You will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of the ADSs, you should carefully read the section in this prospectus titled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	Citibank, N.A.

Use of proceeds	We estimate that we will receive net proceeds from the global offering of approximately $105.0 (€82.5) million, based on the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ options to purchase additional ordinary shares and ADSs. We intend to use the net proceeds we receive from the global offering to advance the clinical developments of Viaskin Peanut and Viaskin Milk, fund our earlier stage development activities, build-out our infrastructure in the United States and worldwide, and for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in the ADSs.

Nasdaq Global Select Market trading symbol	“DBVT”

Euronext Paris trading symbol	“DBV”

The number of ordinary shares that will be outstanding after the global offering is based on the number of ordinary shares outstanding as of September 30, 2014 and excludes:

•

2,522,202 ordinary shares issuable upon the exercise of share options, free shares (actions gratuites) and warrants (including employee warrants (BSPCE)) issued pursuant to our share option plans and other delegations of authority from our shareholders outstanding as of September 30, 2014 at a weighted average exercise price of €6.62 per share (not including 898,782 ordinary shares issuable upon the vesting of outstanding free shares that may be issued for free with no exercise price being paid); and

•	1,573,810 ordinary shares reserved for future issuance under share option plans and other delegations of authority from our shareholders.

Except as otherwise noted, the information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs or ordinary shares.

Summary Financial and Other Data

The following tables summarize our historical financial and other data. We derived the summary statement of income (loss) data for the years ended December 31, 2012 and 2013 from our audited financial statements included elsewhere in this prospectus. We derived the summary consolidated statement of income (loss) data for the six months ended June 30, 2013 and 2014 and the consolidated statement of financial position data as of June 30, 2014 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our audited financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read these data together with our financial statements and related notes beginning on page F-1, as well as the sections of this prospectus titled “Selected Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Currency Exchange Rates” and the other financial information included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013		2013	2014
	Euro	Euro	US$(1)	Euro	Euro	US$(1)
Statement of Income (Loss) Data:
Operating income	€2,776,588	€3,826,313	$4,869,749	€1,336,019	€2,661,132	$3,386,823
Operating expenses:
Cost of goods sold	82,958	102,366	130,281	52,546	113,663	144,659
Research and development	11,499,368	17,366,538	22,102,393	6,824,121	10,441,632	13,289,065
General and administration	4,598,699	6,309,750	8,030,419	2,716,033	4,182,864	5,323,531

Total operating expenses	16,181,025	23,778,654	30,263,093	9,592,700	14,738,159	18,757,255

Operating profit (loss)	(13,404,437)	(19,952,340)	(25,393,343)	(8,256,681)	(12,077,026)	(15,370,431)

Financial profit (loss)	492,337	645,925	822,069	349,725	303,283	385,988

Net profit (loss)	€(12,912,100)	€(19,306,416)	$(24,571,276)	€(7,906,957)	€(11,773,743)	$(14,984,443)

Earnings (losses) per share(2)
Basic	€(1.05)	€(1.42)	$(1.81)	€(0.59)	€(0.77)	$(0.98)

Diluted	€(1.05)	€(1.42)	$(1.81)	€(0.59)	€(0.77)	$(0.98)

Number of shares used for computing
Basic	12,326,779	13,604,687	13,604,687	13,408,147	15,244,107	15,244,107

Diluted	12,326,779	13,604,687	13,604,687	13,408,147	15,244,107	15,244,107

(1)	Translated solely for convenience into dollars at an assumed exchange rate of €1.00=US$1.2727.
(2)	See Note 22 to our financial statements for further details on the calculation of basic and diluted loss per ordinary share.

	As of June 30, 2014
	Actual		As Adjusted(1)
	Euro	US$(2)	Euro	US$(2)
Statement of Financial Position:
Cash and cash equivalents	€29,062,028	$36,987,243	€111,559,656	$141,981,974
Total assets	38,801,602	49,382,799	121,299,230	154,377,529
Total shareholders’ equity	31,554,289	40,159,144	114,051,917	145,153,874
Total non-current liabilities	1,708,514	2,174,426	1,708,514	2,174,426
Total current liabilities	5,538,798	7,049,228	5,538,798	7,049,228

(1)	As adjusted basis gives effect to our issuance and sale of 2,673,641 ordinary shares in the global offering at a public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Translated solely for convenience into dollars at an assumed exchange rate of €1.00=US$1.2727.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our consolidated financial statements and the related notes, before making an investment decision regarding our securities. The risks and uncertainties described below are those significant risk factors, currently known and specific to us, that we believe are relevant to an investment in our securities. If any of these risks materialize, our business, financial condition or results of operations could suffer, the price of the ADSs could decline and you could lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We Have Incurred Significant Losses Since Our Inception And Anticipate That We Will Continue To Incur Significant Losses For The Foreseeable Future.

We are a clinical-stage biopharmaceutical company, and we have not yet generated significant income, with the exception of the French research tax credit (crédit d’impôt recherche), or CIR, which is classified as other income in our statement of income (loss). We have incurred net losses in each year since our inception in 2002, including net losses of €12.9 million, €19.3 million and €11.8 million for the years ended December 31, 2012 and 2013 and for the six months ended June 30, 2014, respectively. Although we have historically generated non-meaningful revenues through the sale of our Diallertest Milk product in France, we do not expect these sales to be a point of strategic focus for our company in the future and we may even discontinue these sales in the future. As of June 30, 2014, we had an accumulated deficit of €42.5 million.

We have devoted most of our financial resources to research and development, including our clinical and pre-clinical development activities. To date, we have financed our operations primarily through the sale of equity securities, obtaining public assistance in support of innovation, such as conditional advances from OSEO Innovation, or OSEO, and reimbursements of research tax credit claims. The amount of our future net losses will depend, in part, on the pace and amount of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or additional grants or tax credits. We have not completed pivotal clinical studies for any lead product candidates and it will be several years, if ever, before we have a product candidate ready for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenues will depend upon the size of any markets in which our product candidates have received approval, and our ability to achieve sufficient market acceptance, reimbursement from third-party payors and adequate market share for our product candidates in those markets.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

•	continue our research, pre-clinical and clinical development of our product candidates;

•	expand the scope of our current clinical studies for our product candidates;

•	initiate additional pre-clinical, clinical or other studies for our product candidates;

•	further develop the manufacturing process for our product candidates;

•	change or add additional manufacturers or suppliers;

•	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval, especially in North America;

•	seek to identify and validate additional product candidates;

•	acquire or in-license other product candidates and technologies;

•	make milestone or other payments under any in-license agreements;

•	maintain, protect and expand our intellectual property portfolio;

•	attract and retain new and existing skilled personnel;

•	create additional infrastructure to support our operations as a public company; and

•	experience any delays or encounter issues with any of the above.

The net losses we incur may fluctuate significantly from year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. In any particular period or periods, our operating results could be below the expectations of securities analysts or investors, which could cause the price of the ADSs to decline.

Even If This Offering Is Successful, We May Need To Raise Additional Funding, Which May Not Be Available On Acceptable Terms, Or At All. Failure To Obtain This Necessary Capital When Needed May Force Us To Delay, Limit Or Terminate Our Product Development Efforts Or Other Operations.

We are currently advancing our product candidates through pre-clinical and clinical development. Developing product candidates is expensive, lengthy and risky, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance Viaskin Peanut and Viaskin Milk clinical studies.

As of September 30, 2014, our cash and cash equivalents were €21.3 million. We estimate that the net proceeds from the global offering will be approximately $105.0 (€82.5) million, based on the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect that the net proceeds from the global offering and our existing cash will be sufficient to fund our current operations until the end of 2016. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to pursue pre-clinical and clinical activities, obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the ADSs to decline. The sale of additional equity or convertible securities would dilute all of our shareholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

We Are Limited In Our Ability To Raise Additional Share Capital, Which May Make It Difficult For Us To Raise Capital To Fund Our Operations.

Under French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital. See “Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares—Changes in Share Capital.” At our 2014 shareholders’ meeting, our shareholders delegated to our board the authority to issue additional ordinary shares in an amount not to exceed 20% of issued capital as of June 3, 2014, or a maximum of 3,074,686 ordinary shares. Accordingly, after giving effect to the global offering, our board may be precluded from issuing additional ordinary shares without first obtaining shareholders’ approval.

In addition, the French Commercial Code imposes certain limitations on our ability to price any offering of our share capital without preferential subscription right (sans droit préférentiel de souscription), which limitation may prevent us from successfully completing any such offering. Specifically, under the French Commercial Code, unless the offering is less than 10% of issued share capital, securities cannot be sold in an offering if it is not possible to fix the per share price of the shares at a level at least equal to the volume weighted average trading price on Euronext Paris over the last three trading days preceding the commencement of the marketing of the transaction, referred to as the “book building” process, less a maximum discount of 5%.

If We Do Not Obtain The Capital Necessary To Fund Our Operations, We Will Be Unable To Successfully Develop, Obtain Regulatory Approval For, And Commercialize, Our Biopharmaceutical Products.

The development of biopharmaceutical products is capital-intensive. We anticipate we may require additional financing to continue to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;

•	depending on the regulatory authorities’ requests, larger or longer clinical trials;

•	the scope, prioritization and number of our research and development programs;

•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;

•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing, or contracting for, sales and marketing capabilities if we obtain regulatory approvals to market our product candidates.

Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through collaboration arrangements, sales of our securities, debt financings, obtaining public assistance in support of innovation, such as conditional advances from OSEO, and reimbursements of research tax credit claims, or by licensing one or more of our future product candidates. Dislocations in the financial markets have generally made equity and debt financing more difficult to obtain, and may have a material adverse effect on our ability to meet our fundraising needs. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. Additional funding, if obtained, may significantly dilute existing shareholders if that financing is obtained through issuing equity or instruments convertible into equity.

Our Product Development Programs For Candidates May Require Substantial Financial Resources And May Ultimately Be Unsuccessful.

In addition to the development of our lead product candidates, we may pursue development of our other early-stage development programs. Our current early-stage development programs are still in the pre-clinical proof-of-concept phase and may not result in product candidates we can advance to the clinical development phase. None of our other potential product candidates have commenced clinical trials, and there are a number of U.S. Food and Drug Administration, or FDA, and European Medicines Agency, or EMA, regulatory requirements that we must satisfy before we can commence these clinical trials. Satisfaction of these requirements will entail substantial time, effort and financial resources. We may never satisfy these requirements. Any time, effort and financial resources we expend on our other early-stage development programs may adversely affect our ability to continue development and commercialization of Viaskin patch product candidates, and we may never commence clinical trials of such development programs despite expending significant resources in pursuit of their development. Even if we do commence clinical trials of our other potential product candidates, such product candidates may never be approved by the FDA or the EMA.

The Requirements Of Being A U.S. Public Company May Strain Our Resources, Divert Management’s Attention And Affect Our Ability To Attract And Retain Executive Management And Qualified Board Members.

As a U.S. public company, we will incur legal, accounting, and other expenses that we did not previously incur. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq listing requirements and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” and/or a foreign private issuer. The Exchange Act would require that, as a public company, we file annual, semi-annual and current reports with respect to our business, financial condition and result of operations. However, as a foreign private issuer, we are not required to file quarterly and current reports with respect to our business and results of operations. We currently make annual and semi-annual filings with respect to our listing on Euronext Paris. Unless otherwise required by the Exchange Act or the listing rules of the Nasdaq Global Select Market, we do not expect to file quarterly financial reports and will continue to file financial reports on an annual and semi-annual basis. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our cost and expense. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a U.S. public company, these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a U.S. public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Further, being a U.S. public company and a French public company will have an impact on disclosure of information and compliance with two sets of applicable rules. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Risks Related to Product Development, Regulatory Approval and Commercialization

We Depend Almost Entirely On The Successful Development Of Our Novel Viaskin Technology. We Cannot Be Certain That We Will Be Able To Obtain Regulatory Approval For, Or Successfully Commercialize, Viaskin Products.

We currently have two lead Viaskin technology-based product candidates, Viaskin Peanut and Viaskin Milk, in clinical development, and our business depends almost entirely on their successful clinical development, regulatory approval and commercialization. We currently have no drug or biological product approved for sale and may never be able to develop marketable drug or biological product. Viaskin Peanut and Viaskin Milk will require substantial additional clinical development, testing, and regulatory approval before we are permitted to commence their commercialization. Our other product candidates, such as Viaskin HDM, are still in pre-clinical development. The clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources beyond the proceeds we raise in this offering. Of the large number of drugs in development in the United States, only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and clinical programs, we cannot assure you that Viaskin Peanut, Viaskin Milk or any other of our product candidates will be successfully developed or commercialized.

We are not permitted to market Viaskin Peanut or Viaskin Milk in the United States until we receive approval of a Biologic License Application, or a BLA, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Obtaining approval of a BLA, or requisite approval in foreign countries, is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of Viaskin Peanut and Viaskin Milk for many reasons, including, among others:

•	we may not be able to demonstrate that Viaskin Peanut or Viaskin Milk is safe and effective in treating food allergies, to the satisfaction of the FDA;

•

the results of our clinical trials or the clinical trials conducted by third party academic institutions and included in our application package may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

•	the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;

•	the FDA may require that we conduct additional clinical trials;

•	the FDA may not approve the formulation, labeling or specifications of either Viaskin Peanut or Viaskin Milk;

•	the clinical research organizations, or CROs, that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

•

the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that either the Viaskin Peanut’s or Viaskin Milk’s clinical and other benefits outweigh its safety risks;

•	the FDA may disagree with our analysis or interpretation of data from our pre-clinical studies and clinical trials;

•	the FDA may not accept data generated at our clinical trial sites;

•

if our BLA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

•	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval;

•	the FDA may restrict the use of our products to a narrow population;

•	the FDA or the applicable foreign regulatory agency may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or

•	the FDA may change its approval policies or adopt new regulations.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market any of our Viaskin patch product candidates. Moreover, because our business is almost entirely dependent upon Viaskin technology, any such setback in our pursuit of regulatory approval would have a material adverse effect on our business and prospects.

Our Product Candidates Are Expected To Undergo Clinical Trials That Are Time-consuming And Expensive, The Outcomes Of Which Are Unpredictable, And For Which There Is A High Risk Of Failure. If Clinical Trials Of Our Product Candidates Fail To Satisfactorily Demonstrate Safety And Efficacy To The FDA And Other Regulators, We, Or Our Collaborators, May Incur Additional Costs Or Experience Delays In Completing, Or Ultimately Be Unable To Complete, The Development And Commercialization Of These Product Candidates.

Pre-clinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug or biologic, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical, biopharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and we cannot be certain that we will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major setback for our product candidates and for us. Due to our limited financial resources, an unfavorable outcome in one or more trials may require us to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on our business and financial condition and on the value of the ADSs.

In connection with clinical testing and trials, we face a number of risks, including:

•	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;

•

patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested, especially during the double-blind, placebo-controlled food challenges;

•	extension studies on long-term tolerance could invalidate the use of our product, showing Viaskin does not generate a sustained protective effect;

•

the results may confirm an absence of statistically significant therapeutic effect of Viaskin Peanut in adolescents and/or adults, as observed in the ARACHILD pilot trial and our recently completed VIPES trial;

•	the results may not confirm the positive results of earlier testing or trials; and

•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies to establish the safety and efficacy of our product candidates.

The results of pre-clinical studies do not necessarily predict clinical success, and larger and later-stage clinical trials may not produce the same results as earlier-stage clinical trials. The prior clinical trials of Viaskin patch product candidates showed favorable safety and efficacy data; however, we may have different enrollment criteria in our future clinical trials. As a result, we may not observe a similarly favorable safety and efficacy profile as our prior clinical trials. In addition, we cannot assure you that in the course of potential widespread use in future, some drawbacks would not appear in maintaining production quality, protein stability or allergenic strength. Frequently, product candidates developed by pharmaceutical, biopharmaceutical and biotechnology companies have shown promising results in early pre-clinical studies or clinical trials, but have subsequently suffered significant setbacks or failed in later clinical trials. In addition, clinical trials of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates.

If we do not successfully complete pre-clinical and clinical development, we will be unable to market and sell our product candidates and generate revenues. Even if we do successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before a BLA may be submitted to the FDA. Although there are a large number of drugs and biologics in development in the United States and other countries, only a small percentage result in the submission of a BLA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If our clinical trials are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business and financial condition will be materially harmed.

In our clinical trials, we utilize an oral food challenge procedure intentionally designed to trigger an allergic reaction, which could be severe or life-threatening.

In accordance with our food allergy clinical trial protocols, we utilize a double-blind, placebo-controlled food challenge procedure. This consists of giving the offending food protein to patients in order to assess the sensitivity of their food allergy, and thus the safety and efficacy of our product candidates versus placebo. The food challenge protocol is meant to induce objective symptoms of an allergic reaction. These oral food challenge procedures can potentially trigger anaphylaxis or potentially life-threatening systemic allergic reactions. Even though these procedures are well-controlled, standardized and performed in highly specialized centers with intensive care units, there are inherent risks in conducting a trial of this nature. An uncontrolled allergic reaction could potentially lead to serious or even fatal reactions. Any such serious clinical event could potentially adversely affect our clinical development timelines, including a complete clinical hold on our food allergy clinical trials. We may also become liable to subjects who participate in our clinical trials and experience any such serious or fatal reactions. Any of the foregoing could have a material adverse effect on our business, prospects, stock price or financial condition.

Delays, Suspensions And Terminations In Our Clinical Trials Could Result In Increased Costs To Us And Delay Or Prevent Our Ability To Generate Revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. The completion of trials for Viaskin Peanut, Viaskin Milk or our other product candidates may be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective CROs, and clinical trial sites;

•	validating test methods to support quality testing of the drug substance and drug product;

•	obtaining sufficient quantities of the drug substance or other materials necessary to conduct clinical trials;

•	manufacturing sufficient quantities of a product candidate;

•	obtaining approval of an investigational new drug, or IND, application from the FDA;

•	obtaining institutional review board, or IRB, approval to conduct a clinical trial at a prospective clinical trial site;

•	determining dosing and clinical design and making related adjustments; and

•

patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical trials for our product candidates may be delayed, suspended or terminated due to a number of factors, including:

•	lack of effectiveness of product candidates during clinical trials;

•	adverse events, safety issues or side effects relating to the product candidates or their formulation;

•	serious adverse events relating to the double-blind, placebo-controlled food challenge procedure when testing patients for the sensitivity of their allergies;

•	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;

•	the need to sequence clinical trials as opposed to conducting them concomitantly in order to conserve resources;

•	our inability to enter into collaborations relating to the development and commercialization of our product candidates;

•	failure by us or our collaborators to conduct clinical trials in accordance with regulatory requirements;

•	our inability or the inability of our collaborators to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;

•

governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;

•	failure of our collaborators to advance our product candidates through clinical development;

•	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

•	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;

•	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and

•	varying interpretations of our data, and regulatory commitments and requirements by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of our BLA for our product candidate. If we experience delay, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed or such revenues could be reduced or fail to materialize.

In addition, we may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA or other similar foreign regulatory agency policy or interpretation during the period of product development. If we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

•	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

•	diminishment of any competitive advantages that such product candidates may have or attain.

Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, we may encounter or be subject to:

•	diminishment of any competitive advantages that such product candidates may have or attain;

•	delays or termination in clinical trials or commercialization;

•	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

•	product recalls or seizures;

•	suspension of manufacturing;

•	withdrawals of previously approved marketing applications; and

•	fines, civil penalties, and criminal prosecutions.

If Our Product Candidates Are Not Approved By The FDA, We Will Be Unable To Commercialize Them In The United States.

The FDA must approve any new medicine before it can be commercialized, marketed, promoted or sold in the United States. We must provide the FDA with data from pre-clinical studies and clinical trials that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. We must provide data to ensure the identity, strength, quality and purity of the drug substance and drug product. Also, we must assure the FDA that the characteristics and performance of the clinical batches will be replicated consistently in the commercial batches. We will not obtain approval for a product candidate unless and until the FDA approves a BLA. The processes by which regulatory approvals are obtained from the FDA to market and sell a new or repositioned product are complex, require a number of years and involve the expenditure of substantial resources. We cannot assure you that any of our product candidates will receive FDA approval in the future, and the time for receipt of any such approval is currently incapable of estimation.

A Fast Track Designation By The FDA May Not Actually Lead To A Faster Development Or Regulatory Review Or Approval Process.

We have obtained Fast Track designation for Viaskin Peanut, and we may do so for other product candidates as well. If a product is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the sponsor may apply for FDA Fast Track designation. The FDA has broad discretion whether or not to grant this designation, and even if we believe our product candidates are eligible for this designation, we cannot be sure that the FDA would decide to grant it. Even if we do have Fast Track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program.

Even If We Achieve A Breakthrough Therapy Designation By The FDA For Our Product Candidates, It May Not Lead To A Faster Development Or Regulatory Review Or Approval Process, And It Does Not Increase The Likelihood That Our Product Candidates Will Receive Marketing Approval.

We may seek a breakthrough therapy designation for our product candidates in the future. A breakthrough therapy is defined as a product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe that our product candidates meet the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the products no longer meet the conditions for qualification.

The Approval Process Outside The United States Varies Among Countries And May Limit Our Ability To Develop, Manufacture And Sell Our Products Internationally. Failure To Obtain Marketing Approval In International Jurisdictions Would Prevent Our Product Candidates From Being Marketed Abroad.

In order to market and sell our product candidates in the European Union and many other jurisdictions, we, and our collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and may involve additional testing. We may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. Depending on the results of clinical trials and the process for obtaining regulatory approvals in other countries, we may decide to first seek regulatory approvals of a product candidate in countries other than the United States, or we may simultaneously seek regulatory approvals in the United States and other countries. If we or our collaborators seek marketing approvals for a product candidate outside the United States, we will be subject to the regulatory requirements of health authorities in each country in which we seek approvals. With respect to marketing authorizations in Europe, we will be required to submit a European marketing authorization application, or MAA, to the EMA which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approvals may differ from that required to obtain FDA approval. Obtaining regulatory approvals from health authorities in countries outside the United States is likely to subject us to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even If We, Or Our Collaborators, Obtain Marketing Approvals For Our Product Candidates, The Terms Of Approvals And Ongoing Regulation Of Our Products May Limit How We Or They Market Our Products, Which Could Materially Impair Our Ability To Generate Revenue.

Even if we receive regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which we can market a product or the patient population that may utilize the product, or may be required to carry a warning in its labeling and on its packaging. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Accordingly, assuming we, or our collaborators, receive marketing approval for one or more of our product candidates, we, and our collaborators will continue to expend time, money and effort in all areas of regulatory compliance.

Any Of Our Product Candidates For Which We, Or Our Collaborators, Obtain Marketing Approval In The Future Could Be Subject To Post-marketing Restrictions Or Withdrawal From The Market And We, And Our Collaborators, May Be Subject To Substantial Penalties If We, Or They, Fail To Comply With Regulatory Requirements Or If We, Or They, Experience Unanticipated Problems With Our Products Following Approval.

Any of our product candidates for which we, or our collaborators, obtain marketing approval in the future, as well as the manufacturing processes, post-approval studies and measures, labeling, advertising and promotional activities for such products, among other things, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug or biological product outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product, such as long term observational studies on natural exposure. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we, or our collaborators, do not market any of our product candidates for which we, or they, receive marketing approval for only their approved indications, we, or they, may be subject to warnings or enforcement action for off-label marketing. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws.

If We Do Not Achieve Our Projected Development And Commercialization Goals In The Timeframes We Announce And Expect, The Commercialization Of Our Product Candidates May Be Delayed, And Our Business Will Be Harmed.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	our available capital resources or capital constraints we experience;

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the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;

•	our receipt of approvals by the FDA and other regulatory agencies and the timing thereof;

•	other actions, decisions or rules issued by regulators;

•	our ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of our product candidates;

•	the efforts of our collaborators with respect to the commercialization of our products; and

•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we expect, the commercialization of our product candidates may be delayed, our business and results of operations may be harmed, the trading price of the ADSs or ordinary shares may decline.

Access To Raw Materials And Products Necessary For The Conduct Of Clinical Trials And Manufacturing Of Our Product Candidates Is Not Guaranteed.

We are dependent on third parties for the supply of various materials, chemical or biological products that are necessary to produce patches for our clinical trials or diagnosis patches. The supply of these materials could be reduced or interrupted at any time. In such case, we may not be able to find other suppliers of acceptable materials in appropriate quantities at an acceptable cost. If key suppliers or manufacturers are lost or the supply of materials is diminished or discontinued, we may not be able to continue to develop, manufacture and market our product candidates or products in a timely and competitive manner. In addition, these materials are subject to stringent manufacturing processes and rigorous testing. Delays in the completion and validation of facilities and manufacturing processes of these materials could adversely affect our ability to complete trials and commercialize our products in a cost-effective and timely manner. To prevent such situations, we intend to diversify our supply sources by identifying at a minimum a second source of supply for critical raw materials and materials, such as natural protein and polymer film with a titanium coating. If we encounter difficulties in the supply of these materials, chemicals or biological products, if we were not able to maintain our supply agreements or establish new agreements to develop and manufacture our products in the future, our business, prospects, financial condition, results and development could be significantly affected.

Relying On Third-party Manufacturers May Result In Delays In Our Clinical Trials And Product Introductions. We Or The Third Parties Upon Whom We Depend May Be Adversely Affected By Earthquakes Or Other Natural Disasters And Our Business Continuity And Disaster Recovery Plans May Not Adequately Protect Us From A Serious Disaster.

Developing and commercializing new medicines entails significant risks and expenses. Our clinical trials may be delayed if third-party manufacturers are unable to assure a sufficient quantity of the drug product to meet our study needs. Currently, we have only one manufacturer for peanut protein extract, an active pharmaceutical ingredient used in our Viaskin Peanut clinical trials. If such manufacturer cannot manufacture the peanut protein extract as required by us in a timely manner, we may not be able to find a substitute manufacturer on a timely basis and our clinic trials may be delayed. If our If our clinical trials are delayed, our commercialization efforts may be impeded, or our costs may increase.

Once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Any manufacturers with which we contract are required to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs. A failure of any of our contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in the launch of products based on our product candidates into the market. Moreover, the constituent parts of a combination product retain their regulatory status (as a biologic or device, for example) and, as such, we or our contract manufacturers may be subject to additional requirements in the Quality System Regulation, or QSR, applicable to medical devices, such as design controls, purchasing controls, and corrective and preventive action. Failure by third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, revocation or suspension of marketing approval for any products granted pre-market approvals, seizures or recalls of products, operating restrictions, and criminal prosecutions.

Earthquakes or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

We Rely On Third Parties To Conduct Our Clinical Trials And Perform Data Collection And Analysis, Which May Result In Costs And Delays That Prevent Us From Successfully Commercializing Product Candidates.

We rely, and will rely in the future, on medical institutions, clinical investigators, CROs, contract laboratories, and collaborators to perform data collection and analysis and others to carry out our clinical trials. Our development activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

•	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;

•	we replace a third party; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase our development costs, delay our ability to obtain regulatory approval, and delay or prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, in the event that we seek such alternative sources, we may not be able to enter into replacement arrangements without incurring delays or additional costs.

Even If Collaborators With Which We Contract In The Future Successfully Complete Clinical Trials Of Our Product Candidates, Those Candidates May Not Be Commercialized Successfully For Other Reasons.

Even if we contract with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

•	failing to receive regulatory clearances required to market them as drugs;

•	being subject to proprietary rights held by others;

•	failing to obtain clearance from regulatory authorities on the manufacturing of our products;

•	being difficult or expensive to manufacture on a commercial scale;

•	having adverse side effects that make their use less desirable;

•	failing to compete effectively with products or treatments commercialized by competitors; or

•	failing to show long-term risk/benefit ratio of our products.

We May Enter Into Agreements With Third Parties To Sell And Market Any Products We Develop And For Which We Obtain Regulatory Approvals, Which May Affect The Sales Of Our Products And Our Ability To Generate Revenues.

Given our development stage, we have limited experience in sales, marketing and distribution of biopharmaceutical products. However, once our product candidates obtain marketing approval, we intend to develop sales and marketing capacity, either alone or with strategic partners by contracting with, or licensing, them to market any of our products. Outsourcing sales and marketing in this manner may subject us to a variety of risks, including:

•	our inability to exercise control over sales and marketing activities and personnel;

•	failure or inability of contracted sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•	disputes with third parties concerning sales and marketing expenses, calculation of royalties, and sales and marketing strategies; and

•	unforeseen costs and expenses associated with sales and marketing.

If we are unable to partner with a third party that has adequate sales, marketing, and distribution capabilities, we may have difficulty commercializing our product candidates, which would adversely affect our business, financial condition, and ability to generate product revenues.

Our Product Candidates Are Regulated As Biological Products, Or Biologics, Which May Subject Them To Competition Sooner Than Anticipated.

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, was enacted as part of the 2010 enactments of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Even If Any Of Our Product Candidates Are Commercialized, They May Not Be Accepted By Physicians, Patients, Or The Medical Community In General. Even If We, Or Our Collaborators, Are Able To Commercialize Our Product Candidates, The Products May Become Subject To Market Conditions That Could Harm Our Business.

Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if we or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product is preferable to any existing drugs or treatments. We cannot predict the degree of market acceptance of any product candidate that receives marketing approval, which will depend on a number of factors, including, but not limited to:

•	the demonstration of the clinical efficacy and safety of the product;

•	the approved labeling for the product and any required warnings;

•	the advantages and disadvantages of the product compared to alternative treatments;

•	our and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;

•	the coverage and reimbursement policies of government and commercial third-party payors pertaining to the product; and

•	the market price of our product relative to competing treatments.

We Are Dependent On A Single Exclusive Distributor For The Marketing Of Our Diallertest Milk Diagnostic Product. We May Discontinue Our Diallertest Milk Program.

In 2004 we introduced to the French market Diallertest Milk, the first ready-to-use patch test for detecting CMPA in young children. Diallertest Milk is the only product that we market to date, and is exclusively distributed in France though a distributor.

Diallertest Milk is currently available on the French market with a temporary exception status. Regulatory authorities are requesting a pivotal Phase III clinical trial to complete the marketing authorization file. We are examining the relevance of carrying out this clinical protocol, and are evaluating potential marketing and/or distribution relationships to market this product in Europe in the field of pediatrics. We may also elect, or may be required at the request of regulatory authorities, to stop the marketing of Diallertest Milk. If we were to stop the marketing of Diallertest Milk, or if our current or future distributors struggle to market this product in European markets, our ability to generate revenue from these product sales would be materially adversely effected. We cannot assure you that these product revenues will continue in the future and in any event we do not currently expect these product revenues to have a materially positive impact on our business and financial condition in future periods.

We Face Substantial Competition From Companies With Considerably More Resources And Experience Than We Have, Which May Result In Others Discovering, Developing, Receiving Approval For, Or Commercializing Products Before Or More Successfully Than Us.

The biopharmaceuticals industry is highly competitive. Numerous biopharmaceutical laboratories, biotechnology companies, institutions, universities and other research entities are actively involved in the discovery, research, development and marketing of therapeutic responses to treat allergies making it a highly competitive field. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Although we believe we are currently in a unique position with respect to the testing and treatment of food allergies in young children, established competitors may invest heavily to quickly discover and develop novel compounds that could make the Viaskin patch products obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to Viaskin patch products. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

In the case of food allergies, we are aware of several academic studies that are currently being conducted in major centers and hospitals worldwide. These studies are evaluating sublingual, subcutaneous, intranasal or other forms of desensitization or products using synthetic allergens, denatured allergens or combinations of medicines or methods, or medicines using traditional methods such as Chinese herbs. We are not aware of any pharmaceutical development in conjunction with these academic efforts at this time.

We expect studies combining other methods of immunotherapy, such as oral immunotherapy, or OIT, with anti-IgE treatments will be conducted. These types of co-administrations may significantly improve the safety of specific immunotherapies administered orally or subcutaneously, and may become significant competitors with our products.

To our knowledge, other pharmaceutical and biotechnology companies are also seeking to develop food allergy treatments, although many are in the discovery or preclinical stages. For example, Allergen Research Corporation is currently evaluating in Phase II clinical trials a formulation of peanut flour for oral administration intended for oral desensitization. We are aware of other companies that are working on recombinant peanut proteins capable of initiating an attenuated immune response of using subcutaneous administration. We are also aware that Sanofi S.A. has entered into licensing agreements of discovery platforms in selected food allergies, notably with Immune Design Corp. and Selecta Biosciences Inc. and may pose a competitive risk to our products in the future.

Government Restrictions On Pricing And Reimbursement, As Well As Other Healthcare Payor Cost-containment Initiatives, May Negatively Impact Our Ability To Generate Revenues If We Obtain Regulatory Approval To Market A Product.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare costs to contain or reduce costs of healthcare may adversely affect one or more of the following:

•	our ability or our collaborators’ ability to set a price we believe is fair for our products, if approved;

•	our ability or our collaborators’ ability to obtain and maintain market acceptance by the medical community and patients;

•	our ability to generate revenues and achieve profitability; and

•	the availability of capital.

The ACA is expected to significantly impact the provision of, and payment for, health care in the United States. Various provisions of the ACA take effect over the next several years, and are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. More recently, both the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, or the ATRA, include, among other things, mandatory reductions in Medicare payments to certain providers. Additional legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and reduce demand and prices for our products, if approved. This could harm our or our collaborators’ ability to market any products and generate revenues. Cost containment measures that healthcare payors and providers are instituting and the effect of further healthcare reform could significantly reduce potential revenues from the sale of any of our product candidates approved in the future, and could cause an increase in our compliance, manufacturing, or other operating expenses.

In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for biopharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, biopharmaceutical products launched in the European Union do not follow price structures of the United States and generally tend to have significantly lower prices.

We believe that pricing pressures at the federal and state levels in the United States, as well as internationally, will continue and may increase, which may make it difficult for us to sell our potential products that may be approved in the future at a price acceptable to us or any of our future collaborators.

Our Product Candidates May Cause Undesirable Side Effects That Could Delay Or Prevent Their Regulatory Approval, Limit The Commercial Profile Of An Approved Label, Or Result In Significant Negative Consequences Following Marketing Approval, If Any.

Our product candidates are being developed to address the needs of severely allergic patients, for some of whom coming into contact with even minute amounts of an allergen can have a profound and life-threatening adverse reaction. Accordingly, safety is of paramount importance in developing these product candidates. To date four clinical trials of Viaskin Peanut and Viaskin Milk product candidates have been conducted both outside and inside of the United States in over 400 human subjects to evaluate the safety and efficacy of these product candidates for the treatment of peanut allergies and milk allergies. Adverse events observed in these clinical trials have primarily involved general disorders and administration site conditions, such as erythema, pruritus, edema, and urticaria. It is worth noting that, as a desensitization patch bringing the allergen into contact with the skin, Viaskin patch product candidates can, in severely allergic patients, cause some erythematous or eczema skin reactions, which are a source of itching and discomfort for the patient. This reaction is typically temporary in duration and fades after a few weeks of use. In addition, during daily administration of the patches during treatments, depending on the severity of the allergies and patient response to treatment, precautionary measures are necessary when handling the patches after use due to risk of contamination.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. Further, if our Viaskin patch product candidates receive marketing approval and we or others identify undesirable side effects caused by the products (or any other similar products) after the approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw or limit their approval of the products;

•	regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contraindication;

•	we may be required to change the way the products are distributed or administered, conduct additional clinical trials or change the labeling of the products;

•	we may decide to remove the products from the marketplace;

•	we could be sued and held liable for injury caused to individuals exposed to or taking our products; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected products and could substantially increase the costs of commercializing our products and significantly impact our ability to successfully commercialize our products and generate revenues.

Our Future Growth Depends, In Part, On Our Ability To Penetrate Foreign Markets, Where We Would Be Subject To Additional Regulatory Burdens And Other Risks And Uncertainties.

Our future profitability will depend, in part, on our ability to commercialize Viaskin patch product candidates in markets within and without the United States and Europe. If we commercialize Viaskin patch product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries, and related prevalence of generic alternatives to therapeutics;

•	foreign currency exchange rate fluctuations;

•	patients’ ability to obtain reimbursement for Viaskin patch products in foreign markets; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of Viaskin patch products could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We Are Subject To Healthcare Laws And Regulations, Which Could Expose Us To Criminal Sanctions, Civil Penalties, Contractual Damages, Reputational Harm And Diminished Profits And Future Earnings.

Healthcare providers, physicians and others will play a primary role in the recommendation and prescription of Viaskin patch products, if approved. Our arrangements with such persons and third-party payors will expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, market, sell and distribute Viaskin patch products, if we obtain marketing approval. Restrictions under applicable federal, state and foreign healthcare laws and regulations include but are not limited to the following:

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The federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration (including any kickback, bribe or rebate), directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase or lease, order or recommendation of, any item, good, facility or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

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The federal civil and criminal false claims laws and civil monetary penalties laws impose criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program or knowingly and willingly falsifying, concealing or covering up a material fact or making false statements relating to healthcare matters.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, which impose certain requirements on covered entities and their business associates, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

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The federal transparency requirements under the Physician Payments Sunshine Act, enacted as part of the ACA, that require applicable manufacturers of covered drugs, devices, biologics and medical supplies to track and annually report to CMS payments and other transfers of value provided to physicians and teaching hospitals and certain ownership and investment interests held by physicians or their immediate family members.

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Analogous state or foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers, state marketing and/or transparency laws applicable to manufacturers that may be broader in scope than the federal requirements, state laws that require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect as HIPAA.

Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations were found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment and exclusion from government funded healthcare programs, such as Medicare and Medicaid, any of which could substantially disrupt our operations. If the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Changes In Regulatory Requirements, FDA Guidance Or Guidance From Certain European Regulatory Authorities Or Unanticipated Events During Our Clinical Trials Of Viaskin Patch Products May Occur, Which May Result In Changes To Clinical Trial Protocols Or Additional Clinical Trial Requirements, Which Could Result In Increased Costs To Us And Could Delay Our Development Timeline.

Changes in regulatory requirements, FDA guidance or guidance from certain European regulatory authorities or unanticipated events during our clinical trials may force us to amend clinical trial protocols or the FDA or certain European regulatory authorities may impose additional clinical trial requirements. These discussions have caused us to adjust certain trial protocols. Similar amendments to our clinical trial protocols would require resubmission to the FDA and IRBs for review and approval, which may adversely impact the cost, timing or successful completion of a clinical trial. If we experience delays completing, or if we terminate, any of our clinical trials, or if we are required to conduct additional clinical trials, the commercial prospects for the Viaskin patch product candidates, or any other product candidates, may be harmed and our ability to generate product revenue will be delayed.

The FDA And Other Regulatory Agencies Actively Enforce The Laws And Regulations Prohibiting The Promotion Of Off-label Uses. If We Are Found To Have Improperly Promoted Off-label Uses, We May Become Subject To Significant Liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as Viaskin patch products, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for Viaskin patch products as a treatment for a particular allergy, physicians, in their professional medical judgment, may nevertheless prescribe Viaskin patch products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability under the FDCA and other statutory authorities, such as laws prohibiting false claims for reimbursement. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of Viaskin patch products, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

We May Not Obtain Biopharmaceutical Company Status And Therefore Have To Rely On Contract Manufacturers Indefinitely.

To date, we do not have biopharmaceutical company status, or PCS, and therefore, cannot manufacture the product candidates that we develop in France. A company with premises located in France must submit an application to the French Drug and Health Products Safety Agency, or ANSM, in order to get PCS status. The ANSM grants PCS to a company upon evaluation and determination that such company’s premises has adequate personnel, procedure and organization. We intend to seek PCS when our Viaskin patch product candidates have received MAA and thereby have the ability to manufacture our product candidates without contracting third parties. There are two types of PCS: (1) distributor “exploitant” status, which permits medicines to be marketed directly in France by the company after demonstrating control of certain key functions such as pharmacovigilance, medical information and advertising, management of quality complaints and batch recall; and (2) manufacturer status, which permits the manufacturing and quality control of medicines after demonstrating adequate manufacturing and quality control premises that exhibit a quality assurance system that meets cGMP.

Failure to obtain PCS status would force us to revise our strategy. First, failure to obtain manufacturer status would force us to entrust the manufacturing and control of the therapeutic products to one or more specialized contract manufacturing organizations, or CMOs, as is the case with the current production of our clinical lots. Second, if distributor “exploitant” status was not obtained, we could not conduct a direct commercial approach to the French market and would therefore have to enter into marketing license agreements with other biopharmaceutical companies. Failure to obtain any of the two types of PCS status would affect the production and marketing of our product candidates, once approved, and could be detrimental to our business, earnings, financial conditions and growth prospects.

Our Product Development Programs For Candidates Other Than Viaskin Patch Products May Require Substantial Financial Resources And May Ultimately Be Unsuccessful.

The success of our business depends primarily upon our ability to identify, develop and commercialize products to treat common food and/or environmental allergies. In addition to the development of Viaskin Peanut and Viaskin Milk, we may pursue development of our other development programs, including Viaskin HDM. None of our other potential product candidates has commenced any clinical trials, and there are a number of FDA requirements that we must satisfy before we can commence clinical trials. Satisfaction of these requirements will entail substantial time, effort and financial resources. We may never satisfy these requirements. Any time, effort and financial resources we expend on our other development programs may adversely affect our ability to continue development and commercialization of Viaskin Peanut and Viaskin Milk, and we may never commence clinical trials of such development programs despite expending significant resources in pursuit of their development. If we do commence clinical trials of our other potential product candidates, such product candidates may never be approved by the FDA. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

If We Do Not Secure Collaborations With Strategic Partners To Test, Commercialize And Manufacture Certain Product Candidates Outside Of Food Allergies, We May Not Be Able To Successfully Develop Products And Generate Meaningful Revenues.

A key aspect of our current strategy is to selectively enter into collaborations with third parties to conduct clinical testing, as well as to commercialize and manufacture product candidates outside food allergies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We currently have multiple collaboration agreements in effect, including collaborations for the development of applications in the field of respiratory allergies or autoimmune disease, as well as other therapeutic domains, such as vaccines. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues are not guaranteed, even when efficacy and safety are demonstrated. The current economic environment may result in potential collaborators electing to reduce their external spending, which may prevent us from developing our product candidates.

Even if we succeed in securing collaborators, the collaborators may fail to develop or effectively commercialize products using our product candidates. Collaborations involving our product candidates pose a number of risks, including the following:

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collaborators may not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;

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collaborators may believe our intellectual property is not valid, is not infringed by potential competitors or is unenforceable or the product candidate infringes on the intellectual property rights of others;

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collaborators may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;

•	collaborators may decide to pursue a competitive product developed outside of the collaboration arrangement;

•	collaborators may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals; or

•	collaborators may delay the development or commercialization of our product candidates in favor of developing or commercializing another party’s product candidate.

Thus, collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

Collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. We also face competition in seeking out collaborators. If we are unable to secure new collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our product candidates and may not generate meaningful revenues.

Intellectual Property Risks Related to Our Business

Our Ability To Compete May Decline If We Do Not Adequately Protect Our Proprietary Rights.

Our commercial success depends on obtaining and maintaining proprietary rights to our product candidates for the treatment of common food and/or environmental allergies, as well as successfully defending these rights against third-party challenges. We will only be able to protect our product candidates, and their uses from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our product candidates is uncertain due to a number of factors, including:

•	we may not have been the first to make the inventions covered by pending patent applications or issued patents;

•	we may not have been the first to file patent applications for our product candidates or the compositions we developed or for their uses;

•	others may independently develop identical, similar or alternative products or compositions and uses thereof;

•	our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

•	any or all of our pending patent applications may not result in issued patents;

•	we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;

•	any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

•	our compositions and methods may not be patentable;

•	others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or

•	others may identify prior art or other bases which could invalidate our patents.

Even if we have or obtain patents covering our product candidates or compositions, we may still be barred from making, using and selling our product candidates or technologies because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering compositions or products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds and therapeutic products, and some of these relate to compounds we intend to commercialize. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the allergy treatment field in which we are developing products. These could materially affect our ability to develop our product candidates or sell our products if approved. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our product candidates or compositions may infringe. These patent applications may have priority over patent applications filed by us.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Biopharmaceutical Patents And Patent Applications Involve Highly Complex Legal And Factual Questions, Which, If Determined Adversely To Us, Could Negatively Impact Our Patent Position.

The patent positions of biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering biopharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments In Patent Law Could Have A Negative Impact On Our Business.

From time to time, the United States Supreme Court, or the Supreme Court, other federal courts, the United States Congress, the USPTO or similar foreign authorities may change the standards of patentability and any such changes could have a negative impact on our business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed new and untested regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If We Are Unable To Protect The Confidentiality Of Our Trade Secrets, Our Business And Competitive Position Would Be Harmed.

In addition to patent protection, because we operate in the highly technical field of development of therapies, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We Will Not Seek To Protect Our Intellectual Property Rights In All Jurisdictions Throughout The World And We May Not Be Able To Adequately Enforce Our Intellectual Property Rights Even In The Jurisdictions Where We Seek Protection.

Filing, prosecuting and defending patents on our product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. The statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority dates of each of our patent applications.

Competitors may use our technologies in jurisdictions where we do not pursue and obtain patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biopharmaceuticals or biotechnologies. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Third Parties May Assert Ownership Or Commercial Rights To Inventions We Develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator’s materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator’s samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

Third Parties May Assert That Our Employees Or Consultants Have Wrongfully Used Or Disclosed Confidential Information Or Misappropriated Trade Secrets.

We employ individuals who were previously employed at universities or other biopharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A Dispute Concerning The Infringement Or Misappropriation Of Our Proprietary Rights Or The Proprietary Rights Of Others Could Be Time Consuming And Costly, And An Unfavorable Outcome Could Harm Our Business.

There is significant litigation in the biopharmaceutical industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. If our development activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from using the patented drugs or compositions. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and the price of the ADSs. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell products; or

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us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business and financial condition. As a result, we could be prevented from commercializing current or future product candidates.

We May Infringe The Intellectual Property Rights Of Others, Which May Prevent Or Delay Our Product Development Efforts And Stop Us From Commercializing Or Increase The Costs Of Commercializing Our Product Candidates, If Approved.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. We cannot assure you that our business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.

The biopharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that our product candidates or the use of our technologies infringes patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Any claim relating to intellectual property infringement that is successfully asserted against us may require us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if we are forced to take a license. In addition, if any such claim were successfully asserted against us and we could not obtain such a license, we may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing Viaskin patch products.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our products. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease developing, selling or otherwise commercializing our product candidates;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

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in the case of trademark claims, redesign, or rename, Viaskin, Diallertest or other trademarks we may own, to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.

Issued Patents Covering Our Product Candidates Could Be Found Invalid Or Unenforceable If Challenged In Court.

If we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering our product candidate, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection would have a material adverse impact on our business.

Risks Related to Our Organization, Structure and Operation

We Will Need To Develop And Expand Our Company, And We May Encounter Difficulties In Managing This Development And Expansion, Which Could Disrupt Our Operations.

As of June 30, 2014, we had 47 full-time employees, and in connection with becoming a U.S. public company, we expect to significantly increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, including the commercialization of our product candidates in North America, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We Depend On Key Personnel And Attracting Qualified Management Personnel And Our Business Could Be Harmed If We Lose Key Personnel And Cannot Attract New Personnel.

Our success depends to a significant degree upon the technical and management skills of our officers and key personnel, including in particular those of Pierre-Henri Benhamou, our Chairman and Chief Executive Officer and Bertrand Dupont, our Chief Technical Officer. The loss of the services of any of these individuals would likely have a material adverse effect on us. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. The loss of any of our key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

Our Employees May Engage In Misconduct Or Other Improper Activities, Including Violating Applicable Regulatory Standards And Requirements Or Engaging In Insider Trading, Which Could Significantly Harm Our Business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to: comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with fraud and abuse and other healthcare laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Product Liability And Other Lawsuits Could Divert Our Resources, Result In Substantial Liabilities And Reduce The Commercial Potential Of Our Product Candidates.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of biopharmaceutical products. Side effects of, or manufacturing defects in, products that we develop could result in the deterioration of a patient’s condition, injury or even death. For example, our liability could be sought after by patients participating in the clinical trials in the context of the development of the therapeutic products tested and unexpected side effects resulting from the administration of these products. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Criminal or civil proceedings might be filed against us by patients, the regulatory authorities, biopharmaceutical companies and any other third party using or marketing our products. These actions could include claims resulting from acts by our partners, licensees and subcontractors, over which we have little or no control. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

We may be subject to legal or administrative proceedings and litigation other than product liability lawsuits which may be costly to defend and could materially harm our business, financial condition and operations.

We maintain product liability insurance coverage for our clinical trials with an €11.0 million annual aggregate coverage limit. Nevertheless, our insurance coverage may be insufficient to reimburse us for any expenses or losses we may suffer. In addition, in the future, we may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product or other legal or administrative liability claims by us or our partners, licensees or subcontractors, which could prevent or inhibit the commercial production and sale of any of our product candidates that receive regulatory approval, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our collaborators’ ability to commercialize our products successfully.

We Must Maintain Effective Internal Control Over Financial Reporting, And If We Are Unable To Do So, The Accuracy And Timeliness Of Our Financial Reporting May Be Adversely Affected, Which Could Have A Material Adverse Effect On Our Business, Investor Confidence And Market Price.

We must maintain effective internal control over financial reporting in order to accurately and timely report our results of operations and financial condition. In addition, once we are a public company, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, will require, among other things, that we assess the effectiveness of our disclosure controls and procedures semi-annually and the effectiveness of our internal control over financial reporting at the end of each fiscal year. We anticipate being first required to issue management’s annual report on internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, in connection with issuing our consolidated financial statements as of and for the year ending December 31, 2015.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that our audit committee be advised and regularly updated on management’s review of internal control over financial reporting. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation. This process is time-consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report following the date on which we are no longer an “emerging growth company,” which may be up to five fiscal years following the date of this offering. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a public company. If we fail to staff our accounting and finance function adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, our business and reputation may be harmed and the price of the ADSs may decline. Furthermore, investor perceptions of us may be adversely affected, which could cause a decline in the market price of our ordinary shares.

Our Failure To Maintain Certain Tax Benefits Applicable To French Technology Companies May Adversely Affect Our Results Of Operations.

As a French technology company, we have benefited from certain tax advantages, including, for example, the CIR. The CIR is a French tax credit aimed at stimulating research and development. The CIR can be offset against French corporate income tax due and the portion in excess (if any) may be refunded at the end of a three fiscal-year period. The CIR is calculated based on our claimed amount of eligible research and development expenditures in France and represented €2.5 million, €3.3 million and €2.5 million as of December 31, 2012 and 2013 and June 30, 2014, respectively. The French tax authority with the assistance of the Research and Technology Ministry may audit each research and development program in respect of which a CIR benefit has been claimed and assess whether such program qualifies in its view for the CIR benefit. The French tax authorities may challenge our eligibility to, or our calculation of certain tax reductions and/or deductions in respect of our research and development activities and, should the French tax authorities be successful, we may be liable to additional corporate income tax, and penalties and interest related thereto, which could have a significant impact on our results of operations and future cash flows. Furthermore, if the French Parliament decides to eliminate, or reduce the scope or the rate of, the CIR benefit, either of which it could decide to do at any time, our results of operations could be adversely affected.

We May Be Forced To Repay Conditional Advances Prematurely If We Fail To Comply With Our Contractual Obligations Under The Applicable Innovation Grant Agreements.

Since inception, we have received multiple conditional advances totaling €2.6 million for innovation granted by OSEO, the French Agency for Innovation and part of the Banque Publique d’Investissement. If we fail to comply with our contractual obligations under the applicable innovation grant agreements, including if we lose our exclusive right to commercially develop our product candidates, we could be forced to repay the sums advanced ahead of schedule. Such premature repayment could adversely affect our ability to finance its research and development projects. In addition, we cannot ensure that we will then have the additional financial means needed, the time or the ability to replace these financial resources with others.

We May Be Exposed To Significant Foreign Exchange Risk. Exchange Rate Fluctuations May Adversely Affect The Foreign Currency Value Of Our ADSs.

We incur portions of our expenses, and may in the future derive revenues, in currencies other than the euro, in particular, the U.S. dollar. As a result, we are exposed to foreign currency exchange risk as our results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. We currently do not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the euro. Therefore, for example, an increase in the value of the euro against the U.S. dollar could be expected to have a negative impact on our revenue and earnings growth as U.S. dollar revenue and earnings, if any, would be translated into euros at a reduced value. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our financial condition, results of operations and cash flows. The ADSs will be quoted in U.S. dollars on the Nasdaq Global Select Market and our ordinary shares are trading in euros on Euronext Paris. Our financial statements are prepared in euros. Fluctuations in the exchange rate between euros and the U.S. dollar will affect, among other matters, the U.S. dollar value and the euro value of our ordinary shares and ADSs.

We May Use Hazardous Chemicals And Biological Materials In Our Business. Any Claims Relating To Improper Handling, Storage Or Disposal Of These Materials Could Be Time Consuming And Costly.

Our research and development processes may involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. For example, in production, the confinement of the electrospray function and the use of the allergen in liquid form make it possible to prevent the allergens from contaminating the environment. However, we cannot assure you that in case of malfunction during the handling, storage or production process, allergen would not be released into the atmosphere and sensitize the persons present in the environment. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed any insurance coverage and our total assets. Federal, state, local or foreign laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

Our Internal Computer Systems, Or Those Of Our Third-party Contractors Or Consultants, May Fail Or Suffer Security Breaches, Which Could Result In A Material Disruption Of Our Product Development Programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

We May Acquire Businesses Or Products, Or Form Strategic Alliances, In The Future, And We May Not Realize The Benefits Of Such Acquisitions.

At this stage, our strategy does not involve plans to acquire companies or technologies facilitating or enabling us to access to new medicines, new research projects, or new geographical areas, or enabling us to express synergies with our existing operations. However, if such acquisitions were to become necessary in future, we may not be able to identify appropriate targets or make acquisitions under satisfactory conditions, in particular, satisfactory price conditions. In addition, we may unable to obtain the financing for these acquisitions under favorable conditions, and could be led to finance these acquisitions using cash that could be allocated to other purposes in the context of existing operations. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction, which could have a material adverse effect on our business, financial conditions, earnings and prospects.

Risks Related to This Offering and Ownership of Our Ordinary Shares and ADSs

There Has Been No Prior Market For The ADSs And An Active And Liquid Market For Our Securities May Fail To Develop, Which Could Harm The Market Price Of The ADSs.

Prior to this offering, while our ordinary shares have been traded on Euronext Paris since March 28, 2012, there has been no public market for the ADSs or our ordinary shares in the United States. Although our ADSs have been approved for listing on the Nasdaq Global Select Market, an active trading market for our ADSs may never develop or be sustained following this offering. The initial public offering price of our ADSs will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our ADSs or ordinary shares after this offering. In the absence of an active trading market for our ADSs or ordinary shares, investors may not be able to sell their ADSs at or above the initial public offering price or at the time that they would like to sell. The market price of ADSs and ordinary shares could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing products or new products that may emerge;

•	announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us; share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	additions or departures of key management or scientific personnel;

•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	changes to coverage policies or reimbursement levels by commercial third-party payors and government payors and any announcements relating to coverage policies or reimbursement levels;

•	announcement or expectation of additional debt or equity financing efforts;

•	sales of our ordinary shares or ADSs by us, our insiders or our other shareholders; and

•	general economic and market conditions.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of our capital shares. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

After The Global Offering, Share Ownership Will Remain Concentrated In The Hands Of Our Principal Shareholders And Management, Who Will Continue To Be Able To Exercise A Direct Or Indirect Controlling Influence On Us.

We anticipate that our executive officers, directors, current 5% or greater shareholders and affiliated entities, including Sofinnova Capital V FPCI, Bpifrance Participations, InnoBio FCPR and entities affiliated with Baker Bros. Advisors LP, will together beneficially own approximately 42.0% of our ordinary shares outstanding after the global offering, assuming no exercise of the underwriters’ option to purchase additional shares and ADSs. As a result, these shareholders, acting together, will have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other shareholders, including those who purchase shares or ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial.

We Have Broad Discretion In The Use Of The Net Proceeds From The Global Offering And May Not Use Them Effectively.

Our management will have broad discretion in the application of the net proceeds that we receive from the global offering, including applications for working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from the global offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If Securities Or Industry Analysts Do Not Publish Research Or Publish Inaccurate Or Unfavorable Research About Our Business, The Price Of The ADSs And Trading Volume Could Decline.

The trading market for the ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts cover our company, the trading price for the ADSs would be negatively impacted. If one or more of the analysts who covers us downgrades the ADSs or publishes incorrect or unfavorable research about our business, the price of the ADSs would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, or downgrades the ADSs, demand for the ADSs could decrease, which could cause the price of the ADSs or trading volume to decline.

We Do Not Currently Intend To Pay Dividends On Our Securities And, Consequently, Your Ability To Achieve A Return On Your Investment Will Depend On Appreciation In The Price Of The ADSs. In Addition, French Law May Limit The Amount Of Dividends We Are Able To Distribute.

We have never declared or paid any cash dividends on our ordinary shares and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your ADSs for the foreseeable future and the success of an investment in ADSs will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of ADSs after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our shareholders have purchased the ADSs. Investors seeking cash dividends should not purchase the ADSs.

Further, under French law, the determination of whether we have been sufficiently profitable to pay dividends is made on the basis of our statutory financial statements prepared and presented in accordance with IFRS. In addition, payment of dividends may subject us to additional taxes under French law. Please see the section of this prospectus titled “Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares—Rights, Preferences and Restrictions Attaching to Ordinary Shares” for further details on the limitations on our ability to declare and pay dividends and the taxes that may become payable by us if we elect to pay a dividend. Therefore, we may be more restricted in our ability to declare dividends than companies not based in France.

In addition, exchange rate fluctuations may affect the amount of euros that we are able to distribute, and the amount in U.S. dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in euros, if any. These factors could harm the value of the ADSs, and, in turn, the U.S. dollar proceeds that holders receive from the sale of the ADSs.

If You Purchase ADSs In This Offering, You Will Experience Substantial And Immediate Dilution.

If you purchase ADSs in this offering, you will experience substantial and immediate dilution of $17.64 (€13.86) per ADS in the net tangible book value after giving effect to the global offering at the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement, because the price that you pay will be substantially greater than the net tangible book value per ADS that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their ordinary shares. You will experience additional dilution upon exercise of any outstanding options or warrants to purchase ordinary shares under our equity incentive plans, if we issue free shares to our employees under our equity incentive plans or if we otherwise issue additional shares or ADSs below the public offering price. For a further description of the dilution that you will experience immediately after the global offering, see the section of this prospectus titled “Dilution.”

Future Sales Of Ordinary Shares Or ADSs By Existing Shareholders Could Depress The Market Price Of The ADSs.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of ordinary shares or ADSs in the public market after the 90-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of the ADSs could decline significantly and could decline below the public offering price. Upon completion of the global offering, we will have outstanding 18,467,909 ordinary shares, approximately 6,229,379 of which are subject to the 90-day contractual lock-up referred to above. We and Citigroup Global Markets Inc. and Leerink Partners LLC may permit our officers, directors, employees and current shareholders to sell shares prior to the expiration of the lock-up agreements. See the section of this prospectus titled “Underwriting.”

After the lock-up agreements pertaining to this offering expire, and based on the number of ordinary shares outstanding upon completion of the global offering, 6,229,379 additional shares will be eligible for sale in the public market, all of which shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, the ordinary shares subject to outstanding options under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans and ordinary shares subject to outstanding warrants will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations.

Following this offering, we intend to file one or more registration statements with the SEC covering ADSs (equivalent to an equal number of ordinary shares) available for future issuance under our equity incentive plans. Upon effectiveness of such registration statements, any shares subsequently issued under such plans will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of the shares issued under these plans in the public market could have an adverse effect on the market price of the ADSs.

See the section of this prospectus titled “Shares and ADSs Eligible for Future Sale” for a more detailed description of sales that may occur in the future. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the ADSs could decline substantially.

Our By-Laws And French Corporate Law Contain Provisions That May Delay Or Discourage A Takeover Attempt.

Provisions contained in our by-laws and the corporate laws of France, the country in which we are incorporated, could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our by-laws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•

under French law, a non-resident of France may have to file an administrative notice with French authorities in connection with a direct or indirect investment in us, as defined by administrative rulings; see the section of this prospectus titled “Limitations Affecting Shareholders of a French Company”;

•

a merger (i.e., in a French law context, a share for share exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•	a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;

•	under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•

our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants) to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

•

our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

•

our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•

our board of directors can only be convened by our chairman or our managing director, if any, or, when no board meeting has been held for more than two consecutive months, by directors representing at least one third of the total number of directors;

•

our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board’s decisions;

•

our shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions;

•

approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;

•

advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;

•	our by-laws can be changed in accordance with applicable laws;

•	the crossing of certain thresholds has to be disclosed and can impose certain obligations; see the section of this prospectus titled “Declaration of Crossing of Ownership Thresholds”;

•	transfers of shares shall comply with applicable insider trading rules; and

•

pursuant to French law, the sections of the by-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by 66 2/3% of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

You May Not Be Able To Exercise Your Right To Vote The Ordinary Shares Underlying Your ADSs.

Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (1) the notice of the meeting or solicitation of consent or proxy sent by us and (2) a statement as to the manner in which instructions may be given by the holders.

You may instruct the depositary of your ADSs to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote, unless you withdraw the ordinary shares underlying the ADSs you hold. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for your instructions, the depositary, upon timely notice from us, will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot guarantee you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares or to withdraw your ordinary shares so that you can vote them yourself. If the depositary does not receive timely voting instructions from you, it may give a proxy to a person designated by us to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote, and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

Your Right As A Holder Of ADSs To Participate In Any Future Preferential Subscription Rights Or To Elect To Receive Dividends In Shares May Be Limited, Which May Cause Dilution To Your Holdings.

According to French Law, if we issue additional securities for cash, current shareholders will have preferential subscription rights for these securities on a pro rata basis unless they waive those rights at an extraordinary meeting of our shareholders (by a two-thirds majority vote) or individually by each shareholder. However, our ADS holders in the United States will not be entitled to exercise or sell such rights unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Further, if we offer holders of our ordinary shares the option to receive dividends in either cash or shares, under the deposit agreement the depositary may require satisfactory assurances from us that extending the offer to holders of ADSs does not require registration of any securities under the Securities Act before making the option available to holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

You May Be Subject To Limitations On The Transfer Of Your ADSs And The Withdrawal Of The Underlying Ordinary Shares.

Your ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason subject to your right to cancel your ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on our ordinary shares. In addition, you may not be able to cancel your ADSs and withdraw the underlying ordinary shares when you owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See the section of this prospectus titled “Description of American Depositary Shares—Your Right to Receive the Ordinary Shares Underlying Your ADSs.”

We Are An “Emerging Growth Company” And Will Be Able To Avail Ourselves Of Reduced Disclosure Requirements Applicable To Emerging Growth Companies, Which Could Make Our ADSs Less Attractive To Investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the price of the ADSs may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

As A Foreign Private Issuer, We Are Exempt From A Number Of Rules Under The U.S. Securities Laws And Are Permitted To File Less Information With The SEC Than A U.S. Company. This May Limit The Information Available To Holders Of ADSs.

We are a “foreign private issuer,” as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we currently make annual and semi-annual filings with respect to our listing on Euronext Paris and expect to file financial reports on an annual and semi-annual basis, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Accordingly, there will be less publicly available information concerning our company than there would be if we were a U.S. public company.

As A Foreign Private Issuer, We Are Permitted To Adopt Certain Home Country Practices In Relation To Corporate Governance Matters That Differ Significantly From Nasdaq Corporate Governance Listing Standards. These Practices May Afford Less Protection To Shareholders Than They Would Enjoy If We Complied Fully With Corporate Governance Listing Standards.

As a foreign private issuer listed on the Nasdaq Global Select Market, we will be subject to corporate governance listing standards. However, rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in France, which is our home country, may differ significantly from corporate governance listing standards. For example, neither the corporate laws of France nor our by-laws require a majority of our directors to be independent and we could include non-independent directors as members of our compensation committee, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. Currently, we intend to follow home country practice to the maximum extent possible. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We May Lose Our Foreign Private Issuer Status In The Future, Which Could Result In Significant Additional Cost And Expense.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2015.

In the future, we would lose our foreign private issuer status if we to fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if more than 50% of our securities are held by U.S. residents and more than 50% of our executive officers or members of our board of directors are residents or citizens of the United States, we could lose our foreign private issuer status. Immediately following the closing of the global offering, approximately 31.5% of our outstanding ordinary shares will likely be held by U.S. residents (assuming that all purchasers in the U.S. offering are residents of the United States and none of the purchasers in the French registered private placement are residents of the United States).

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP will involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

U.S. Investors May Have Difficulty Enforcing Civil Liabilities Against Our Company And Directors And Senior Management And The Experts Named In This Prospectus.

Certain members of our board of directors and senior management, those of our subsidiary and certain experts named in this prospectus are non-residents of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. In particular, there is some doubt as to whether French courts would recognize and enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered but is intended to punish the defendant. The enforceability of any judgment in France will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and France do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. See the section of this prospectus titled “Enforcement of Civil Liabilities.”

The Rights Of Shareholders In Companies Subject To French Corporate Law Differ In Material Respects From The Rights Of Shareholders Of Corporations Incorporated In The United States.

We are a French company with limited liability. Our corporate affairs are governed by our by-laws and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our board of directors are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. For example, in the performance of its duties, our board of directors is required by French law to consider the interests of our company, its shareholders, its employees and other stakeholders, rather than solely our shareholders and/or creditors. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. See the sections of this prospectus titled “Management—Corporate Governance Practices” and “Description of Share Capital.”

After The Completion Of This Offering, We May Be At An Increased Risk Of Securities Class Action Litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

U.S. Holders Of Our Shares May Suffer Adverse Tax Consequences If We Are Characterized As A Passive Foreign Investment Company.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences, including having gains realized on the sale of the ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. holders, and having interest charges apply to distributions by us and the proceeds of sales of the ADSs. See “Taxation—Certain Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

Our status as a PFIC will depend on the composition of our income (including whether we receive certain non-refundable grants or subsidies and whether such amounts will constitute gross income for purposes of the PFIC income test) and the composition and value of our assets (which, assuming we are not a “controlled foreign corporation” under Section 957(a) of the Code for the year being tested, may be determined in large part by reference to the market value of the ADSs and our ordinary shares, which may be volatile) from time to time. Our status may also depend, in part, on how quickly we utilize the cash proceeds from the global offering in our business. Based on the composition of our income, we think it is likely that we will be considered a PFIC for this taxable year and it is possible that we could be considered a PFIC for future taxable years.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. All statements other than present and historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our pre-clinical and clinical studies, and our research and development programs;

•	our ability to advance product candidates into, and successfully complete, clinical studies;

•	our ability to advance our Viaskin manufacturing capabilities;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to develop sales and marketing capabilities;

•	the commercialization of our product candidates, if approved;

•	the pricing and reimbursement of our product candidates, if approved;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;

•	our ability to maintain and establish collaborations or obtain additional grant funding;

•	the rate and degree of market acceptance of our product candidates;

•	our financial performance;

•	developments relating to our competitors and our industry, including competing therapies; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

You should refer to the section of this prospectus titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.

CURRENCY EXCHANGE RATES

The following table sets forth, for each period indicated, the low and high exchange rates for euros expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the noon buying rate of the Federal Reserve Bank of New York for the euro. As used in this document, the term “noon buying rate” refers to the rate of exchange for the euro, expressed in U.S. dollars per euro, as certified by the Federal Reserve Bank of New York for customs purposes. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus may vary.

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2014
High	1.5100	1.4536	1.4875	1.3463	1.3816	1.3953
Low	1.2547	1.1959	1.2926	1.2062	1.2774	1.3495
Rate at end of period	1.4432	1.3269	1.2973	1.3187	1.3779	1.3690
Average rate per period	1.3955	1.3216	1.4002	1.2909	1.3303	1.3705

The following table sets forth, for each of the last six months, the low and high exchange rates for euros expressed in U.S. dollars and the exchange rate at the end of the month based on the noon buying rate as described above.

	April 2014	May 2014	June 2014	July 2014	August 2014	September 2014
High	1.3898	1.3924	1.3690	1.3688	1.3436	1.3136
Low	1.3704	1.3596	1.3522	1.3401	1.3150	1.2628
Rate at end of period	1.3870	1.3640	1.3690	1.3379	1.3150	1.2628

On October 14, 2014, the European Central Bank exchange rate for the euro was €1.00=$1.2646. Unless otherwise indicated, currency translations in this prospectus reflect an assumed exchange rate of €1.00=$1.2727.

Information presented on a constant currency basis in this prospectus is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation because they believe this better represents our underlying business trends.

MARKET INFORMATION

Our ordinary shares have been trading on Euronext Paris under the symbol “DBV” since March 2012.

The following table sets forth for the periods indicated the reported high and low closing sale prices per ordinary share on Euronext Paris in euros and U.S. dollars.

Period	High	Low	High	Low
Annual
2012	€9.74	€7.19	$12.40	$9.15
2013	€12.50	€7.51	$15.91	$9.56
Quarterly
First Quarter 2012	€9.74	€8.66	$12.40	$11.02
Second Quarter 2012	€8.92	€7.19	$11.35	$9.15
Third Quarter 2012	€9.00	€7.70	$11.45	$9.80
Fourth Quarter 2012	€8.90	€8.05	$11.33	$10.25
First Quarter 2013	€9.75	€7.90	$12.41	$10.05
Second Quarter 2013	€8.79	€8.00	$11.19	$10.18
Third Quarter 2013	€8.28	€7.51	$10.54	$9.56
Fourth Quarter 2013	€12.50	€7.66	$15.91	$9.75
First Quarter 2014	€23.50	€10.78	$29.91	$13.72
Second Quarter 2014	€21.20	€14.61	$26.98	$18.59
Third Quarter 2014	€37.27	€18.37	$47.43	$23.38
Month Ended
January 2014	€16.25	€10.78	$20.68	$13.72
February 2014	€23.50	€15.40	$29.91	$19.60
March 2014	€22.74	€17.99	$28.94	$22.90
April 2014	€19.50	€14.82	$24.82	$18.86
May 2014	€19.50	€14.61	$24.82	$18.59
June 2014	€21.20	€17.91	$26.98	$22.79
July 2014	€20.74	€19.01	$26.40	$24.19
August 2014	€21.63	€18.37	$27.53	$23.38
September 2014	€37.27	€22.03	$47.43	$28.04
October 2014 (through October 21, 2014)	€40.00	€32.01	$50.91	$40.74

On October 21, 2014, the last reported sale price of our ordinary shares on Euronext Paris was €36.16 ($46.02) per share.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the global offering of approximately $105.0 (€82.5) million, based on the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ option to purchase additional ordinary shares and ADSs. If the underwriters exercise in full their options to purchase additional ordinary shares and ADSs in the U.S. offering and additional ordinary shares in the French registered private placement, we estimate that we will receive net proceeds from the global offering of approximately $121.3 (€95.2) million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of the global offering are to increase our financial flexibility, create a public market for our securities in the United States and facilitate our access to the public equity markets. We currently expect to use the net proceeds from the global offering as follows:

•	approximately $40.0 million to advance the development of our Viaskin Peanut and Viaskin Milk product candidates;

•	approximately $10.0 million to fund our earlier stage development activities, including our development programs in eosinophilic esophagitis and pertusiss boost vaccine;

•	approximately $30.0 million to build-out our clinical and commercial infrastructure in the United States; and

•	approximately $20.0 million to support our growth globally by expanding general, administrative and operational functions in our headquarters in France.

We expect to use the remainder of any net proceeds from the global offering for working capital and other general corporate purposes.

We may also use a portion of the net proceeds to in-license, acquire or invest in complementary technologies, products or assets. However we have no current plan, commitments or obligations to do so.

Based on our current operation plans and assumptions, we expect that the net proceeds from the global offering, combined with our current operating capital, will be sufficient to support the advancement of our Viaskin Peanut product candidate through the completion of our planned Phase III clinical trial and, pending the results of this trial, the submission of a BLA for this product candidate, as well as the advancement of our Viaskin Milk product candidate through the end of our planned Phase II clinical trial for this product candidate. However, there can be no assurance that these expectations will be correct. See “Risk Factors—Even If This Offering Is Successful, We May Need to Raise Additional Funding...”

We currently have no specific plans as to how the net proceeds from the global offering will be allocated beyond the uses specified above and therefore management will retain discretion to allocate the remainder of the net proceeds of the global offering among these uses.

This expected use of the net proceeds from the global offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of the global offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from pre-clinical studies and any ongoing clinical trials or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from the global offering.

Pending our use of the net proceeds from the global offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business.

Subject to the requirements of French law and our by-laws, dividends may only be distributed from our distributable profits, plus any amounts held in our reserves other than those reserves that are specifically required by law. See the section of this prospectus titled “Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting our Ordinary Shares—Rights, Preferences and Restrictions Attaching to Ordinary Shares” for further details on the limitations on our ability to declare and pay dividends. Dividend distributions, if any, will be made in euros and converted into U.S. dollars with respect to the ADSs, as provided in the deposit agreement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014 on:

•	an actual basis; and

•

an as adjusted basis to reflect: (1) our issuance and sale of 2,673,641 ordinary shares in the global offering at the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (2) the application of our net proceeds of the global offering as described under the section of this prospectus titled “Use of Proceeds.”

You should read this table together with our financial statements and related notes beginning on page F-1, as well as the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	As of June 30, 2014
	Actual	As Adjusted
Cash and cash equivalents	€29,062,028	€111,559,656

Conditional advances	€1,310,111	€1,310,111

Share capital:
Ordinary shares, €0.10 nominal value: 15,469,192 shares issued and outstanding, actual; 18,142,833 shares issued and outstanding, as adjusted	1,546,919	1,814,283
Premiums related to the share capital	70,303,336	152,533,608
Reserves	(28,522,232)	(28,522,232)
Net profit (loss)	(11,773,743)	(11,773,743)

Total equity attributable to our shareholders	31,554,289	114,051,917

Total capitalization	€32,864,400	€115,362,028

The number of ordinary shares that will be outstanding after the global offering is based on the number of shares outstanding as of June 30, 2014 and excludes:

•

2,824,313 ordinary shares issuable upon the exercise of share options, free shares (actions gratuites) and warrants (including employee warrants (BSPCE)) issued pursuant to our share option plans and other delegations of authority from our shareholders outstanding as of June 30, 2014 at a weighted average exercise price of €6.62 per share (not including the 1,200,893 ordinary shares issuable upon the vesting of outstanding free shares that may be issued for free with no exercise price being paid); and

•	1,573,810 ordinary shares reserved for future issuance under share option plans and other delegations of authority from our shareholders.

DILUTION

If you invest in the ADSs, your ownership interest will be diluted to the extent of the difference between the public offering price per ADS paid by purchasers of the ADSs and the as adjusted net tangible book value per share/ADS after the global offering. Our net tangible book value as of June 30, 2014 was €31.5 ($40.1) million, or €2.04 ($2.59) per share. Net tangible book value per share is determined by dividing (1) our total assets less our intangible assets and our total liabilities by (2) the number of ordinary shares outstanding as of June 30, 2014, or 15,469,192 ordinary shares.

After giving effect to our sale of 2,673,641 ordinary shares in the global offering at the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2014 would have been €114.0 ($145.1) million, or €6.28 ($8.00) per share. This amount represents an immediate increase in net tangible book value of €4.24 ($5.41) per share to our existing shareholders and an immediate dilution in net tangible book value of €27.72 ($35.27) per share to new investors.

The following table illustrates this dilution on a per share basis:

Public offering price per ordinary share		€34.00
Historical net tangible book value per share as of June 30, 2014	€2.04
Increase in net tangible book value per share attributable to new investors participating in the global offering	€4.24

As adjusted net tangible book value per share after the global offering		€6.28

Dilution per share to new investors participating in the global offering		€27.72

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per share after the offering would be €6.83 ($8.69) per share, the increase in the as adjusted net tangible book value to existing shareholders would be €4.79 ($6.10) per share, and the dilution to new investors participating in the global offering would be €27.17 ($34.58) per share.

The following table sets forth as of June 30, 2014 consideration paid to us in cash for shares purchased from us by our existing shareholders and by new investors participating in the global offering, based on the public offering price of $21.64 per ADS in the U.S. offering and €34.00 per ordinary share in the French registered private placement and before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Ordinary Shares Purchased from Us		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	15,469,192	85.3%	€97,081,826	51.6%	€6.28
New investors	2,673,641	14.7	90,903,794	48.4	34.00

Total	18,142,333	100.0%	€187,985,620	100.0%

In addition, if the underwriters exercise their over-allotment option in full, the number of shares held by the existing shareholders after the global offering would be reduced to 83.4% of the total number of ordinary shares outstanding after the global offering, and the number of shares held by new investors participating in the global offering would increase to 3,074,686, or 16.6% of the total number of ordinary shares outstanding after the global offering.

The tables and calculations above are based on the number of ordinary shares outstanding as of June 30, 2014, but do not include the following shares:

•

2,824,313 ordinary shares issuable upon the exercise of share options, free shares (actions gratuites) and warrants (including employee warrants (BSPCE)) issued pursuant to our share option plans and other delegations of authority from our shareholders outstanding as of June 30, 2014 at a weighted average exercise price of €6.62 per share(not including the 1,200,893 ordinary shares issuable upon the vesting of outstanding free shares that may be issued for free with no exercise price being paid); and

•	1,573,810 ordinary shares reserved for future issuance under our share option plans and other delegations of authority from our shareholders.

SELECTED FINANCIAL AND OTHER DATA

You should read the following selected financial and operating data in conjunction with the financial statements and related notes beginning on page F-1 and the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Currency Exchange Rates.” We derived the statements of income (loss) data for the years ended December 31, 2012 and 2013 and statements of financial position data as of December 31, 2012 and 2013 from our audited financial statements beginning on page F-1. We derived the consolidated statement of income (loss) data for the six months ended June 30, 2013 and 2014 and the consolidated statement of financial position data as of June 30, 2013 and 2014 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our audited financial statements have been prepared in accordance with IFRS, as issued by the IASB. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013		2013	2014
	Euro	Euro	US$(1)	Euro	Euro	US$(1)
Statement of Income (Loss) Data:
Operating income	€2,776,588	€3,826,313	$4,869,749	€1,336,019	€2,661,132	$3,386,823
Operating expenses:
Cost of goods sold	82,958	102,366	130,281	52,546	113,663	144,659
Research and development	11,499,368	17,366,538	22,102,393	6,824,121	10,441,632	13,289,065
General and administration	4,598,699	6,309,750	8,030,419	2,716,033	4,182,864	5,323,531

Total operating expenses	16,181,025	23,778,654	30,263,093	9,592,700	14,738,159	18,757,255

Operating profit (loss)	(13,404,437)	(19,952,340)	(25,393,343)	(8,256,681)	(12,077,026)	(15,370,431)

Financial profit (loss)	492,337	645,925	822,069	349,725	303,283	385,988

Net profit (loss)	€(12,912,100)	€(19,306,416)	$(24,571,276)	€(7,906,957)	€(11,773,743)	$(14,984,443)

Earnings (losses) per share(2)
Basic	€(1.05)	€(1.42)	$(1.81)	€(0.59)	€(0.77)	$(0.98)

Diluted	€(1.05)	€(1.42)	$(1.81)	€(0.59)	€(0.77)	$(0.98)

Number of shares used for computing
Basic	12,326,779	13,604,687	13,604,687	13,408,147	15,244,107	15,244,107

Diluted	12,326,779	13,604,687	13,604,687	13,408,147	15,244,107	15,244,107

(1)	Translated solely for convenience into dollars at an assumed exchange rate of €1.00=US$1.2727.
(2)	See Note 22 to our financial statements for further details on the calculation of basic and diluted loss per ordinary share.

	As of December 31,			As of June 30,
	2012	2013		2014
	Euro	Euro	US$(1)	Euro	US$(1)
Statement of Financial Position:
Cash and cash equivalents	€38,348,130	€39,402,761	$50,147,894	€29,062,028	$36,987,243
Total assets	42,974,817	46,236,009	58,844,569	38,801,602	49,382,799
Total shareholders’ equity	39,173,135	40,394,685	51,410,316	31,554,289	40,159,144
Trade non-current liabilities	631,592	1,607,228	2,045,519	1,708,514	2,174,426
Total current liabilities	3,170,090	4,234,096	5,388,734	5,538,798	7,049,228
Total liabilities	3,801,682	5,841,324	7,434,253	7,247,312	9,223,654
Total liabilities and shareholders’ equity	42,974,817	46,236,009	58,844,569	38,801,602	49,382,798

(1)	Translated solely for convenience into dollars at an assumed exchange rate of €1.00=US$1.2727.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes included elsewhere in this prospectus. The following discussion contains forward—looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections.

Overview

We are a clinical-stage specialty biopharmaceutical company focused on changing the field of immunotherapy by developing a novel technology platform called Viaskin. Our therapeutic approach is based on epicutaneous immunotherapy, or EPIT, our proprietary method of delivering biologically active compounds to the immune system through intact skin using Viaskin. We have generated significant data demonstrating that Viaskin’s mechanism of action is novel and differentiated, as it targets specific antigen-presenting immune cells in the skin, called Langerhans cells, that capture the antigen and migrate to the lymph node in order to activate the immune system without passage of the antigen into the bloodstream. We are advancing this unique technology to treat patients, including infants and children, suffering from severe food allergies, for whom safety is paramount, since the introduction of the offending allergen into their bloodstream can cause severe or life-threatening allergic reactions, such an anaphylactic shock.

We initially financed our operations through several private equity investments totaling €38.7 million. In 2012, we completed a €40.6 million initial public offering of our ordinary shares on Euronext Paris. In 2013, we completed a €29.9 million private investment in public equity, or PIPE, of which we received net proceeds of €15.1 million and our selling shareholders received net proceeds of €14.8 million.

We have incurred net losses in each year since our inception. Substantially all of our net losses resulted from costs incurred in connection with our development programs and from general and administration expenses associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially in connection with our ongoing activities, as we:

•	continue the development of our product candidates, including planned and future clinical trials;

•	seek regulatory approvals for our product candidates;

•	prepare for the potential launch and commercialization of our product candidates, if approved;

•	establish a sales and marketing infrastructure for the commercialization of our product candidates, if approved; and

•

add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and operations as a U.S. public company.

We do not expect to generate material revenue from product sales unless and until we successfully complete development of, and obtain marketing approval for, one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital, in addition to the net proceeds of the global offering, prior to completing clinical development of our product candidates. Until such time that we can generate substantial revenue from product sales, if ever, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding and collaborations, and licensing arrangements. However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our development programs or commercialization efforts or grant to others rights to develop or market product candidates that we would otherwise prefer to develop and market ourselves. Failure to receive additional funding could cause us to cease operations, in part or in full.

Our financial statements for 2012, 2013 and the first six months of 2014 have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

Financial Operations Overview

Operating Income

Our operating income consist of revenues and other income.

Revenues

We derive substantially all of our revenues from sales of Diallertest Milk, our diagnostic product for the detection of cow’s milk protein allergy, or CMPA, in children sold exclusively in France through a distribution partner. To date, sales of Diallertest Milk have been moderate, totaling approximately 25,000 kits per year on average over the past three years. Diallertest Milk is currently available on the French market with a temporary exception status. Regulatory authorities are requesting a pivotal Phase III trial to complete the marketing authorization file for this product. We are examining the relevance of carrying out this clinical protocol, and are evaluating potential marketing and/or distribution relationships to market Diallertest Milk in Europe in the field of pediatrics. We may also elect, or may be required at the request of regulatory authorities, to stop the marketing of Diallertest Milk. We do not currently expect these product revenues to have a material impact on our business and financial condition in future periods.

Other Income

Government Assistance

Due to the innovative nature of our product candidate development programs, we have benefited from a certain number of sources of assistance from the central French government or local public authorities, intended to finance our research and development efforts or the recruitment of specific personnel. These funds are recognized as other income in our statement of income (loss) for the fiscal year that recorded the financed expenses or expenditures.

Research Tax Credits

The research tax credit (crédit d’impôt recherche), or CIR, is granted to companies by the French tax authorities in order to encourage them to conduct technical and scientific research. Companies demonstrating that they have expenditures that meet the required criteria, including research expenditures located in France or, since January 1, 2005, within the European Community or in another State that is a party to the Agreement on the European Economic Area that has concluded a tax treaty with France that contains an administrative assistance clause, receive a tax credit which can be used against the payment of the corporate tax due on the fiscal year in which the expenditures were made and during the next three fiscal years, or, as applicable, can be reimbursed for the excess portion. The expenditures taken into account for the calculation of the CIR only involve research expenses.

The main characteristics of the CIR are the following:

•	the CIR results in a cash inflow to us from the tax authorities, i.e., it is used to offset the payment of corporate tax or is paid directly to us for the portion that remains unused;

•	a company’s corporate income tax liability does not limit the amount of the CIR — a company that does not pay any corporate income tax can request direct cash payment of the research tax credit; and

•	the CIR is not included in the determination of the corporate income tax.

As a result, we have concluded that the CIR meets the definition of a government grant as defined in IAS 20 Accounting for Government Grants and Disclosure of Government Assistance and that the classification as other income within operating income in our statement of income (loss) is appropriate.

We received the reimbursement of the CIR for the year 2012 during the year 2013. We have requested the reimbursement of the 2013 CIR under the Community tax rules for small and medium firms in compliance with the regulatory texts in effect. The CIR is presented under other income in our statement of income (loss). The CIR for the years 2008 and 2009 was subject to a tax audit in 2011. That audit, which ended on July 11, 2011, did not result in any significant adjustment.

Cost of Goods Sold

Because we are not classified as a pharmaceutical laboratory, we contract with a third party to manufacture our Diallertest Milk diagnostic patches according to current good manufacturing practices, or cGMPs. The cost of goods sold therefore includes the costs of manufacture we incur through this service provider.

Operating Expenses

Since inception, our operating expenses have consisted primarily of research and development activities and general and administration costs.

Research and Development

We engage in substantial research and development efforts to develop innovative pharmaceutical product candidates. Research and development expense consists primarily of:

•	cost of third-party contractors such as contract research organizations, or CROs, that conduct our non-clinical studies and clinical trials;

•	personnel costs, including salaries, related benefits and share-based compensation, for our employees engaged in scientific research and development functions;

•	purchases, real-estate leasing costs as well as conferences and travel costs; and

•	depreciation, amortization and provisions.

Our research and development expenses in the periods presented mainly relate to the following activities:

•

Viaskin Peanut for the treatment of peanut allergies in adults, adolescents and children, for which a Phase IIb clinical trial called VIPES (Viaskin Peanut’s Efficacy and Safety) was recently completed. In September 2014 we announced topline results for the VIPES trial and pending consultation with the FDA, we plan to initiate our Phase III trial for Viaskin Peanut in the first quarter of 2016. In September 2013, we initiated an open-label study called OLFUS (Open-Label Follow-Up Study) for VIPES, to evaluate the long-term efficacy and safety of Viaskin Peanut. VIPES OLFUS is a trial for subjects who completed 12 months in double blind in the VIPES trial. VIPES OLFUS is a multi-center clinical trial conducted in Europe and North America. It is planned to include 21 sites in four countries.

•	Viaskin Milk for cow’s milk protein allergy, or CMPA, in children for which we plan to initiate a Phase I/II clinical trial in the United States in the second half of 2014.

•	Scaling of the Viaskin technology in order to be ready for the commercialization of Viaskin Peanut at a large scale.

Our direct research and development expenses consist principally of external costs, such as startup fees paid to investigators, consultants, central laboratories and CROs in connection with our clinical studies, and costs related to acquiring and manufacturing clinical study materials. We do not allocate personnel-related costs, costs associated with our general platform improvements, depreciation or other indirect costs to specific programs, as they are deployed across multiple projects under development and, as such, are separately classified as personnel and other expenses.

Research and development activities are central to our business. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will continue to increase in the foreseeable future as we initiate clinical trials for certain product candidates and pursue later stages of clinical development of our product candidates.

We cannot determine with certainty the duration and completion costs of the current or future clinical trials of our product candidates or if, when, or to what extent we will generate revenue from the commercialization and sale of any of our product candidates that obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our product candidates. The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors, including:

•	the scope, rate of progress and expense of our ongoing as well as any additional non-clinical studies, clinical trials and other research and development activities;

•	clinical trial and early-stage results;

•	the terms and timing of regulatory approvals;

•	the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and

•	the ability to market, commercialize and achieve market acceptance for Viaskin Peanut or any other product candidate that we may develop in the future.

A change in the outcome of any of these variables with respect to the development of Viaskin Peanut or any other product candidate that we are developing could mean a significant change in the costs and timing associated with the development of Viaskin Peanut or such other product candidate. For example, if the FDA or other regulatory authority were to require us to conduct pre-clinical and clinical studies beyond those which we currently anticipate will be required for the completion of clinical development, or if we experience significant delays in enrollment in any clinical trials, we could be required to spend significant additional financial resources and time on the completion of the clinical development.

General and Administration

General and administration expense consists primarily of personnel costs and share-based compensation for personnel other than research and development staff. General and administration expense also consists of fees for professional services, mainly related to audit, IT and legal services, real-estate leasing costs, insurance costs and communication and travel costs, notably related to our being a public company in France.

We anticipate that our general and administration expenses will increase in the future as we increase our headcount to support the expected growth in our research and development activities and the potential commercialization of our product candidates. We also anticipate increased expenses associated with being a public company in the United States, including costs related to audit, legal, regulatory and tax-related services associated with maintaining compliance with U.S. exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs.

Finance Income (Expense)

Our cash and cash equivalents have been deposited primarily in savings and deposit accounts with original maturities of three months or less. Savings and deposit accounts generate a modest amount of interest income. We expect to continue this investment philosophy.

Sales and Marketing

If and when we believe that a regulatory approval of the first product candidate appears likely, we anticipate an increase in payroll and related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our product candidates.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with IFRS. Some of the accounting methods and policies used in preparing our financial statements under IFRS are based on complex and subjective assessments by our management or on estimates based on past experience and assumptions deemed realistic and reasonable based on the circumstances concerned. The actual value of our assets, liabilities and shareholders’ equity and of our earnings could differ from the value derived from these estimates if conditions changed and these changes had an impact on the assumptions adopted. We believe that the most significant management judgments and assumptions in the preparation of our financial statements are described below. See Note 2 to our financial statements for a description of our other significant accounting policies.

Conditional Advances

OSEO Innovation

Since inception we have received multiple interest-free conditional advances from OSEO Innovation, or OSEO, the French Agency for Innovation and part of the Banque Publique d’Investissement. OSEO’s mission is to provide assistance and financial support to emerging French enterprises by providing such enterprises with growth capital to facilitate the development and commercialization of innovative technologies. Each award of a conditional advance is made to help fund a specific development project. See also, Note 11 to our audited consolidated financial statements for the years ended December 31, 2012 and 2013 and Note 8 to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2013 and 2014.

In the case of the conditional advances from OSEO, our obligation to repay these amounts is based on the technical and commercial success of the funded project, as determined by OSEO in its sole and subjective discretion. Once a project has been selected for funding by OSEO, both a payment and a repayment schedule are defined by contract. As the project advances, we provide OSEO with one or more interim progress reports and a final report when the funded project ends. Based on these reports, OSEO makes a subjective determination, in its sole discretion, as to whether the project is a partial or total technical or commercial success, or a technical or commercial failure. In the event OSEO determines that the project is a failure, we are required by contract to repay a minimum amount. In the event OSEO determines that the project is a partial success, there is a specified repayment schedule, provided that the parties may renegotiate a different repayment schedule in good faith. In the event OSEO determines that the project is a complete success, we are obliged to repay 100% of the amount of the conditional advance.

In the case of each conditional advance, we assume that OSEO will determine the project to be a total technical or commercial success and thus the maximum amount repayable with respect to such project will become due. However, actual results related to the development of these programs may differ from these estimates in which case the financial liability reflected in our statement of financial statements for the conditional advances may be reduced. The current and non-current portions of the financial liability recognized in our statement of financial statements associated with these conditional advances are determined based on the applicable reimbursement schedules at the end of each reporting period. The portion of the conditional advances for terms longer than one year is classified as a non-current liability while the portion for terms of less than one year is classified as a current liability. In addition, in the case of each conditional advance, we treat the benefit resulting from the interest-free nature of the award as a subsidy and recognize this amount as other income over the applicable repayment period. We determine the amount of this deemed subsidy amount by applying a discount rate equal to the rate of fungible treasury bonds over the time period that corresponds to the time period of the repayment of the advances.

In addition to the conditional advances described above, since inception we have received one non-refundable subsidy from OSEO, in connection with our development of our house dust mite product candidate. We refer to this development program as the ImmunaVia project. We account for this non-refundable subsidy as other income ratably over the duration of the funded project.

French Export Credit Insurance Company

In September 2007 we entered into an agreement with the French Export Credit Insurance Company, or COFACE, to support the promotion of our Diallertest Milk product internationally. COFACE offers and manages, on behalf and under the guarantee of the French State, public guarantees to support exportations and investments made by French companies abroad. Under the terms of this agreement, we must repay these advances at up to 7% of the revenues from the export of our Diallertest Milk until April 30, 2017. To date our export revenues for Diallertest Milk have been modest. Diallertest Milk is currently available with a temporary exception status from French regulatory authorities. Regulatory authorities in France have requested a pivotal Phase III trial to complete the marketing authorization file for this product. We are examining the relevance of carrying out this clinical protocol, and are evaluating potential marketing and/or distribution relationships to market Diallertest Milk in Europe in the field of pediatrics. We may also elect, or may be required at the request of regulatory authorities, to stop the marketing of Diallertest Milk. We do not currently expect these product revenues to have a material impact on our business and financial condition in future periods.

Share-Based Compensation

We have various share-based compensation plans for employees and non-employees. We account for share-based compensation in accordance with the authoritative guidance on share-based compensation. Under the fair value recognition provisions of this guidance, share-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

Determining the fair value of share-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of share options. The determination of the grant date fair value of options using an option-pricing model is affected by assumptions regarding a number of complex and subjective variables. These variables include the expected term of the options, our share price volatility, risk-free interest rates, and expected dividends, which are estimated as follows:

Fair Value of Our Ordinary Shares.    We established a policy of using the closing sales price per ordinary share as quoted on Euronext Paris on the date prior to the date of grant for purposes of determining the fair value of ordinary shares with a floor value of 95% of the average of the closing sales price per ordinary share for the 20 trading days preceding the grant.

Expected Term.    The expected term represents the period that our share-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the share option awards granted, we have based our expected term on the simplified method, which represents the average period from vesting to the expiration of the award.

Expected Volatility.    We are using our volatility on Euronext Paris observed on a sufficient historical dataset.

Risk-Free Interest Rate.    The risk-free interest rate is based on the yields of French government bonds with maturities similar to the expected term of the options for each option group.

Dividend Yield.    We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

If any of the assumptions used in the Black-Scholes model changes significantly, share-based compensation for future awards may differ materially compared with the awards granted previously.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	December 31		June 30
	2012	2013	2013(1)	2014
Volatility	40%	40%		40%
Risk free interest rate	1.21%-2.61%	1.16%-1.72%		0.71%-0.89%
Expected life (in years)	5.5-7.0	7.0		5.0-6.0
Dividend yield	—	—		—

(1)	No options have been granted during the period.

For 2012 and 2013, we recorded employee share-based compensation expense of €3.2 million and €5.0 million, respectively. For the six months ended June 30, 2013 and 2014, we recorded employee share-based compensation expense of €2.1 million and €2.4 million, respectively.

Results of Operations

Comparisons for the Years Ended December 31, 2012 and 2013

Operating Income

We generated operating income of €2.8 million in 2012 and €3.8 million in 2013, an increase of 37.9%. These incomes were mainly generated by our CIR, and more marginally, by Diallertest Milk sales, and by subsidies received for research projects conducted by us.

	December 31
	2012	2013
	€	€
Revenues	174,360	181,800
Other income	2,602,228	3,644,513
o/w CIR	2,522,399	3,312,462
o/w subsidies	79,829	332,051

Total income	2,776,588	3,826,313

As no research and development expenditure is capitalized before obtaining a marketing authorization, the CIR related to such research programs is entirely recorded as operating income. The grants we received during the period were deducted from the calculation of the CIR base.

For the year ended December 31, 2013, we recorded other income related to CIR of €3.3 million, which we requested for reimbursement in 2014. In 2013, we received the reimbursement of €2.5 million for the 2012 CIR under the Community small and medium business scheme.

The increase of €790,063, or 31.3%, in the CIR recorded in 2013 reflects the acceleration of our various development programs in 2013.

The revenues generated by Diallertest Milk, which is only marketed in France through a distributor, increased by 4.3% during the last financial year, from €174,360 in 2012 to €181,800 in 2013. We do not currently expect these product revenues to have a material impact on our business and financial condition in future periods.

The increase of €252,222 in subsidies recorded in 2013 was due to the grant of the fourth OSEO advance.

Cost of Goods Sold

Because we are not classified as a pharmaceutical laboratory, we contract with a third party to manufacture our Diallertest Milk diagnostic patches according to the cGMP. The cost of goods sold therefore includes the costs of manufacture through this service provider. The cost of goods represented 47.6% and 56.3% of our sales revenues in 2012 and 2013, respectively.

	December 31
	2012	2013
	€	€
Cost of goods sold	82,958	102,366

Research and Development Expenditures

From 2012 to 2013, the total amount spent by us for research and development activity increased from €11.5 million to €17.4 million, or an increase of 51.0%.

Our research and development expenses for the periods presented mainly relate to the following activities:

•

Viaskin Peanut for the treatment of peanut allergies in adults and children, for which the VIPES trial was recently completed. In September 2014 we announced topline results for the VIPES trial and pending consultation with the FDA, we plan to initiate our Phase III trial for Viaskin Peanut in the first quarter of 2016. In September 2013, we initiated VIPES OLFUS trial to evaluate the long-term efficacy and safety of Viaskin Peanut. VIPES OLFUS is an extension trial for subjects who completed 12 months in double blind in the VIPES trial. VIPES OLFUS is a multi-center trial conducted in Europe and North America. It is planned to include 21 sites in four countries.

•	Viaskin Milk for CMPA in children for which a Phase I/II clinical trial is starting in the United States.

•	Scaling of the Viaskin technology in order to be ready for the commercialization of Viaskin Peanut at a large scale.

Our direct research and development expenses consist principally of external costs, such as startup fees paid to investigators, consultants, central laboratories and CROs in connection with our clinical studies, and costs related to acquiring and manufacturing clinical study materials. We do not allocate personnel-related costs, costs associated with our general platform improvements, depreciation or other indirect costs to specific programs, as they are deployed across multiple projects under development and, as such, are separately classified as personnel and other expenses as described in the table below:

	December 31
	2012	2013
	€	€
Viaskin Peanut(1)	—	6,503,562
Viaskin Milk	—	957,714
Total direct research and development expenses(1)	—	7,461,276

Personnel expenses	4,800,518	7,194,722
Other Viaskin- & EPIT-related expenses(1)	5,922,763	1,690,826
Facility expenses	259,224	263,438
Conferences, travel expenses	324,123	465,871
Depreciation, amortization and provisions	192,740	290,406
Personnel and other expenses(1)	11,499,368	9,905,262

Total R&D expenses	11,499,368	17,366,538

(1)	In 2012, all resources in research and development were indirectly dedicated to Viaskin Peanut, since it was our only active program at the time. However, as of 2013, our resources were allocated to our two lead programs as well as more broadly to the Viaskin platform and the EPIT methodology, including the scaling of our technology to prepare for the commercialization of Viaskin Peanut.

The increased expenditures from year to year resulted from the costs associated with the VIPES Phase IIb trial of the Viaskin Peanut that began during the summer of 2012, as well as a substantial strengthening of research and development teams due to the increasing number of active programs.

In particular, we have incurred:

•

an increase of total payroll dedicated to research and development of 49.9%, resulting in both an increase in staff from 26 employees at the end of 2012 to 33 employees at the end of 2013, and in the expense related to granting performance shares and stock options to employees in 2013;

•	an increase of 57.0% of subcontracting and collaborations that includes the costs of service providers within the conduct of the VIPES Phase IIb trial in 2013;

•	an increase in travel expenses of 43.7%, in line with the increase in our research and development staff; and

•	an increase in depreciation, amortization and provisions of 50.7%, reflecting our increased investment in capital equipment.

General and Administration Expenses

During the period presented, our general and administration expenses increased from €4.6 million to €6.3 million, or an increase of 37.2%.

Our general and administration expenses break down as follows:

	December 31
	2012	2013
	€	€
Personnel expenses	3,107,246	4,698,848
Fees	512,709	586,638
Real estate leasing	157,467	111,232
Insurance	56,054	105,018
Communication and travel expenses	480,999	450,701
Telecommunication expenses	86,831	65,350
Administrative costs and rental of personal property	65,867	97,131
Other	131,526	194,832
Total G&A expenses	4,598,699	6,309,750

General and administration expenses for the year ended December 31, 2012 were €4.6 million, compared to €6.3 million for the year ended December 31, 2013. The increase of €1.7 million in general and administration expenses was primarily due to increased personnel related costs of €1.6 million.

Financial Profit (Loss)

Our net financial profit increased to €645,925 in 2013 from €492,337 in 2012, an increase of 31.2%. The change in our financial profit in 2013 is mainly explained by the cash investment income we received, notably as part of capital increases completed in March 2012 and November 2013, the financial revenues having increased from €517,540 in 2012 to €670,234 in 2013.

Comparisons for the Six Months Ended June 30, 2013 and 2014

Operating Income

We generated operating income of €1.3 million in the six months ended June 30, 2013 and €2.7 million in the six month ended June 30, 2014, an increase of 99.2%. These incomes were mainly generated by our CIR, and more marginally, by Diallertest Milk sales, and by subsidies received for research projects conducted by us.

	June 30
	2013	2014
	€	€
Revenues	72,735	103,165
Other income	1,263,284	2,557,967
o/w CIR	1,128,954	2,452,678
o/w subsidies	134,330	105,289

Total income	1,336,019	2,661,132

As no research and development expenditure is capitalized before obtaining a marketing authorization, the CIR related to such research programs is entirely recorded as operating income. The grants we received during the period were deducted from the calculation of the CIR base.

For the six months ended June 30, 2014, we recorded other income related to CIR of €2.5 million, which we will request for reimbursement in 2015. We requested the reimbursement of €3.3 million for the full year 2013 CIR under the Community small and medium business scheme.

The increase of €1,323,724, or 117.3%, in the CIR recorded in the six months ended June 30, 2014 compared to 2013 reflects the acceleration of our various development programs in 2014, notably relating to the conduct of the VIPES Phase IIb trial in addition to the preparation for the VIPES OLFUS follow-up trial.

The revenues generated by Diallertest Milk, which is only marketed in France through a distributor, increased by 41.8% during the six months ended June 30, from €72,735 in 2013 to €103,165 in 2014. We do not currently expect these product revenues to have a material impact on our business and financial condition in future periods.

Subsidies recorded in the six months ended June 30, 2013 and 2014 remained stable, slightly decreasing by €29,041.

Research and Development Expenditures

During the six months ended June 30, 2013 and the same period in 2014, the total amount spent by us for research and development activity increased from €6.8 million to €10.4 million, or an increase of 53.0%.

Our research and development expenses for the periods presented mainly relate to the following activities:

•

In September 2013, we initiated VIPES OLFUS trial to evaluate the long-term efficacy and safety of Viaskin Peanut. VIPES OLFUS is an extension trial for subjects who completed 12 months in double blind in the VIPES trial. VIPES OLFUS is a multi-center trial conducted in Europe and North America, including 21 sites in four countries.

•	The preparation of the launch of the MILES Phase I/II trial of Viaskin Milk for CMPA.

•	Scaling of the Viaskin technology in order to be ready for the commercialization of Viaskin Peanut.

Our direct research and development expenses consist principally of external costs, such as startup fees paid to investigators, consultants, central laboratories and CROs in connection with our clinical studies, and costs related to acquiring and manufacturing clinical study materials. We do not allocate personnel-related costs, costs associated with our general platform improvements, depreciation or other indirect costs to specific programs, as they are deployed across multiple projects under development and, as such, are separately classified as personnel and other expenses as described in the table below:

	June 30
	2013	2014
	€	€
Viaskin Peanut	2,713,723	3,541,464
Viaskin Milk	138,645	895,234
Total direct research and development expenses	2,852,368	4,436,698

Personnel expenses	2,745,687	3,716,261
Other Viaskin- & EPIT-related expenses	709,748	1,664,246
Facility expenses	111,658	99,314
Conferences, travel expenses	264,160	335,083
Depreciation, amortization and provisions	140,501	190,030
Personnel and other expenses	3,971,754	6,004,934

Total R&D expenses	6,824,122	10,441,632

The increased expenditures from year to year resulted from the costs associated with the VIPES Phase IIb trial and the preparation of the VIPES OLFUS follow-up trial, as well as a substantial strengthening of research and development teams due to the increasing number of active programs.

In particular, we have incurred:

•

an increase of 35.3% of total payroll dedicated to research and development, due to both an increase in staff from 30 employees at the end of June 2013 to 40 employees at the end of June 2014, and the expense related to granting performance shares and share options to employees in the six months ended June 30, 2014; and

•

an increase of 56.7% of subcontracting and collaborations that includes the costs of service providers within the conduct of the VIPES Phase IIb trial and the preparation of the VIPES OLFUS follow-up trial in 2014.

General and Administration Expenses

During the period presented, our general and administration expenses increased from €2.7 million to €4.2 million, or an increase of 54.0%.

Our general and administration expenses break down as follows:

	June 30
	2013	2014
	€	€
Personnel expenses	1,737,632	2,952,358
Fees	413,700	281,843
Real estate leasing	47,927	41,090
Insurance	48,972	76,362
Communication and travel expenses	241,538	229,538
Telecommunication expenses	26,291	44,873
Administrative costs and rental of personal property	57,802	54,655
Other	142,172	502,145
Total G&A expenses	2,716,033	4,182,864

General and administration expenses for the six months ended June 30, 2013 were €2.7 million, compared to €4.2 million for the six months ended June 30, 2014. The increase of €1.5 million in general and administration expenses was primarily due to increased personnel related costs of €1.2 million, including notably certain non-recurring compensation items, the grant of performance shares, and the ramp-up of U.S. activities.

Financial Profit (Loss)

Our net financial profit decreased to €303,283 in the first six months of 2014 from €349,725 in the first six months of 2013, a decrease of 13.3%. The change in our financial profit in 2014 is mainly explained by a reduction in financial revenues mechanically derived from our cash burn.

Liquidity and Capital Resources

We have financed our operations since inception through several private placements of equity securities totaling €38.7 million, a €40.6 million initial public offering of our ordinary shares on Euronext Paris in 2012 and a €29.9 million PIPE in 2013, of which we received net proceeds of €15.1 million and our shareholders received net proceeds of €14.8 million.

The table below summarizes our sources and uses of cash for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 and 2014:

	December 31		June 30
	2012	2013	2013	2014
	€	€	€	€
Cash used in operating activities	(10,432,549)	(13,253,215)	(5,634,937)	(10,465,958)
Cash used in investing activities	(368,760)	(1,408,425)	(980,422)	(622,447)
Cash flows provided by financing activities	37,098,822	16,235,770	1,053,572	747,672
Net increase in cash and cash equivalents	26,297,514	1,574,130	(5,561,787)	(10,340,733)

Our net cash flows used from operational activities was at €13.3 million and €10.4 million for 2013 and 2012, respectively. During 2013, our net cash flows used from operational activities increased due to our growing efforts in advancing our research and development programs, mainly Viaskin Peanut, that progressed through its Phase IIb clinical trial. This increase was partially offset by a positive change in working capital of €574,252 over the period.

In the six months ended June 30, our net cash flows used from operational activities was at €10.5 million and €5.6 million for 2014 and 2013, respectively, reflecting the strong acceleration of operations, notably in research and development with the conduct of VIPES clinical trial and the preparation for VIPES OLFUS clinical trial.

Our net cash flows used from investing activities stood at €1.4 million and €368,760 in 2013 and 2012, respectively. This significant increase reflects the acquisition of industrial and laboratory equipment required to conduct our development programs, as well as the refurbishment of our research and development premises.

In the six months ended June 30, our net cash flows used from investing activities decreased to €622,447 in 2014 from €980,422 in 2013, reflecting important acquisitions of industrial and laboratory equipment, as well as the refurbishment of our research and development premises in 2013.

Our net cash flows provided from financing activities declined to €16.2 million in 2013 from €37.1 million in 2012, mainly due to the fact that we only raised €15.2 million in 2013.

In the six months ended June 30, our net cash flows provided from financing activities declined to €747,672 in 2014 from €1.1 million in 2013, representing the exercise of long-term incentive instruments.

Consistent with customary practice in the French securities market, we entered into a liquidity agreement (contrat de liquidité) with Natixis, dated April 13, 2012. The liquidity agreement complies with applicable laws and regulations in France. The liquidity agreement authorizes Natixis to carry out market purchases and sales of DBV shares on Euronext Paris. To date, we have contributed an aggregate of €600,000 to the liquidity account. The amount is classified in other non-current financial assets in our statement of financial position. At June 30, 2014, 9,018 shares and €478,300 were in the liquidity account. The liquidity agreement has a term of one year and will renew automatically unless otherwise terminated by either party.

Cash and Funding Sources

During 2012, 2013 and the six months ended June 30, 2014 we obtained new financing on the public markets by issuance of securities.

	Equity capital	Bank Loans	Other debt	Total
2012	40,626,662	—	—	40,626,662
2013	15,128,873	—	1,159,500	16,288,373
2014 (six month ended June 30)	689,629	—	128,000	817,629

Total	56,445,164	—	1,287,500	57,732,664

We have incurred net losses in each year since our inception. Substantially all of our net losses resulted from costs incurred in connection with our development programs and from general and administrative expenses associated with our operations.

We have not incurred any bank debt.

As of June 30, 2014, we benefited from multiple conditional advances from OSEO, which advances do not accrue interest and are repayable at 100% in the event of technical and/or commercial success of our product, as determined solely and subjectively by OSEO, a non-refundable subsidy from OSEO and a conditional advance from COFACE.

•

OSEO advance: On January 10, 2005, we obtained a conditional advance of €600,000 from OSEO for a project to design a high-speed prototype machine to produce patches and to develop second-generation patches in particular intended for the detection of various allergies. The entire sum had been received as of December 31, 2010. The repayment of this grant was made in accordance with the initial schedule, with the final repayment made on April 2, 2013.

•

OSEO advance: In 2011, we obtained a conditional advance by OSEO for a total amount of €640,000 to finance the development of our programs to treat CMPA. This amount has been fully received, with a first payment of €256,000 in December 2011, a second payment of €256,000 in June 2013 and remaining €128,000 balance paid in January 2014. If the program is deemed to be technically or commercially successful, as determined by OSEO in its sole and subjective discretion it will be repaid in 16 quarterly installments defined as follows: four payments of €64,000 starting on September 30, 2014, then 12 payments of €32,000 starting on September 30, 2015, until June 30, 2018. If this project is deemed to be a technical failure, we will still be obligated to repay OSEO the amount of €256,000.

•

OSEO advance: In 2013, we obtained a conditional advance by OSEO for a total amount of €3.2 million in the context of a research and clinical development collaborative project in the field of HDM allergies in young children. We refer to this development program as the ImmunaVia project. €903,500 was received in April 2013, €903,500 is expected to be received in October 2014, €918,000 is expected in October 2015 and €481,162 is expected in April 2018. Unless OSEO deems our company to be a commercial failure, we will reimburse €400,000 no later than June 30, 2021, €800,000 no later than June 30, 2022, €1.1 million no later than June 30, 2023 and €1.5 million no later than June 30, 2024. In addition, we received from OSEO a total of €1,919,056 in the form of a non-refundable subsidy.

•

COFACE advance: On September 6, 2007, we signed a prospecting insurance contract with COFACE in order to promote our Diallertest Milk internationally. For this purpose, we received conditional advances of €147,534. We must repay these advances at up to 7% of the revenues from the export of our Diallertest Milk until April 30, 2017. Since Diallertest Milk has been reclassified from a medical device to a drug product by the relevant French authorities, we may only market it for export after we complete a Phase III marketing authorization study in accordance with the regulations in France applicable to the marketing of drug products.

The activity for the conditional advances recorded during 2012, 2013 and the first six months of 2014 is summarized in the table below:

	2nd OSEO advance	3rd OSEO advance	4th OSEO advance	COFACE	Total
	€	€	€	€	€
Balance debt at 01/01/2012	450,713	246,238	—	122,501	819,452
+ receipts	—	—	—	—	—
- repayments	(200,000)	—	—	—	(200,000)
+/- other transactions	6,701	3,661	—	4,251	14,613
Balance debt at 12/31/2012	257,414	249,899	—	126,752	634,065
+ receipts	—	256,000	903,500	—	1,159,500
- repayments	(260,000)	—	—	—	(260,000)
+/- other transactions	2,586	(1,579)	(111,047)	19,300	(90,740)

Balance debt at 12/31/2013	—	504,320	792,453	146,052	1,442,825
+ receipts	—	128,000	—	—	128,000
- repayments	—	—	—	—	—
+/- other transactions	—	(3,016)	3,721	(7,454)	(6,749)

Balance debt at 6/30/2014	—	629,304	796,174	138,598	1,564,076

Contractual Obligations and Commitments

The following table discloses aggregate information about material contractual obligations and periods in which payments were due as of December 31, 2013. Future events could cause actual payments to differ from these estimates.

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	€	€	€	€	€
Long-term debt obligations	126,292	524,080	—	792,453	1,442,825
Capital (finance) lease obligations	—	—	—	—	—
Operating lease obligations	131,120	—	—	—	131,120
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	257,412	524,080	—	792,453	1,573,945

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including interest on long-term debt, fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Operating Capital Requirements

We believe that the net proceeds of the global offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements until the end of 2016. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. In any event, we will require additional capital to pursue pre-clinical and clinical activities, obtain regulatory approval for, and to commercialize our product candidates.

Until we can generate a sufficient amount of revenue from our product candidates, if ever, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding and collaborations. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. If we raise additional funds through the issuance of additional debt or equity securities, it could result in dilution to our existing shareholders, increased fixed payment obligations and these securities may have rights senior to those of our ordinary shares. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

Our present and future funding requirements will depend on many factors, including, among other things:

•	the size, progress, timing and completion of our clinical trials for any current or future compounds, including Viaskin Peanut;

•	the number of potential new compounds we identify and decide to develop;

•	the costs involved in filing patent applications and maintaining and enforcing patents or defending against claims or infringements raised by third parties;

•

the time and costs involved in obtaining regulatory approval for our compounds and any delays we may encounter as a result of evolving regulatory requirements or adverse results with respect to any of these compounds;

•

selling and marketing activities undertaken in connection with the anticipated commercialization of the Viaskin Peanut product candidate and any other current or future compounds and costs involved in the creation of an effective sales and marketing organization; and

•	the amount of revenues, if any, we may derive either directly or in the form of royalty payments from future potential partnership agreements on the Viaskin platform.

For more information as to the risks associated with our future funding needs, see the section of this prospectus entitled “Risk Factors.”

Capital Expenditures

As all the clinical research and development expenditures are posted to the accounts as expenses until marketing authorizations are obtained, the principal investments made over 2012, 2013 and the first six months of 2013 and 2014 have been related primarily to the acquisition of laboratory equipment and, secondarily, to the acquisition of computer and office equipment.

	December 31		June 30
	2012	2013	2013	2014
	€	€	€	€
Long-term intangible assets	21,024	81,385	41,465	14,235
Property, plant, and equipment	340,411	1,089,902	788,809	399,173
Long-term financial assets	7,325	237,138	149,137	209,039

Total	368,760	1,408,425	979,411	622,447

In 2012, we extended and refurbished our research and industrial development laboratories, for which we accounted for investments in property, plant and equipment of €164,000, of which €105,000 were spent on the acquisition of laboratory equipment, and €72,000 on the acquisition of our computer and office equipment.

In 2013, we have purchased tools and equipment for the design, the development and manufacture of industrial prototypes and tools for €399,000 and continued to expand and refurbish our research and industrial development laboratories for €292,000, of which €192,000 were spent on the acquisition of laboratory equipment, and €157,000 on the acquisition of computers and office equipment. Also, €81,000 was spent on acquisition of software packages, notably in the context of updating the accounting and management software.

In the six months ended June 30, 2014, we have acquired laboratory equipment and industrial tools and equipment for €176,000.

Off-Balance Sheet Arrangements

During the periods presented, we did not and do not currently have any off-balance sheet arrangements as defined under Securities and Exchange Commission rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We seek to engage in prudent management of our cash and cash equivalents, mainly cash on hand and common financial instruments (typically short- and mid-term deposits). Furthermore, the interest rate risk related to cash, cash equivalents and common financial instruments is not significant based on the quality of the financial institutions with which we work.

Foreign Currency Exchange Risk

We are exposed to foreign exchange risk inherent in some of our supplies obtained in the United States, which have been invoiced in U.S. dollars. As of this date, we do not have revenues in dollars nor in any other currency other than the euro. Due to the relatively low level of these expenditures we believe our exposure to foreign exchange risk is unlikely to have a material adverse impact on our results of operations or financial position. Our exposure to currencies other than the U.S. dollar is negligible.

For 2013, 2012 and first six months of 2014, less than 10%, 11% and 5%, respectively, of our purchases and other external expenses have been made in U.S. dollars, generating a negligible net annual foreign exchange loss of €2,831, €1,502 and €1,081, respectively, for those periods. In light of these insignificant amounts, we have not adopted, at this stage, a hedging mechanism in order to protect our business activity against fluctuations in exchange rates. We cannot rule out the possibility that a significant increase in our business, particularly in the United States, may result in greater exposure to exchange rate risk and would then consider adopting an appropriate policy for hedging against these risks.

Liquidity Risk

As of this date, we do not believe that we are exposed to a short-term (12 months) liquidity risk, considering the cash and cash equivalents that we have available as of June 30, 2014 of €29.1 million, which are mainly composed of cash and term deposits that are convertible into cash immediately without penalties in case of a need for cash.

Moreover, we believe that the net proceeds of the global offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements until the end of 2016.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

JOBS Act Exemptions

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced disclosure in management’s discussion and analysis of financial condition and results of operations; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of

(1) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities; (3) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities held by non-affiliates; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We may choose to take advantage of some but not all of these exemptions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Recent Developments

Financial Update

While we have not finalized our full financial results for the nine months ended September 30, 2014, on October 14, 2014, we reported that for the nine months ended September 30, 2014, our total income was €3,914,707, up from €2,535,963 for the same period in 2013. This increase primarily resulted from an increase in Research Tax Credit amounting to €3,562,796 over the period, compared to €2,271,494 in 2013. Sales of Diallertest amounted to €210,759 in nine months ended September 30, 2014, as compared with €73,840 for the same period in 2013, primarily due to a stocking effect at our commercial partner for this product. We also reported on October 14, 2014 that as of September 30, 2014 our cash and cash equivalents were €21.3 million, as compared with €29.1 million as of June 30, 2014 and €39.4 million as of December 31, 2013. A Research Tax Credit for 2013 in the amount of €3.3 million has not yet been received but is expected in the fourth quarter of 2014. These amounts are preliminary in nature, have not been audited and are subject to change upon completion of audit for the full fiscal year 2014. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations for these periods.

BUSINESS

Overview

We are a clinical-stage specialty biopharmaceutical company focused on changing the field of immunotherapy by developing a novel technology platform called Viaskin. Our therapeutic approach is based on epicutaneous immunotherapy, or EPIT, our proprietary method of delivering biologically active compound to the immune system through intact skin using Viaskin. We have generated significant data demonstrating that Viaskin’s mechanism of action is novel and differentiated as it targets specific antigen-presenting immune cells in the skin, called Langerhans cells, which capture the antigen and migrate to the lymph node in order to activate the immune system without allowing passage of the antigen into the bloodstream. We are advancing this unique technology to treat patients, including infants and children, suffering from severe food allergies, for whom safety is paramount, since the introduction of the offending allergen into their bloodstream can cause severe or life-threatening allergic reactions, such an anaphylactic shock.

Our proprietary platform is based on our epicutaneous Viaskin patch. We have designed and developed this technology internally, for which we have scalable manufacturing capabilities. Viaskin is an electrostatic patch, which offers a convenient, self-administered, non-invasive immunotherapy to patients. Once applied on intact skin, Viaskin forms a condensation chamber, which hydrates the skin and solubilizes the antigen allowing it to penetrate the epidermis, where it is captured by Langerhans cells. Based on numerous scientific publications and our own research, we believe this unique mechanism of action is safe and that it generates a strong immune response that results in tolerance towards the allergen. Our epicutaneous immunotherapy method allows us to address severe food allergies, as well as unmet medical needs in other immunotherapy indications.

According to an expert panel convened by the American Academy of Allergy Asthma and Immunology, epidemiological studies suggest that over half of Americans are sensitive to at least one allergen. Allergy is considered a “disease of the developed world” as its increasing incidence is proportional to higher living standards. Based on a paper published by the American Academy of Allergy Asthma and Immunology, or the AAAAI, approximately 3% to 5% of Americans suffer from food allergies, with a number of recent studies suggesting that nearly 6 million or approximately 8% of children have some type of food allergy. Food allergies in particular can lead to extremely dangerous reactions while significantly impairing daily quality of life. According to a paper published in the Immunology and Allergy Clinics of North America, food, mainly peanut, allergies, are responsible for 150 to 200 deaths and about 200,000 emergency room visits every year in the United States. These patients often experience skin discomfort, asthma symptoms, impaired lung function and gastrointestinal complications, such as sustained bloating, nausea, vomiting and diarrhea. Food allergies can be particularly difficult for young children to manage, and due to their life-threatening nature, severe food allergies can often lead to psychological traumas. In some cases, these allergies can also cause chronic diseases such as failure to thrive in children and an allergic inflammatory condition of the esophagus called eosinophilic esophagitis, or EoE.

We are committed to finding a safe, effective and patient-friendly therapy for food and pediatric allergy patients, for whom there are no currently approved treatments. Compared to other allergy treatment approaches, we believe the safety profile of our EPIT method carried-out via the Viaskin patch may offer significant therapeutic and ease-of-use advantages to these patient populations. EPIT can be utilized as an allergy-specific immunotherapy commonly referred to as desensitization. Desensitization consists of repeated administration of small quantities of allergen to decrease allergen reactivity in patients. Currently studied desensitization methods include subcutaneous, sublingual, and oral immunotherapy, which often require frequent or prolonged administration in highly specialized centers. In academic settings some successful cases exist, but large-scale pharmaceutical development in this field has been limited due to both the safety concerns and the commercial viability of these desensitization approaches. These methods seem to be poorly designed for young children due to their safety profile or the inconvenient method of administration. Most importantly, some of these approaches are also known for triggering severe adverse events during treatment, such as anaphylaxis. As a self-administered treatment with a good safety profile, we believe Viaskin has positioned us as the company with the most advanced clinical program in food allergies.

The following table summarizes our most advanced product candidates:

Our lead product candidate, Viaskin Peanut, has obtained Fast Track designation from the U.S. Food and Drug Administration, or FDA, which is intended to expedite or facilitate the process for reviewing new drugs and biological products that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. In September 2014 we announced topline results from our Phase IIb double-blind, placebo-controlled, multi-center clinical trial of Viaskin Peanut called VIPES (Viaskin Peanut’s Efficacy and Safety). In the trial, 221 peanut allergic subjects were randomized into four treatment arms to evaluate three doses (50 µg, 100 µg and 250 µg) of Viaskin Peanut compared to placebo. The trial met its primary endpoint at the highest explored dose (Viaskin Peanut 250 µg), achieving statistical significance (p<0.01) in the percentage of treatment responders versus placebo. In addition, in September 2013, we initiated an open-label follow-up Phase IIb clinical trial called VIPES OLFUS (Open-Label Follow-Up Study) to assess the long-term efficacy and safety of Viaskin Peanut. VIPES OLFUS is an extension trial for subjects having completed 12 months of the VIPES trial, in which all subjects will be treated with a 250 µg dose of Viaskin Peanut. Pending consultation with the FDA, we plan to initiate a Phase III trial in the first quarter of 2016.

Our second most advanced product candidate, Viaskin Milk, is being developed for cow’s milk protein allergy, or CMPA, in the pediatric patient population. In the second half of 2014, we intend to initiate a 150-subject multi-center, double-blind, placebo-controlled, randomized Phase I/II safety and efficacy clinical trial of Viaskin Milk in patients with Immunoglobulin E, or IgE, mediated CMPA, which we refer to as MILES (Milk Delivered Epicutaneously Study).

We have further used our Viaskin technology platform to advance other innovative product development programs to address additional opportunities in immunotherapy. We currently have one pre-clinical product candidate as a result of these product development programs, our product candidate for house dust mite allergy. Our other earlier stage product development programs include EoE, pertusiss boost vaccine and birch pollen allergy, none of which have resulted in a product candidate to date. We are also exploring other opportunities in respiratory syncytial virus, or RSV, vaccine, refractory hemophilia A, Crohn’s disease and type I diabetes. We intend to commercialize our food allergy product candidates by ourselves in the United States and some European countries. In other geographies and indications outside food allergies, we will explore selective partnerships with parties who have relevant clinical and commercial expertise in order to maximize shareholder value.

Our Strategy

Our goal is to become the leading global biopharmaceutical company focused on discovering, developing, manufacturing and commercializing treatments for severe allergies. Key elements of our strategy are:

•

Rapidly Develop and Seek Marketing Approval for Viaskin Peanut—In September 2014 we announced that we achieved our primary endpoint in our Phase IIb trial of Viaskin Peanut called VIPES. In December 2011, we obtained Fast Track designation from the FDA for Viaskin Peanut, the first peanut desensitization product candidate to obtain this status. Pending consultation with regulatory agencies, we intend to conduct a Phase III clinical trial and seek marketing approval for Viaskin Peanut for treatment of peanut allergy.

•

Advance the Development of Our Viaskin Technology Platform into Other Areas of Unmet Medical Need in Food and Pediatric Allergies—We are advancing the clinical development of Viaskin Milk to address CMPA, which is typically the first food allergy in children and affects approximately 2% to 3% of the population in developed countries. We intend to initiate MILES in the second half of 2014.

•

Become a Fully Integrated Biopharmaceutical Company Focused on the Commercialization of our Viaskin Food Allergy Product Candidates in the United States and Other Major Markets—We are utilizing our team’s unique food allergy expertise and knowledge to rapidly advance clinical development and approval of our product candidates. In anticipation of commercial launch, we continue to enhance our manufacturing and commercial production capabilities. Given the limited number and targeted nature of the prescribers in our target markets, we currently intend to launch and commercialize our food allergy product candidates with our own specialty sales force.

•

Maximize the Value of our Innovative Viaskin Technology Platform by Building a Broad Immunotherapy Product Pipeline—We believe that our Viaskin technology platform, for which we have worldwide commercialization rights, has the potential to support significant product opportunities beyond food allergies. We are pursuing a number of pre-clinical collaborations, which could enable us to broaden our product pipeline, including collaborations for the development of applications in the field of respiratory allergy or autoimmune disease, as well as other therapeutic fields, such as vaccines. We expect to selectively collaborate with leading pharmaceutical and biotechnology companies that have deep clinical expertise or extensive commercial infrastructure in other therapeutic areas of interest to us, in order to accelerate product candidate development and maximize shareholder value.

Our Industry

Allergies are a Growing Global Health Problem

Allergy is considered a “disease of the developed world” as its increasing incidence is proportional to higher living standards. Epidemiological studies suggest that over half of Americans are sensitive to at least one allergen. Environmental and lifestyle changes, urbanization, pollution, dietary changes, development of sanitation standards and decrease in chronic bacterial infections all seem to be factors promoting the rapid increase in prevalence of allergies throughout the developed world.

Background on Allergic Reaction

An allergic reaction is the body’s inappropriate immune response to a foreign substance, or an allergen. While, for most people, exposure to an allergen is relatively harmless, for others, exposure to an allergen can provoke an allergic reaction of varying severity. An allergic reaction typically progresses in two stages.

In the first stage, the allergic immune response begins with allergen sensitization. The first time an allergen penetrates the body via the skin or the mucosa, for example, the eyes, respiratory or digestive tracts, the immune system identifies the foreign element as dangerous and begins to produce specific antibodies against it. Antibodies are substances produced by the immune system that recognize and destroy certain foreign elements to which the body is exposed. The immune system produces different types of antibodies targeted to specific allergens. For allergic people, this phenomenon is known as sensitization. In the second stage of an allergic reaction, upon re-exposure to the allergen, the now sensitized immune system is ready to react. The antibody seeks to eliminate the allergen by triggering a collection of defense responses causing an allergic reaction. In various types of allergies, including food allergies, the antibody IgE plays an essential role in the development of the allergic disease. IgE is known for binding to allergens and triggering the release of cellular substances that can cause inflammation thus triggering a cascade of allergic reactions. Allergic reactions range in severity and include hives, itching, swelling, shortness of breath, vomiting and cardiac arrhythmia. Reactions vary in duration, and allergy patients experience these symptoms frequently unless treated properly. The most severe allergic reaction is anaphylaxis, which if not treated quickly by epinephrine injection, may progress to anaphylactic shock causing a rapid drop in blood pressure, loss of consciousness and possibly death within a few minutes.

Current Challenges in the Treatment and Management of Allergy Patients

Symptomatic Allergy Treatments and their Limitations

For food allergies, there are no approved symptomatic or disease-modifying allergy treatments. By contrast, in the case of respiratory allergies, symptomatic allergy treatments, such as antihistamines, bronchodilators and corticosteroids, are among the most widely used treatments in the world. Non-sedating antihistamines such as histamine H1 inhibitors are the mainstay treatment for respiratory allergies. Allegra and Zyrtec are two leading antihistamines treatments. Another method of symptomatic treatment consists of blocking production of IgE, the allergy antibody.

However, all these treatments treat the symptoms of allergies, and are not intended to treat the underlying causes of the allergic reaction itself. As a result, when the treatment course is finished, the patient is once again susceptible to the original allergen and typically will suffer a similar allergic reaction if re-exposed to the original allergen.

Emergency Treatments and Their Limitations

Allergies can lead to severe reactions that require the use of treatments that have been designated to treat allergic symptoms during emergency situations, such as anaphylactic reactions. Epinephrine, also known as adrenaline, is the most widely used treatment for anaphylactic reactions, and it is usually administered by injection. The most commonly used type of epinephrine injections are Epipen Auto-Injectors, or Epipen, which are indicated for the emergency treatment of severe allergic reactions including sudden anaphylaxis or for patients with a history of anaphylactic reactions to known triggers. Patients at risk of anaphylaxis are instructed by their physicians on how to recognize the symptoms of anaphylaxis and on when to use the Epipens. Epinephrine injections help relieve the symptoms of anaphylaxis, but they do not treat or help address the underlying causes of the allergic disease.

Desensitization Allergy Treatments and their Limitations

Another therapeutic approach for the treatment of allergies is through a type of immunotherapy, called desensitization therapy. Desensitization therapy consists of repeated administration of increasing quantities of allergen to decrease reactivity in allergic patients. It is currently recognized by the World Health Organization, or WHO, as the preferred therapeutic treatment for allergies. Desensitization therapy is widely used in respiratory allergies and allergies to insect bites. This treatment is traditionally performed by subcutaneous injections of increasing doses of the allergen at regular intervals in the hospital and under the supervision of a physician. Less invasive methods of administration, including oral drops and sublingual, or under the tongue, tablets, have also been developed to permit a simplified treatment that can be administered at home. For patients allergic to dust mites or pollen, desensitization by injection is the standard method of therapy.

However, while desensitization has shown potential in less severe allergies such as house dust mites or pollen, for food allergies and other severe allergies such as peanut or milk proteins, existing desensitization therapies cannot be routinely used due to the high risk of anaphylactic shock, especially in young children. Subcutaneous methods of desensitization have been shown to cause significant side effects. Only limited academic studies have been performed using oral immunotherapy and these studies have not demonstrated an immune reaction deemed sufficiently consistent to support a broadly applicable therapy. In some cases these therapies have been shown to trigger a high proportion of severe systemic reactions, and we believe that this has limited their pharmaceutical development.

Moreover, with current desensitization techniques, the achieved immunity may be short-lived; many patients are not able to tolerate the allergen permanently. A therapeutic approach that promotes tolerization to the allergen would be of particular clinical and societal benefit.

Food and Pediatric Allergies are a High Unmet Clinical Need

According to a paper published by the AAAAI, approximately 3% to 5% of Americans suffer from food allergies, with a number of recent studies suggesting that nearly 6 million or approximately 8% of children have some type of food allergy. Food allergies, in particular, can lead to extremely dangerous reactions and often lead to anaphylactic shock. According to a paper published in the Immunology and Allergy Clinics of North America, food, mainly peanut allergies, are responsible for 150 to 200 deaths every year in the United States. Centers for Disease Control and Prevention reported that food allergies result in more than 300,000 ambulatory-care visit per year among children under the age of 18. Every three minutes a food allergy reaction sends someone to the emergency department, which is about 200,000 emergency department visits per year, and every six minutes the reaction is one of anaphylaxis. A recent U.S. study indicates an increase of 350% in the number of hospitalizations of children below age 18 for diagnosis of a food allergy for the period from 2004 to 2006 as compared to the period from 1998 to 2000. According to a paper published in the Immunology and Allergy Clinics of North America, the majority of fatal anaphylactic reactions in patients are caused by peanut allergy.

While anaphylactic shock is the most severe allergic reaction to food, patients also suffer from a poor quality of life. Symptoms tend to disappear within hours of exposure but, in some cases, can continue to affect patients for several days. Reactions can include, but are not limited to, skin discomfort, hay fever-like symptoms, impaired lung function and gastrointestinal complications, such as sustained bloating, nausea, vomiting and diarrhea. In some cases, food allergies can lead to chronic diseases such as failure to thrive in children and an allergic inflammatory condition of the esophagus called EoE.

Recent studies suggest that patients with food allergies are especially at risk for experiencing significant disruption to their daily life. Food allergies are not only a physical disability; they are often associated with psychological traumas, including fear of eating, antisocial behavior and anxiety. In the case of pediatric patients, food allergies also have a significant impact on their caretakers. A recent study suggests that the quality of life in children with peanut allergy is more impaired than in children with insulin-dependent diabetes mellitus.

There Are No Approved Treatments Suitable for Food Allergies

Strict avoidance of food allergens and early recognition and management of allergic reactions to food are important measures to prevent serious health consequences. However, strict avoidance of food allergen is very difficult to achieve, especially for children. Some foods can contain hidden traces of allergens, labeling is often deceptive and contamination of allergen-free foods occurs regularly. For example, according to a paper published in the Journal of Allergy and Clinical Immunology, it is estimated that accidental exposure to peanuts in peanut allergic patients occurs once every three to five years and the annual incidence of accidental ingestion is between 15% and 40%.

Treating Allergies Early in Life can Modify the Disease, However, No Treatments Currently Exist for Young Children

Recent scientific studies suggest that treating allergies early in life could prevent disease progression or the development of polyallergies. A study of children desensitized to pollen and monitored for five years demonstrated that treating pollen allergy reduced the development of asthma. This early intervention, when the immune system is not mature, is referred to as the “window of opportunity.” Thus, research suggests that addressing allergies during this time in life is likely of critical clinical importance.

However, current techniques are poorly adapted to treating young allergy patients:

•	Injections are not well-tolerated and must be performed under strict medical supervision; and

•

Sublingual methods, developed to encourage home administration, are generally not suitable for young children who are unable to keep the product in contact with the oral mucosa long enough for its use to be effective (a minimum of two minutes before being swallowed). In addition, sublingual administration in children is sometimes poorly tolerated. In the case of tablets, the risk of aspiration also exists.

Due to these safety concerns, existing techniques are limited to children who are at least six years old. Given these limitations, it has been impossible to commercialize large-scale desensitization efforts for young children, even if medical research suggests that early allergy treatment during the “window of opportunity” is the best prophylactic and therapeutic management of the disease.

There is an Urgent Need for a Safe, Effective and Convenient Treatment for Food Allergy Patients

For all these reasons, food allergy patients, especially young children, their caregivers and their clinicians have long sought a safe, effective and convenient treatment. It is well understood that desensitization would be a desirable therapeutic approach as long as the procedure limits serious side effects, is convenient to apply and is effective. In particular, a therapeutic approach that promotes long-term therapeutic effect would be most desirable. To date, no such technique has been developed and approved.

Our Solution: Epicutaneous Immunotherapy (EPIT) using our Viaskin Technology Platform

Over the last decade, we have developed an innovative immunotherapy technology platform, with the potential for sustained therapeutic effect, by delivering biologically active compounds, including allergens, via intact skin. This technology platform, which we call Viaskin, is based on an electrostatic patch, which administers the allergen directly on the skin. Once administered, the allergen is concentrated in the superficial layers of the skin, where it activates the immune system by specifically targeting antigen-presenting cells without passage of the antigen into the bloodstream. We refer to this novel approach to immunotherapy as epicutaneous immunotherapy, or EPIT. We believe EPIT has the potential to provide all of the intended benefits of a disease-modifying treatment in allergy, while avoiding severe or life-threatening allergic reactions.

Viaskin—The First Epicutaneous Immunotherapy

Three important characteristics of our Viaskin technology platform contribute to its potential safety and efficacy:

•	The Viaskin patch contains the antigen in dry form, which allows it to retain its chemical properties optimally.

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The Viaskin patch creates a condensation chamber with the skin. This increases the hydration of the skin and solubilizes the antigen, which allows it to penetrate the upper layers of the epidermis. Here, the antigen is close to the most tolerogenic antigen presenting cells in the body, Langerhans cells.

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The Viaskin patch delivers the antigen directly to the Langerhans cells but not into the bloodstream, thereby avoiding systemic allergic reactions. This mechanism of action leads to the potential safety of the Viaskin patch, which has been observed in multiple clinical trials in over 400 subjects.

Below is a diagram reflecting the primary components of the Viaskin patch:

The key elements of the Viaskin patch mechanism of action are the following:

Containing a dry layer of allergen in its center, the patch is positioned on intact skin, without prior preparation.

The condensation chamber formed between the skin and the center of the patch creates hyperhydration of the skin and an accumulation of water.

The accumulation of water solubilizes the allergen. Due to this condensation chamber, the epidermis becomes more permeable allowing passage of the allergen into the epidermis.

Once in the epidermis, the allergen is captured by a population of highly specialized cells: Langerhans cells. These cells can take the protein at the surface of the skin, process it and present its epitopes to the lymphocytes in the lymph nodes.

Viaskin—Targeting the Unique Immunological Properties of Epicutaneous Langerhans Cells

The Viaskin’s effect on the immune system has been the subject of numerous scientific analyses and publications, which have been featured in major medical journals and allergology conferences. These epigenetic and mechanistic studies have helped us characterize the Viaskin’s novel mechanism of action.

Our mechanism of action is unique and differentiated as it targets specific epidermal dendritic cells, called Langerhans cells, which capture the antigen and migrate to the lymph node in order to activate the immune system without passage of the antigen into the bloodstream. After the antigen has been presented to the T cells in the lymph node, it activates the Tregs, the main factor in the down-regulation of Th2 response, while barely influencing the Th1 expression.

Th2 cells are thought to play a role in allergic responses because allergies are known to be Th2 dominant conditions. An elevated Th2 response is ultimately responsible for the production of IgE, which can cause inflammation and trigger allergic reactions. Conversely, a normal, or non-allergic, immune response to an allergen is usually characterized by a well-balanced Th1/Th2 response.

We believe EPIT can rebalance the immune reaction by decreasing, or down-regulating, the Th2 response to allergens, keeping Th1 and Th2 balanced and thus promoting long-term tolerance toward future allergen exposure.

Viaskin—Compelling Clinical Benefits

We believe our innovative approach to EPIT has the potential to offer compelling clinical benefits to patients suffering from severe allergies:

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Our Epicutaneous Approach Targeting Langerhans Cells has the Potential to Induce an Immune Reaction with a Highly Tolerogenic Profile:    By delivering the allergen directly to the lymph node through the Langerhans cells, EPIT activates specific Tregs that can down-regulate the Th2-oriented reaction to the allergen. The absence of passage of allergens into the bloodstream explains the safety while the activity in the lymph node explains the efficacy of EPIT.

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Our Viaskin Patch Enables Continuous Antigen Exposure which has the Potential to Promote Sustained Tolerization:    The Viaskin patch contains allergen protein in its original antigenic state, which allows the skin to be continuously exposed to the allergen over time. We believe this promotes a long-term, sustained therapeutic effect.

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The Safety Profile and Ease of Use of Viaskin May Allow the Treatment of Allergies Very Early in Life:    Because of its ease of use and well-demonstrated safety profile, we believe our Viaskin technology will allow for the treatment of all patients suffering from severe allergies, including very young children, without risk of anaphylaxis. As a result, we believe our approach will permit early treatment of allergies in children during the “window of opportunity” which could prevent disease progression in these patients or the development of polyallergies.

We believe that the Viaskin’s ability to induce epicutaneous immunological responses can also potentially be applied to other therapeutic areas, such as vaccination and treatment of inflammatory and autoimmune diseases.

Our Product Candidates

Our lead product candidate, Viaskin Peanut, is being developed for the treatment of peanut allergies in adults, adolescents and children. In September 2014 we announced topline results from our VIPES trial, a multi-center, double-blind, placebo-controlled, randomized Phase IIb clinical trial of Viaskin Peanut. The trial met its primary endpoint at the highest explored dose (Viaskin Peanut 250 µg), achieving statistical significance (p<0.01) in the percentage of treatment responders versus placebo. Our VIPES trial is the largest clinical trial in peanut allergy desensitization ever completed. In June 2013, the Assistance Publique—Hôpitaux de Paris, or AP-HP, presented data from its ARACHILD pilot trial of Viaskin Peanut. In June 2012, we presented proof-of-concept data at the European Academy of Allergy and Clinical Immunology, or EAACI, Congress from a multi-center, double-blind, placebo-controlled, randomized Phase Ib clinical trial of Viaskin Peanut.

Our second product candidate, Viaskin Milk, is being developed for children (including infants) for the treatment of two indications, CMPA and milk-induced EoE. Proof-of-concept data from a pilot clinical trial of Viaskin Milk was published in The Journal of Allergy and Clinical Immunology in 2010. In the second half of 2014, we intend to initiate our MILES trial, a multi-center, double-blind, placebo-controlled, randomized Phase I/II safety and efficacy clinical trial of Viaskin Milk in the pediatric patient population with CMPA. In the first half of 2015, with our assistance, the Children’s Hospital of Philadelphia intends to initiate a multi-center, double-blind, placebo-controlled, randomized trial to study safety and efficacy of Viaskin Milk in pediatric patient populations with milk-induced EoE.

We are also developing a product candidate, Viaskin HDM, for the treatment of house dust mite, or HDM, allergy. We are currently conducting pre-clinical proof-of-concept and IND-enabling studies for this product candidate with the goal of initiating a clinical program if these studies are successful.

Viaskin Peanut

Background

Peanut allergy is one of the most common food allergies, and can cause severe, potentially fatal, allergic reactions, including anaphylaxis. Strict avoidance of peanut is essential, as even trace amounts of peanut can cause a severe allergic reactions. According to recent studies, food allergies, mainly peanut, are responsible for 150 to 200 deaths every year in the United States and about 200,000 emergency room visits. While anaphylactic shock is the most severe allergic reaction to peanuts, many patients also suffer from a poor quality of life. Peanut allergies have lifelong effects and are often associated with psychological traumas, including fear of eating, antisocial behavior and anxiety.

Allergy to peanuts appears to be on the rise and its prevalence has increased in the past 10 years. According to an article published in The Journal of Allergy and Clinical Immunology, a recent survey in the United States indicated that approximately 1% of the U.S. population, or more than three million people, are allergic to peanuts and/or nuts. Two recent studies conducted in the United States and the United Kingdom show that peanut allergy has doubled in five years in children below age five. A study funded by Food Allergy Research and Education, Inc., or FARE, indicates that the number of children in the United States with peanut allergy more than tripled between 1997 and 2008. Although some patients outgrow their peanut allergies, research indicates that only about 20% of individuals with peanut allergy outgrow it during a lifetime.

Development Program for Viaskin Peanut

Phase IIb Clinical Trials—VIPES and VIPES OLFUS

VIPES (Viaskin Peanut’s Efficacy and Safety)

In August 2012, we initiated VIPES, a double-blind, placebo-controlled, multi-center Phase IIb clinical trial of Viaskin Peanut in 221 peanut allergic subjects with a well-documented medical history of systemic reactions after ingestion of peanut. Subjects completed their last food challenge visits after twelve months of treatment.

The VIPES trial was a multi-center clinical trial conducted at 22 sites in North America and Europe. In the trial, 221 peanut-allergic subjects were randomized into four treatment arms to evaluate three doses of Viaskin Peanut, specifically 50 µg, 100 µg and 250 µg peanut protein, compared to placebo. The trial was prospectively organized across the three dose levels with two patient strata, composed of three different patient age groups; children (113 subjects, ages 6-11) for the first stratum and adolescents (73 subjects, ages 12-17) plus adults (35 subjects, ages 18-55) for the other stratum. Each patient underwent two double-blind, placebo-controlled food challenges, or DBPCFCs: one at initial screening and one at 12 months after initiation of treatment. The challenge was halted once the subject exhibited an objective symptom, thus establishing a subject’s peanut tolerance level. Patients in VIPES received a daily application of the Viaskin Peanut patch over a 12-month treatment period. Each patch was applied for 24 hours, either on the upper arm for adults (age 18-55) and adolescents (age 12-17) or on the back of children (age 6-11).

Baseline peanut tolerance levels were established by measuring the peanut eliciting dose at which patients began to exhibit allergy symptoms, thus establishing the reactive baseline dose. The median baseline reactive dose in VIPES was 100mg. The distribution of patients’ baseline reactive dose is summarized in the graph below.

The primary efficacy endpoint in the trial was the percentage of treatment responders for each active treatment compared to placebo. Trial responders were defined as patients who, after 12 months of treatment with Viaskin Peanut and using a double-blind, placebo controlled food challenge, started to react at a dose of peanut protein equal to or greater than 1,000 mg, or at least a 10-fold increase in the eliciting dose of peanut protein compared to baseline. As a secondary efficacy endpoint, Cumulative Reactive Dose, or CRD, was also used to establish the total quantity of peanut protein that began triggering patient reactions at month 12 versus placebo. Serological markers were also measured as additional secondary endpoints at baseline, 3, 6 and 12 months in order to characterize the immunological changes in subjects. In terms of peanut consumption and immunological changes, a consistent dose effect was observed.

The principal coordinating investigator for VIPES in North America is Dr. Hugh Sampson, M.D., Chief of the Division of Allergy & Immunology in the Department of Pediatrics, Director of the Jaffe Food Allergy Institute, and Dean of Translational Biomedical Science at The Mount Sinai Medical Center in New York, United States. Dr. Sampson is also a member of our Scientific Advisory Board as well as principal investigator of the National Institutes of Health-sponsored Consortium of Food Allergy Research clinical trial with Viaskin Peanut (CoFAR6).

The principal coordinating investigator for VIPES in Europe is Christophe Dupont, M.D., Ph.D., Head of the Pediatric-Gastroenterology Ambulatory Department at the Necker Hospital (AP-HP). He is a member of the European Society for Pediatric Gastroenterology, Hepatology and Nutrition and of the Committee of Nutrition of the French Pediatric Society. Dr. Dupont is also the Chairman of our Scientific Advisory Board.

Topline Results Announced September 2014

In September 2014, we announced topline results for the VIPES trial. The trial met its primary endpoint at the highest explored dose (Viaskin Peanut 250 µg), achieving statistical significance (p=0.0108) in desensitizing a higher proportion of patients versus placebo after 12 months of treatment. Patients treated with Viaskin Peanut 250 µg also showed statistically significant changes in measured serological markers while placebo patients did not exhibit material differences. In our Phase Ib clinical trial of Viaskin Peanut, 250 µg of Viaskin Peanut was shown to be the maximum well-tolerated dose in children and 500 µg was shown to be the maximum well-tolerated dose in adults and adolescents. The full results of efficacy and safety are expected to be presented at future scientific meetings.

Patient compliance with daily Viaskin Peanut application was above 97%. The safety profile was confirmed across all active arms with no serious treatment-related adverse events reported or use of epinephrine related to treatment. Three separate Data Safety Monitoring Board, or DSMB, meetings concluded that VIPES did not have any safety concerns. In the trial, there were 20 serious adverse events, or SAEs, but none related to study drug. Out the 20 serious adverse events, or SAEs, in VIPES, 16 were anaphylaxes during the DBPCFC; two were moderate anaphylaxes after accidental consumption of peanut containing foods outside of clinical trial site; there was also one respiratory distress case; and one psychiatric case. The trial drop-out rate was 6.4%, or 14 patients, which was below the 15% rate initially anticipated. Two out of the 14 drop-outs were related to the study drug due to dermatitis, one was due to uncontrolled asthma not related to treatment and the remaining 11 patients were drop-outs due to non-compliance, lost to follow-up or consent withdrawals. Furthermore, local cutaneous reactions, mostly mild and moderate, were observed in the majority of the active groups.

A total of 56 subjects were randomized to the Viaskin Peanut 250 µg dose. In this arm, 50% of patients responded, compared to 25% in the placebo group, showing statistical significance (p=0.0108).

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Specifically, 53.6% of children responded to treatment compared to a 19.4% response in placebo (p=0.008). Children treated with Viaskin showed a strong improvement in the child’s ability to consume peanut protein, with an increase in least squares mean, or LS mean (least squares mean is obtained from a statistical model adjusted for multiple factors including both categorical, such as treatment, center or country and continuous covariates, such as baseline peanut doses measures allowing to better isolate the only effect of treatment), in the change of CRD from baseline of 390.4 mg (p<0.001). Serological responses also showed treatment effect. In treated children, peanut-specific immunoglobulin E (IgE) increased over the first 6 months before decreasing toward initial levels at 12 months, while peanut-specific immunoglobulin G4 (IgG4) increased by more than 19 times over 12 months of treatment. (See Figure 2 and 3 below.) Both biomarkers suggest a powerful desensitization effect.

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Adolescents showed a trend toward efficacy, showing a response rate of 38.9% in the active arm versus 22.2% in the corresponding placebo group. A statistically significant improvement in the adolescents’ ability to consume peanut protein was also observed, as the LS mean in change of CRD versus placebo of this subgroup was 276.0 mg (p=0.046). The IgG4 increase observed in adolescents, a 3.3 fold increase over 12 months, suggests the beginning of a successful desensitization process. At this stage, the adult subgroup is inconclusive due to a small sample size and a high placebo effect. (See Figure 1 below).

The following Figures summarize these topline results for the 250 µg arm versus placebo.

Figure 1: Summary of data in VIPES with Viaskin 250 µg
	Viaskin 250 µg	Placebo	p value
All patients
Number of patients	56	56
Response rate (%)	50.0	25.0	0.0108
LS mean CRD (mg)	548.5	162.5	p<0.001
Mean CRD increase from baseline (mg)	979.2	269.5
Median CRD increase from baseline (mg)	385.0	0.0
Fold-increase in IgG4* (x)	12.0	1.3
Children
Number of patients	28	31
Response rate (%)	53.6	19.4	0.008
LS mean CRD (mg)	476.6	86.2	p<0.001
Mean CRD increase from baseline (mg)	1,121.0	60.8
Median CRD increase from baseline (mg)	400.0	0.0
Fold-increase in IgG4* (x)	19.1	1.1
Adolescents
Number of patients	18	18
Response rate (%)	38.9	22.2	n.s.
LS mean CRD (mg)	456.9	180.9	0.047
Mean CRD increase from baseline (mg)	825.4	298.1
Median CRD increase from baseline (mg)	300.0	0.0
Fold-increase in IgG4* (x)	3.3	1.7

Note: Following the blind review meeting decision, for patients able to consume the highest dose of 2,000 mg peanut protein during the month 12 double blind placebo controlled food challenge without experiencing any objective reactions, the convention was to ascribe a putative eliciting dose of 3,000 mg peanut protein. Consequently, for the calculation of the cumulative reactive dose, or CRD, the maximum dose used for these subjects was fixed at 3,000 mg.

*	Mean of fold increase at 12 months

Figure 2

Serological Changes in Children Treated with Viaskin 250µg

Figure 3

Serological Changes in Adolescents Treated with Viaskin 250µg

VIPES OLFUS (Open-Label Follow-Up Study)

In September 2013, we initiated an open-label follow-up Phase IIb clinical trial called VIPES OLFUS to assess the long-term efficacy and safety of Viaskin Peanut in subjects with peanut allergy. VIPES OLFUS is an extension trial for subjects having completed 12 months of the VIPES double-blind, placebo-controlled clinical trial, during which all subjects will be treated with a 250 µg dose of Viaskin Peanut. VIPES OLFUS includes 170 subjects at 21 sites in North America and Europe, representing 82% of the patients who completed 12 months of therapy in the VIPES trial.

The objective of this trial is to assess the efficacy, safety and sustained tolerance of Viaskin Peanut after up to 36 months of epicutaneous immunotherapy in peanut allergic subjects.

Phase Ib Clinical Trial

In July 2010, we initiated our first clinical trial of Viaskin Peanut in the United States, which was a Phase Ib trial to evaluate the safety and tolerability of repeated epicutaneous administration of Viaskin Peanut in patients allergic to peanuts. In the trial, which was conducted at five leading centers in the United States, 100 subjects (initially adults, followed by adolescents and then children) allergic to peanuts, including 70 with a non-severe allergy and 30 with a severe allergy, were randomized and treated for two weeks with 20 µg to 500 µg of Viaskin Peanut or with placebo. Subjects with a history of severe anaphylactic reactions could be enrolled only after assessment of the safety of Viaskin Peanut in subjects with historical non-severe anaphylaxis. The primary endpoint of this clinical trial was safety, with the primary safety parameters of adverse events, physical examinations, vital signs, lab values, allergic reactions, any skin reactions, local or distant, echo-cardiogram, and Peak Expiratory Flow and spirometry (FEV1). Secondary endpoints included the proportion of subjects that experience systemic reactions such as urticaria, asthma and acute dyspnea, change in blood pressure, and digestive symptoms (vomiting, diarrhea) associated with Viaskin Peanut treatment versus placebo, the proportion of subjects requiring treatment for systemic reactions related to Viaskin Peanut treatment or placebo, and overall adherence to the clinical trial treatment.

In the overall population, the dose of 500 µg of Viaskin Peanut in adults and adolescents, and the dose of 250 µg of Viaskin Peanut in children, were each shown to be well-tolerated maximum doses regardless of the administration plan. Importantly, an excellent treatment compliance rate (> 96%) was observed and the intermediate results suggested satisfactory usage safety of Viaskin Peanut in patients allergic to peanuts. The interim report was communicated to the FDA on December 15, 2011, and we released the complete results of this clinical trial at the EAACI Congress in June 2012.

Academic Trials

The lack of cure and approved treatments for food allergies has encouraged researchers and physicians to conduct several observational and mechanistic studies to further their understanding of these diseases. In the United States, for example, the National Institute of Allergy and Infectious Diseases, or NIAID, of the United States National Institutes of Health has substantially increased its support for food allergy research since 2003, including the establishment of the Consortium for Food Allergy Research, or CoFAR, in 2005.

As such, we have been approached by certain academic and research institutions interested in exploring Viaskin and EPIT’s mechanism of action and their impact on patients. In particular, both the AP-HP in France and CoFAR in the United States have initiated clinical trials to assess Viaskin Peanut’s efficacy: ARACHILD and CoFAR 6, respectively. While not a sponsor of these trials, we have and will provide the doses of Viaskin Peanut needed to complete both of these trials.

CoFAR6 (Consortium for Food Allergy Research 6)

In October 2013, CoFAR launched a multi-center, randomized, double-blind, placebo-controlled trial to evaluate Viaskin Peanut in children and adults allergic to peanuts. This trial is sponsored and funded by the NIAID and coordinated by Professor Hugh Sampson in New York. The trial is being conducted in five hospitals in the United States and includes 75 patients, both adults and children. The recruitment of CoFAR6 ended in July 2014. Subjects will be randomized to two doses of Viaskin Peanut (100 µg and 250 µg) or matched placebo and will undergo a peanut protein oral food challenge at week 52. Expected to last four years, this trial will enable analysis of the effects of peanut desensitization with Viaskin Peanut over an initial period of 12 months.

ARACHILD

The ARACHILD trial is a pilot trial conducted in France by the AP-HP. It is a DBPCFC trial to investigate the efficacy and safety of Viaskin Peanut in peanut allergic patients recruited from six centers. In the trial, 54 patients (35 children (age 5 to 11) and 19 adolescents (age 12 to 18)), were randomized into two treatment arms to evaluate a single dose of Viaskin Peanut, specifically 100 µg of peanut protein, compared to placebo. Patients in the placebo arm were crossed over at six months to Viaskin Peanut without unblinding the trial. Each patient underwent DBPCFCs at months 6, 12 and 18 after initiation of treatment. After the initial double-blind six-month treatment period, all patients went through an open-label period of 30 months. The primary endpoint of the trial was the proportion of patients who achieved at least a 10-fold increase in initial reactive dose or cumulative reactive dose, or CRD, greater than 1,000 mg of peanut protein (about 4 peanuts). The secondary endpoints included significant immunological changes.

In June 2013, AP-HP reported the results from the initial six-month double-blind placebo-controlled phase of the trial and for the first 12 months of the open-label follow-up phase. In the active group (28 subjects), 6-, 12- and 18-month data showed 7.4%, 20% and 40% of subjects, respectively, consuming at least 10 times more peanut protein than tolerated at the beginning of the trial (versus 7.7% in the placebo arm before the crossover to Viaskin Peanut at month six, then 13% and 19% respectively after the crossover). Net trends of a specific sub-analysis of 19 adolescents (age 12 to 17) showed that despite a positive serological response of IgE, no adolescents qualified as responders at 6, 12 and 18 months. In an analysis of 35 children (age 5 to 11), we observed not only a positive serological response of IgE, but also that an immunological response is characteristic of an acquisition of tolerance leading to a continuous and progressive number of responders. For the children subgroup, 6-, 12- and 18- month data showed 12.5%, 33.3% and 66.7% of subjects, respectively, consuming at least 10 times more peanut protein than at the beginning of the trial (versus 10.5% in the placebo arm before the crossover to Viaskin Peanut at month six, then 16.7% and 23.5%, respectively, after the crossover). Viaskin Peanut also showed significant immunological changes (secondary efficacy endpoints) in the overall population, with clear-cut results in children. In treated children, peanut-specific IgE were increased by more than two-fold at 6-month, before decreasing and approaching toward initial levels at 18-month, while peanut-specific IgG4 (immunoglobulin G4) increased by more than eight-fold over 18-month of treatment.

Additional analyses of these data also suggest a linear relationship between body surface and response rate as well as onset of response. This analysis supports the belief that the 100 µg dose in Viaskin Peanut used in Arachild was potentially too low to generate a significant clinical outcome in patients with a higher body surface. In addition, these data also suggest that levels of the antibody IGg4 are potentially a good predictor of future patient response.

Pre-Clinical Studies

Prior to commencing our clinical trials of Viaskin Peanut, we completed a series of customary proof-of-concept and IND-enabling pre-clinical studies. These included in vitro pharmacokinetic/absorption studies, in vivo pharmacology studies in a mouse model of peanut allergy, and toxicology studies, as well as ISO 10993-compliant biocompatibility studies for the device component.

Viaskin Milk

Background

Cow’s milk protein allergy, or CMPA, is the first allergy that appears during early childhood. CMPA is often missed in the primary care setting and can be a significant cause of infant distress when left undiagnosed. Symptoms can include gastrointestinal problems including vomiting and diarrhea, skin rash, angioedema or rapid swelling of the skin, and anaphylaxis. The only option available for CMPA management is the avoidance of cow’s milk, which can lead to issues of dietary imbalance, failure to thrive and poor quality of life.

In addition, milk is the primary cause in two-thirds of the children with EoE. EoE is a debilitating disease involving esophageal dysfunction, due to massive and abnormal infiltration of eosinophil granulocytes in the esophagus and the upper digestive tract, with inflammation of the esophagus.

CMPA is the most common food allergy in infants and young children, affecting 2% to 3% of the general population. In approximately 80% of CMPA cases, the allergy to cow’s milk disappears after age 16. However, according to an expert panel convened by the AAAAI, approximately 35% of children with severe CMPA subsequently develop other food allergies or allergic respiratory diseases, such as asthma.

Development Program for Viaskin Milk

MILES (Milk Delivered Epicutaneously Study)

In the second half of 2014, we intend to initiate our MILES trial, a multi-center, double-blind, placebo-controlled, randomized Phase I/II trial to study the safety and efficacy of Viaskin Milk in pediatric patient populations (age 2 to 17) suffering from CMPA with elevated IgE levels related to cow’s milk protein. We have an open IND for this trial. This trial will be conducted in select U.S. and Canadian clinical centers, including sites belonging to the CoFAR. Up to 150 subjects (18 subjects in Part A and 132 subjects in Part B) will be randomized for treatment at approximately 10 to 14 sites. Eligible subjects with confirmed IgE-mediated CMPA will perform a first food challenge at screening with escalating doses of cow’s milk proteins. Subjects who show the appearance of objective signs or symptoms to an eliciting dose of cow’s milk proteins ≤300 mg (approximately 9.4 mL of cow’s milk) will be randomized in the trial.

Part A of MILES, which is equivalent to Phase I, will evaluate the safety of repeated daily applications of three escalating dose-levels of Viaskin Milk (150 µg, 300 µg and 500 µg cow’s milk protein) versus placebo during three weeks. Part B, which is equivalent to Phase II, is designed to evaluate the safety and efficacy of up to two selected doses of Viaskin Milk (as determined from Part A), after a review of the safety data. After month 12, all subjects from Parts A and B will continue treatment for another 12 months in an open-label manner with Viaskin Milk, at the highest dose determined to be safe based on safety data from Part A. The primary efficacy endpoint will be the percentage of subjects who are treatment responders after 12 months, defined as subjects who meet at least one of the following criteria: a ≥10-fold increase in the cumulative reactive dose, or CRD, of cow’s milk proteins at the month 12 food challenge as compared to baseline value and reaching at least 144 mg of cow’s milk proteins (approximately 4.5 mL of milk); or a CRD of cow’s milk proteins ≥1444 mg (approximately 45 mL of milk) at the month 12 food challenge. Secondary efficacy endpoints include, among other things, the percentage of subjects who are treatment responders at month 24, the mean and median CRD of cow’s milk proteins at months 12 and 24 and change from baseline, the change in the severity of symptoms elicited during the food challenge from baseline to months 12 and 24, and the change form baseline in quality of life assessments at months 12 and 24.

Pilot Clinical Trial

Professor Christophe Dupont and the AP-HP conducted a double-blind, placebo-controlled pilot clinical trial of EPIT in 2005 in children (age 3 months to 15 years) with high levels of specific IgE related to cow’s milk protein who were unable to consume more than 10 mL of cow’s milk. A publication discussing this trial’s results was published in the Journal of Allergy and Clinical Immunology 2010. In the trial, at the end of a three-month treatment, the mean cumulative tolerated dose increment was 12-fold in the active group versus 8% in the placebo group.

At the start of the clinical trial, out of the 19 patients included, some patients could not tolerate the equivalent of one drop of milk without having severe reactions. However, after three or six months of treatment, almost half of the Viaskin Milk treatment group was able to ingest milk in large quantities. In contrast, no patients treated during the first three months with a placebo (patch without active substance) showed meaningful improvement. These same non-responder patients were then treated with Viaskin Milk and after three or six months of treatment, 80% of them experienced an improvement in their tolerance of milk. There were no serious or unexpected adverse events in the trial nor premature withdrawal from the clinical trial. Although larger studies are needed to confirm the statistical efficacy, we believe the results of the pilot clinical trial provide proof-of-concept for specific immunotherapy via the epicutaneous route for this indication.

In addition, with assistance from us, The Children’s Hospital of Philadelphia, or CHOP, intends to file an IND for a trial that we call SMILEE in the first half of 2015, a double-blind, placebo-controlled, randomized trial to study efficacy and safety of the Viaskin milk for treating milk-induced eosinophilic esophagitis in children, we expect the SMILEE trial will be conducted as follows, subject to the applicable institutional review board, or IRB, and FDA approval. Twenty subjects aged from 4 to 17 years will be randomized into either Viaskin Milk or placebo arms. Treatment will start at randomization, during which subjects will maintain a milk-free diet. After nine months of treatment, subjects will be re-exposed to milk for up to two months, at which point biopsies will be performed to evaluate primary endpoints.

Although we are providing assistance in the form of funding and trial supplies, this trial will be conducted by CHOP and supervised by its staff member Jonathan Spergel, MD, PhD.

Pre-Clinical Studies

Prior to commencing our clinical trial of Viaskin Milk, we completed a series of customary proof-of-concept and IND-enabling pre-clinical studies. These included in vitro pharmacology studies in a murine model of allergies, general safety studies in a milk-sensitized animal model, genetic and other toxicology studies with the milk protein extract, and local tolerance studies, as well as biocompatibility studies of the device component.

Viaskin HDM

Background

House dust mite, or HDM, allergy is the most common respiratory allergy in children. Recent studies indicate that treating respiratory allergies, such as HDM, early in life may prevent respiratory complications such as asthma, wheezy bronchitis and allergic rhinitis. According to an article published in the official journal of the American Academy of Pediatrics, the age at which treatment begins is critical because more than 80% of persistent asthma cases begin before age six.

Despite data demonstrating that early desensitization to respiratory allergies prevents the appearance of numerous respiratory complications including asthma, the WHO does not recommend the use of immunotherapy in very young children due to the risk of anaphylaxis.

Development Program for Viaskin HDM

We are developing Viaskin HDM as a treatment that we believe can reduce the clinical manifestations of HDM allergy. We refer to this development program as the ImmunaVia project. Studies suggest that the treatment of HDM in young children may have a significant impact on preventing the occurrence and development of allergic asthma.

We are currently conducting pre-clinical proof of concept and IND-enabling studies for this product candidate with the goal of initiating a clinical program if these studies are successful. To date, these development efforts have been funded through conditional advances and subsidy awards we have received from OSEO, the French agency of Innovation and part of the Banque Publique d’Investissement.

Other Potential Viaskin Technology Applications

We believe that our broadly applicable technology platform, know-how and deep understanding of EPIT positions us well to develop product candidates in areas of unmet medical need in immunotherapy. We currently expect to selectively conduct product development programs outside of our core food allergy expertise in collaboration with companies or agencies that are experts in their field. To date, we have signed several collaboration agreements to broaden the number of indications we are pursuing with our Viaskin technology platform. These collaboration agreements are in the early proof-of-concept phase, and we do not expect to provide regular updates on these programs unless and until we elect to move one of them forward in a meaningful way. These collaboration agreements include the following:

•	With the University of Geneva and Bionet Asia, we are developing a booster vaccine against pertussis, for which a first clinical trial is planned to start in the next 12 months.

•	With the Icahn School of Medicine at Mount Sinai, we are investigating the efficacy and mechanism of epicutaneous tolerance utilizing our Viaskin technology for the treatment of Crohn’s disease.

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With the French Institute for Agricultural Research, or INRA, we are developing a new vaccine strategy for respiratory syncytial virus, or RSV, in infants. This project seeks to offer a pre-clinical proof of concept for an innovative, safe and effective pediatric vaccine against RSV. This project is funded by the French National Research Agency, or ANR.

•	With the Institut National de la Santé Et de la Recherche Médicale, or INSERM, we are developing a novel therapeutic strategy for hemophilia A with inhibitors.

•	With Stallergènes S.A., we have signed a research and development agreement for developing a new treatment for birch pollen.

In addition, we are continuing to explore other cellular mechanisms modulated by EPIT, such as biomarkers, in collaboration with Mount Sinai Hospital in the United States, the Centre d’Immunologie de Marseille-Luminy, or CIML, in France and Commissariat à l’Énergie Atomique Et aux Énergies Alternatives, or CEA, in France. We believe that with improved knowledge about the evolution of immunological biomarkers and epigenetic modulation, we may be able to determine the level of patient response earlier during treatment, ensure follow-up and measure tolerance maintained once treatment is completed.

Our First Marketing Experience: Diallertest Milk—A Ready-to-Use Patch Test For Detecting CMPA in Young Children

In 2004, we introduced to the French market Diallertest Milk, the first ready-to-use patch test for detecting CMPA in young children. Diallertest Milk is sold exclusively in France through a distribution partner. To date, sales of Diallertest Milk have been moderate, totaling approximately 25,000 kits per year on average over the past three years. We do not currently expect these product revenues to have a material impact on our business and financial condition in future periods.

In June 2009, we received a letter from the Agence Française de Sécurité Sanitaire des Produits de Santé (French Agency for the Safety of Health Products), informing us that, in its view, Diallertest Milk, although previously marketed as a medical device in France, met the criteria for a drug product and accordingly would be required to complete a Phase III marketing authorization study in accordance with the regulations in France applicable to the marketing of drug products. However, in light of the safety profile and perceived clinical utility of this product, the agency did not require that we discontinue the marketing and sale of Diallertest Milk and instead indicated that they would review with us our progress towards completing a Phase III trial at a later date. As of the date of this prospectus we have not yet initiated this Phase III clinical trial, as we continue to evaluate the commercial rationale for doing so. We are also evaluating potential marketing and/or distribution relationships to market this product in Europe.

There can be no assurance that the French regulatory authorities will continue to permit us to market and sell Diallertest Milk prior to the completion of a Phase III clinical trial for this product. We may also elect to discontinue the marketing and sale of this product on our own. See “Risk Factors— We are dependent on a single exclusive distributor for the marketing of our Diallertest Milk diagnostic product. We may discontinue our Diallertest Milk program.”

Manufacturing and Supply

Our Proprietary Viaskin Technology

We have engineered a proprietary manufacturing technology for Viaskin patch, which is designed to comply with the most stringent pharmaceutical production standards, including those promulgated by the FDA, in order to enable Viaskin to deliver proteins via intact skin. This novel pharmaceutical process, which was fully developed by us, uses an electrospray to spray homogeneous, thin, dry protein layers onto the Viaskin patch.

This process sprays a liquid solution of electrically charged proteins onto the patch’s backing, which is then turned into a dry solid charged particle, which remains stuck onto the patch’s backing. We believe this patented technology is highly scalable and complies with cGMP requirements.

The principles of the Viaskin electrospray technology are the following:

When a liquid flows at a constant speed from a capillary and is subjected to a high voltage electric field (20,000 volts).

With our electrospray machine, we can transform these electrically charged liquid droplets into dry solid charged particles, and then drive them along the electric field lines onto the patch’s backing.

When the electric field lines are directed toward the grounded Viaskin patch, they force the dry particles to go directly to and only onto the patch.

We have engineered the Viaskin patch with an electrically conductive backing in order to use an electrospray in its assembly. This conductive backing is placed under the machine’s cone at a specified distance; the patch is also grounded so that the electric field lines can be directed onto its surface. The dry particles from the electrospray follow these field lines and settle on the patch’s backing due to the attraction and conductivity produced by the electrostatic forces on the ground. Due to this process, the dry protein layers on the patch are homogenous and no loss of substance occurs during the spray. The electrostatic attraction between the particles and the medium keeps these particles attached on the patch.

With Viaskin manufacturing technology, we believe we can achieve:

•	a homogeneous layer of protein on the Viaskin patch;

•	a specific mass of active substance per Viaskin patch;

•	an adjustable active substance dosage and size;

•	instant drying of the active substance;

•	a high solubility of the active substance; and

•	the possibility of spraying on the Viaskin patch both biological and chemical substances.

Viaskin is a Highly Scalable Manufacturing Technology

Over the past five years, we have tailored our electrospray technology to conduct further clinical development of our Viaskin technology and for its subsequent commercialization.

For our pre-clinical testing, we used two different prototypes. We then developed a third-generation machine in 2009 to manufacture patches for our clinical trials. For the Phase I and II of Viaskin Peanut and Viaskin Milk clinical trials, our electrospray machine, called GEN3.1, was able to produce 15,000 patches per batch, which was sufficient for our clinical needs. Overall, on a yearly basis, GEN3.1’s throughput is approximately 750,000 patches.

We are currently assembling a new version of this tool, called GEN3.2, which we expect to complete in the second half of 2014. This new generation manufacturing tool will allow us to produce larger batch sizes of around 60,000 patches, which are compatible with our later-stage clinical development needs. Overall, on a yearly basis, GEN3.2’s throughput is expected to be approximately 2,250,000 patches.

We believe that a commercial-scale version of our electrospray manufacturing tool called GEN4.0, will be completed in 2016. We anticipate this tool will allow us to produce commercial batch sizes, of around 500,000 patches, compatible with initial expected market demand. Overall, on a yearly basis, GEN4.0’s throughput is expected to reach approximately 20 to 30 million patches.

GEN3.1 (2009) 18 nozzles Used for Phase I and Phase II trials Batch size: 15,000 patches More than 200,000 produced since 2009

GEN3.2 (expected 2014) Assembly ongoing 54 nozzles Used for Phase III trials Batch size: 60,000 patches Improved electrospray process, forerunner of GEN4

GEN4 (expected 2016) Assembly ongoing Up to 300 nozzles Commercial products Used for commercialization Batch size: 500,000 patches

We believe our proprietary Viaskin manufacturing technology creates high barriers to entry to our line of business, particularly in the engineering and manufacturing of our Viaskin product candidates. We design, develop and build our manufacturing tools, and contract third-party manufacturers to operate it. We are in the process of selecting third-party manufacturers to manage our manufacturing process after the approval and during the commercialization of our Viaskin product candidates.

Intellectual Property

Our patent portfolio includes pending patent applications and issued patents in the United States and in foreign countries. These patents and applications generally fall into four broad categories:

•	patents and patent applications we co-own with AP-HP and the Université de Paris-Descartes relating to the Viaskin electrostatic patch and its use, many of which may expire as early as 2022;

•	patents and patent applications which we own relating to our electrospray method of manufacturing the Viaskin electrostatic patch which may expire as early as 2028;

•

patents and patent applications we co-own with AP-HP and the Université de Paris-Descartes relating to the treatment of peanut allergies using our Viaskin patch technology, which may expire as early as 2027; and

•

a variety of other patent applications that we own or co-own relating, for example, to prophylactic uses of the Viaskin patch technology and to treatment of other indications using the Viaskin patch technology.

The term of a U.S. patent may be eligible for patent term extension under the Hatch-Waxman Act to account for at least some of the time the drug or device is under development and regulatory review after the patent is granted. With regard to a drug or device for which FDA approval is the first permitted marketing of the active ingredient, the Hatch-Waxman Act allows for extension of the term of one U.S. patent. The extended patent term cannot exceed the shorter of five years beyond the non-extended expiration of the patent or 14 years from the date of the FDA approval of the drug or device. Some foreign jurisdictions have analogous patent term extension provisions that allow for extension of the term of a patent that covers a device approved by the applicable foreign regulatory agency. In the future, if and when our Viaskin electrostatic patch receives FDA approval, we expect to apply for a patent term extension on the patent that we believe will provide the best exclusivity position if extended.

Co-Ownership Agreement

AP-HP and Université de Paris-Descartes

In January 7, 2009, we entered into an assignment, development and co-ownership agreement with Public Welfare-Hospitals of Paris (L’Assistance Publique—Hopitaux de Paris), referred to herein as AP-HP, and Université Paris-Descartes, referred to herein as UPD, by which we agreed to terms of co-ownership with AP-HP and UPD of certain U.S. and foreign patents and patent applications, referred to herein as the shared patents. We, and any licensees or sublicensees we designate, have the exclusive right to commercial uses of the shared patents. AP-HP and UPD agreed to use the shared patents only for internal research purposes and not to license the shared patents to any third party. Upon commercialization of any product covered by the shared patents, which we expect would include our Viaskin product candidates, we will be obligated to pay AP-HP and UPD a percentage of net sales as a royalty. This royalty varies depending on the particular patent used in the product and is in the low single digits. Additionally, if we license any of the shared patents to a third party and a licensee commercializes products covered by such shared patents, we will be obligated to pay AP-HP and UPD a percentage in the low single digits of the money we receive from our licensee .

If we do not sell any of our product candidates covered by the shared patents within 30 months from the date we first market such product candidates, AP-HP may, upon six months’ notice and subject to certain exceptions, convert our exclusive right to the commercial use of the shared patents to a non-exclusive right.

Any party may terminate the license in the event of another party’s substantial breach which remains uncured after six months of receiving written notice of such breach. The agreement will also terminate in the event we cease operations or are subject to a dissolution or bankruptcy proceedings.

Absent early termination, the agreement will automatically terminate upon the expiration of the last shared patent. In the event the agreement is terminated, we would no longer have the exclusive right to commercial use of the shared patents, though we would retain our shared ownership rights. In addition, our ownership stake in certain jointly made improvements covered by the shared patents would survive termination of the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in 2028.

Competition

The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; government reimbursement rates for, and the average selling price of, products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and sales and marketing capabilities.

We cannot assure you that any of our products that we successfully develop will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

Our competitors may also succeed in obtaining FDA or other regulatory approvals for their product candidates more rapidly than we are able to do, which could place us at a significant competitive disadvantage or deny us marketing exclusivity rights. Market acceptance of our product candidates will depend on a number of factors, including: (1) potential advantages over existing or alternative therapies or tests, (2) the actual or perceived safety of similar classes of products, (3) the effectiveness of sales, marketing, and distribution capabilities, and (4) the scope of any approval provided by the FDA or foreign regulatory authorities.

Although we believe our product candidates possess attractive attributes, we cannot assure you that our product candidates will achieve regulatory or market acceptance, or that we will be able to compete effectively in the biopharmaceutical drug markets. If our product candidates fail to gain regulatory approvals and acceptance in their intended markets, we may not generate meaningful revenues or achieve profitability.

There are numerous competitors on the market for the therapeutic treatment of allergies. Numerous structures, pharmaceutical laboratories, biotechnology companies, institutions, universities and other research entities are actively involved in the discovery, research, development and marketing of therapeutic responses to treat allergies. Many of our competitors have greater resources and experience in terms of clinical development, management, manufacturing, marketing and research than us.

In the case of food allergies, we are aware of several academic studies that are currently being conducted in major centers and hospitals worldwide. These studies are evaluating sublingual, subcutaneous, intranasal or other forms of desensitization or products using synthetic allergens, denatured allergens or combinations of medicines or methods, or medicines using traditional methods such as Chinese herbs. We are not aware of any pharmaceutical development in conjunction with these academic efforts at this time.

We expect studies combining other methods of immunotherapy, such as OIT, with anti-IgE treatments will be conducted. These types of co-administrations may significantly improve the safety of specific immunotherapies administered orally or subcutaneously, and may become significant competitors with our products.

To our knowledge, other pharmaceutical and biotechnology companies are also seeking to develop food allergy treatments, although many are in the discovery or preclinical stages. For example, Allergen Research

Corporation is currently evaluating in Phase II clinical trials a formulation of peanut flour for oral administration intended for oral desensitization. We are aware of other companies that are working on recombinant peanut proteins capable of initiating an attenuated immune response of using subcutaneous administration. We are also aware that Sanofi S.A. has entered into licensing agreements of discovery platforms in selected food allergies, notably with Immune Design Corp. and Selecta Biosciences Inc. and may pose a competitive risk to our products in the future.

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, or biologics, such as our product candidates. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Biological Product Development

In the United States, the FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act, or FDCA, and the Public Health Service Act, or PHSA, and their implementing regulations. Biologics are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Our product candidates must be approved by the FDA through the Biologics License Application, or BLA, process before they may be legally marketed in the United States. The process required by the FDA before a biologic may be marketed in the United States generally involves the following:

•

completion of extensive nonclinical, sometimes referred to as pre-clinical laboratory tests, pre-clinical animal studies and formulation studies in accordance with applicable regulations, including the FDA’s Good Laboratory Practice, or GLP, regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•

performance of adequate and well-controlled human clinical trials in accordance with applicable IND and other clinical trial-related regulations, sometimes referred to as good clinical practices, or GCPs, to establish the safety and efficacy of the proposed product candidate for its proposed indication;

•	submission to the FDA of a BLA;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the product is produced to assess compliance with the FDA’s current good manufacturing practice, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality, purity and potency;

•	potential FDA audit of the pre-clinical and/or clinical trial sites that generated the data in support of the BLA; and

•	FDA review and approval of the BLA prior to any commercial marketing or sale of the product in the United States.

The data required to support a BLA is generated in two distinct development stages: pre-clinical and clinical. The pre-clinical development stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The conduct of the pre-clinical studies must comply with federal regulations, including GLPs. The sponsor must submit the results of the pre-clinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the IND on clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a product candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that could cause the trial to be suspended or terminated.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

There are also requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Sponsors of clinical trials of FDA-regulated products, including biologics, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved.

Clinical trials are generally conducted in three sequential phases that may overlap, known as Phase I, Phase II and Phase III clinical trials. Phase I clinical trials generally involve a small number of healthy volunteers who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the product candidate and, if possible, to gain early evidence on effectiveness. Phase II clinical trials typically involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, as well as identification of possible adverse effects and safety risks and preliminary evaluation of efficacy. Phase III clinical trials generally involve large numbers of patients at multiple sites, in multiple countries (from several hundred to several thousand subjects) and are designed to provide the data necessary to demonstrate the efficacy of the product for its intended use, its safety in use, and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. Phase III clinical trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing. Generally, two adequate and well-controlled Phase III clinical trials are required by the FDA for approval of a BLA.

Post-approval trials, sometimes referred to as Phase IV clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, FDA may condition approval of a BLA on the sponsor’s agreement to conduct additional clinical trials to further assess the biologic’s safety and effectiveness after BLA approval.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase I, Phase II and Phase III clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated intervals based on access to certain data from the trial. We may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate. Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA and FDA Review Process

Following trial completion, trial data is analyzed to assess safety and efficacy. The results of pre-clinical studies and clinical trials are then submitted to the FDA as part of a BLA, along with proposed labeling for the product and information about the manufacturing process and facilities that will be used to ensure product quality, results of analytical testing conducted on the chemistry of the product candidate, and other relevant information. The BLA is a request for approval to market the biologic for one or more specified indications and must contain proof of safety, purity, potency and efficacy, which is demonstrated by extensive pre-clinical and clinical testing. The application includes both negative or ambiguous results of pre-clinical and clinical trials as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be offered for sale in the United States.

Under the Prescription Drug User Fee Act, or PDUFA, as amended, each BLA must be accompanied by a significant user fee, which is adjusted on an annual basis. PDUFA also imposes an annual product fee for human drugs and an annual establishment fee on facilities used to manufacture prescription drugs. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

Once a BLA has been accepted for filing, which occurs, if at all, sixty days after the BLA’s submission, the FDA’s goal is to review BLAs within ten months of the filing date for standard review or six months of the filing date for priority review, if the application is for a product intended for a serious or life-threatening disease or condition and the product, if approved, would provide a significant improvement in safety or effectiveness. The review process is often significantly extended by FDA requests for additional information or clarification.

After the BLA submission is accepted for filing, the FDA reviews the BLA to determine, among other things, whether the proposed product candidate is safe and effective for its intended use, and whether the product candidate is being manufactured in accordance with cGMP to assure and preserve the product candidate’s identity, strength, quality, purity and potency. The FDA may refer applications for novel drug product candidates or drug product candidates which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. The FDA will likely re-analyze the clinical trial data, which could result in extensive discussions between the FDA and us during the review process. The review and evaluation of a BLA by the FDA is extensive and time consuming and may take longer than originally planned to complete, and we may not receive a timely approval, if at all.

Before approving a BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. In addition, before approving a BLA, the FDA may also audit data from clinical trials to ensure compliance with GCP requirements. After the FDA evaluates the application, manufacturing process and manufacturing facilities, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter usually describes all of the specific deficiencies in the BLA identified by the FDA. The Complete Response Letter may require additional clinical data and/or an additional pivotal Phase III clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, pre-clinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information is submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

There is no assurance that the FDA will ultimately approve a product for marketing in the United States and we may encounter significant difficulties or costs during the review process. If a product receives marketing approval, the approval may be significantly limited to specific populations, severities of allergies, and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling or may condition the approval of the BLA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-market testing or clinical trials and surveillance to monitor the effects of approved products. For example, the FDA may require Phase IV testing which involves clinical trials designed to further assess the product’s safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. The FDA may also place other conditions on approvals including the requirement for a Risk Evaluation and Mitigation Strategy, or REMS, to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

Review and Approval of Combination Products in the United States

Certain products may be comprised of components that would normally be regulated under different types of regulatory authorities, and frequently by different centers at the FDA. These products are known as combination products. Specifically, under regulations issued by the FDA, a combination product may be:

•	a product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity;

•	two or more separate products packaged together in a single package or as a unit and comprised of drug and device products;

•

a drug, device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug, device or biological where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product the labeling of the approved product would need to be changed, e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change in dose; or

•

any investigational drug, device, or biological packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect.

Our Viaskin product candidates are combination products comprising a device for delivery of a biologic. Under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. That determination is based on the “primary mode of action” of the combination product, which means the mode of action expected to make the greatest contribution to the overall intended therapeutic effects. Thus, if the primary mode of action of a device-biologic combination product is attributable to the biologic product, that is, if it acts by means of a virus, therapeutic serum, toxin, antitoxin, vaccine, blood, blood component or derivative, allergenic product, or analogous product, the FDA center responsible for premarket review of the biologic product would have primary jurisdiction for the combination product.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast Track product concurrently with, or at any time after, submission of an IND, and the FDA must determine if the product qualifies for Fast Track designation within 60 days of receipt of the sponsor’s request. Unique to a Fast Track product, the FDA may consider for review sections of the marketing application on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application.

Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review, or review within a six-month timeframe from the date a complete BLA is accepted for filing, if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review.

Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it will require such post-marketing restrictions as it deems necessary to assure safe use of the drug, such as:

•	distribution restricted to certain facilities or physicians with special training or experience; or

•	distribution conditioned on the performance of specified medical procedures.

The limitations imposed would be commensurate with the specific safety concerns presented by the product. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Breakthrough Designation

The Food and Drug Administration Safety and Innovation Act, or FDASIA, amended the FDCA to require the FDA to expedite the development and review of a breakthrough therapy. A product can be designated as a breakthrough therapy if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that it may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. A sponsor may request that a product candidate be designated as a breakthrough therapy concurrently with, or at any time after, the submission of an IND, and the FDA must determine if the product candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. If so designated, the FDA shall act to expedite the development and review of the product’s marketing application, including by meeting with the sponsor throughout the product’s development, providing timely advice to the sponsor to ensure that the development program to gather pre-clinical and clinical data is as efficient as practicable, involving senior managers and experienced review staff in a cross-disciplinary review, assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor, and taking steps to ensure that the design of the clinical trials is as efficient as practicable.

Pediatric Trials

Under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and efficacy of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. FDASIA requires that a sponsor who is planning to submit a marketing application for a drug or biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase II meeting or as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. FDA and the sponsor must reach agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from nonclinical studies, early phase clinical trials, and/or other clinical development programs. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of data or full or partial waivers.

Post-Marketing Requirements

Following approval of a new product, a manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs and biologics for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act, or the PDMA, a part of the FDCA.

In the United States, once a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP. Moreover, the constituent parts of a combination product retain their regulatory status, for example, as a biologic or device, and as such, we may be subject to additional requirements in the Quality System Regulation, or QSR, applicable to medical devices, such as design controls, purchasing controls, and corrective and preventive action. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. BLA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market.

The FDA also may require post-approval testing, sometimes referred to as Phase IV testing, risk minimization action plans and post-marketing surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments. In the United States, sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws, data privacy and security laws, transparency laws, and pricing and reimbursement requirements in connection with governmental payor programs, among others. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or efficacy of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of the FDA approval of our product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. PTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009, which was part of the ACA. This amendment to the PHSA attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a biological product is biosimilar to the reference product and the product can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the product and the reference product may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product. However, complexities associated with the larger, and often more complex, structure of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

A reference biological product is granted twelve years of exclusivity from the time of first licensure of the reference product. On March 4, 2014, President Obama released his proposed budget for fiscal year 2015 and proposed to cut this twelve year period of exclusivity down to seven years. He also proposed to prohibit additional periods of exclusivity for brand biological products due to minor changes in product formulation, a practice often referred to as “evergreening.” The first biological product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitting applications under the abbreviated approval pathway for the lesser of (1) one year after the first commercial marketing, (2) 18 months after approval if there is no legal challenge, (3) 18 months after the resolution in the applicant’s favor of a lawsuit challenging the biologic’s patents if an application has been submitted, or (4) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

European Union Drug Development

In the European Union, our future product candidates may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of pre-clinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the European Union Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. To improve the current system, a new Regulation No. 536/2014 on clinical trials on medicinal product candidates for human use, which repealed Directive 2001/20/EC, was adopted on April 16, 2014 and published in the European Official Journal on May 27, 2014. The new Regulation aims at harmonizing and streamlining the clinical trials authorization process, simplifying adverse event reporting procedures, improving the supervision of clinical trials, and increasing their transparency. The new Regulation entered into force on June 16, 2014 but will apply not earlier than May 28, 2016. Until then the Clinical Trials Directive 2001/20/EC will still apply. In addition, the transitory provisions of the new Regulation offer the sponsors the possibility to choose between the requirements of the Directive and the Regulation for one year from the entry into application of the Regulation.

Under the current regime, before a clinical trial can be initiated it must be approved in each of the European Union countries where the trial is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions, or SUSARs, to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

European Union Drug Review and Approval

In the European Economic Area, or EEA (which is comprised of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. There are two types of marketing authorizations:

The Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMA, and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Concerned Member States, or CMSs) for their approval. If the CMSs raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e. in the RMS and the CMSs).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Other Regulatory Matters

French Regulatory Framework

In the European Union, the regulation governing clinical trials is currently based on European Directive No. 2001/20/EC of April 4, 2001 relative to the implementation of good clinical practices in the conduct of clinical trials on medicinal products for human use. Each country of the European Union had to transpose this Directive into national law by eventually adapting it to its own regulatory framework.

In France, for example, Directive No. 2001/20/EC has been transposed by Act No. 2004-806 of August 9, 2004 relative to the public health policy and Decree No. 2006-477, April 26, 2006, modifying the title of the Code of Public Health dedicated to biomedical research. This regulation replaces the notification procedure arising from the Huriet-Sérusclat Act of December 20, 1988. Article L. 1121-4 of the Public Health Code, as amended by the Act of August 9, 2004, now establishes a system of prior authorization issued by the ANSM with the favorable opinion of a competent Research and Ethics Committee for the place where the investigator exercises his activity. On the basis of Article L. 1123-7 of the same code, the Committee shall deliver its opinion on the research’s conditions of validity, particularly with respect to participant protection, their information and how they collect informed consent, as well as the project’s general relevance, the satisfactory nature of the assessment of benefits and risks and the adequacy between the objectives pursued and the means implemented. The ANSM, after submission of the complete file containing not only information on the clinical protocol, but also specific product data and its quality control, as well as results of pre-clinical studies may inform the sponsor that it objects to the implementation of the research. The sponsor can then modify the contents of his research project and submit this amended or supplemented request to the ANSM; this procedure may not, however, be applied more than once. If the sponsor does not alter the content of its request, the request is considered rejected. Under the terms of the Decree of April 26, 2006, the time limit for the examination of a request for authorization cannot exceed 60 days from the receipt of the complete file. Finally, under Article L. 1123-11, in the event of risk to public health or if the ANSM considers that the conditions in which the research is implemented no longer correspond to the conditions indicated in the request for authorization or does not comply with the provisions of the Public Health Code, it may at any time request changes to procedures for the realization of research, and suspend or ban this research. The decision of November 24, 2006 sets the rules for Good Clinical Practice for biomedical research on medicines for human use provided for in Article L. 1121-3 of the Public Health Code. The purpose of Good Clinical Practice, or GCP, is to ensure both the reliability of data arising from clinical trials and the protection of persons participating in these clinical trials. GCPs shall apply to all clinical trials, including pharmacokinetics, bioavailability and bioequivalence studies in healthy volunteers and Phase II to IV clinical trials.

Personal data collected during clinical trials should be declared in simplified form to the Commission Nationale Informatique et Liberté, or CNIL. Patients then have a right to access and correct this data pursuant to Act No. 78-17 of January 6, 1978, as amended by law No. 2004-801 of August 6, 2004, concerning computing, files and freedoms.

The main French regulatory texts concerning the conduct of clinical trials are as follows:

•	Law No. 2004-806 of August 9, 2004 related to the public health policy;

•	Decision of November 24, 2006 establishing the rules for Good Clinical Practice;

•	Decision of December 11, 2006 establishing the rules of good manufacturing practice;

•	Law No. 2004-801 of August 6, 2004 and its decrees of application dealing with data protection;

•	Law No. 2002-3003 of March 4, 2002 and its decrees of application relative to patient’s rights and the quality of the healthcare system;

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Decision of January 5, 2006 concerning the approval of a methodology for the reference to the processing of personal data carried out within the context of biomedical research (reference methodology MR-001);

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Decree No. 2007-454 of March 25, 2007 concerning the conventions and the links uniting the members of certain healthcare professions to companies and amending the Public Health Code (regulatory provisions); and

•	Law of March 13, 2000 relative to electronic signature and Decree 2001-272 of March 30, 2001, relative to electronic signature.

French Pharmaceutical Company Status

To date, we do not have the status of pharmaceutical establishment, and therefore, cannot either manufacture the product candidates we develop or directly consider their marketing. Obtaining the pharmaceutical establishment license, either as distributor “exploitant” or as manufacturer, requires the submission of a request file specific to each of the two qualifications with the ANSM, which only grants it after review of this file and evaluation, usually after verification that the company has adequate premises, the necessary personnel and an adapted structure with satisfactory procedures for carrying out the proposed pharmaceutical activities.

We currently entrust CMOs with the manufacturing of clinical batches and intend to continue relying on CMOs for the production of the first commercial batches. We may consider internalizing production once our first product candidate is approved by the regulatory authorities.

Reimbursement

Sales of our products will depend, in part, on the extent to which our products, once approved, will be covered and reimbursed by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that a payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the approved drugs for a particular indication.

In order to secure coverage and reimbursement for any product candidate that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product candidate, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Whether or not we conduct such studies, our product candidates may not be considered medically necessary or cost-effective. A third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product. Third party reimbursement may not be sufficient to enable us to maintain price levels high enough to realize an appropriate return on our investment in product development.

The containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third-party reimbursement for our product candidate or a decision by a third-party payor to not cover our product candidate could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

For example, the ACA, enacted in March 2010, is expected to have a significant impact on the health care industry. The ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of the ACA on pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. The ATRA, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. We expect that additional federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce our profitability.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. For example, in France, effective access to the market assumes that our future products will be supported by the hospital (through an agreement for local communities) or reimbursed by social security. The price of medications is negotiated with the Economic Committee for Health Products, or CEPS. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Other Healthcare Laws and Compliance Requirements

Our business operations in the United States and our arrangements with clinical investigators, healthcare providers, consultants, third party payors and patients may expose us to broadly applicable federal and state fraud and abuse and other healthcare laws. These laws may impact, among other things, our research, proposed sales, marketing and education programs of our product candidates that obtain marketing approval. The laws that may affect our ability to operate include, among others:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration (including any kickback, bribe or rebate), directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, an item, good, facility or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which impose penalties and provide for civil whistleblower or qui tam actions against individuals and entities for, among other things, knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent, or making a false statement or record material to payment of a false claim or avoiding, decreasing, or concealing an obligation to pay money to the federal government, including for example, providing inaccurate billing or coding information to customers or promoting a product off-label;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program or knowingly and willingly falsifying, concealing or covering up a material fact or making false statements relating to healthcare matters;

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the federal Physician Payments Sunshine Act, enacted as part of the ACA, which requires applicable manufacturers of covered drugs, devices, biologics and medical supplies to track and annually report to

CMS payments and other transfers of value provided to physicians and teaching hospitals and certain ownership and investment interests held by physicians or their immediate family members;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements on covered entities and their business associates relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as state anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, state marketing and/or transparency laws applicable to manufacturers that may be broader in scope than the federal requirements, state laws that require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect as HIPAA, thus complicating compliance efforts.

The ACA broadened the reach of the federal fraud and abuse laws by, among other things, amending the intent requirement of the federal Anti-Kickback Statute and the applicable federal criminal healthcare fraud statutes. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act or the civil monetary penalties statute.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant administrative, civil, and/or criminal penalties, damages, fines, disgorgement, individual imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If the physicians or other healthcare providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to administrative, civil, and/or criminal sanctions, including exclusions from government funded healthcare programs.

Employees

As of June 30, 2014, we had 47 employees. We consider our labor relations to be good. At each date shown, we had the following employees, broken out by department and geography:

	At December 31,			At June 30,
	2011	2012	2013	2014
Function:
Pre-clinical development and regulatory affairs	3	4	5	5
Clinical development	1	4	4	4
Research	10	13	18	21
Engineering and production	5	5	6	6
Management and administration	5	8	11	11

Total	24	34	44	47

Geography:
France	24	34	44	46
United States	—	—	—	1

Total	24	34	44	47

Facilities

We lease our office space, which consists of 1,479 square meters located in Bagneux, France. The lease for this facility expires on May 31, 2020. We believe our current office space is sufficient to meet our needs.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of September 30, 2014. Unless otherwise stated, the address for our executive officers and directors is Green Square-Bâtiment D, 80/84 rue des Meuniers, 92220 Bagneux, France.

Name	Age	Position(s)
Executive Officers:
Dr. Pierre-Henri Benhamou	59	Chief Executive Officer, Chairman of the board and Co-Founder
Bertrand Dupont	62	Chief Technical Officer and Co-Founder
David Schilansky	39	Chief Financial Officer
Charles Ruban	42	Chief Development Officer

Non-Employee Directors:
Dr. Torbjörn Bjerke(1)(2)	51	Director
Dr. Didier Hoch(1)	58	Director
George Horner III(1)(2)	70	Director
Peter Barton Hutt	79	Director
Chahra Louafi	43	Director
Dr. Rafaèle Tordjman(2)(3)	45	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	As representative of Sofinnova Partners, the legal entity that holds this board seat.

Dr. Pierre-Henri Benhamou, co-founded DBV in 2002, and has served as our Chief Executive Officer from 2002 to the present (except from 2006 to 2010, when he was Chief Scientific Officer) and Chairman of our board of directors since our initial public offering on Euronext Paris in March 2012. With Dr. Christophe Dupont, he described for the first time and patented the epicutaneous method of immunotherapy and explored with our scientific team the wide range of applications of the method. Dr. Benhamou is a physician, specializing in pediatric gastroenterology. He has held numerous clinical and academic positions. He received the Altran Foundation Prize for Innovation in 2003 for his work on the development of diagnostic patch tests. Dr. Benhamou has published numerous papers and originated key scientific collaborations for us and has been instrumental in forming our Scientific Advisory Board. Dr. Benhamou holds an M.D. from Faculté de Médecine de Paris in 1984 and his specialization degree in Pediatrics in 1987. The board of directors believes that Dr. Benhamou’s leadership, deep knowledge of our company and scientific experience will allow him to drive us to the success of our objectives.

Bertrand Dupont, one of our founders, has served as our Chief Technical Officer since 2002. He is a member of our Executive Committee. From 1977 to 2002, Mr. Bertrand has served as a professor at the high school and at the university, teaching mechanics and robotics. In 1996, Mr. Dupont began to put his skills and expertise to use in biomedical research. Since 2000, he has been at the core of the development of the Viaskin patches and applications. As our Chief Industrial Officer, Mr. Dupont is a key figure in the development of the Viaskin technology and the application systems. He is responsible for every technical development around the Viaskin technology: design of the Viaskin patch, in-house industrial patch filling processes, design and building of the machines which are developed by DBV. He is also responsible for the production of the finished product in the facilities of the CMO DBV partners. Mr. Dupont received an engineering degree from the School of Arts et Métiers of Paris in 1974 and an Aggregation in mechanical engineering in 1987.

David Schilansky has served as our Chief Financial Officer since December 2011 and supervises all of our financial work, human resources, general secretary, communication, investor relations as well as our partnership and business development activities. He is a member of our Executive Committee. From 2006 to 2011, Mr. Schilansky held various important positions at the Ipsen Group, or Ipsen, including Interim Chief Financial Officer, Deputy Chief Financial Officer, member of Ipsen’s Executive Committee and other positions in the administration and finance department and participated in various external growth operations and creation of Ipsen’s investor relations function. From 2003 to 2006, Mr. Schilansky spent three years at Thomson Inc. (now Technicolor S.A.) as co-head of investor relations. From 1999 to 2002, he spent three years at Warburg Dillon Read (now UBS Investment Bank) in the field of mergers and acquisitions. Mr. Schilansky received a Master degree from Université de Paris Dauphine and a Master degree from Imperial College in London.

Charles Ruban has served as our Chief Development Officer since June 2012 and oversees all of our development activities from manufacturing and quality control to clinical trials and regulatory affairs. He is a member of our Executive Committee. From 2003 to 2012, Mr. Ruban held various executive positions at Stallergènes S.A., including Senior Vice President of Product Development, member of the Executive Committee, Director of Research & Development Program and Director of Supply Chain. From 1994 to 2003, Mr. Ruban spent nine years at Eurogroup Consulting Holding as a management consultant. Mr. Ruban received an Engineering degree from the Ecole Centrale de Lyon, trained at Harvard-MIT Division of Health Sciences and Technology for his Master of Science in Biomedical Engineering and graduated with an Executive MBA from INSEAD.

Dr. Torbjörn Bjerke has served as a member of our board of directors since 2006. Dr. Bjerke is the Chief Executive Officer of Karolinska Development AB. Previously, Dr. Bjerke was the President and Chief Executive Officer of Orexo AB, a position he held from 2007 until January 2011, President and Chief Executive Officer of Biolipox AB and Director of Pharmacology at AstraZeneca. Dr. Bjerke holds a Ph.D. in Medicine from Aarhus Universitet. The board of directors believes that Dr. Bjerke’s experience in the pharmaceutical industry, particularly his extensive experience in allergy treatment field, and his years of business and leadership experience allow him to make valuable contributions to the board of directors.

Dr. Didier Hoch has served as a member of our board of directors since 2012. Dr. Hoch is the Chairman of BioVision Inc., the world Life Sciences Forum, since 2012. From 2000 to 2010, he was the Chairman of Sanofi Pasteur MSD, an European joint venture for vaccines between Sanofi and Merck and involved in the launch of Gardasil. Previously, he was in charge of different functions, such as commercial, marketing and general management, in the pharmaceutical area within Rhône-Poulenc Rorer, Inc., and Sanofi-Aventis Europe and Middle East Africa. Dr. Hoch is an independent board member of Effimune S.A.S. and Genticel S.A. From 2011 to 2013, Dr. Hoch was non-executive chairman of Pevion Biotech AG. Dr. Hoch serves as a strategic advisor for various companies involved in life sciences and health area. In addition, he is the President of the Life Science Health Committee of the French Global Industry Association. From 2003 to 2009, Dr. Hoch was the President of the European Vaccine Manufacturers Association, and from 2006 to 2012, he was the President of Biotechnology Committee of the French Pharma Industry Association. Dr. Hoch holds a Ph.D. in Medicine from Université Lyon 1. The board of directors believes that Dr. Hoch’s experience in the pharmaceutical industry, particularly his extensive experience in vaccine development field, and his years of business and leadership experience allow him to make valuable contributions to the board of directors.

George Horner III has served as a member of our board of directors since 2010. Mr. Horner has over 40 years of experience as a pharmaceutical executive. Since 2009, Mr. Horner has served as a biotech executive consultant for several private companies in the United States and Europe. Before that, from 2006 to 2008, Mr. Horner was the Chief Executive Officer of Prestwick Pharmaceuticals, Inc., or Prestwick, and under his leadership, Prestwick obtained FDA approval for Tetrabenazine (TBZ), the first drug ever licensed in the United States to treat Huntington’s disease patients. From 1996 to 2005, Mr. Horner was the Chief Executive Officer of Vicuron Pharmaceuticals, Inc. (previously known as Versicor), an anti-infective company that he grew from a market value of $12.8 million to a sale to Pfizer for $1.9 billion. He previously held numerous executive, general management, business development and marketing and sales positions at Abbott Laboratories and Bristol-Myers Squibb Company across four continents. Mr. Horner holds a AB of English History from Belmont Abbey College. From 2010 until its sale to AstraZeneca plc in July 2013, Mr. Horner was the chairman of the board of directors of Omthera Pharmaceuticals, Inc. The board of directors believes that Mr. Horner’s extensive executive and management experience in the pharmaceutical industry worldwide allows him to make valuable contributions to the board of directors.

Peter Barton Hutt has served as a member of our board of directors since 2009. He brings extensive knowledge and first-hand experience of U.S. food and drug legislation to our company. Mr. Hutt is currently a senior counsel at Covington & Burling LLP, a Washington DC law firm, specializing in food and drug law, where he has been practicing law since 1975. Mr. Hutt also teaches food and drug law at Harvard Law School. He has been a member of the U.S. Institute of Medicine since its establishment in 1971 and was former Chief Counsel for the FDA from 1971 to 1975. Mr. Hutt serves on the boards of directors of Momenta Pharmaceuticals, Inc., Xoma Corp., Concert Pharmceuticals Inc. and BIND Therapeutics, Inc. From 2008 to 2011, he served on the board of directors of Celera Corp. and from 2002 to 2012, he served on the board of directors of Ista Pharmaceuticals, Inc., Mr. Hutt holds a B.A. from Yale University, a LL.B. from Harvard Law School and a LL.M. in Food and Drug Law from New York University School of Law. The board of directors believes that Mr. Hutt’s extensive experience in the food and drug law and FDA matters allows him to make valuable contributions to the board of directors.

Chahra Louafi has served as a member of our board of directors since December 2010. Ms. Louafi is the Investment Director at Bpifrance Investissement, the fund manager for InnoBio FCPR, where she joined in 2001. Since October 2009, she has served the management team of InnoBio, a fund dedicated to biotech companies, managed by Bpifrance Investissement and invested by the pharmaceutical industry. Before that, she was at Mendel Partner in charge of initiating and implementing projects, as well as creating private business incubator specialized in biotechnology. Ms. Louafi serves on the boards of directors of Cysogene SAS and Pixium Vision SA. In addition, Ms. Louafi is the Chairman of the supervisory board of Inserm Transfert Initiative and a member of the supervisory board of Cap Décisif Management. Ms. Louafi graduated from Paris Dauphine University with a Masters of Technology and Innovation Management, from Paris X Nanterre University with a Masters of Corporate Finance, and from Institut National Agronomique de Paris—Grignon with a Masters of Microbiology and Enzymatic Engineering. The board of directors believes that Ms. Louafi’s extensive investment experience in biotechnology industry allows her to make valuable contributions to the board of directors.

Rafaèle Tordjman, MD, Ph.D., has served as a member of our board of directors since 2005. She joined the French venture capital firm Sofinnova Partners in 2001 and is a Managing Partner specializing in life sciences investments. Prior to this, she worked as a research scientist at the Institut National de la Recherche Médicale (INSERM) in Cochin Hospital, Paris. Before joining INSERM, she was a medical doctor specializing in clinical haematology and internal medicine. She obtained her PhD, with high honors, in haematopoiesis and angiogenesis from the University Paris VII followed by a post-doctoral fellowship in immunology. Rafaèle obtained her medical degree and her specialization in Haematology and Internal Medicine as a five-year fellow in Paris University Hospitals. She also participated in the “Young Manager Program” at INSEAD (France, in 2002). She a member of the board of directors of Ascendis Pharma GmbH, Flexion Therapeutics, Inc., Nucana Biomed, MedDay and ObsEva. She was also on the board of Corevalve, Endoart before it was successfully sold to Allergan Inc., of Preglem before the latter was successfully sold to Gedeon Richter and of HBI Ltd before being acquired by Meda. The board of directors believes that Dr. Tordjman’s extensive clinical and research experience and pharmaceutical industry experience allow her to make valuable contributions to the board of directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Composition

We currently have seven directors, less than a majority of whom are citizens or residents of the United States. As permitted by French law, one of our directors is a legal entity. The entity has designated an individual to represent it and to act on its behalf at meetings of our board or directors. This representative has the same responsibilities to us and to our shareholders as she would have if she had been elected to our board of directors in her individual capacity. While the currently designated representative has served in that capacity since the entity was elected to our board of directors, the entity director retains the right to appoint a different representative at any time and there can be no assurance that the individual currently serving as the representative will continue in that capacity.

Under French law and our by-laws, our board of directors must be composed of between three and 18 members. Within this limit, the number of directors is determined by our shareholders. Directors are elected, re-elected and may be removed at a shareholders’ general meeting with a simple majority vote of our shareholders. Pursuant to our by-laws, our directors are elected for two-year terms. In accordance with French law, our by-laws also provide that our directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes of the shareholders present, represented by a proxy or voting by mail at the relevant ordinary shareholders’ meeting, and that any vacancy on our board of directors resulting from the death or resignation of a director, provided there are at least three directors remaining, may be filled by vote of a majority of our directors then in office provided that there has been no shareholders meeting since such death or resignation. Directors chosen or appointed to fill a vacancy shall be elected by the board of directors for the remaining duration of the current term of the replaced director. The appointment must then be ratified at the next shareholders’ general meeting. In the event the board of directors would be composed of less than three directors as a result of a vacancy, the remaining directors shall immediately convene a shareholders’ general meeting to elect one or several new directors so there are at least three directors serving on the board of directors, in accordance with French law.

The following table sets forth the names of our directors, the years of their initial appointment as directors and the expiration dates of their current term.

Name	Current Position	Year of Initial Appointment	Term Expiration Year
Pierre-Henri Benhamou	Chairman	2005	2016
Torbjörn Bjerke	Director	2006	2016
Didier Hoch	Director	2012	2016
George Horner III	Director	2010	2016
Peter Barton Hutt	Director	2009	2016
Chahra Louafi(1)	Director	2010	2016
Rafaèle Tordjman(2)	Director	2005	2016

(1)	From December 2010 to July 2014, Ms. Louafi served on our board of directors as representative of Bpifrance Investissement, the legal entity that held this board seat. Since July 2014, Ms. Louafi has served as a member of our board of director.
(2)	As representative of Sofinnova Partners, the legal entity that holds this board seat.

In addition, Ms. Maïlys Ferrère was appointed as a non-voting observer pursuant to a shareholders’ agreement and her current term expires in 2016.

Director Independence

As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except to the extent that our audit committee is required to consistent of independent requirements, subject to certain phase-in schedules. However, our board of directors has determined that, under current listing requirements and rules of Nasdaq (which we are not subject to) and taking account any applicable committee independence standards, Torbjörn Bjerke, George Horner III and Peter Barton Hutt are “independent directors.” In making such determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining the director’s independence, including the number of ordinary shares beneficially owned by the director and his or her affiliated entities (if any).

Role of the Board in Risk Oversight

Our board of directors is primarily responsible for the oversight of our risk management activities and has delegated to the audit committee the responsibility to assist our board in this task. While our board oversees our risk management, our management is responsible for day-to-day risk management processes. Our board of directors expects our management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face.

Corporate Governance Practices

As a French société anonyme, we are subject to various corporate governance requirements under French law. In addition, as a foreign private issuer listed on the Nasdaq Global Select Market, we will be subject to the Nasdaq corporate governance listing standards. However, the Nasdaq Global Select Market’s listing standards provide that foreign private issuers are permitted to follow home country corporate governance practices in lieu of the Nasdaq rules, with certain exceptions. We intend to rely on the certain exemptions for foreign private issuers and follow French corporate governance practices in lieu of the Nasdaq corporate governance rules, including that (1) a majority of the board of directors consists of independent directors; (2) establishing a nominating and corporate governance committee; (3) the compensation committee be composed entirely of independent directors; and (4) separate executive sessions of independent directors and non-management directors held by the Company at least twice per year.

As a foreign private issuer, we are required to comply with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, relating to audit committee composition and responsibilities. Rule 10A-3 provides that the audit committee must have direct responsibility for the nomination, compensation and choice of our auditors, as well as control over the performance of their duties, management of complaints made, and selection of consultants. However, if the laws of a foreign private issuer’s home country require that any such matter be approved by the board of directors or the shareholders, the audit committee’s responsibilities or powers with respect to such matter may instead be advisory. Under French law, the audit committee may only have an advisory role and appointment of our statutory auditors, in particular, must be decided by the shareholders at our annual meeting.

In addition, Nasdaq rules require that a listed company specify that the quorum for any meeting of the holders of common stock be at least 33 1/3% of the outstanding shares of the company’s common voting stock. Consistent with French Law, our by-laws provide that a quorum requires the presence of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders’ general meeting or at an extraordinary shareholders’ general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders’ general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be adjourned for a maximum of two months. See the section of this prospectus titled “Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares.”

Board Committees

The board of directors has established an audit committee and a compensation committee, which operate pursuant to a unique charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the French Commercial Code, the Exchange Act, the exchange on which the ADSs are listed, and SEC rules and regulations.

In accordance with French law, committees of our board of directors will only have an advisory role and can only make recommendations to our board of directors. As a result, decisions will be made by our board of directors taking into account non-binding recommendations of the relevant board committee.

Audit Committee.    Our audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent registered public accountants and assists our board of directors in its oversight of our corporate accounting and financial reporting. Dr. Bjerke, Mr. Horner and Mr. Hoch currently serve on our audit committee. Dr. Bjerke is the chairperson of our audit committee. Our board has determined that each of Dr. Bjerke and Mr. Horner is independent within the meaning of the applicable listing rules and the independence requirements contemplated by Rule 10A-3 under the Exchange Act and Mr. Hoch does not satisfy the independence requirements of listing rules and Rule 10A-3 under the Exchange Act. Our board of directors has further determined that Dr. Bjerke is an “audit committee financial expert” as defined by SEC rules and regulations and that each of Mr. Horner and Mr. Hoch qualifies as financially sophisticated under the applicable exchange listing rules. We intend to comply with the applicable independence requirements with respect to our audit committee within the applicable time frame under the applicable transition rules of the SEC. The principal duties and responsibilities of our audit committee include (1) analyzing economic and financial information and (2) ensuring the accuracy and honesty of the our company’s financial statements, as well as the quality of the information provided.

Our board of directors has specifically assigned the following duties to the audit committee:

•	with regard to our financial statements:

•	examine our draft budgets and draft annual financial statements, as well as our draft three-year plan before the board meets;

•	hear our statutory auditor to assist the board in its verification and control tasks;

•	evaluate and contribute to defining the applicable accounting, financial or ethical standards to be implemented by us, and prevent any potential violations in applying these standards;

•	examine draft comments, announcements and financial communications on the financial statements;

•	examine any contemplated issues of new securities or bonds by us; and

•	provide specific advice to our financial team at our company’s request.

•	with regard to our external control system:

•	assess proposed nominations for our statutory auditors and their compensation, after receiving competitive bids; and

•	each year, with the statutory auditors, examine their action plans, findings and recommendations, as well as the follow-up given to them.

•	with regard to our internal control and audit systems:

•	evaluate the group’s internal control systems with internal control managers; and

•	examine the audit programs and action plans with them, the findings of these interventions and actions, and make recommendations.

•	with regard to treasury:

•	examine general treasury policy (investments and borrowings, risk-hedging tools) and our cash situation.

Compensation Committee.    Our compensation committee assists our board of directors in reviewing and making recommendations to our board of directors with respect to the compensation of our executive officers and directors. Mr. Horner, Dr. Bjerke and Dr. Tordjman currently serve on the compensation committee. Mr. Horner is the chairperson of our compensation committee. The principal duties and responsibilities of our compensation committee include:

•

propose the total compensation, retirement and social security systems and benefits in kind for corporate officers and members of our executive committee, based on an assessment of individual performance;

•	propose the annual gross compensation of all managers whose compensation exceeds €100,000 per year, based notably on comparative market factors;

•	as applicable, propose directors’ attendance fees to be submitted to the general shareholders’ meeting, as well as their distribution among board members;

•	provide an opinion on our key guidelines with regard to compensation policy;

•	give its opinion on the principles set by us with regard to profit sharing and shareholding; and

•	give its opinion on funds allocated to board members elected by the employees, if applicable.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, that is applicable to all of our employees, executive officers and directors. Following the completion of this offering, the Code of Conduct will be available on our website at www.dbv-technologies.com. The audit committee of our board of directors will be responsible for overseeing the Code of Conduct and will be required to approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Compensation of Directors and Executive Officers

The aggregate compensation paid and benefits in kind granted by us to our current executive officers and directors, including share-based compensation, for the year ended December 31, 2013, was €3.5 million. For the year ended December 31, 2013, €107,438 of the amounts set aside or accrued to provide pension, retirement or similar benefits to our employees was attributable to our executive officers.

Director Compensation

Our shareholders at the ordinary shareholders’ general meeting of June 6, 2012 set the total annual attendance fees to be distributed among non-employee directors, except those who are affiliated with one of our significant shareholders, at €100,000. This authorization is automatically renewed each year, unless otherwise decided by our shareholders at an ordinary shareholders’ general meeting. On September 25, 2012, upon recommendation of our compensation committee, our board of directors set attendance fee for these non-employee directors at €2,500 per meeting. The following table sets forth information regarding the compensation earned by our directors who are not executive officers or affiliated with one of our significant shareholders for service on our board of directors during the year ended December 31, 2013. Dr. Benhamou, our Chief Executive Officer, Chairman and Co-Founder, is a director but does not receive any additional compensation for his services as a director.

Name	Fees Earned (€)	Warrants(1) (€)	Total (€)
Torbjörn Bjerke	10,000	5,450	15,450
Didier Hoch	10,000	5,450	15,450
George Horner III	10,000	5,450	15,450
Peter Barton Hutt	10,000	5,450	15,450

(1)	Granted in 2013.

Our other directors receive no compensation for their service as directors but are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings.

CEO Compensation

The following table sets forth information regarding compensation earned by Dr. Benhamou, our Chief Executive Officer, Chairman and Co-Founder, during the year ended December 31, 2013.

Name and Principal Position	Salary (€)	Bonus (€)	Equity Awards (€)		Non-Equity Incentive Plan Compensation (€)		All Other Compensation (€)	Total (€)
Pierre-Henri Benhamou	280,000	—	927,945	(1)(2)	75,600	(3)	30	1,283,575
Chief Executive Officer, Chairman and Co-Founder

(1)	This column reflects the full grant date fair value for equity awards granted during the year as measured pursuant to IFRS 2—Share-Based Payment as share-based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 17 to our financial statements included in this prospectus.
(2)

Consists of €467,415 of the free (performance) shares granted in 2013 and €460,530 of the share options granted in 2013. On July 25, 2013, we granted 58,500 free (performance) shares to Dr. Benhamou. The vesting of these performance shares is subject to three performance criteria: (a) one-third of the shares will vest on the later of: (i) the expiration of the two-year period from the grant date and (ii) the inclusion of the one hundredth patient in the Phase III trial of Viaskin Peanut no later than 12 months after the first patient was initiated; (b) one-third of these shares will vest on the later of: (i) the expiration of the two-year period from the grant date and (ii) the company entering into a Viaskin Peanut strategic partnership in the United States; and (c) one-third of these shares will vest on the later of: (i) the expiration of the two-year period from the grant date and (ii) an increase of at least 50% for a successive five-day period of our share price on Euronext Paris as of the grant date. On September 18, 2013, we granted Dr. Benhamou a share option to purchase 129,000 ordinary shares with an exercise price of €7.57 per share, exercisable from September 19, 2017 to September 18, 2023. In case of a change of control of our company (as defined in article L.233-3 of the French Code of Commerce) occurring before September 19, 2017, all option shares will be fully vested.

(3)	On March 1, 2013, our board of directors awarded to Dr. Benhamou a variable compensation of €75,600 as bonus for achieving 2012 qualitative and quantitative objectives mainly related to research and development programs progressing as planned, which was paid in 2013. On March 14, 2014, our board of directors awarded to Dr. Benhamou a variable compensation of €109,200 as bonus for achieving 2013 qualitative and quantitative objectives mainly related to research and development programs progressing as planned, to be paid in 2014.

Executive Compensation Arrangements

For a discussion of our employment arrangements with our executive officers, see the section of this prospectus titled “Related-Party Transactions—Arrangements with Our Directors and Executive Officers.” Except the arrangements described in the section of this prospectus titled “Related-Party Transactions—Arrangements with Our Directors and Executive Officers,” there are no arrangements or understanding between us and any of our other executive officers providing for benefits upon termination of their employment, other than as required by applicable law.

Limitations on Liability and Indemnification Matters

Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity. We believe that this insurance and these agreements are necessary to attract qualified directors and executive officers.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors.

Equity Incentives

We believe that our ability to grant incentive awards is a valuable and necessary compensation tool that allows us to attract and retain the best available personnel for positions of substantial responsibility, provides additional incentives to employees and promotes the success of our business. Due to French corporate law and tax considerations, historically, we have granted several different equity incentive instruments to our directors, executive officers, employees and other service providers. These are:

•	employee warrants (otherwise known as bons de souscription de parts de créateurs d’entreprise, or BSPCE), granted to our officers and employees;

•

non-employee warrants (otherwise known as bons de souscription d’actions, or BSA), historically typically granted only to non-employee directors, members of our Scientific Advisory Board and other service providers not eligible for either employee warrants or employee share options;

•	employee share options (otherwise known as options de souscription d’actions, or OSA), granted to our officers and employees; and

•	free shares (otherwise known as actions gratuites).

Our board of directors’ authority to grant these equity incentive instruments and the aggregate amount authorized to be granted must be approved by a two-thirds majority of the votes held by our shareholders present, represented or voting by authorized means at the relevant extraordinary shareholders’ meeting. Once approved by our shareholders, our board of directors can continue to grant such awards for 18 months for employee warrants and non-employee warrants authorized by the shareholders and 38 months for employee share options and free shares authorized by the shareholders.

We are no longer eligible to issue employee warrants since completion of our initial public offering on Euronext Paris in 2012.

In general, employee warrants, employee share options and non-employee warrants no longer continue to vest following termination of the employment, office or service of the holder and all vested shares must be exercised within post-termination exercise periods set forth in the grant documents. In the event of certain changes in our share capital structure, such as a consolidation or share split or dividend, French law and applicable grant documentation provides for appropriate adjustments of the numbers of shares issuable and/or the exercise price of the outstanding warrants or share options.

As of June 30, 2014, employee warrants, non-employee warrants, employee share options and free share were allowing for the purchase of an aggregate of 2,824,313 ordinary shares at a weighted average exercise price of €6.62 per share (not including the 1,200,893 ordinary shares issuable upon the vesting of outstanding free shares that may be issued for free with no exercise price being paid).

Employee Warrants (BSPCE)

Employee warrants were granted only to our employees who are French tax residents as they carry favorable tax and social security treatment for French tax residents. Employee warrants may also be granted to our chairman and general manager and to our deputy general managers. Similar to options, they entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. Employee warrants may only be issued by growth companies meeting certain criteria, which we will not meet following the completion of the offering. There is no legal limitation to the size of the employee warrant pool under French law.

We have issued three types of employee warrants as follows:

Plan title	BSPCE 4	BSPCE X	BSPCE 2010
Meeting date	1/21/2009	1/21/2009	12/16/2010
Date of allocation by the Board of Directors	1/21/2009	1/21/2009	6/24/2011	11/22/2011
Total number of BSPCE authorized	5,358	10,858	59,405	59,405
Total number of BSPCEs granted	5,358	2,296	24,000	10,039
including those granted to Pierre-Henri Benhamou	—	—	10,000	—
Start date for the exercise of the BSPCEs	1/21/2009	1/21/2010	12/23/2011	11/22/2012
BSPCE expiry date	1/21/2019	1/21/2019	6/24/2021	11/22/2021
BSPCE exercise price(1)	€4.33	€4.67	€5.13	€5.13
Number of shares subscribed as of June 30, 2014(1)	—	—	—	—
Total number of BCPCEs canceled or obsolete as of June 30, 2014	—	—	—	—
Total number of BCPCEs outstanding as of June 30, 2014	5,358	1,646	21,933	9,039
Total number of shares available for subscription as of June 30, 2014(1)	80,370	24,690	328,995	135,585

(1)	The number of shares reflects an adjusted exercise parity of the division by 15 of the nominal value of the shares decided by the General Meeting of Shareholders held on December 9, 2011, namely that each BPSCE is now entitled to a subscription right to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BPSCE plan has been adjusted accordingly and equals 1/15 of the price initially determined by the general meeting of shareholders having authorized each of the plans.

All BPSCE 4 and BPSCE X are exercisable. Except for 6,000 BPSCE 2010 which shall become exercisable on December 23, 2014, all BSPCE 2010 granted on June 2011 are exercisable. Except for 2,510 BPSCE 2010 which shall become exercisable on November 22, 2014 and 2,509 BPSCE 2010 on November 22, 2015, all BSPCE 2010 granted on November 2011 are exercisable.

Administration.    Pursuant to delegations granted by our shareholders, our board of directors determined the recipients, dates of grant and exercise price of employee warrants, the number of employee warrants to be granted and the terms and conditions of the employee warrants, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of employee warrants after the termination of the employment agreement.

Employee warrants are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the beneficiary, only by the beneficiary.

Non-Employee Warrants (BSA)

Historically, non-employee warrants were typically granted by our board of directors to non-employee directors, members of our Scientific Advisory Board and other service providers not eligible for either employee warrants or employee share options. In addition to any exercise price payable by a holder upon the exercise of any non-employee warrant, non-employee warrants need to be subscribed for a price which is determined by the board on the date of grant. There is no legal limitation to the size of the non-employee warrant pool.

We have issued six types of non-employee warrants (BSA) as follows as of June 30, 2014:

Plan title	BSA	BSA 2	BSA X		BSA 2010				BSA 2012	BSA 2013	BSA 2014
Meeting date	6/14/2007	1/21/2009	1/21/2009		12/16/2010				12/9/2011	6/4/2013	6/3/2014
Date of grant by the Board of Directors	12/7/2007	1/21/2009	1/21/2009	6/25/2010	1/28/2011	6/24/2011	11/22/2011	1/17/2012	9/25/2012	7/25/2013	6/3/2014
Total number of BSAs authorized	4,395	10,716	10,858	10,858	59,405	59,405	59,405	59,405	300,000	100,000	307,468
Total number of BSAs granted	1,717	10,716	306	1,825	10,039	8,000	1,338	89,835	30,000	73,000	10,000
Including those granted to Pierre-Henri Benhamou	—	5,358	—	—	—	—	—	—	—	—	—
Start date for the exercise of the BSAs	12/7/2008	1/21/2009	1/21/2010	6/25/2011	12/23/2011	12/23/2011	11/22/2012	1/17/2016	9/25/2013	7/25/2013	6/3/2014
BSA expiry date	12/7/2015	1/21/2019	1/21/2019	6/25/2020	1/28/2021	6/24/2021	11/22/2021	1/17/2022	9/25/2022	7/25/2023	6/3/2024
BSA exercise price	€4.33	€4.33	€4.33	€4.33	€5.13	€5.13	€5.13	€5.13	€8.59	€8.10	€18.79
Number of shares subscribed as of June 30, 2014	—	—	—	—	—	—	—	—	—	—	—
Total number of BSAs canceled or obsolete as of June 30, 2014	572	—	—	—	—	—	—	—	—	—	—
Total number of BSAs remaining as of June 30, 2014	1,145	8,049	306	1,825	—	8,000	1,338	89,835	27,500	70,500	10,000
Total number of shares available for subscription as of June 30, 2014(1)	17,175	120,735	4,590	27,375	—	120,000	20,070	89,835	27,500	70,500	10,000

(1)	The number of shares reflects an adjusted exercise parity of the division by 15 of the nominal value of shares. Namely, each BSA is now entitled to a subscription right to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BSA plan has been adjusted accordingly and equals 1/15 of the price initially determined.

All BSA, BSA2 and BSA X are exercisable. All BSA 2010 are exercisable except for:

•	2,000 BSA 2010 which shall become exercisable on December 23, 2014;

•	334 BSA 2010 which shall become exercisable on November 22, 2014;

•	334 BSA 2010 which shall become exercisable on November 22, 2015; and

•	89,835 BSA 2010 which shall become exercisable on January 17, 2016.

All BSA 2012, 2013 and 2014 are exercisable subject to continuous membership of our board or Scientific Advisory Board (as the case may be) and subject to applicable insiders’ rules.

Administration.    Pursuant to delegations granted by our shareholders, our board of directors determined the recipients, dates of grant and exercise price of non-employee warrants, the number of non-employee warrants to be granted and the terms and conditions of the non-employee warrants, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of non-employee warrants after the end of the term of office.

Non-employee warrants may be transferred to any person and may be exercised by their holder at any time subject to vesting.

Share Options (OSA)

We have granted share options to our employees and our officers pursuant to our 2013 Share Option Plan, or 2013 Plan, and our 2014 Share Option Plan, or 2014 Plan. Our current plan, the 2014 Plan, was adopted by our board of directors on June 3, 2014.

Share options may be granted to any individual employed by us or by any affiliated company under the terms and conditions of an employment contract. Employee share options may also be granted to our chairman and general manager and to our deputy general managers.

The maximum number of our ordinary shares that may be issued pursuant to share options granted under the 2013 Plan and 2014 Plan are 518,000 and 322,405, respectively. In addition, under French law, the maximum number of shares issuable upon exercise of outstanding employee share options may not exceed one-third of the outstanding share capital on a non-diluted basis as at the date of grant.

Plan title	SO 2013	SO 2014
Meeting date	12/9/2011	6/3/2014
Date of allocation by the Board of Directors	9/18/2013	6/3/2014
Total number of options authorized	1518,000	322,405
Total number of options granted	518,000	75,000
Including those granted to Pierre-Henri Benhamou	129,000	—
Start date for the exercise of options(1)	9/19/2017	6/4/2016
Options expiry date	9/18/2023	6/3/2024
Options exercise price	€7.57	€19.01
Number of shares subscribed as of June 30, 2014	—	—
Total number of options canceled or obsolete as of June 30, 2014	47,000	—
Total number of options remaining as of June 30, 2014	471,000	75,000
Total number of shares available for subscription as of June 30, 2014	471,000	75,000

(1)	By way of exception, in the event of a change in control (as defined in Article L.233-3 of the French Commercial Code) occurring prior to September 19, 2017, or June 4, 2016, as applicable, all of the options could be exercised in advance.

Our board of directors has set at 10% the number of acquired shares that must be kept by Dr. Pierre-Henri Benhamou in registered form until the cessation of his duties.

Administration.    Our board of directors has the authority to administer the 2013 Plan and 2014 Plan. Subject to the terms of the 2013 Plan or 2014 Plan, our board of directors determines recipients, dates of grant, exercise price of share options, the number of share options to be granted and the terms and conditions of the share options, including the period of their exercisability and their vesting schedule.

The board of directors has the authority to modify awards outstanding under the 2013 Plan or 2014 Plan subject to the consent of the optionee if such modification is detrimental to him/her, including in particular the authority to extend the post-termination exercise period after the termination of the employment.

The term of each share option is ten years from the date of grant or, in the case of death or disability of the optionee during such ten-year period, six months from the death or disability of the optionee in accordance with

French law. In the event of the death of an optionee during the term of the options, unless otherwise resolved by the board of directors, the vested options may be exercised at any time within six months following the date of death, by the optionee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance.

Share options are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Amendment and Termination.    Our board of directors has the authority to amend, alter, suspend, or terminate the 2013 Plan and 2014 Plan, provided that such action does not impair the rights of any optionee without such optionee’s consent. We shall obtain shareholder approval of any amendment to the extent necessary and desirable to comply with applicable laws.

Free Shares

Under our 2012, 2013 and 2014 Free Share Plans, we have granted free shares to our employees and officers. Our current plan, the 2014 Free Share Plan, was adopted by our board of directors on June 3, 2014.

Free shares may be granted to any individual employed by us or by any affiliated company under the terms and conditions of an employment contract. Free shares may also be granted to our Chairman, our general manager and to our deputy general managers. However, no free share may be granted to a beneficiary holding more than 10% of our share capital or to a beneficiary who would hold more than 10% of our share capital as a result of such grant.

Share Reserve.    The maximum number of our ordinary shares that may be issued under the 2012, 2013 and 2014 Free Share Plans is 893,782. In addition, under French law, the number of free shares may not exceed 10% of the outstanding share capital on a non-diluted basis as at the date of grant.

The details of the grant as of June 30, 2014 are as follows:

	INFORMATION REGARDING FREE SHARES
Meeting date	December 09, 2011	December 09, 2011	December 09, 2011	December 09, 2011	June 3, 2014
Date of the Board of Directors’ meeting	April 02, 2012	July 25, 2012	November 28, 2012	July 25, 2013 September 12, 2013	June 3, 2014
Total number of free shares granted	669,796	134,081	35,360	501,500	186,000
Number of shares granted to Pierre-Henri Benhamou	304,461	None	None	58,500	60,000
Date of definitive acquisition of free shares (subject to the conditions of acquisition)(1)	April 2, 2014(2)(3)	July 25, 2014(2)(3)	November 28, 2014	July 25, 2015(2)(4)	June 3, 2016 (2)(5)
End date of retention period	April 02, 2016(2)	July 25, 2016(2)	November 28, 2016	July 25, 2017(2)	June 3, 2018 (2)
Number of shares acquired definitively as of June 30, 2014	242,484	None	None	None	None
Cumulative number of free shares canceled or lapsed as of June 30, 2014	1,860	None	None	81,500	None
Shares acquired free of charge remaining as of June 30, 2014 (in acquisition period)	425,452	134,081	35,360	420,000	186,000

(1)	In the event of incapacity of a beneficiary as defined in Article L. 225-197-1, I of the French Commercial Code during the vesting period, said beneficiary may request the allocation of the shares within a period of six months from the event that led to the incapacity. In the event of the death of a beneficiary during the vesting period, his heirs may request the free allocation of shares within a period of six months from the death.

(2)	The acquisition and retention period end date start on achievement of performance criteria for executive officers. See (3), (4) or (5) below.

(3)	The acquisition of free shares is conditional for executive officers, including Dr. Benhamou, to the achievement of the three performance criteria below:

•

One-third of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the 100th patient in the VIPES Phase IIb clinical trial.

•

One-third of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) achievement of the principal evaluation criterion in the VIPES Phase IIb clinical trial.

•

One-third of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the first patient in the Viaskin Milk Phase IIb clinical trial.

(4)	The acquisition of free shares is conditional for executive officers, including Dr. Benhamou, to the achievement of the three performance criteria below:

•

One-third of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the 100th patient in the VIPES Phase IIb clinical trial a maximum of 12 months after the inclusion of the first patient in the trial.

•

One-third of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) approval by the FDA of the protocol for the Phase III trial of Viaskin Peanut.

•

One-third of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) an increase of at least 50% for five consecutive days of our share price compared with the closing price of our shares listed on Euronext Paris on the day of the adoption of the 2013 free share allocation plan, or July 25, 2013.

It is specified that in the event of a change of control (as defined in Article L. 233-3 of the French Commercial Code), the performance criteria will be considered as definitively achieved.

(5)	The acquisition of free shares is conditional for executive officers, including Dr. Benhamou, to the achievement of the three performance criteria below:

•

50% of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the 100th patient in the VIPES Phase III clinical trial at the latest 12 months after the inclusion of the first patient in the trial.

•

50% of the shares allocated to executive officers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) approval by the FDA of the protocol of VIPES Phase III.

It is specified that in the event of a change of control (as defined in Article L. 233-3 of the French Commercial Code), the performance criteria will be considered as definitively achieved.

Dr. Pierre-Henri Benhamou shall keep 10% of his free shares under the registered form until the cessation of his duties.

Unless stated otherwise, the acquisition of the free shares allocated to Company employees are not subject to the achievement of performance criteria.

Administration.    Our board of directors has the authority to administer the 2012, 2013 and 2014 Free Share Plans. Subject to the terms of the plans, our board of directors determines recipients, dates of grant, the number of free shares to be granted and the terms and conditions of the free shares, including the length of their acquisition period (period starting on the date of grant during which the beneficiary holds a right to acquire shares for free but not any shares yet) and holding period (period starting at the end of the acquisition period when the shares are issued and definitively acquired and issued but may not be transferred) within the limit determined by the shareholders (in particular the acquisition period is at least two years from the date of grant and the holding period two years from the end of the acquisition period, it being specified that no holding period will be applicable to the beneficiaries for whom the acquisition period is at least 4 years).

The board of directors has the authority to modify awards outstanding under our 2012, 2013 and 2014 Free Share Plans subject to the consent of the beneficiary if such modification is detrimental to him/her, including in particular the authority to release a beneficiary from the continued service condition during the acquisition period after the termination of the employment.

Free Shares.    The free shares granted under our 2012, 2013 and 2014 Free Share Plans will be definitively acquired at the end of the acquisition period as set by our board of directors (of a minimum of two years) subject to continued service during the acquisition period, except if the board releases a given beneficiary from this condition upon termination of his/her employment contract. At the end of the acquisition period, the beneficiary will be the owner of the shares. However during the holding period (as set by our board of directors with a minimum of two years except if the acquisition period is at least equal to four years) the shares may not be sold, transferred or pledged.

In the event of disability before the end of the acquisition period, the free shares shall be definitively acquired by the beneficiary on the date of disability. In the event the beneficiary dies during the acquisition period, the free shares shall be definitively acquired at the date of the request of allocation made by his or her beneficiaries in the framework of the inheritance provided that such request is made within six months from the date of death.

Amendment and Termination.    Our board of directors has the authority to amend, alter, suspend, or terminate our 2012, 2013 and 2014 Free Share Plans, provided that such action does not impair the rights of any beneficiary without such beneficiary’s consent. The Company shall obtain shareholder approval of any amendment to the extent necessary and desirable to comply with applicable laws.

RELATED-PARTY TRANSACTIONS

Since January 1, 2011, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our outstanding voting securities and their affiliates, which we refer to as our related-parties.

Transactions with Our Principal Shareholders

Issuances of Securities

On March 28, 2012 we issued 4,573,171 ordinary shares in connection with our initial public offering of our ordinary shares on Euronext Paris, for an aggregate purchase price of €40.5 million at a purchase price per share of €8.86. The following table summarizes the ordinary shares acquired in connection with this offering by our executive officers, directors and holders of more than 5% of our outstanding voting securities.

Name of Shareholder	Number of Ordinary Shares Purchased (#)	Aggregate Purchase Price (€)
Sofinnova Partners	677,200	5,999,992.00
Bpifrance Investissement	620,767	5,499,995.62
Bpifrance Participations	1,693,002	14,999,997.72
Apax	112,866	999,992.76

Shareholders’ Agreements

On March 9, 2012, Dr. Benhamou, PHYS Participations, Mr. Bertrand Dupont, DBCS Participations, Bpifrance Participations (formerly Fonds Strategique d’Investissement) and our company entered into a shareholders’ agreement pursuant to which, (1) the parties entered into certain lock-up undertakings, (2) Bpifrance Participations is entitled to propose the appointment of one member of the board of directors (currently Dr. Didier Hoch), which member shall serve on one of the board’s committees, (3) Bpifrance Participations is entitled to propose the appointment of one non-voting observer (currently Ms. Maïlys Ferrère), and (4) Bpifrance Participations is entitled to certain information rights, subject to applicable laws and regulation. This shareholders’ agreement has a 10-year term and will automatically terminate if Bpifrance Participations ceases to hold at least 50% of the shares it held upon the first listing of the company on Euronext Paris.

The shareholders’ agreement among the major shareholders of the company entered into on December 16, 2010 was terminated on March 28, 2012, the date of the initial listing of our ordinary shares on the Euronext Paris.

Agreements with Our Directors and Executive Officers

Employment Arrangements

Pierre-Henri Benhamou

Dr. Benhamou, our Chief Executive Officer, does not have an employment agreement with the company. His compensation is determined by the board of directors upon recommendation of the compensation committee. On September 25, 2012, our board of directors resolved that in cases of (1) termination of Dr. Benhamou’s term as Chief Executive Officer of the company not due to a violation of the law or our By-laws or gross or severe negligence, or (2) non-renewal of Dr. Benhamou’s term against his will, and not due to a violation of the law or the our by-laws or gross or severe negligence, the company may pay him severance, the gross amount of which will be equal to the sum of the gross compensation he received from the company, of any kind whatsoever, over the 18 months preceding his termination if at least two of the following three criteria are met as of the date of his termination: (a) a management structure is in place permitting sale or collaboration involving Viaskin Peanut, with this criteria being considered as met if, on the date of his termination, all of the following positions are actually filled: technical director, director of development, financial director, head of strategic marketing and head of research; (b) stock market capitalization of the company equals to at least €80 million; (c) at least three Viaskin projects are in the process of development.

We have entered into employment agreements with the following executive officers.

Bertrand Dupont

In January 2003, we entered into an employment agreement with Mr. Dupont, our Chief Technical Officer, which was amended as of January 1, 2006. Mr. Dupont is entitled to an annual base salary. Mr. Dupont is also eligible to receive equity grants as our board may determine and to participate in our bonus plan. In addition, Mr. Dupont’s employment agreement provides for restrictions on certain competitive activities during the one-year period following the date of termination of his employment subject to the payment by us of a monthly compensation equal to 33% of the monthly gross salary paid to Mr. Dupont prior to his termination.

David Schilansky

In September 2011, we entered into an employment agreement with Mr. Schilansky, our Chief Financial Officer with an effective date as of September 30, 2011. Mr. Schilansky is entitled to an annual base salary. Mr. Schilansky is also eligible to receive equity grants as our board may determine and to participate in our bonus plan.

Charles Ruban

In May 2012, we entered into an employment agreement with Mr. Ruban, our Chief Development Officer with an effective date as of May 30, 2012. Mr. Ruban is entitled to an annual base salary. Mr. Ruban is also eligible to receive equity grants as our board may determine and to participate in our bonus plan.

Director and Executive Officer Compensation

See “Compensation of Directors and Executive Officers” for information regarding compensation of directors and executive officers.

Equity Awards

Since our inception, we have granted equity awards to certain of our directors and executive officers.

On April 2, 2012, we issued 669,796 free shares, including 304,461 free shares granted to Dr. Benhamou and 231,158 free shares granted to other executive officers.

On July 25, 2012, we issued 134,081 free shares to our executive officers.

On September 25, 2012 we issued 30,000 non-employee warrants (BSA), which were partly granted to our directors as follows: (1) 2,500 BSA granted to Dr. Bjerke, (2) 2,500 BSA granted to Mr. Horner, (3) 2,500 BSA granted to Mr. Hutt and (4) 2,500 BSA granted to Dr. Hoch. Each BSA has been issued at purchase price per BSA of €0.86, and gives the right to subscribe for one ordinary share for a purchase price per share of €8.59.

On July 15, 2013 we issued 73,000 non-employee warrants (BSA) which have been partly granted to our directors as follows: (1) 2,500 BSA granted to Dr. Bjerke, (2) 2,500 BSA granted to Mr. Horner, (3) 2,500 BSA granted to Mr. Hutt and (4) 2,500 BSA granted to Dr. Hoch. Each BSA has been issued at purchase price per BSA of €0.86, and gives the right to subscribe for one ordinary share for a purchase price per share of €8.10.

On July 25, 2013 and September 12, 2013, we issued 501,500 free shares, respectively, including 58,500 free shares granted to Dr. Benhamou and 90,000 free shares granted to other executive officers.

On September 18, 2013, we issued 518,000 option shares, including 129,000 option shares granted to Dr. Benhamou and 192,000 option shares granted to other executive officers.

On June 3, 2014, we issued 186,000 free shares, including 60,000 free shares granted to Dr. Benhamou and 90,000 free shares granted to other executive officers.

On June 3, 2014, we issued 10,000 non-employee warrants (BSA) as follows: (1) 2,500 BSA granted to Dr. Bjerke, (2) 2,500 BSA granted to Mr. Horner, (3) 2,500 BSA granted to Mr. Hutt and (4) 2,500 BSA granted to Dr. Hoch. Each BSA has been issued at purchase price per BSA of €1.88, and gives the right to subscribe for one ordinary share for a purchase price per share of €18.79.

See the section of this prospectus titled “Principal Shareholders” for information regarding equity awards to our executive officers.

Bonus Plans

All our executive officers are entitled to a 30% bonus based on yearly objectives determined by our board of directors upon recommendation of our compensation committee.

Indemnification Agreements

In connection with this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. See the section of this prospectus titled “Management—Limitations on Liability and Indemnification Matters.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Service Agreement with SCP Benhamou Vannerom

We entered into a services agreement with SCP Benhamou Vannerom, or SCP, a company of physicians specializing in the detection and treatment of allergies, on July 2009. Dr. Benhamou, our Chief Executive Officer, Chairman and Co-Founder is a co-manager and 50% shareholder of SCP. Under this agreement, SCP provided scientific advisory services to us, such as design of clinical trials and protocols and publication of findings. All of the intellectual property resulted from such services is the sole property of us. This agreement was terminated effective December 31, 2012. The total annual services fees paid by us to SCP was €164,513 for the years 2011 and 2012, respectively.

Related-Party Transactions Policy

Prior to the completion of this offering, we expect to adopt a related-party transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related-party transactions. The policy will become effective immediately upon the completion of this offering. For purposes of our policy only, a related-party transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related parties are, were or will be participants, which are not (1) in the ordinary course of business, (2) at arms’ length and (3) in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. For purposes of this policy, a related party is any executive officer, director (or nominee for director) or beneficial owner of more than five percent (5%) of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related-party transaction, including any transaction that was not a related-party transaction when originally consummated or any transaction that was not initially identified as a related-party transaction prior to consummation, our management must present information regarding the related-party transaction to our board of directors for review, consideration and approval. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related parties, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third-party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-party transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related-party transactions, our board, or to the extent permitted by applicable law an independent body of our board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related-party is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related-party transaction, our board of directors, or if permitted by applicable law an independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our board of directors, or if permitted by applicable law an independent body of our board of directors, determines in the good faith exercise of its discretion.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 30, 2014 for:

•	each beneficial owner of more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of September 30, 2014. The percentage ownership information shown in the table prior to the global offering is based upon 15,771,303 ordinary shares outstanding as of September 30, 2014. The percentage ownership information shown in the table after the global offering is based upon 18,444,943 ordinary shares outstanding, assuming the sale of 2,673,641 shares by us in the global offering and no exercise of the underwriters’ over-allotment option. The percentage ownership information shown in the table after the global offering if the underwriters’ over-allotment option is exercised in full is based upon 18,845,989 ordinary shares outstanding, assuming the sale of 3,074,686 shares by us in the global offering assuming the exercise in full of the underwriters’ over-allotment option.

Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding ordinary shares subject to options and warrants held by that person that are immediately exercisable or exercisable within 60 days of September 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The information in the table below is based on information known to us or ascertained by us from public filings made by the shareholders. Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are in care of DBV Technologies S.A., Green Square-Bâtiment D, 80/84 rue des Meuniers, 92220 Bagneux, France.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Global Offering		Shares Beneficially Owned After the Global Offering	Shares Beneficially Owned After the Global Offering if Underwriters’ Option is Exercised in Full
	Number	Percentage	Percentage	Percentage
5% Shareholders:
Sofinnova Capital V FPCI(1)	2,569,078	16.3%	13.9%	13.6%
Entities Affiliated with Bpifrance(2)	2,516,186	16.0	13.6	13.4
Entities Affiliated with Baker Bros. Advisors LP(3)	1,086,341	6.9	5.9	5.8
Directors and Executive Officers:
Pierre-Henri Benhamou(4)	642,839	4.1	3.5	3.4
Torbjörn Bjerke(5)	35,925	*	*	*
Didier Hoch(6)	7,500	*	*	*
George Horner III(7)	45,150	*	*	*
Peter Hutt(8)	23,925	*	*	*
Chahra Louafi(9)	2,516,186	16.3	13.6	13.4
Rafaèle Tordjman(10)	2,569,078	16.0	13.9	13.6
All directors and executive officers as a group (10 persons)(11)	6,656,664	42.2%	36.1%	35.3%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of 2,569,078 shares. Dr. Tordjman is a partner of Sofinnova Partners SAS, the management company of Sofinnova Capital V FPCI and, in such capacity, Dr. Tordjman exercises voting and investment control over the ordinary shares held by Sofinnova Capital V FPCI. Dr. Tordjman disclaims beneficial ownership with respect to any such shares, except to the extent of her pecuniary interest therein, if any. The address of Sofinnova Capital V FPCI is 16-18 rue du Quatre Septembre, Paris 75002, France.
(2)	Consists of 1,394,994 shares held by Bpifrance Participations S.A., or BpiP, and 1,121,192 shares held by Innobio FCPR, or Innobio. BpiP is the wholly-owned subsidiary of SA BPI-Groupe, or BPI. The Caisse des Dépôts et Consignations, or CDC, and EPIC BPI-Groupe, or EPIC, each hold 50% of the share capital of BPI and jointly control BPI. Innobio is managed by Bpifrance Investissement, or BpiI. BpiI is a wholly-owned, indirect subsidiary of BpiP. Nicolas Dufourcq is the Chief Executive Officer of BpiP and the President and Chairman of the Board of Directors of BpiI and may be deemed to have shared voting and investment power over the shares held by Innobio and BpiP. Paul-François Fournier is the director of the Innovation Business Unit of BpiP and BpiI and may be deemed to have shared voting and investment power over the shares held by BpiP and Innobio. Maïlys Ferrère is the director of the Large Venture Division of BpiP and may be deemed to have shared voting and investment power over the shares held by BpiP and Innobio. Laurent Arthaud is the director of Innobio and may be deemed to have shared voting and investment power over the shares held by BpiP and Innobio. None of BPI, CDC, EPIC, BpiI, Mr. Dufourcq, Mr. Fournier, Mr. Arthaud or Ms. Ferrère hold any shares directly. BPI may be deemed to be the beneficial owner of 2,516,186 shares, indirectly through its sole ownership of BpiP and its indirect ownership of Innobio. CDC and EPIC may be deemed to be the beneficial owners of 1,394,994 shares, indirectly through their joint ownership and control of BPI. BpiI, Mr. Dufourcq, Mr. Fournier and Mr. Arthaud may be deemed to be the beneficial owners of 1,121,192 shares through their control of Innobio. Mr. Dufourcq, Mr. Fournier, Mr. Arthaud and Ms. Ferrère disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The principal address for BpiP, BPI, EPIC, Innobio, BpiI, Mr. Dufourcq, Mr. Fournier, Mr. Arthaud and Ms. Ferrère is 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, France.
(3)	Consists of (a) 975,801 shares directly held by Baker Brothers Life Sciences, L.P., (b) 86,780 shares directly held by 667, L.P., and (c) 23,760 shares held by 14159, L.P. Baker Bros Advisor LP is the Investment Advisor of each of these funds and has sole voting and investment power with respect to the shares held by these funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for each of these entities is 667 Madison Avenue, 21st Floor, New York, NY 10065.
(4)	Consists of (i) 218,724 ordinary shares held by Dr. Benhamou, (ii) 301,250 shares held by PHYS Participations, of which Dr. Benhamou owns 36.8% of the share capital and (iii) 122,865 shares issuable upon the exercise of options and warrants that are immediately exercisable or exercisable within 60 days of September 30, 2014, subject to French law as described in the section of this prospectus titled “Shares and ADSs Eligible for Future Sale.”
(5)	Consists of 35,925 shares issuable upon the exercise of options and warrants that are immediately exercisable or exercisable within 60 days of September 30, 2014, subject to French law as described in the section of this prospectus titled “Shares and ADSs Eligible for Future Sale.”
(6)	Consists of 7,500 shares issuable upon the exercise of options and warrants that are immediately exercisable or exercisable within 60 days of September 30, 2014, subject to French law as described in the section of this prospectus titled “Shares and ADSs Eligible for Future Sale.”
(7)	Consists of (i) 42,650 shares and (ii) 2,500 shares issuable upon the exercise of options and warrants that are immediately exercisable or exercisable within 60 days of September 30, 2014, subject to French law as described in the section of this prospectus titled “Shares and ADSs Eligible for Future Sale.”
(8)	Consists of 23,925 shares issuable upon the exercise of options and warrants that are immediately exercisable or exercisable within 60 days of September 30, 2014, subject to French law as described in the section of this prospectus titled “Shares and ADSs Eligible for Future Sale.”
(9)	Consist of shares described in note (2) above. Ms. Louafi is an Investment Director of Bpifrance Investissement. Ms. Louafi disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Ms. Louafi’s business address is 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, France.
(10)	Consist of shares described in note (1) above. Dr. Tordjman is a partner of Sofinnova Partners SAS, the management company of Sofinnova Capital V FPCI and, in such capacity, Dr. Tordjman exercises voting and investment control over the ordinary shares held by Sofinnova Capital V FPCI. Dr. Tordjman disclaims beneficial ownership with respect to any such shares, except to the extent of her pecuniary interest therein, if any. Dr. Tordjman’s business address is 16-18 rue du Quatre Septembre, Paris 75002, France.
(11)	Includes 427,285 shares issuable upon the exercise of options and warrants that are immediately exercisable or exercisable within 60 days of September 30, 2014, subject to French law as described in the section of this prospectus titled “Shares and ADSs Eligible for Future Sale.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our by-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our by-laws as they will be in effect upon the completion of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of September 30, 2014, our outstanding share capital consisted of a total of 15,771,303 ordinary shares, with nominal value €0.10 per share.

As of July 23, 2014, to our knowledge, approximately:

•	3,673,757, or 23.75%, of our outstanding ordinary shares were held of record by 13 residents of the United States; and

•	9,973,040, or 64.47%, of our outstanding ordinary shares were held of record by 2,288 residents of France.

Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our fully diluted share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding employee warrants, employee share options and non-employee warrants, as approved by our shareholders and granted by our board of directors.

Upon closing of the global offering, our outstanding share capital will consist of 18,444,944 ordinary shares, nominal value €0.10 per share (or 18,845,989 if the underwriters exercise their option to purchase in full).

Reconciliation of the Shares Outstanding Prior to the Global Offering

Shares outstanding at December 31, 2012	13,408,147
Number of ordinary shares issued in connection with the share capital increase of November 14, 2013	1,680,151
Number of ordinary shares issued in connection with the exercise of employee warrants, share options and non-employee warrants	–

Shares outstanding at December 31, 2013	15,088,298
Number of ordinary shares issued in connection with the exercise of employee warrants, share options and non-employee warrants	380,894

Shares outstanding at June 30, 2014	15,469,192

Number of ordinary shares issued in connection with the exercise of employee warrants, share options and non-employee warrants	302,111

Shares outstanding at September 30, 2014	15,771,303

History of Securities Issuances

From January 1, 2011 through September 30, 2014, the following events have changed the number and classes of our issued and outstanding shares:

•	On December 9, 2011, the nominal value of our shares increased from €1.00 to €1.50 through capitalization of reserves and then divided by 15, so that the nominal value of our shares is now €0.10.

•

On March 28, 2012, we issued 4,573,171 ordinary shares in connection with our initial public offering of our ordinary shares on Euronext Paris and 7,899,495 preferred shares converted into 7,899,495 ordinary shares in connection with our initial public offering.

•	On April 26, 2012, we issued 12,231 ordinary shares as a result of the underwriters’ exercise of their over-allotment option.

•	On November 14, 2013, we issued 1,680,151 ordinary shares in a private placement to a number of investors.

•

During the six months ended June 30, 2014, employee warrants, share options and non-employee warrants were exercised at exercise prices ranging from €4.33 to €8.59 per share. Pursuant to these exercises, we issued an aggregate of 138,410 shares in the six months ended June 30, 2014.

•	During the six months ended June 30, 2014, 242,484 free shares were definitively acquired by the beneficiaries and issued.

•	On July 25, 2014, 44,693 free shares were definitively acquired and issued.

•	On September 19, 2014, 257,418 free shares were definitively acquired and issued.

•	On October 3, 2014, 1,531 employee warrants were exercised at an exercise price of €4.67 per share resulting in the issuance of 22,965 shares.

Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares

The description below reflects the terms of our by-laws, and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full version of our by-laws which is included as an exhibit to the registration statement of which this prospectus is a part.

Corporate Purpose (Article 4 of the By-laws)

Our corporate purpose in France and abroad includes:

•	the development of any innovative medical product, and in particular any drug, diagnostic, or care product;

•	the study, research, development, industrial manufacture, and marketing of such products; and

•

the use and the development of all patents or any licenses relating to these products, and generally, all commercial transactions, moveable or immoveable, financial or otherwise, directly or indirectly related, in whole or in part, to the company’s objective or any other similar or related objective, which may facilitate operation and business development.

Directors

Quorum and Voting (Article 11 of the By-laws).    The board of directors can only deliberate if at least half of the directors attend the meeting in the manners provided for in our by-laws. French law and the charter of the board allow directors to attend meetings of the board of directors in person or, to the extent permitted by applicable law, by videoconference or other telecommunications arrangements. Decisions of the board of directors are taken by the majority of votes cast.

Directors’ Voting Powers on Proposal, Arrangement or Contract in which any Director Is Materially Interested.    Under French law, any agreement entered into (directly or through an intermediary) between us and any director that is not entered into (1) in the ordinary course of our business and (2) upon standard market terms is subject to the prior authorization of the board of directors (it being specified that the interested director cannot vote on such decision). The same provision applies to agreements between us and another company if one of our directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of our directors has an indirect interest.

Directors’ Compensation.    The aggregate amount of attendance fees (jetons de présence) of the board of directors is determined at the shareholders’ annual ordinary general meeting. The board of directors then divides this aggregate amount among some or all of its members by a simple majority vote. In addition, the board of directors may grant exceptional compensation (rémunérations exceptionnelles) to individual directors on a case-by-case basis for special and temporary assignments. The board of directors may also authorize the reimbursement of reasonable travel and accommodation expenses, as well as other expenses incurred by directors in the corporate interest. See the section of this prospectus titled “Management—Director Compensation” for a description of our compensation policy for our non-employee directors.

Board of Directors’ Borrowing Powers.    There are currently no limits imposed on the amounts of loans or borrowings that the board of directors may approve.

Directors’ Age Limits (Article 10 of the By-laws).    The number of directors who are more than 80 years old may not exceed one third of the directors in office.

Directors’ Share Ownership Requirements.    None.

Rights, Preferences and Restrictions Attaching to Ordinary Shares

Dividends (Article 37 of the By-laws).    We may only distribute dividends out of our “distributable profits,” plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable Profits” consist of our unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law (see below).

Legal Reserve.    Pursuant to French law, we must allocate 5% of our unconsolidated net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to our French subsidiary on an unconsolidated basis.

Approval of Dividends.    Pursuant to French law, our board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders (the amount of our share capital plus the amount of our legal reserves which may not be distributed was equal to €1,546,919 on June 30, 2014).

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the by-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Pursuant to recently passed legislation, if a dividend is declared we may be required to pay a dividend tax in an amount equal to 3% of the aggregate dividend paid by us.

Distribution of Dividends.    Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all shareholders receive a whole number of assets of the same nature paid in lieu of cash.

Timing of Payment.    Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Voting Rights (Article 33 of the By-laws).    Each share shall entitle its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our by-laws. Ownership of one share implies, ipso jure, adherence to our by-laws and the decisions of the shareholders’ meeting.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. Pursuant to recently passed legislation, double voting rights will be granted as from April 2016 to the shares being registered since more than two years, unless the by-laws are modified in order to provide otherwise.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Rights to Share in Our Profit.    Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation (Article 38 of the By-laws).    If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

Repurchase and Redemption of Shares.    Under French law, we may acquire our own shares for the following purposes only:

•

to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer.

•

to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

•

under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225—209 of the French Commercial Code and in accordance with the general regulations of, and market practices accepted by the Financial Markets Authority (AMF).

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Sinking Fund Provisions.    Our by-laws do not provide for any sinking fund provisions.

Liability to Further Capital Calls.    Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding Certain Percentages.    None except as described under the section of this prospectus titled “—Form, Holding and Transfer of Shares—Ownership of Shares by Non-French Persons.”

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our by-laws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders’ warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings

Access to, Participation in and Voting Rights at Shareholders’ Meetings (Articles 20 & 21 of the By-laws).    Shareholders’ meetings are composed of all shareholders. Each shareholder has the right to attend the meetings and participate in the discussions (1) personally, or (2) by granting proxy to any individual or legal entity of his choosing; or (3) by sending a proxy to the company without indication of the mandate, or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

Participation in shareholders’ general meetings, in any form whatsoever, is subject to registration or registration of shares under the conditions and time limits provided for applicable laws.

The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices (BALO). This date cannot be earlier than three days prior to the meeting.

The shareholder having voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

Any shareholder may be represented at meetings by any individual or legal entity of his choosing, by means of a proxy form which is addressed to him by us (1) at his request, addressed to us by any means. This request must be received at the registered office at least five days before the date of the meeting; or (2)at our initiative.

The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held on the same day or within a period of fifteen days.

Any shareholder may vote by correspondence by means of a voting form, which is sent by us (1) upon request, addressed in writing (this request must be received at the registered office at least six days before the date of the meeting); or (2) at our initiative; or (3) in appendix to a proxy voting form under the conditions provided for by current laws and requirements. In any case this voting form is available on our website at least 21 days before the date of the meeting.

The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

To better understand the voting rights of the ADSs, you should carefully read the section in this prospectus titled “Description of American Depositary Shares—Voting Rights.”

Notice of Annual Shareholders’ Meetings.    Shareholders’ meetings are convened by our board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the convening notice. A convening notice is published in the French Journal of Mandatory Statutory Notices (Bulletin des Annonces Légales Obligatoires (BALO)) at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the company, it indicates, notably, the meeting’s agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the company under the conditions provided for in the current legislation.

Subject to special legal provisions, the meeting notice is sent out at least fifteen days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. The latter may at any time expressly request by registered letter to the Company with acknowledgment of receipt that the aforementioned means of telecommunication should be replaced in the future by a mailing.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

The convening notice may be addressed, where appropriate, with a proxy form and a voting by correspondence form, under the conditions specified in our bylaws, or with a voting by correspondence form alone, under the conditions specified in our bylaws. When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders’ Meetings.    The agenda of the shareholders’ meeting shall appear in the notice to convene the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders’ meeting. One or more shareholders representing a percentage of share capital required by French law, and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders’ Meeting.    Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend our by-laws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, or represented by proxy, or voting by mail. Abstentions will have the same effect of a “no” vote.

Extraordinary Shareholders’ Meeting.    Only an extraordinary shareholders’ meeting is authorized to amend our by-laws. It may not, however, increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by mail. Abstentions will have the same effect of a “no” vote.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of the Company

Provisions contained in our by-laws and the corporate laws of France, the country in which we are incorporated, could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. These provisions include the following:

•

a merger (i.e., in a French law context, a stock for stock exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•	a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;

•	under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•

our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants) to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

•

our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

•

our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•

our board of directors can only be convened by its chairman or, when no board meeting has been held for more than two consecutive months, by directors representing at least one fourth of the total number of directors;

•

our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board’s decisions;

•

the shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice. Shares issued are registered in individual accounts opened by the company or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions;

•

under French law, a non-resident of France may have to file an administrative notice with French authorities in connection with a direct or indirect investment in us, as defined by administrative rulings; see the section of this prospectus titled “Limitations Affecting Shareholders of a French Company”;

•

approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;

•

advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;

•	the by-laws can be changed in accordance with applicable laws;

•	the crossing of certain thresholds has to be disclosed and can impose certain obligations; see the section of this prospectus titled “Declaration of Crossing of Ownership Thresholds”;

•	transfers of shares shall comply with applicable insider trading rules; and

•

pursuant to French law, the sections of the by-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by at least 66 2/3% of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds

Set forth below is a summary of certain provisions of our Bylaws and of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

Any individual or legal entity referred to in Articles L.233-7, L.233-9 and L.223-10 of the French Commercial Code coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of the Company’s capital or voting rights greater or equal to 2.5% or a multiple of this percentage must inform the Company of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time, by registered letter with request for acknowledgment of receipt addressed to the registered office within a period of four trading days from the crossing of the said holding thresholds.

This obligation also applies under the same conditions when crossing each of the above-mentioned thresholds in a downward direction.

In case of failure to declare, shares or voting rights exceeding the fraction that should have been declared are deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the Commercial Code, if the failure to declare has been determined and one or several shareholders holding at least 2.5% of the capital make the request recorded in the minutes of the general meeting.

These requirements are without prejudice to the threshold crossing declarations provided for under French law which impose a declaration to us and to the French Stock Exchange Authority (AMF) upon crossing of the following thresholds no later than the 4th training day following the crossing: 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95%.

Further, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% threshold shall file a declaration pursuant to which it shall expose its intention over the following 6 months, including notably whether it intends to continue acquiring shares of the company, it intends to acquire control over the company, its intended strategy for the company.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than twelve consecutive months, increases his/her/its holding of capital or voting rights by at least 1% company’s capital or voting rights, shall file a mandatory public tender offer.

Changes in Share Capital

Increases in Share Capital.    Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

Increases in our share capital may be effected by:

•	issuing additional shares;

•	increasing the par value of existing shares;

•	creating a new class of equity securities; and

•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	in consideration for cash;

•	in consideration for assets contributed in kind;

•	through an exchange offer;

•	by conversion of previously issued debt instruments;

•	by capitalization of profits, reserves or share premium; and

•	subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital.    Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right.    According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

Our current shareholders waived their preferential subscription rights with respect to this offering at an extraordinary general shareholders’ general meeting held on June 3, 2014.

In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders’ meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares

Form of Shares.    The shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our Shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at its General Meetings of Shareholders and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

Holding of Shares.    In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Ownership of Shares by Non-French Persons.    Neither French law nor our by-laws limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. However, non-residents of France must file an administrative notice with the French authorities in connection with certain direct or indirect investments in us, including through ownership of ADSs, on the date a binding purchase agreement is executed or a tender offer is made public. Under existing administrative rulings the following transactions qualify as foreign investments in us that require the filing of an administrative notice:

•

any transaction carried out on our capital by a non-French resident provided that after the transaction the cumulative amount of the capital or the voting rights held by non-French residents exceeds 33.33% of our capital or voting rights;

•	any transaction mentioned above by a corporation incorporated under French law whose capital or voting rights are held for more than 33.33% by non-French residents;

•

any transaction carried out abroad resulting in a change of the controlling shareholder of a corporation incorporated under a foreign law that holds a shareholding or voting rights in us if our capital or voting rights are held for more than 33.33% by non-French residents;

•	loans and guarantees granted by the acquirer to us in amounts evidencing control over our financing; and

•	patent licenses granted by an acquirer or management or technical assistance agreements with such acquirer that place us in a dependent position vis-à-vis such party or its group.

Assignment and Transfer of Shares.    Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading.

Securities Exercisable for Ordinary Shares

Equity Incentives

See the section of this prospectus titled “Management—Equity Incentives” for a description of securities granted by our board of directors to our directors, executive officers, employees and other service providers, including members of our Scientific Advisory Board.

Registration Rights

None of our security holders possess registration rights.

Demand Registration Rights

None of our security holders possess demand registration rights.

Piggyback Registration Rights

None of our security holders possess piggyback registration rights.

Form F-3 Registration Rights

None of our security holders possess Form F-3 registration rights.

Differences in Corporate Law

The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

	France	Delaware
Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws.

Director Qualifications	Under French law, a corporation may prescribe qualifications for directors under its by-laws.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.

	France	Delaware
Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders’ meeting.	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.

Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws.

General Meeting	Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of General Meetings	A convening notice is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to a meeting and made available on the website of	Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders must

	France	Delaware

the company at least twenty-one day prior to the meeting. Subject to special legal provisions, the meeting notice is sent out at least fifteen days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the French Journal of Mandatory Statutory Notices (BALO). Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Each shareholder has the right to attend the meetings and participate in the discussions (i) personally, or (ii) by granting proxy to any individual or legal entity of his choosing; or (iii) by sending a proxy to the company without indication of the mandate, or (iv) by voting by correspondence, or (v) by videoconference or another means of telecommunication in accordance with applicable laws	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

	France	Delaware

that allow identification. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held on the same day or within a period of fifteen days.

Shareholder action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.	Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each stockholder may individually either exercise, assign or not exercise its preferential rights.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Sources of Dividends	Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for	Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the

	France	Delaware

distribution, other than those reserves that are specifically required by law. “Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the stockholders in addition to the par value of their shares for their subscription that the stockholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the stockholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by-laws.

preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Shares

Under French law, a corporation may acquire its own shares for the following purposes only:

•   to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction;

•   with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; or

•   with a view to distributing within one year of their

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

	France	Delaware

repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; or

•   under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225—209 of the French Commercial Code and in accordance with the general regulations of the Financial Markets Authority (AMF).

No such repurchase of shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

Liability of Directors and Officers	Under French law, the by-laws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•   any breach of the director’s duty of loyalty to the corporation or its stockholders;

•   acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•   any transaction from which the director derives an improper personal benefit.

Voting Rights	French law provides that, unless otherwise provided in the by-laws,	Delaware law provides that, unless otherwise provided in the

	France	Delaware

	each shareholder is entitled to one vote for each share of capital stock held by such shareholder.	certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:

•   the approval of the board of directors; and

•   approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting or, in the case of a merger with a non-EU company, approval of all shareholders of the corporation.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•   the approval of the board of directors; and

•   approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote as stated above.	Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement

	France	Delaware

of merger or consolidation requires the holders to accept for their shares anything other than:

•   shares of stock of the surviving corporation;

•   shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•   any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors	French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social).	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits	French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•   state that the plaintiff was a stockholder at the time of the transaction of which the

	France	Delaware

relating to such action are borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•   allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•   state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation	Under French law, corporations are not required to file a certificate of incorporation with the French Registry of Commerce and Companies.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

•   its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

•   the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

	France	Delaware
Amendment of By-laws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Legal Name; Formation; Fiscal Year; Registered Office

Our legal and commercial name is DBV Technologies S.A. We were incorporated as a société par actions simplifiée (S.A.S.) under the laws of the French Republic on March 29, 2002 for a period of 99 years and subsequently converted on March 13, 2003 into a société anonyme. We are registered at the Nanterre Commerce and Companies Register under the number 441 772 522. Our principal executive offices are located at Green Square-Bâtiment D, 80/84 rue des Meuniers 92220 Bagneux, France, and our telephone number is +33 1 55 42 78 78. Our agent for service of process in the United States is CT Corporation System. Our fiscal year ends December 31.

Listing

The ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “DBVT.”

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for the ADSs will be Citibank, N.A.

LIMITATIONS AFFECTING SHAREHOLDERS OF

A FRENCH COMPANY

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our by-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, residents outside of France, as well as any French entity controlled by non-French residents, must file an administrative notice with French authorities in connection with their direct and indirect foreign investments in us, including through ownership of ADSs, on the date a binding purchase agreement is executed or a tender offer is made public. Under existing administrative rulings, the following transactions qualify as foreign investments in us:

•

any transaction carried out on our capital by a non-French resident provided that after the transaction the cumulative amount of the capital or the voting rights held by non-French residents exceeds 33.33% of our capital or voting rights;

•	any transaction mentioned above by a corporation incorporated under French law whose capital or voting rights are held for more than 33.33% by non-French residents;

•

any transaction carried out abroad resulting in a change of the controlling shareholder of a corporation incorporated under a foreign law that holds a shareholding or voting rights in us if our capital or voting rights are held for more than 33.33% by non-French residents;

•	loans and guarantees granted by the acquirer to us in amounts evidencing control over our financing; and

•	patent licenses granted by an acquirer or management or technical assistance agreements with such acquirer that place us in a dependent position vis-à-vis such party or its group.

Violation of this administrative notice requirement is sanctioned by a fine of €750. This amount may be multiplied by five if the violation is made by a legal entity.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

While our current shareholders waived their preferential subscription rights with respect to this offering at a shareholders’ general meeting held on June 3, 2014, in the future our shareholders will have the preferential subscription rights described under the section of this prospectus titled “Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares—Changes in Share Capital—Preferential Subscription Rights.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the U.S. of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section of this prospectus titled “Description of American Depositary Shares—Dividends and Distributions” explains in detail the depositary’s responsibility in connection with a rights offering. See also “Risk Factors—Your right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to your holdings.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank International Plc, located at EGSP 186, 1 North Wall Quay, Dublin 1 Ireland.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-199231 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive one-half of one ordinary share on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. Owners of ADSs will be able to exercise beneficial ownership interests in the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and by the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of France, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary, commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

After the closing of this offer, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and French legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the sections of this prospectus titled “Description of Share Capital” and “Limitations Affecting Shareholders of a French Company.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

• Issuance of ADSs	Up to U.S. $0.05 per ADS issued

• Cancellation of ADSs	Up to U.S. $0.05 per ADS canceled

• Distribution of cash dividends or other cash distributions	Up to U.S. $0.05 per ADS held

• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S. $0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. $0.05 per ADS held

• ADS Services	Up to U.S. $0.05 per ADS held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in France (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency (without liability for interest) for the applicable holders.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed in the United States for our ordinary shares or the ADSs. Future sales of ADSs in the public market after this offering, and the availability of ADSs for future sale, could adversely affect the market price of the ADSs prevailing from time to time. As described below, a significant number of currently outstanding ordinary shares will not be available for sale shortly after this offering due to contractual restrictions on transfers of ordinary shares. Accordingly, sales of substantial amounts of the ADSs or the ordinary shares, or the perception that these sales could occur, could adversely affect prevailing market prices for the ADSs and could impair our future ability to raise equity capital.

Based on the number of ordinary shares outstanding on September 30, 2014, upon completion of the global offering, 18,444,944 ordinary shares will be outstanding, assuming no outstanding options or warrants are exercised. All of the ADSs sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any ADSs sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act. The remaining ordinary shares held by existing shareholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 or 701 promulgated under the Securities Act.

Additionally, of the options and warrants to purchase 1,623,420 ordinary shares outstanding as of September 30, 2014 and assuming no outstanding options or warrants are exercised and no exercise of the underwriters’ option to purchase additional shares and ADSs, options and warrants exercisable for 782,280 ordinary shares will be vested and eligible for sale 90 days after the date of this prospectus subject to French law and shareholders’ agreement, as described above.

Under the lock-up and market stand-off agreements described below and the provisions of Rules 144 and 701 under the Securities Act and French law and shareholders’ agreement, and assuming no exercise of the underwriters’ option to purchase additional shares and ADSs, these restricted securities will be available for sale in the public market as follows:

•	approximately 12,215,564 shares (including ordinary shares represented by ADSs) will be eligible for immediate sale on the date of this prospectus; and

•

6,229,379 shares (including ordinary shares represented by ADSs) will be eligible for sale upon the expiration of the lock-up and market stand-off agreements 90 days after the date of this prospectus, provided that shares held by our affiliates will remain subject to volume, manner of sale, and other resale limitations set forth in Rule 144, as described below and subject to French law and shareholders’ agreement.

Rule 144

In general, persons who have beneficially owned restricted ordinary shares for at least six months, and any affiliate of the company who owns either restricted or unrestricted ordinary shares, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

In general, a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities pursuant to Rule 144 under the Securities Act provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months, but who are our affiliates at the time of, or at any time during the 90 days preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1.0% of the number of ordinary shares then outstanding, which will equal approximately 184,449 ordinary shares immediately after the completion of the global offering based on the number of ordinary shares outstanding as of September 30, 2014; and

•	the average weekly trading volume of the ADSs on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale,

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares subject also to French law and shareholders’ agreement, as described above. However, all Rule 701 shares are subject to lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will not become eligible for sale until the expiration of the restrictions set forth in those agreements. In addition, any Rule 701 shares held by employees who are French tax residents and who were granted share options prior to September 28, 2012, may be subject to an additional holding period under the terms of the applicable share option plan.

Options and Warrants to Purchase Ordinary Shares

We intend to file one or more registration statements on Form S-8 under the U.S. Securities Act to register all ordinary shares issued or issuable pursuant to the exercise of outstanding share options, employee warrants and non-employee warrants. We expect to file the registration statements, which will become effective immediately upon filing, shortly after the date of this prospectus. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions and any applicable holding periods, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Registration Rights

None of our security holders possess registration rights.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act. Accordingly, restricted securities may be sold in offshore transactions in compliance with Regulation S.

Lock-Up Agreements

We, our directors and executive officers, and certain of our other stockholders have agreed that, without the prior written consent of Citigroup Global Markets Inc. and Leerink Partners LLC , we and they will not, subject to limited exceptions, during the period ending 90 days after the date of this prospectus, directly or indirectly, offer, pledge, sell, contract to sell, pledge or otherwise dispose of any ordinary shares, ADSs or other shares of our capital stock or any securities convertible into, exerciseable or exchangeable for such capital stock.

Citigroup Global Markets Inc. and Leerink Partners LLC on behalf of the underwriters will have discretion in determining if, and when, to release any shares or ADSs subject to lock-up agreements.

We do not currently expect any release of ordinary shares or ADSs subject to lock-up agreements prior to the expiration of the applicable lock-up periods. Upon the expiration of the applicable lock-up periods, substantially all of the ordinary shares and ADSs subject to such lock-up restrictions will become eligible for sale, subject to the limitations described above.

In case of the lock-up agreements executed by our directors and executive officers and the other shareholders, the foregoing lock-up restrictions do not apply to the following:

•	transfers as a bona fide gift or gifts or by will or intestate succession upon death;

•

transfers to any trust for the direct or indirect benefit of the party to the lock-up agreement or any immediate family member, or in the case of such a trust, from such trust to any beneficiaries of the trust;

•	transfers to an entity directly or indirectly wholly-owned by the party to the lock-up agreement or any immediate family member;

•	transfers to any immediate family member;

•

if the party to the lock-up agreement is a partnership, limited liability company, corporation or other business entity, distributions to partners, general partners, limited partners, members or stockholders of the party to the lock-up agreement, or to any partnership, limited liability company, corporation or other business entity that is an affiliate of the party to the lock-up agreement;

provided that in the case of any transfer or distribution pursuant to any of the clauses above, (1) any such transfer shall not involve a disposition for value and each donee, distributee, transferee or trustee shall execute a lock-up agreement and (2) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise, or other public announcement or disclosure shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G, or any amendments thereto, made after the expiration of the 90-day period referred to above).

French Law

Under French law, and notably under the General Regulation issued by the French Stock Exchange Authority (Réglement Général de l’AMF), any person that holds insider information shall, until such information is made public, refrain from (1) carrying out any transactions relating to securities issued by the company, (2) communicating such information outside of the normal course of his/her duties and (3) recommending to another person to carry out transactions in securities of the company. These rules apply to all persons who hold insider information as a result of (1) their quality as board member, executive officer, manager, employee of the company, (2) their holding of securities, and/or (3) their access to information because of their employment, profession or duties or their participation in the preparation of a financial transaction.

Prohibited transactions include all transactions related to securities (stocks, securities convertible, options, warrants, and in particular, (1) transfer of securities, (2) exercise of options, warrants (including employee warrants), exercise of any securities giving access to the capital, (3) transfer of free shares and (4) acquisition of securities.

Shareholders’ Agreement

Further, on March 9, 2012, Dr. Benhamou, PHYS Participations, Mr. Bertrand Dupont, DBCS Participations, Bpifrance Participations (formerly Fonds Strategique d’Investissement) and our company entered into a shareholders’ agreement pursuant to which the parties entered into certain lock-up undertakings.

MATERIAL INCOME TAX CONSIDERATIONS

Certain Material U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S. holders that are initial purchasers of the ADSs pursuant to the offering and that will hold such ADSs as capital assets. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of ADSs that may be subject to special tax rules including, without limitation, the following:

•	banks, financial institutions or insurance companies;

•	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons that hold the ADSs as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold the ADSs through such an entity;

•	S corporations;

•	certain former citizens or long term residents of the United States;

•	persons that received ADSs as compensation for the performance of services;

•	persons that acquire ADSs as a result of holding or owning our preferred shares;

•	holders that own directly, indirectly, or through attribution 10% or more of the voting power or value our ADSs and shares; and

•	holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of the ADSs.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service (the “IRS”) will not take a position concerning the tax consequences of the acquisition, ownership and disposition of the ADSs or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, and disposing of the ADSs in their particular circumstances.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds ADSs, the U.S. federal income tax consequences relating to an investment in the ADSs will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of the ADSs in its particular circumstances.

As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a “passive foreign investment company,” or a PFIC.

Persons considering an investment in the ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of the ADSs, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Distributions.    Subject to the discussion under “Passive Foreign Investment Company Considerations,” below, the gross amount of any distribution (before reduction for any amounts withheld in respect of French withholding tax) actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder has held the ADSs for more than one year as of the time such distribution is received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a “qualified foreign corporation” and certain other requirements (discussed below) are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ADSs which are readily tradable on an established securities market in the United States. The ADSs are listed on the Nasdaq Global Select Market, which is an established securities market in the United States, and we expect the ADSs to be readily tradable on the Nasdaq Global Select Market. There can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in later years. The Company, which is incorporated under the laws of France, believes that it qualifies as a resident of France for purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, signed on August 31, 1994, as amended and currently in force, or the U.S.-France Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-France Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “Passive Foreign Investment Company Considerations,” below, such dividends will generally be “qualified dividend income” in the hands of individual U.S. holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.

A U.S. holder generally may claim the amount of any French withholding tax as either a deduction from gross income or a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Generally, the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s taxable income bears to such U.S. holder’s worldwide taxable income. In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. The amount of a distribution with respect to the ADSs that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for French income tax purposes, potentially resulting in a reduced foreign tax credit for the U.S. holder. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. holder receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

Sale, Exchange or Other Taxable Disposition of the ADSs.    A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s tax basis for those ADSs. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, this gain or loss will generally be a capital gain or loss. The adjusted tax basis in the ADSs generally will be equal to the cost of such ADSs. Capital gain from the sale, exchange or other taxable disposition of ADSs of a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder’s holding period determined at the time of such sale, exchange or other taxable disposition for such ADSs exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

Medicare Tax.     Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ADSs. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the ADSs.

Passive Foreign Investment Company Considerations.     If we are classified as a passive foreign investment company (“PFIC”) in any taxable year, a U.S. holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of its subsidiaries, either: (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of its total gross assets (which, assuming we are not a controlled foreign corporation for the year being tested, would be measured by fair market value of our assets, and for which purpose the total value of our assets may be determined in part by the market value of the ADSs and our ordinary shares, which are subject to change) is attributable to assets that produce “passive income” or are held for the production of “passive income.”

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. holder owns the ADSs, we will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder owns the ADSs, regardless of whether we continue to meet the tests described above.

The market value of our assets may be determined in large part by reference to the market price of the ADSs and our ordinary shares, which is likely to fluctuate after the offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we use the cash proceeds from the global offering in our business. Whether we are a PFIC for any taxable year will depend on our assets and income (including whether we receive certain non-refundable grants or subsidies and whether such amounts will constitute gross income for purposes of the PFIC income test) in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC in any taxable year. Based on the composition of our income, we think it is likely that we will be considered a PFIC for this taxable year and that we may be considered a PFIC for future taxable years.

If we are a PFIC, and you are a U.S. holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of the ADSs. If a U.S. holder makes the mark-to-market election, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-

market election is available only if we are a PFIC and the ADSs are “regularly traded” on a “qualified exchange.” The ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The Nasdaq Global Select Market is a qualified exchange for this purpose and, consequently, if the ADSs are regularly traded, the mark-to-market election will be available to a U.S. holder.

We do not currently intend to provide the information necessary for U.S. holders to make qualified electing fund elections if we were treated as a PFIC for any taxable year. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. holder owns ADSs during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the ADSs.

Backup Withholding and Information Reporting.    U.S. holders generally will be subject to information reporting requirements with respect to dividends on ADSs and on the proceeds from the sale, exchange or disposition of ADSs that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an “exempt recipient.” In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Certain Reporting Requirements With Respect to Payments of Offer Price.    U.S. holders paying more than U.S. $100,000 for the ADSs generally may be required to file IRS Form 926 reporting the payment of the Offer Price for the ADSs to us. Substantial penalties may be imposed upon a U.S. holder that fails to comply. Each U.S. holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Foreign Asset Reporting.    Certain U.S. holders who are individuals are required to report information relating to an interest in the ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the ADSs.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ADSS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

French Tax Consequences

The following describes the material French income tax consequences to U.S. Holders (as defined below) of purchasing, owning and disposing of our ADSs and, unless otherwise noted, this discussion is the opinion of Gide Loyrette Nouel A.A.R.P.I, our French tax counsel, insofar as it relates to matters of French tax law and legal conclusions with respect to those matters.

This discussion does not purport to be a complete analysis or listing of all potential tax effects of the acquisition, ownership or disposition of our ADSs to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. All of the following is subject to change. Such changes could apply retroactively and could affect the consequences described below.

France has recently introduced a comprehensive set of new tax rules applicable to French assets that are held by or in foreign trusts. These rules provide inter alia for the inclusion of trust assets in the settlor’s net assets for purpose of applying the French wealth tax, for the application of French gift and death duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French wealth tax and for a number of French tax reporting and disclosure obligations. The following discussion does not address the French tax consequences applicable to ADSs held in trusts. If ADSs are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax adviser regarding the specific tax consequences of acquiring, owning and disposing of securities.

The description of the French income tax and wealth tax consequences set forth below is based on the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994, or the Treaty, which came into force on December 30, 1995 (as amended by any subsequent protocols, including the protocol of January 13, 2009), and the tax guidelines issued by the French tax authorities in force as of the date of this prospectus (the “Treaty”).

For the purposes of this discussion, a “U.S. holder” is a beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity treated as partnership for U.S. federal income tax purposes) holds ADSs, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax adviser regarding the specific tax consequences of acquiring, owning and disposing of securities.

This discussion applies only to investors that hold ADS as capital assets that have the U.S. dollar as their functional currency, that are entitled to Treaty benefits under the ‘‘Limitation on Benefits’’ provision contained in the Treaty, and whose ownership of the ADS is not effectively connected to a permanent establishment or a fixed base in France. Certain U.S. Holders (including, but not limited to, U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, banks, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, persons who acquired the securities pursuant to the exercise of employee share options or otherwise as compensation, persons that own (directly, indirectly or by attribution) 5% or more of our voting stock or 5% or more of our outstanding share capital, dealers in securities or currencies, persons that elect to mark their securities to market for U.S. federal income tax purposes and persons holding securities as a position in a synthetic security, straddle or conversion transaction) may be subject to special rules not discussed below.

U.S. Holders are urged to consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposition of securities in light of their particular circumstances, especially with regard to the ‘‘Limitations on Benefits’’ provision.

Estate and Gift Taxes and Transfer Taxes

In general, a transfer of securities by gift or by reason of death of a U.S. Holder that would otherwise be subject to French gift or inheritance tax, respectively, will not be subject to such French tax by reason of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978, unless the donor or the transferor is domiciled in France at the time of making the gift or at the time of his or her death, or the securities were used in, or held for use in, the conduct of a business through a permanent establishment or a fixed base in France.

Pursuant to Article 235 ter ZD of the Code général des impôts (French Tax Code, or FTC), purchases of shares or ADSs of a French company listed on a regulated market of the European Union or an exchange formally acknowledged by the French Financial Market Authority (AMF) are subject to a 0.2% French tax on financial transactions provided that the issuer’s market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year. Nasdaq is not currently acknowledged by the French AMF but this may change in the future. A list of French relevant companies whose market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year is published annually by the French State.

Following this offering, purchases of our securities may be subject to such tax provided that its market capitalization exceeds 1 billion euros and that Nasdaq is acknowledged by the French AMF.

In the case where Article 235 ter ZD of the FTC is not applicable, transfers of shares issued by a listed French company will be subject to uncapped registration duties at the rate of 0.1% if the transfer is evidenced by a written statement (“acte”) executed either in France or outside France.

Wealth Tax

The French wealth tax (impôt de solidarité sur la fortune) applies only to individuals and does not generally apply to securities held by an eligible U.S. Holder who is a U.S. resident, as defined pursuant to the provisions of the Treaty, provided that such U.S. Holder does not own directly or indirectly more than 25% of the issuer’s financial rights.

Taxation of Dividends

Dividends paid by a French corporation to non-residents of France are generally subject to French withholding tax at a rate of 30%. Dividends paid by a French corporation in a non-cooperative State or territory, as defined in Article 238-0 A of the FTC, will generally be subject to French withholding tax at a rate of 75%. However, eligible U.S. Holders entitled to Treaty benefits under the ‘‘Limitation on Benefits’’ provision contained in the Treaty who are U.S. residents, as defined pursuant to the provisions of the Treaty, will not be subject to this 30% or 75% withholding tax rate, but may be subject to the withholding tax at a reduced rate (as described below).

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. Holder who is a U.S. resident as defined pursuant to the provisions of the Treaty and whose ownership of the ordinary shares or ADSs is not effectively connected with a permanent establishment or fixed base that such U.S. Holder has in

France, is generally reduced to 15%, or to 5% if such U.S. Holder is a corporation and owns directly or indirectly at least 10% of the share capital of the issuer; such U.S. Holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rates of 15% or 5%, if any.

For U.S. Holders that are not individuals but are U.S. residents, as defined pursuant to the provisions of the Treaty, the requirements for eligibility for Treaty benefits, including the reduced 5% or 15% withholding tax rates contained in the ‘‘Limitation on Benefits’’ provision of the Treaty, are complicated, and certain technical changes were made to these requirements by the protocol of January 13, 2009. U.S. Holders are advised to consult their own tax advisers regarding their eligibility for Treaty benefits in light of their own particular circumstances.

Dividends paid to an eligible U.S. Holder may immediately be subject to the reduced rates of 5% or 15% provided that such holder establishes before the date of payment that it is a U.S. resident under the Treaty by completing and providing the depositary with a treaty form (Form 5000). Dividends paid to a U.S. Holder that has not filed the Form 5000 before the dividend payment date will be subject to French withholding tax at the rate of 30%, or 75% if paid in a non-cooperative State or territory (as defined in Article 238-0 A of the FTC), and then reduced at a later date to 5% or 15%, provided that such holder duly completes and provides the French tax authorities with the treaty forms Form 5000 and Form 5001 before December 31 of the second calendar year following the year during which the dividend is paid. Certain qualifying pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. Holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Form 5000 and Form 5001, together with instructions, will be provided by the depositary to all U.S. Holders registered with the depositary. The depositary will arrange for the filing with the French Tax authorities of all such forms properly completed and executed by U.S. Holders of ordinary shares or ADSs and returned to the depositary in sufficient time so that they may be filed with the French tax authorities before the distribution in order to obtain immediately a reduced withholding tax rate.

The withholding tax refund, if any, ordinarily occurs within 12 months from filing the applicable French Treasury Form, but not before January 15 of the year following the calendar year in which the related dividend was paid.

Tax on Sale or Other Disposition

In general, under the Treaty, a U.S. Holder who is a U.S. resident for purposes of the Treaty will not be subject to French tax on any capital gain from the redemption (other than redemption proceeds characterized as dividends under French domestic tax law or administrative guidelines), sale or exchange of ordinary shares or ADSs unless the ordinary shares or the ADSs form part of the business property of a permanent establishment or fixed base that the U.S. Holder has in France. Special rules apply to U.S. Holders who are residents of more than one country.

ENFORCEMENT OF CIVIL LIABILITIES

DBV Technologies S.A. is a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors:

•	to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce judgments obtained in such actions against us or our non-U.S. resident officers and directors;

•	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and

•	to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) that judgment resulted from legal proceedings compatible with French standards of due process, (2) that judgment does not contravene international public order and public policy of France and (3) the jurisdiction of the United States federal or state court has been based on principles of French private international law. The French court would also require that the U.S. judgment is not tainted with fraud and is not incompatible with a judgment rendered by a French court in the same matter, or with an earlier judgment rendered by a foreign court in the same matter.

In addition, French Law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages.

As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against us or members of our board of directors, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.

Finally, there may be doubt as to whether a French court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

UNDERWRITING

The global offering consists of:

•	an offering of a total of 2,138,913 ordinary shares in the form of 4,277,826 ADSs in the United States, Canada and countries outside of France, and

•	a concurrent registered private placement of a total of 534,728 ordinary shares in France and countries outside of the United States and Canada.

Citigroup Global Markets Inc., Leerink Partners LLC and Bryan, Garnier & Co. are acting as joint global coordinators and joint book-running managers of the global offering. Citigroup Global Markets Inc. and Leerink Partners LLC are acting as representatives of the U.S. underwriters named below. Citigroup Global Markets Limited is acting as representative of the international underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each U.S. underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter’s name.

Underwriter	Number of ADSs
Citigroup Global Markets Inc.	1,657,658
Leerink Partners LLC	1,925,022
Bryan, Garnier & Co.	614,937
Trout Capital LLC	80,209

Total	4,277,826

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each international underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Limited	294,100
Bryan, Garnier & Co.	240,628

Total	534,728

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares and ADSs included in the global offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares and ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ordinary shares or ADSs. The offering price and the total underwriting discounts and commissions per ordinary share or per ADS for the U.S. offering and the French offering are identical. In addition, the U.S. offering and the French offering are each conditioned on the closing of the other.

ADSs sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.90888 per ADS. If all of the ADSs are not sold at the offering price, the underwriters may change the public offering price and the other selling terms. The underwriters have advised that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more ordinary shares and ADSs than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 401,045 ordinary shares, in the form of 641,672 ADSs in the U.S. offering and 80,209 ordinary shares in the French registered private placement, at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares and ADSs approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares and ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares and ADSs that are the subject of this offering.

The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ordinary shares or ADSs. The U.S. and international underwriters also have agreed that they may sell ordinary shares or ADSs between their respective underwriting syndicates.

Bryan, Garnier & Co. is not a U.S. registered broker-dealer; therefore, it will effect orders in the offering outside of the United States or within the United States to the extent permitted by Rule 15a-6 under the Exchange Act.

We, our officers and directors and certain of our other stockholders have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Leerink Partners LLC, dispose of or hedge any of our ordinary shares, ADSs, or any securities convertible into or exchangeable for our ordinary shares. Citigroup Global Markets Inc. and Leerink Partners LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

Prior to this offering, there has been no public market for the ADSs. Consequently, the public offering price for the ADSs was determined by negotiations between us and the representatives. Among the factors considered in determining the public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the ADSs will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in the ADSs will develop and continue after this offering.

The ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “DBVT,” and the ordinary shares are listed on Euronext Paris under the symbol “DBV.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by DBV
	No Exercise	Full Exercise
Per Ordinary Share	$3.0289	$3.0289
Per ADS	$1.5148	$1.5148
Total	$6,480,051	$7,452,056

We estimate that our portion of the total expenses of this offering will be $2.6 million, excluding underwriting discounts and commissions. We have agreed to reimburse the underwriters for certain expenses incurred in connection with the U.S. offering in an amount up to $30,000.

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Pursuant to a letter agreement dated April 7, 2014, The Trout Group LLC (“Trout”), an affiliate firm of Trout Capital LLC, has been retained as an investor relations consultant for us and we currently pay a quarterly cash retainer to Trout. During the period beginning 180 days prior to the original filing of the registration statement of which this prospectus forms a part and ending 90 days after the effectiveness of such registration statement, we have paid and expect to pay Trout no more than an aggregate amount of $284,840 in fees, discretionary bonus and as reimbursement for certain of their expenses. In accordance with FINRA Rule 5110, the underwriters’ reimbursed FINRA counsel fee and the $284,840 in fees, discretionary bonus and reimbursed expenses received by Trout are deemed underwriting compensation for this offering.

In connection with the offering, the underwriters may purchase and sell shares and ordinary shares and ADSs in the open market. Purchases and sales of shares and ordinary shares and ADSs in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares and ADSs than they are required to purchase in the offering.

•	“Covered” short sales are sales of ordinary shares and ADSs in an amount up to the number of ordinary shares and ADSs represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of ordinary shares and ADSs in an amount in excess of the number of ordinary shares and ADSs represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of ordinary shares and ADSs either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase ordinary shares and ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares and ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase ordinary shares and ADSs in the open market or must exercise the over-allotment option. In determining the source of ordinary shares and ADSs to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares and ADSs available for purchase in the open market as compared to the price at which they may purchase ordinary shares and ADSs through the over-allotment option.

•	Stabilizing transactions involve bids to purchase ordinary shares and ADSs so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares and ADSs. They may also cause the price of the ordinary shares and ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Euronext Paris, the Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect that delivery of the ADSs will be made against payment therefor on or about October 24, 2014, which will be the second business day following the date hereof (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.

Conflicts of Interest

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the ADSs have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ADSs as contemplated in this prospectus. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of the ADSs on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

A separate prospectus for the French offering will be submitted to the Autorité des Marchés Financiers. The French offering of ordinary shares will be a public offering in France and a private offering outside of France.

Notice to Prospective Investors in Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The ADSs offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $0.2 million (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

EXPENSES OF THE GLOBAL OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with our sale of shares and ADSs in the global offering. With the exception of the registration fee payable to the SEC and the filing fee payable to FINRA all amounts are estimates.

Itemized Expenses	Amount
SEC registration fee	$12,774
Listing fee	125,000
FINRA filing fee	15,425
Printing expenses	225,000
Legal fees and expenses	1,152,920
Accounting fees and expenses	897,866
Miscellaneous costs	171,015

Total	$2,600,000

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts, is representing the company in connection with this offering. Gide Loyrette Nouel A.A.R.P.I., Paris, France, will pass upon the validity of the ordinary shares represented by the ADSs offered hereby and other legal matters concerning this offering relating to French law, including matters of French income tax law. Cooley LLP, Boston, Massachusetts, is representing the underwriters in connection with this offering.

EXPERTS

The financial statements as of December 31, 2012 and 2013 and for each of the years ended December 31, 2012 and December 31, 2013, included in this prospectus have been audited by Deloitte & Associés, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte & Associés are located at 185 avenue Charles de Gaulle, 92524 Neuilly-sur-Seine Cedex, France.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the shares to be represented by ADSs offered in this prospectus. A related registration statement on Form F-6 will be filed with the Securities and Exchange Commission to register the ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of DBV Technologies S.A., such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at prescribed rates, at the Securities and Exchange Commission’s Public Reference Room in Room 1580, 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as DBV Technologies S.A., that file electronically with the Securities and Exchange Commission.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and under those requirements will file reports with the SEC. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.dbv-technologies.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of DBV Technologies S.A.

Paris, France

We have audited the accompanying statements of financial position of DBV Technologies S.A. (the “Company”) as of December 31, 2012 and 2013, and the related statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of DBV Technologies S.A. as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

/s/ Deloitte & Associés

Represented by Fabien Brovedani

Neuilly-Sur-Seine, France

July 25, 2014

STATEMENTS OF FINANCIAL POSITION

	Notes	Year Ended December 31,
		2012	2013
		€	€
ASSETS
Non-current assets
Intangible assets	4	14,012	63,007
Property, plant, and equipment	5	988,283	1,734,149
Other non-current financial assets	6	384,357	623,829

Total Non-current assets		1,386,652	2,420,985

Current assets
Inventories and work in progress	7	29,673	6,568
Customer accounts receivable and related receivables	8	92,875	182,900
Other current assets	8	3,117,487	4,222,796
Cash and cash equivalents	9	38,348,130	39,402,761

Total Current assets		41,588,165	43,815,024

TOTAL ASSETS		42,974,817	46,236,009

	Notes	Year Ended December 31,
		2012	2013
		€	€
LIABILITIES
Shareholders’ equity
Share capital	10	1,340,815	1,508,830
Premiums related to the share capital		54,612,601	69,640,899
Reserves		(3,868,181)	(11,448,627)
Net profit (loss)		(12,912,100)	(19,306,416)

Total shareholders’ equity		39,173,135	40,394,685

Non-current liabilities
Conditional advances	11	376,651	1,316,533
Non-current provisions	12	254,941	290,695

Total non-current liabilities		631,592	1,607,228

Current liabilities
Conditional advances	11	257,414	126,292
Bank overdrafts		519,499	—
Supplier accounts payable and related payables	13	977,724	1,497,289
Other current liabilities	13	1,415,453	2,610,515

Total current liabilities		3,170,090	4,234,096

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		42,974,817	46,236,009

The accompanying notes form an integral part of these financial statements.

STATEMENTS OF INCOME (LOSS)

	Notes	Year Ended December 31,
		2012	2013
		€	€
Operating income
Revenues	15	174,360	181,800
Other income	15	2,602,228	3,644,513

Total income		2,776,588	3,826,313

Operating expenses
Cost of goods sold		82,958	102,366
Research and development	16/17	11,499,368	17,366,538
General and administration	16/17	4,598,699	6,309,750

Total Expenses		16,181,025	23,778,654

Operating profit (loss)		(13,404,437)	(19,952,340)

Financial revenues	18	517,540	670,234
Financial expenses	18	(25,208)	(24,310)

Financial Profit (Loss)		492,337	645,925

Income tax	19	—	—

Net profit (loss)		(12,912,100)	(19,306,416)

Basic / Diluted earnings per share (€/share)	22	(1.05)	(1.42)

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2012	2013
	€	€
Net Profit (Loss)	(12,912,100)	(19,306,416)

Actuarial gains and losses on employee benefits, net of corporate tax	(99,900)	53,266
Profit (loss) directly recognised in shareholders’ equity	(99,900)	53,266
Other items in the total profit (loss) to be restated in the net profit (loss)	—	—

Total Comprehensive Income/ (loss)	(13,012,000)	(19,253,150)

The accompanying notes form an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

	Notes	2012	2013
		€	€
Cash flows from operating activities
Net profit (loss) for the period		(12,912,100)	(19,306,416)
Reconciliation of net income (or loss) and of the cash used for operating activities:
Amortization and depreciation		281,543	341,176
Retirement pension obligations		36,495	89,572
Other items excluded from cash		—	—
Expenses related to share-based payments		3,194,308	5,048,201

Operating cash flows before change in working capital		(9,399,754)	(13,827,467)

Inventories and work in progress		4,776	23,105
Customer accounts receivable		(124,450)	(57,675)
Other receivables		(230,647)	(1,105,309)
Supplier accounts payable		(1,226,754)	519,565
Other current liabilities		544,280	1,194,565

Change in the working capital requirement		(1,032,794)	574,252

Net cash flow from operating activities		(10,432,549)	(13,253,215)

Cash flows from investment activities
Acquisitions of property, plant, and equipment	5	(340,411)	(1,089,902)
Acquisitions of intangible assets	4	(21,024)	(81,385)
Acquisitions of non-current financial assets		(33,685)	(237,138)
Other cash flows related to investment transactions		26,360

Net cash flows from investment activities		(368,760)	(1,408,425)

Cash flows from financing activities:
Increase in conditional advances	11	14,613	1,068,760
(decrease) in conditional advances	11	(200,000)	(260,000)
Treasury shares		(278,291)	230,697
Capital increases, net of transaction costs	10	37,562,500	15,196,313

Net cash flows from financing activities:		37,098,822	16,235,770

(Decrease)/Increase in cash		26,297,514	1,574,130
Cash and cash equivalents at the beginning of the period		11,531,117	37,828,631

Cash and cash equivalents at the close of the period	9	37,828,631	39,402,761

The accompanying notes form an integral part of these financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in Euros)

	Share Capital Ordinary Shares
	Number of shares	Amount	Premiums Related to the Share Capital	Reserves	Income (Loss)	Total Shareholders’ Equity
At January 1, 2012	8,822,745	882,275	17,508,641	553,964	(7,238,262)	11,706,617
Net Income (Loss)					(12,912,100)	(12,912,100)
Profit (loss) directly recognized in shareholders’ equity				(99,900)		(99,900)

Total Profit (loss) directly recognized in shareholders’ equity				(99,900)	(12,912,100)	(13,012,000)
Allocation of prior period Income (Loss)				(7,238,262)	7,238,262
Increase in capital	4,585,402	458,540	37,095,400			37,553,940
Treasury shares		—		(278,291)		(278,291)
Issue of share warrants			8,560			8,560
Share-based payments				3,194,308		3,194,308

At December 31, 2012	13,408,147	1,340,815	54,612,601	(3,868,181)	(12,912,100)	39,173,135
Net Income (Loss)					(19,306,416)	(19,306,416)
Profit (loss) directly recognized in shareholders’ equity				53,266		53,266

Total Profit (loss) directly recognized in shareholders’ equity				53,266	(19,306,416)	(19,253,150)
Allocation of prior period Income (Loss)				(12,912,100)	12,912,100
Increase in capital	1,680,151	168,015	14,960,858			15,128,873
Treasury shares				230,697		230,697
Foreign Exchange Translation				(511)		(511)
Issue of share warrants			67,440			67,440
Share-based payments				5,048,201		5,048,201

At December 31, 2013	15,088,298	1,508,830	69,640,898	(11,448,627)	(19,306,416)	40,394,685

The accompanying notes form an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS

Note 1: The Company

Incorporated in 2002 under the laws of France, DBV Technologies S.A. (“DBV Technologies,” or the “Company”) is a clinical-stage specialty biopharmaceutical company focused on changing the field of immunotherapy by developing a novel technology platform called Viaskin. The Company’s therapeutic approach is based on epicutaneous immunotherapy, or EPIT, a proprietary method of delivering biologically active compounds to the immune system through intact skin using Viaskin.

The Company markets a ready-to-use diagnostic product to detect the allergy to cow’s milk protein in children called Diallertest Milk, which was launched in France in 2004. This product is currently available with a temporary exception status from French regulatory authorities. Regulatory authorities have requested a pivotal phase III study to complete the marketing authorization file. The Company is currently assessing the relevance of conducting such a study and might decide, if necessary, to stop marketing Diallertest Milk.

Main Events in 2013

On January 15, 2013, DBV Technologies announced that the Company and the French Institute for Agricultural Research-INRA (Molecular Virology and Immunology Unit, VIM-U892) were awarded a research grant of nearly €600,000 from the French National Research Agency (“ANR”) to develop an innovative, efficient and safe pediatric “RSV” bronchiolitis (RSV) vaccine. RSV-NanoViaSkin is intended to become the world’s first non-invasive and adjuvant-free epicutaneous RSV pediatric vaccine.

On March 5, 2013, DBV Technologies announced that it entered into a strategic manufacturing agreement with Sanofi to produce Viaskins Active Pharmaceutical Ingredients (API), such as Viaskin Peanut’s peanut protein extract. As per the agreement, Sanofi will act as the Company’s Contract Manufacturing Organization (CMO). In this context, Sanofi will scale-up and validate the production process of Viaskin’s API and full supply at commercial scale.

On May 7, 2013, DBV Technologies announced a partnership with the Jaffe Food Allergy Institute at the Icahn School of Medicine at Mount Sinai (New York) for research related to the mechanism by which epicutaneous immunotherapy (EPIT) using Viaskin leads to immune tolerance to food antigens.

On May 16, 2013, DBV Technologies and Stallergenes announced that they have entered into a strategic research partnership. This partnership combines Stallergenes’ world-class know-how in respiratory allergies with DBV Technologies’ Viaskin, a unique platform allowing for epicutaneous desensitization. DBV Technologies will conduct all pre-clinical work, up to proof-of-concept studies using Viaskin and Stallergenes’ aeroallergens. Stallergenes will finance all of DBV Technologies’ research on these aeroallergens and will have development and commercialization rights. In the coming months, the parties will enter into license agreements for each aeroallergen, defining the opt-in terms for development and commercialization.

On June 20, 2013, DBV Technologies announced the 6-, 12- and 18-month efficacy data of ARACHILD, a study sponsored by Assistance Publique-Hôpitaux de Paris (AP-HP). The analysis of the data shows that two-thirds of children less than 12 years old reach the efficacy endpoints after 18-month treatment with Viaskin Peanut 100 µg. The serological response observed over the period was robust and strong, implying efficacy of the ongoing desensitization process.

On June 28, 2013, DBV Technologies presented six clinical and pre-clinical presentations on Epicutaneaous Immunotherapy (EPIT) at the European Academy of Allergy & Clinical Immunology & World Allergy Organization & World Allergy & Asthma Congress (EAACI-WAO) in Milan, Italy. The Company’s Viaskin technology was highlighted in six presentations, which included one oral presentation on DBV Technologies’ currently ongoing phase IIb (VIPES) food challenge methodology, as well as multiple poster presentations on EPIT’s immunological impact.

On July 8, 2013, DBV Technologies announced the completion of enrollment in its global phase IIb clinical trial, VIPES (Viaskin Peanut’s Efficacy and Safety), a 12-month treatment study with Viaskin Peanut. VIPES started in August 2012 and is being conducted in Europe (France, The Netherlands and Poland) and in North America (Canada and USA) with a total of 22 investigators, who collectively screened and randomized 315 and 221 peanut-allergic subjects respectively. VIPES’ patient population includes 113 children (6-11 years), 73 adolescents (12-17 years) and 35 adults (18-55 years). DBV Technologies anticipates reporting 12-month topline data during the second half of 2014. Viaskin Peanut was granted Fast Track designation by the U.S. Food and Drug Administration.

On September 4, 2013, DBV Technologies announced that the first patient has been enrolled in the open-label follow-up study (OLFUS) of VIPES phase IIb study to evaluate long-term efficacy and safety of ViaskinPeanut. OLFUS-VIPES is an extension study for subjects who previously were randomized and have completed the VIPES study. It is planned to include 21 sites in 4 countries. Up to a maximum of 218 subjects can enroll in the OLFUS-VIPES study from the VIPES study.

On October 15, 2013, DBV Technologies provided an update of safety data for Viaskin Peanut collected in the phase IIb clinical study VIPES (Viaskin Peanut’s Efficacy and Safety), a 12-month clinical trial designed to assess efficacy and safety of Viaskin Peanut in peanut allergic patients. During the second Data and Safety Monitoring Board meeting held on September 9, 2013, the independent members reviewed the safety data of all the 221 subjects randomized and treated in the VIPES study. The DSMB concluded that the VIPES study presented no safety concerns and recommended the Company to proceed with the study as per protocol.

On October 18, 2013, Stallergenes and DBV Technologies announced that they have entered into a research and development agreement for the treatment of birch allergy. This collaboration is the first agreement following their previously announced collaboration focused on developing innovative treatments for respiratory allergies. This partnership combines Stallergenes’ world class respiratory allergy know-how with DBV Technologies’ novel Viaskin epicutaneous delivery technology that modulates the immune response to allergens. Under the terms of this agreement, Stallergenes will fully fund DBV Technologies’ pre-clinical development. The goal of the pre-clinical program, which will last between 18 and 24 months is for DBV Technologies to deliver to Stallergenes a clinical product candidate that uses Stallergenes’ Birch pollen allergen. Stallergenes will have full development and worldwide commercialization rights on the product candidate, and DBV Technologies is eligible to receive several pre-clinical, clinical, regulatory and commercial milestone payments totaling up to €145 million, as well as royalties on the future product’s net sales. In conjunction with this agreement, Stallergenes acquired a 2.0% equity position in DBV Technologies from existing shareholders.

On October 22, 2013, DBV Technologies announced that it has entered into a research collaboration with Institut national de la Santé et de la recherche médicale, Inserm and Inserm Transfert, to investigate the effect of epicutaneous delivery of recombinant Factor VIII (FVIII) protein via Viaskin in an animal model of hemophilia A. DBV Technologies and Inserm are teaming up to combine the Viaskin technology and a world-class expertise in hemophilia A to develop a potential standard of care for refractory hemophilia A patients, by providing a cost-effective, and non-invasive treatment.

On October 24, 2013, DBV Technologies and the Consortium For Food Allergy Research (CoFAR) announced that the CoFAR started enrolling patients into a multi-center, randomized, double-blinded, placebo-controlled trial using Viaskin Peanut to treat children and adults with peanut allergy. The trial “Epicutaneous Immunotherapy (EPIT) for Peanut Allergy: A Randomized, Double-Blind, Placebo-Controlled, Phase II study in Children and Adult” is also known as CoFAR6.

On November 13, 2013, DBV Technologies announced the launch of a private placement for a target amount of circa €25 million consisting of new shares issued by means of a capital increase without shareholders’ preemptive rights and existing shares sold by certain shareholders. The size of the Private Placement may be increased to a maximum of 4,722,464 shares. The shares were offered in a Private Placement conducted by way of an accelerated bookbuilding.

On November 14, 2013, DBV Technologies announced the completion of the aforementioned private placement of new and secondary shares, which resulted in gross proceeds for the Company of around €29.9 million in accordance with Article L.411-2 II of the French Monetary and Financial Code (Code monétaire et financier).

On November 26, 2013, DBV Technologies announced that it has entered into a collaboration agreement with BioNet-Asia Co. Ltd and the University of Geneva (UNIGE) to work on a whooping cough (pertussis) booster vaccine. The clinical proof of concept product candidate will combine BioNet’s unique recombinant non-toxic Pertussis Toxin (rPT) with DBV Technologies’ Viaskin® technology, which allows for the epicutaneous delivery of the antigen without any adjuvant.

On December 13, 2013, DBV Technologies announced the presentation of “Epicutaneous Immunotherapy for Food Allergy” at a meeting of the World Allergy Organization by Dr. Hugh Sampson, Kurt Hirschhorn Professor of Pediatrics, Director of the Jaffe Food Allergy Institute and Dean of Translational Biomedical Science at The Mount Sinai Medical Center in New York (USA). During his oral presentation, Dr. Sampson compared Epicutaneous Immunotherapy (EPIT) to Oral Immunotherapy (OIT) and Sublingual Immunotherapy (SLIT), describing the basic immunologic changes associated with EPIT and analyzing immunologic parameters indicative of successful immunotherapy.

None of the arrangements described above has had or is expected to have a material impact on our Financial Statements.

Note 2: General Information and Statement of Compliance

General Information

The accompanying financial statements and related notes (the “Financial Statements”) present the operations of DBV Technologies. The Company is a corporate venture under French law (société anonyme) and has its registered office located at 80/84 rue des Meuniers, 92220 Bagneux.

Our Financial Statements as of December 31, 2013 and 2012 have been prepared under the responsibility of DBV Technologies’ management. The Financial Statements were approved by the Board of Directors of DBV Technologies on July 25, 2014.

All amounts are expressed in euros, unless stated otherwise.

Statement of Compliance

Our Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and whose application is mandatory for the year ended December 31, 2013. Comparative figures are presented for December 31, 2012.

IFRS include International Financial Reporting Standards (“IFRS”), International Accounting Standards (“the IAS”), as well as the interpretations issued by the Standing Interpretations Committee (“the SIC”), and the International Financial Reporting Interpretations Committee (“IFRIC”). The main accounting methods used to prepare the Financial Statements are described below. These methods were used for all years presented.

The following new standards and amendments have been adopted by DBV Technologies from January 1, 2013 but have had no impact on the Financial Statements:

•

IFRS 10 Consolidated Financial Statements. This requires consolidation of an investee based on control, i.e. when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

•

IFRS 11 Joint Arrangements. This requires classification of joint arrangements as either joint operations, where assets, liabilities, revenues and expenses are accounted for proportionally in accordance with the agreement, or as joint ventures, which are accounted for under the equity method.

•

IFRS 12 Disclosures of Interests in Other Entities. This brings together the disclosure requirements that apply to subsidiaries, associated companies, joint ventures, structured entities and unconsolidated structured entities.

•

IFRS 13 Fair Value Measurement. This standard requires or permits fair value measurements or disclosures and provides a single IFRS framework for measuring fair value and requires disclosures about fair value measurement.

•

Amendment to IAS 1 Presentation of Financial Statements. This amendment introduces a requirement to group items presented in “Other comprehensive income” on the basis of whether they are potentially reclassifiable to profit or loss subsequently.

Recently issued accounting pronouncements that may be relevant to the Company’s operations but have not yet been adopted are outlined below. Management has not yet completed its assessment of these pronouncements and is therefore not currently able to estimate reliably the impact of their adoption on the Company’s results on financial position.

•

IFRIC 21 Levies, an interpretation of IAS 37 Provisions, Contingent Liabilities and Contingent Assets, was issued in May 2013 and is required to be adopted on January 1, 2014. The interpretation clarifies that the obligating event giving rise to a liability to pay a levy to a government agency is the activity that triggers the payment.

The Company applied IAS 19 Employee Benefits (Revised) (“IAS 19R”) since January 1, 2012. The application of IAS 19R has resulted in a decrease in net income for the year ended December 31, 2012 of €100 thousand and had no impact on the statement of financial position as at January 1, 2012 and December 31, 2012.

The accounting policies and measurement principles adopted for the financial statements as of and for the year ended December 31, 2013 are the same as those used as of and for the year ended December 31, 2012.

Note 3: Accounting Principles

3.1 Intangible Assets

In application of the provisions in IAS 38 Intangible Assets (“IAS 38”), intangible assets acquired are posted as assets on the statement of financial position at their acquisition cost.

Research and Development Expenses

Research expenses are recorded in the financial statements as expenses.

In accordance with IAS 38, development expenses are recorded in the financial statements as intangible assets only if all the following criteria are met:

(a)	technical feasibility necessary for the completion of the development project;

(b)	intention on the part of the Company to complete the project and to utilize it;

(c)	capacity to utilize the intangible asset;

(d)	proof of the probability of future economic benefits associated with the asset;

(e)	availability of the technical, financial, and other resources for completing the project; and

(f)	reliable evaluation of the development expenses.

Because of the risks and uncertainties related to regulatory authorizations and to the research and development process, the Company believes that the six criteria stipulated by IAS 38 are only fulfilled once the Marketing Authorization has been obtained.

Software

The costs related to the acquisition of licenses to software are posted to assets on the basis of the costs incurred to acquire and to implement the software in question.

They are amortized using the straight-line method over a period of one to three years depending on the anticipated period of use.

3.2 Property, Plant, and Equipment

Property, plant, and equipment are posted at their acquisition cost or, if applicable, at their production cost.

Property, plant, and equipment are depreciated on the basis of the straight-line method over the estimated use period of the property. The fixtures of property rented are depreciated over the term of their own lifetime or of the term of the rental agreement, whichever is shorter.

The depreciation periods used are the following:

PROPERTY, PLANT, AND EQUIPMENT ITEM	DEPRECIATION PERIOD
Fixtures and improvements in structures	9 years
Research and development / production tools	5 years
Research equipment and technical facilities	5 years
Computer equipment	3 years
Office equipment and furniture	10 years

3.3 Financial Assets

Financial assets include assets available for sale, assets owned until their maturity, loans and accounts receivable, and cash and cash equivalents.

The valuation and the accounting treatment of the financial assets and liabilities are defined by IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”).

Assets Owned Until Their Maturity

These securities are exclusively fixed income or determinable income and have fixed maturities, other than loans and accounts receivable, that the company has the intention and the ability to keep until maturity. After their initial posting at their fair value, they are valued and posted to the accounts at the cost amortized on the basis of the effective interest rate (“EIR”) method.

The assets owned until their maturity are monitored for any objective indication of impairment. A financial asset is impaired if its book value is greater than its recoverable amount as estimated during impairment tests. The impairment is posted to the income statement.

Loans and Receivables

This category includes other loans and accounts receivable and commercial receivables.

These instruments are initially posted to the accounts at their fair value and then at the amortized cost calculated with the EIR method. The short-term receivables without an interest rate are valued at the amount of the original invoice unless the application of an implicit interest rate has a significant effect. For the loans and variable-

rate accounts receivable, a periodic re-estimation of the cash flows, in order to reflect the change in the market interest rate, modifies the effective interest rate and therefore the valuation of the loan or of the receivable.

The loans and receivables are monitored for any objective indication of impairment. A financial asset is impaired if its book value is greater than its recoverable amount as estimated during impairment tests. The impairment is posted to the income statement.

The loans and receivables also include the deposits and guarantees, which are classified under “Non-current financial assets” on the statement of financial position.

Assets at Fair Value Per the Income Statement

The assets considered to be held for trading purposes include the assets that the Company intends to resell in the near future in order to realize a capital gain, which is part of a portfolio of financial instruments managed together for which there exists a practice of selling in the short term. The assets held for trading may also include assets voluntarily classified in this category, in a manner that is independent of the criteria listed above (“fair value” option).

Assets Available for Sale

The assets available for sale include, primarily, securities that do not meet the criteria of the definition of the other categories of financial assets. They are valued at their fair value, and the changes in value are posted to shareholders’ equity.

The fair value corresponds to the market price for those securities that are listed on the stock exchange or to an estimate of the use value for unlisted securities, determined on the basis of the financial criteria most appropriate for the specific situation of each security. When there is an objective indication of the impairment of these securities, the accumulated impairment that has been posted to shareholders’ equity is recognized in the income statement.

3.4 Recoverable Amount of the Intangible Assets and Property, Plant, and Equipment

The property, plant, and equipment and intangible assets that have an established lifetime are subjected to an impairment test when the recoverability of their book value is called into question by the existence of indications of impairment. An impairment is posted to the accounts up to the amount of the excess of the book value over the recoverable value of the asset. The recoverable value of an asset corresponds to its fair value minus the costs of sale or its use value, whichever is higher.

3.5 Inventories and Work in Progress

Inventories are posted to the accounts at their cost or at their net liquidation value, if the latter is lower. In the latter case, the impairment is posted to income or loss. The inventories are valued on the basis of the “first-in, first-out” (“FIFO”) method.

3.6 Cash and Cash Equivalents

Cash equivalents are owned for the purpose of meeting short-term cash commitments rather than for the objective of investment or for other purposes. They are readily convertible into a known amount of cash and are subject to a negligible risk of change in value. Cash and cash equivalents are constituted by liquid assets that are available immediately, long-term investments that can be liquidated immediately without a penalty, and investment securities. They are valued on the basis of the IAS 39 categories under which they fall.

Investment securities are readily convertible into a known amount of cash and are subject to a negligible risk of change in value. They are valued at their fair value, and the changes in value are posted to the financial income or loss. Given the nature of these assets, their fair value is generally close to their net carrying value.

3.7 Share Capital

Common shares are classified under shareholders’ equity. The costs of share capital transactions that are directly attributable to the issue of new shares or options are posted to the books under shareholders’ equity as a deduction from the revenue from the issue, net of tax.

3.8 Payments in Shares

Since its formation, the Company has established several plans for compensation paid in equity instruments in the form of employee warrants (bons de souscription de parts de créateur d’entreprise or “BSPCEs”) granted to employees and/or executives and in the form of “share warrants” (bons de souscription d’actions or “BSAs”) granted to non-employee members of the Board of Directors and scientific consultants. Pursuant to IFRS 2 Share-based payment (“IFRS 2”), the cost of the transactions paid with equity instruments is posted to the accounts as an expense in exchange for an increase in the shareholders’ equity for the period during which the rights to be enjoyed from the equity instruments are acquired.

The Company has applied IFRS 2 to all equity instruments granted since 2002 to its employees, members of the Board of Directors, other individuals, or to companies.

The options are not subject to any market conditions. The characteristics of the options are presented in Note 17.

3.9 Valuation and Posting to the Accounts of Financial Liabilities

Financial Liabilities at the Amortized Cost

Borrowings and other financial liabilities are valuated initially at their fair value and then at the amortized cost, calculated on the basis of the effective interest rate (“EIR”) method.

The transaction expenses that are directly attributable to the acquisition or to the issue of a financial liability reduce that financial liability. These expenses are then amortized actuarially over the lifetime of the liability, on the basis of the EIR.

The EIR is the rate that equalizes the anticipated flow of future cash outflows with the current net book value of the financial liability in order to deduct its amortized cost therefrom.

Liabilities at Fair Value per the Income Statement

The liabilities at fair value per the income statement are valued at their fair value.

3.10 Subsidies and Conditional Advances

Subsidies

The Company receives from time to time assistance in the form of subsidies, which are grants that are not repayable by the Company. The subsidies are posted to the accounts where there exists reasonable assurance that:

•	the Company will comply with the conditions attached to the subsidies, and

•	the subsidies will be received.

Subsidies that are upfront non-refundable payments are presented as deferred revenue and recognized ratably through income over the duration of the research program to which the subsidy relates.

A public subsidy that is to be received (e.g. from OSEO) either as compensation for expenses or for losses already incurred, or for immediate financial support of the Company without associated expenses or losses, is posted as other income ratably over the duration of the funded project.

Conditional advances

The Company also receives from time to time assistance in the form of conditional advances, which are advances repayable in whole or in part based upon acknowledgment by the funder of a technical or commercial success of the related project by the funding entity. The details concerning the conditional advances are provided in Note 11.

The amount resulting from the deemed benefit of the interest-free nature of the award is considered a subsidy for accounting purposes. This deemed benefit is determined by applying a discount rate equal to the rate of fungible treasury bonds over the time period that corresponds to the time period of the repayment of the advances.

In the event of a change in payment schedule of the stipulated repayments of the conditional advances, the Company makes a new calculation of the net book value of the debt resulting from the discounting of the expected new future cash flows. The adjustment that results therefrom is posted to the income statement for the fiscal year during which the modification is recognized.

The conditional advances that can be subject to this type of modification are the COFACE advances presented in Note 11.1.

3.11 Provisions

Provisions for Risks and Expenses

The provisions for risks and lawsuits correspond to the commitments resulting from lawsuits and various risks whose due dates and amounts are uncertain.

A provision is posted to the accounts when the company has a legal or implicit obligation to a third party resulting from a past event, concerning which it is likely or certain that it will cause an outflow of resources to that third party, without consideration that is anticipated to be at least equivalent to the latter, and that the future outflows of liquid assets can be estimated reliably.

The amount posted to the accounts as a provision is the best estimation of the expenses necessary to extinguish the obligation.

Retirement Pension Obligations

The employees of the Company receive the retirement benefits stipulated by law in France:

•	obtaining a compensation paid by the Company to employees upon their retirement (defined- benefit plan);

•	payment of retirement pensions by the Social Security agencies, which are financed by the contributions made by companies and employees (defined-contribution plans).

For the defined-benefit plans, the costs of the retirement benefits are estimated by using the projected credit unit method. According to this method, the cost of the retirement pensions is recognized in the income statement so that it is distributed uniformly over the term of the services of the employees. The retirement benefit commitments are valued at the current value of the future payments estimated using, for the discounting, the market rate based on the long-term obligations of the first-category companies with a term that corresponds to that estimated for the payment of the services provided.

The Company relies on external actuaries to conduct an annual review of the valuation of these plans.

The difference between the amount of the provision at the beginning of a fiscal year and at the close of that year is recognized through profit or loss for the portion representing the costs of services rendered through other comprehensive income for the portion representing the actual gains and losses.

The Company’s payments for the defined-contribution plans are recognized as expenses on the income statement of the period with which they are associated.

3.12 Revenue from Ordinary Business Activities

The sales revenue of the Company results mainly from the sale of the product Diallertest, a kit for diagnosing the allergy to proteins in cow’s milk.

The Company posts revenue to the accounts when the amount can be valued reliably, when it is likely that the future economic advantages will benefit the Company, and when the specific criteria are met for the business activity of the Company. For the product sales, the sales revenue is recognized upon delivery.

3.13 Other Income

Subsidies

Since it was formed, because of its innovative character, the Company has received a certain number of sources of assistance or subsidies from the central government or from local public authorities, intended to finance its operation or the recruitment of specific personnel.

These subsidies are posted to the accounts as “Other income” for the fiscal year that recorded the corresponding expenses or expenditures, when obtaining the subsidy is reasonably certain.

Research Tax Credit

The Research Tax Credit (Crédit d’Impôt Recherche, CIR) is granted to companies by the French tax authorities in order to encourage them to conduct technical and scientific research. Companies that prove that they have expenditures that meet the required criteria (research expenditures located in France or, since 1 January 2005, within the European Community or in another State that is a party to the Agreement on the European Economic Area that has concluded a tax treaty with France that contains an administrative assistance clause) receive a tax credit that can be used for the payment of the corporate tax due for the fiscal year in which the expenditures were made and the next three fiscal years, or, as applicable, can be reimbursed for the excess portion. The expenditures taken into account for the calculation of the research tax credit involve only research expenses.

The Company has received the Research Tax Credit since it was formed.

The Company received the reimbursement of the Research Tax Credit for the year 2012 during the year 2013. It will request the reimbursement of the 2013 Research Tax Credit under the Community tax rules for small and medium firms in compliance with the regulatory texts in effect.

The CIR is presented under “Other income.” The Research Tax Credit for the years 2008 and 2009 was subject to a tax audit in 2011. That audit, which ended on 11 July 2011, did not result in any significant adjustment.

3.14 Rental Agreements

The rental agreements involving property, plant, and equipment are classified as finance lease agreements when the Company bears a substantial portion of all the benefits and risks inherent in the ownership of the property. The assets that are covered under financing lease agreements are capitalized as of the beginning date of the rental agreement on the basis of the fair value of the rented asset or the discounted values of the future minimum payments, whichever is lower. Each rental payment is distributed between the debt and the financial cost in such a manner as to determine a constant interest rate on the principal that remains due. The corresponding rental obligations, net of the financial expenses, are classified as financial liabilities. The portion of the financial expense that corresponds to the interest is recognized as an expense over the term of the agreement. The property, plant, or equipment acquired within the framework of a finance lease agreement is amortized over the use period or the term of the lease agreement, whichever is shorter.

The rental agreements for which a significant portion of the risks and advantages is preserved by the lessor are classified as ordinary rental agreements. The payments made for these ordinary rental agreements, net of any incentive measures, are recognized as expenses on the income statement in a linear manner over the term of the agreement.

3.15 Taxes

Income Tax

Deferred taxes are recognized for all the temporary differences arising from the difference between the tax basis and the accounting basis of the assets and liabilities that appear in the financial statements. The primary temporary differences are related to the tax losses that can be carried forward or backward. The tax rates that have been ratified by a legal text as of the closing date are utilized to determine the deferred taxes.

The deferred tax assets are posted to the accounts only to the extent that it is likely that the future profits will be sufficient to absorb the losses that can be carried forward or backward. Considering its stage of development, which does not allow income projections judged to be sufficiently reliable to be made, the Company has not posted assets net of deferred taxes to the statement of financial position.

3.16 Segment Information

The Company operates in a single operating segment: the conducting of research and development of epicutaneous immunotherapy products in order to market them in the future. The assets, liabilities, and operating loss realized are located in France.

3.17 Other Items in the Comprehensive Profit (or Loss)

The revenue and expense items for the period that are not posted to the income statement as stipulated by the applicable standards are presented, as necessary, under the rubric “Other items in the comprehensive profit (or loss).”

3.18 Use of Estimates

Our Financial Statements are prepared in accordance with IFRS. The preparation of our Financial Statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates.

These estimates and judgments involve mainly:

•

valuation of the fair value of the employee warrants (BSPCEs) granted to employees and/or executives and share warrants (BSAs) granted to non-employee members of the Board of Directors and scientific consultants and to service providers, performed on the basis of actuarial models; these models require the use by the Company of certain calculation assumptions such as the expected volatility of the security;

•

estimation of the repayments of the conditional advances obtained by the Company from public institutions. The anticipated repayments of the conditional advances are analysed at the closing of each fiscal year.

3.19 Presentation of Financial Assets and Financial Liabilities Measured at Fair Value

In accordance with the amendments to IFRS 7, financial instruments are presented in three categories based on a hierarchical method used to determine their fair value:

•	level 1: fair value calculated using quoted prices in an active market for identical assets and liabilities;

•	level 2: fair value calculated using valuation techniques based on observable market data such as prices of similar assets and liabilities or parameters quoted in an active market;

•	level 3: fair value calculated using valuation techniques based wholly or partly on unobservable inputs such as prices in an inactive market or a valuation based on multiples for unlisted securities.

3.20 Events After the Close of the Fiscal Year

The statement of financial position and the income statement of the Company are adjusted to reflect the subsequent events that alter the amounts related to the situations that exist as of the closing date. The adjustments are made until the date the financial statements are approved by the Board of Directors.

The other events following the closing date that have not resulted in adjustments are presented in Note 24.

Note 4: Intangible Assets

The intangible assets are broken down as follows:

	2012	2013
	(Amounts in Euros)
Patents, licenses, trademarks	29,848	31,080
Software	66,172	146,325

Total historical cost	96,020	177,405

Accumulated amort. of patents, licenses, and trademarks	29,848	30,020
Accumulated depreciation of software packages	52,160	84,378

Accumulated amortization and depreciation	82,008	114,398

Net total	14,012	63,007

There has been no recognition of impairment losses in application of IAS 36 Impairment of Assets over the fiscal years presented.

Note 5: Property, Plant, and Equipment

	01/01/2012	Increase	Decrease	12/31/2012
	(Amounts in Euros)
Laboratory equipment	676,795	104,507	—	781,302
Building fixtures	466,109	164,227	—	630,336
Office equipment	116,962	14,996	—	131,958
Computer equipment	143,334	56,681	—	200,015
Other property, plant, and equipment	48	—	—	48

Total, gross	1,403,247	340,411	—	1,743,658

Accumulated depreciation of laboratory equipment	403,262	102,974	—	506,236
Accumulated depreciation of the building fixtures	21,447	57,030	—	78,477
Accumulated depreciation of office equipment	43,143	15,888	—	59,031
Accumulated depreciation of computer equipment	86,156	25,427	—	111,583
Accumulated depreciation of other property, plant, and equipment	48	—	—	48

Total accumulated amortization and depreciation	554,056	201,319	—	755,375

Total, net	849,191	139,093	—	988,284

	01/01/2013	Increase	Decrease	12/31/2013
	(Amounts in Euros)
Laboratory equipment	781,302	590,306	—	1,371,607
Building fixtures	630,336	291,890	—	922,226
Office equipment	131,958	83,010	—	214,968
Computer equipment	200,015	74,127	—	274,141
Other property, plant, and equipment	48	50,570	—	50,618

Total, gross	1,743,658	1,089,902	—	2,833,560

Accumulated depreciation of laboratory equipment	506,236	163,717	—	669,953
Accumulated depreciation of the building fixtures	78,477	100,044	—	178,520
Accumulated depreciation of office equipment	59,031	33,066	—	92,097
Accumulated depreciation of computer equipment	111,583	47,195	—	158,779
Accumulated depreciation of other property, plant, and equipment	48	—	—	48

Total accumulated amortization and depreciation	755,375	344,023	—	1,099,397

Total, net	988,284	745,879	—	1,734,163

Over the two fiscal years presented, the acquisitions correspond primarily to the building fixtures and to laboratory and production equipment and material. The increase in the building fixtures item is related to the improvements made in the Company’s new premises.

Note 6: Non-Current Financial Assets

	2012	2013
	(Amounts in Euros)
Deposits	82,999	82,342
Pledged securities	275,510	278,057
Liquidity contract	25,848	263,430

Total non-current financial assets	384,357	623,829

The non-current financial assets are composed of security deposits paid to the lessor and of open-ended mutual funds (sociétés d’investissement à capital variable “SICAVs”) pledged as guarantees of the ordinary rental agreements and the liquidity contract. Under the liquidity contract, 5,253 treasury shares were allocated for the reduction of shareholders’ equity as at 31 December 2013, with the cash balance being maintained in financial assets. The share capital is divided in 15,088,298 shares including these 5,353 treasury shares.

In 2013, the increase resulted in the movements of the liquidity contract implemented following the Company’s initial public offering.

Note 7: Inventories and Work in Progress

	2012	2013
	(Amounts in Euros)
Inventories of raw materials	28,023	6,568
Finished products inventories	1,650	—
Depreciation of inventories and work in progress	—	—

Total net value of the inventories and work in progress	29,673	6,568

The inventories and work in progress involve the Diallertest product.

Note 8: Customer Accounts Receivable and Other Current Assets

8.1 Customer Accounts Receivable and Related Receivables

	2012	2013
	(Amounts in Euros)
Accounts receivable and related receivables	138,322	195,997
Valuation allowance (charged to income statement)	(45,447)	(13,097)

Total net value of accounts receivable	92,875	182,900

All the customer accounts receivable have payment terms of less than one year.

Accounts receivable and related receivables relate primarily to the sales of Diallertest.

		Additions
	Balance at beginning of period	Charged to	Charged to		Balance at end of period
Description—2013		costs and expenses	Other accounts	Reversal
Valuation allowance deducted from account receivables	45,447	—	—	32,350	13,097

		Additions
	Balance at beginning of period	Charged to	Charged to		Balance at end of period
Description—2012		costs and expenses	Other accounts	Reversal
Valuation allowance deducted from Account receivables	13,097	32,350	—	—	45,447

The valuation allowance of €32,350 posted in 2012 has been reversed in 2013 (and classified as a deduction of general and administrative expenses) following receipt of the corresponding payment. It explains the decrease in depreciation of accounts receivable in 2013.

8.2 Other current assets

The other current assets are broken down as follows:

	2012	2013
	(Amounts in Euros)
Research tax credit	2,522,399	3,312,462
Other tax claims	355,728	594,723
Other receivables	45,664	—
Prepaid expenses	193,696	315,611

Total	3,117,487	4,222,796

The other tax debt claims are primarily related to the deductible VAT as well as to the reimbursement of VAT that has been requested.

As at December 31, 2012, prepaid expenses are comprised primarily of rental and insurance expenses.

As at December 31, 2013, prepaid expenses are comprised primarily of rental and insurance expenses, as well as legal and scientific consulting fees.

Research Tax Credit

The company benefits from the provisions in Articles 244 quater B and 49 septies F of the French Tax Code related to the Research Tax Credit. In compliance with the principles described in Note 3.14, the Research Tax Credit is posted to the accounts as “other income” during the year with which the eligible research expenditures are associated.

The changes in this Research Tax Credit over the last two fiscal years are presented as follows:

Amounts in Euros
Opening balance sheet receivable as of January 1, 2012	1,707,572
+ Operating revenue	2,522,399
- Payment received	(1,699,080)
- Adjustment	(8,492)

Closing balance sheet receivable as of December 31, 2012	2,522,399

Amounts in Euros
Opening Balance Sheet Receivable as of January 1, 2013	2,522,399
+ Operating revenue	3,312,462
- Payment received	(2,473,045)
- Adjustment	(49,354)

Closing Balance Sheet Receivable as of December 31, 2013	3,312,462

The adjustments to the amount of the receivable reflect the penalties related to the fiscal verification of the Research Tax Credit 2012 that occurred in 2013.

Note 9: Cash and Cash Equivalents

The cash and cash equivalents item is broken down as follows (in Euros):

	2012	2013
	(Amounts in Euros)
Cash	1,085	826,154
Cash equivalents: term deposits	38,347,045	38,576,607

Total cash and cash equivalent as reported in statement of financial position	38,348,130	39,402,761

Bank overdrafts	(519,499)	—

Total net cash and cash equivalents as reported in the statement of cash flow	37,828,631	39,402,761

Note 10: Capital

10.1 Share Capital Issued

The share capital, as of December 31, 2013, is set at the sum of €1,508,829.80 (one million five hundred and eight thousand eight hundred twenty nine Euros and eighty cents). It is divided into 15,088,298 fully authorized and subscribed and paid-up shares with a nominal value of €0.10.

This number does not include share warrants (“BSA”), employee warrants (“BSPCE”), stock-options (“SO”) and performance shares (“AGA”) granted to certain investors and to certain natural persons, both employees and non-employees of the Company.

All the shares give their owners the right to a proportional share of the income and the net assets of the Company.

The table below presents the historical changes in the share capital of the Company as at December 31, 2012 and 2013:

Date	Nature of the Transactions	Share Capital	Share premium	Number of Shares	Nominal value
	Balance as of January 1, 2012	€882,274.50	€17,508,641.11	8,822,745	€0.10
01/17/2012 and 09/25/2012	Issue of share subscription warrants		€8,560
03/28/2012	Capital increase by issuance of common shares	€457,317.10	€36,988,256.33	4,573,171
04/26/2012	Capital increase by issuance of common shares	€1,223.10	€107,143.56	12,231

	Balance as of December 31, 2012	€1,340,814.70	€54,612,601.00	13,408,147	€0.10

Date	Nature of the Transactions	Share Capital	Share premium	Number of Shares	Nominal value
	Balance as of January 1, 2013	€1,340,814.70	€54,612,601.00	13,408,147	€0.10
July 25, 2013	Issue of share subscription warrants		€67,440.00
November 14, 2013	Capital increase by issuance of common shares	€168,015.10	€14,960,857.70	1,680,151

	Balance as of December 31, 2013	€1,508,829.80	€69,640,898.70	15,088,298	€0.10

The expenses incurred in relation to share capital increases have been posted to the accounts after deduction of the share premium, amounting to €1,857,454 in 2013 and €3,072,722 in 2012.

10.2 Share Warrants and Employee Warrants

The company has issued share warrants (BSAs), employee warrants (BSPCEs), performance shares (AGAs) and stock-options (SO) as follows:

Date	Type	Number of warrants issued as of 12/31/2012	Number of warrants null and void as of 12/31/2012	Number of warrants null and outstanding as of 12/31/2012	Maximum number of shares to be issued	Strike price per share
12/23/2005	BSA/BSPCE	17,115	17,115	—	—	€—
12/07/2007	BSA	1,717	572	1,145	17,175	€4.33
01/21/2009	BSA/BSPCE	16,380	—	16,380	245,700	€4.33
01/21/2009	BSPCE	2,296	—	2,296	34,440	€4.33
06/25/2010	BSA	1,825	—	1,825	27,375	€4.33
01/28/2011	BSA	10,039	7,529	2,510	37,650	€5.13
06/24/2011	BSA/BSPCE	32,000	—	32,000	480,000	€5.13
11/22/2011	BSA/BSPCE	11,377	—	11,377	170,655	€5.13
01/17/2012	BSA	89,835	—	89,835	89,835	€5.13
04/02/2012	AGA	669,796	—	669,796	669,796	€—
07/25/2012	AGA	134,081	—	134,081	134,081	€—
09/25/2012	BSA	30,000	—	30,000	30,000	€8.59
11/28/2012	AGA	35,360	—	35,360	35,360	€—

	Total	1,051,821	25,216	1,026,605	1,972,067

Date	Type	Number of warrants issued as of 12/31/2013	Number of warrants null and void as of 12/31/2013	Number of warrants null and outstanding as of 12/31/2013	Maximum number of shares to be issued	Strike price per share
12/23/2005	BSA/BSPCE	17,115	17,115	—	—	€—
12/07/2007	BSA	1,717	572	1,145	17,175	€4.33
01/21/2009	BSA/BSPCE	16,380	—	16,380	245,700	€4.33
01/21/2009	BSPCE	2,296	—	2,296	34,440	€4.33
06/25/2010	BSA	1,825	—	1,825	27,375	€4.33
01/28/2011	BSA	10,039	7,529	2,510	37,650	€5.13
06/24/2011	BSA/BSPCE	32,000	—	32,000	480,000	€5.13
11/22/2011	BSA/BSPCE	11,377	—	11,377	170,655	€5.13
01/17/2012	BSA	89,835	—	89,835	89,835	€5.13
04/02/2012	AGA	669,796	—	669,796	669,796	€—
07/25/2012	AGA	134,081	—	134,081	134,081	€—
09/25/2012	BSA	30,000	—	30,000	30,000	€8.59
11/28/2012	AGA	35,360	—	35,360	35,360	€—
07/25/2013	BSA	73,000	—	73,000	73,000	€8.10
09/12/2013	AGA	501,500	—	501,500	501,500	€—
09/18/2013	SO	518,000	—	518,000	518,000	€7.57

	Total	2,144,321	25,216	2,119,105	3,064,567

The total presented above does not include the warrants cancelled prior to December 31, 2009.

As part of the initial public offering on Euronext, the nominal value of the shares underwent a fifteen-for-one share split following the decision of the Combined General Meeting of December 9, 2011.

The impact of the share-based payments on the net income (or loss) is presented in Note 17.

Note 11: Financial Liabilities

11.1 Conditional Advances

The conditional advances from public institutions are subject to contracts with OSEO and COFACE.

As of December 31, 2013, the Company had two advance contracts with OSEO Innovation and a contract with COFACE. These advances do not bear interest and are 100% repayable at their nominal value in the event of technical and/or commercial success.

The Company also benefited from a third grant from OSEO, made of both non-refundable subsidies and conditional advances.

The portion of the conditional advances for terms longer than one year is posted to non-current liabilities, while the portion for terms of less than one year is posted to current liabilities.

The table below presents the details of the debts recorded on the statement of financial position by the type of conditional advance (amounts in Euros):

	2nd OSEO advance	3rd OSEO advance	4th OSEO advance	COFACE	Total
Opening Balance Sheet Debt as of 1/1/2012	450,713	246,238	—	122,501	819,452
+ receipts	—	—	—	—	—
- repayments	(200,000)	—	—	—	(200,000)
+/- other transactions	6,701	3,661	—	4,251	14,613

Opening Balance Sheet Debt as of 12/31/2012	257,414	249,899	—	126,752	634,065
Of which:
Non-current portion Current portion					376,651 257,414
+ receipts	—	256,000	903,500	—	1,159,500
- repayments	(260,000)	—	—	—	(260,000)
+/- other transactions	2,586	(1,579)	(111,047)	19,300	(90,740)

Balance Sheet Debt as of 12/31/2013	—	504,320	792,453	146,052	1,442,825

Of which:

Non-current portion Current portion					1,316,533 126,292
Stated interest rate	None	None	2.05%	None

Discount rate	1.2%-2.5%	0.4%-1.9%	1.5%-1.8%	4.25%

Maturity (in years)	2-4	1-4	8-10	—

The changes that appear in “Other transactions” is comprised of the effect of the discounting of the conditional advances.

Second OSEO Advance

On January 10, 2005, DBV Technologies obtained from OSEO repayable financial assistance for innovation in the amount of €600,000 for a project to design a high-speed prototype machine for the production and development of second-generation patches intended for the detection of various allergies. The principal steps of this advance are the following:

•	€300,000 were paid to the Company in 2005 upon the signing of the contract;

•	€180,000 were paid to the Company in 2008;

•	the balance of €120,000 was received in 2010.

The terms of repayment are the following:

•	The first repayment of €140,000 made in 2011;

•	The second repayment in the amount of €200,000 made on March 31, 2012;

•	The third and final repayment in the amount of €260,000 made on April 2, 2013.

Third OSEO Advance

In 2011, the Company was notified by Oseo Innovation of a new grant in the form of a conditional advance of up to €640,000 to finance the development of its program of treatment of the allergy to proteins in cow’s milk.

The amount of the assistance will be paid as follows:

•	€256,000 after the contract was signed;

•	€256,000 from June 30, 2012 upon a call for funds;

•	the balance of €128,000 after confirmation of the end of the programme notified on December 31, 2013.

The first payment of €256,000 was received in 2011.

The second payment of €256,000 was received during the financial year.

The final balance of €128,000 has not yet been received.

In the event of technical or commercial success of the program, the repayment schedule will be the following:

•	€64,000 no later than September 30, 2014;

•	€64,000 no later than December 31, 2014;

•	€64,000 no later than March 31, 2015;

•	€64,000 no later than June 30, 2015;

•	€32,000 no later than September 30, 2015;

•	€32,000 no later than December 31, 2015;

•	€32,000 no later than March 31, 2016;

•	€32,000 no later than June 30, 2016;

•	€32,000 no later than September 30, 2016;

•	€32,000 no later than December 31, 2016;

•	€32,000 no later than March 31, 2017;

•	€32,000 no later than June 30, 2017;

•	€32,000 no later than September 30, 2017;

•	€32,000 no later than December 31, 2017;

•	€32,000 no later than March 31, 2018;

•	€32,000 no later than June 30, 2018.

Regardless of the outcome of the development program, a fixed sum of €256,000 must be repaid in four quarterly instalments of €64,000 beginning on September 30, 2014.

Fourth OSEO Advance

In 2013, OSEO has provided assistance in the form of conditional advances €3,206,162 to DBV Technologies as part of a collaborative research and clinical development in mite allergy in young children. ImmunaVia the program will be funded according to the following schedule, subject to the progress of the program:

•	€903,500 paid in April 2013;

•	€903,500 in October 2014;

•	€918,000 in October 2015;

•	€481,162 in April 2018.

Such conditional advance bears interest at an annual rate of 2.05%. In case of technical or commercial success of the project, the repayment schedule, for a total amount of €3,750,000 (including interest), is as follows:

•	€400,000 on or before June 30, 2021;

•	€800,000 on or before June 30, 2022;

•	€1,100,000 no later than June 30, 2023;

•	€1,450,000 no later than June 30 ,2024.

Furthermore, financing Immunavia program includes additional payment by OSEO to the company for a total of €1,919,056 in non-refundable subsidies.

The COFACE Advance

On September 6, 2007, DBV Technologies signed a prospecting insurance contract with Compagnie Française d’Assurance pour le Commerce Extérieur (“COFACE”) in order to promote its Diallertest product internationally. Under the terms of that contract, the Company received conditional advances of up to €147,534. DBV Technologies must repay these advances in amounts of up to 7% of its revenue from the export sales of its Diallertest product, until April 30, 2017. As of December 31, 2013, the nominal amount that remained to be repaid under this advance amounted to €146,040 (€147,141 as of December 31, 2012).

The accounting treatment resulting from any changes in the anticipated flow of repayments of this advance is described in Note 3.11.

11.2 Due Dates of the Financial Liabilities

Due dates of the financial liabilities posted as of December 31, 2012

	Gross Amount	Less than One Year	One to Five Years	More than Five Years
	(Amounts in Euros)
Financial liabilities
Non-current conditional advances	376,651	—	376,651	—
Current conditional advances	257,414	257,414	—	—
Bank overdrafts	519,499	519,499	—	—
Supplier accounts payable and related payables	977,724	977,724	—	—

Total financial liabilities	2,131,288	1,754,637	376,651	—

As detailed in Note 13, other current liabilities are primarily social security and tax liabilities and are primarily due in less than one year from the reporting date.

Due dates of the financial liabilities posted as of December 31, 2013

	Gross Amount	Less than One Year	One to Five Years	More than Five Years
	(Amounts in Euros)
Financial liabilities
Non-current conditional advances	1,316,533	—	524,080	792,453
Current conditional advances	126,292	126,292	—	—
Supplier accounts payable and related payables	1,497,289	1,497,289	—	—

Total financial liabilities	2,940,114	1,623,581	524,080	792,453

As detailed in Note 13, other current liabilities are primarily social security and tax liabilities and are primarily due in less than one year from the reporting date.

Note 12: Non-Current Provisions

	2012	2013
	(Amounts in Euros)
Pension commitments	254,389	290,695
Miscellaneous	552	—

Total	254,941	290,695

Commitments for Compensation Payable to Employees Upon Their Retirement

Amounts in Euros
As of January 1, 2012	(117,994)
Costs of services rendered (operating expense)	(32,367)
Interest expense	(4,128)
Benefit paid	—
Actuarial losses	(99,900)

As of December 31, 2012	(254,389)
Costs of services rendered (operating expense)	(83,594)
Interest expense	(5,978)
Benefit paid	—
Actuarial gains	53,266

As of December 31, 2013	(290,695)

As part of the estimation of the retirement commitments, the following assumptions were used for all categories of employees:

	2012	2013
% social security contributions	50.00%	50.00%
Salary increases	3.3%	4%
Discount rate	2.90%	3.16%

•	Retirement age: 64 years old (managers); 62 years old (non-managers);

•	Terms of retirement: voluntary retirement;

•	Life table: TGH05-TGF05;

•	Collective agreement: Convention Collective Nationale de l’Industrie Pharmaceutique (National Collective Agreement in the Pharmaceutical Industry);

•	Turn-over of the personnel declining with age.

The discount rates come from the corporate AA zero coupon yield curve.

No retirement was recorded during the two fiscal years presented.

Note 13: Supplier Accounts Receivable and Other Current Liabilities

13.1 Supplier Accounts Payable and Related Payables

Of the supplier accounts payable and related payables, no discounting was performed to the extent that the amounts did not present payment terms longer than one year at the end of each fiscal year presented.

13.2 Other Current Liabilities

	2012	2013
	(Amounts in Euros)
Social security contribution liabilities	1,158,362	1,708,526
Tax liabilities	62,793	56,062
Other debts	67,000	52,207
Deferred revenues from subsidies	127,298	793,720

Total	1,415,453	2,610,515

The other liabilities include the short-term debts to employees and social welfare and tax agencies.

Note 14: Financial Instruments Recognized in the Statement of Financial Position and Related Effect on the Income Statement

2012	Book value on the statement of financial position	Fair value through profit and loss(3)	Loans and receivables(1)	Debt at amortized cost(2)	Fair Value
	(Amounts in Euros)
Financial assets
Non-current financial assets	384,357	301,358	82,999	—	384,357
Customer accounts receivable and related receivables	92,875	—	92,875	—	92,875
Cash and cash equivalents	38,348,130	38,348,130	—	—	38,348,130

Total financial assets	38,825,362	38,649,488	175,874	—	38,825,362

Financial liabilities
Conditional advances (non-current portion)	376,651	—	—	376,651	376,651
Conditional advances (current portion)	257,414	—	—	257,414	257,414
Supplier accounts payable and related payables	977,724	—	—	977,724	977,724

Total financial liabilities	1,611,789	—	—	1,611,789	1,611,789

2013	Book value on the statement of financial position	Fair value(3)	Loans and receivables(1)	Debt at amortized cost(2)	Fair Value
	(Amounts in Euros)
Financial assets
Long-term financial assets	623,829	541,487	82,342	—	623,829
Customer accounts receivable and related receivables	182,900	—	182,900	—	182,900
Cash and cash equivalents	39,402,761	39,402,761	—	—	39,402,761

Total financial assets	40,209,490	39,944,248	265,242	—	40,209,490

Financial liabilities
Short-term conditional advances	1,316,533	—	—	1,316,533	1,316,533
Short-term conditional advances	126,292	—	—	126,292	126,292
Accounts payable and other liabilities	1,497,289	—	—	1,497,289	1,497,289

Total financial liabilities	2,940,114	—	—	2,940,114	2,940,114

(1)	The fair value of “loans and receivables” corresponds to the value reported in the statement of financial position (value at the transaction date and then tested for impairment on each reporting date).
(2)	The book amount of financial liabilities measured at amortized cost was deemed to be a reasonable estimation of fair value.
(3)	The fair value of financial assets held for trading is determined based on Level 1 fair value measurements and corresponds to the market value of the assets.

Note 15: Operating Income

The operating income is broken down in the following manner:

	2012	2013
	(Amounts in Euros)
Revenues	174,360	181,800
Research Tax Credit	2,522,399	3,312,462
Subsidies	79,829	332,051

Total	2,776,588	3,826,313

The revenues of the Company is composed of the sale of the Diallertest® products.

Note 16: Operating Expenses

The research and development expenditures are broken down as follows:

	December 31
R&D expenses	2012	2013
	(Amounts in Euros)
Personnel expenses	4,800,518	7,194,722
Sub-contracting, collaboration and consultants	5,229,379	8,212,083
Research supplies	598,216	555,009
Real estate property rental	259,224	263,438
Conferences and travel expenses	324,123	465,871
Allowances for provisions and amortization and depreciation	192,740	290,406
Others	95,168	385,009

Total R&D expenses	11,499,368	17,366,538

By type, the distribution of general and administrative expenses is as follows:

	December 31
G&A Expenses	2012	2013
	(Amounts in Euros)
Personnel expenses	3,107,246	4,698,848
Fees	512,709	586,638
Real estate property rental	157,467	111,232
Insurance policies	56,054	105,018
Communication and travel expenses	480,999	450,701
Postal and telecommunications expenses	86,831	65,350
Administrative supplies and rentals of personal property	65,867	97,131
Others	131,526	194,832

Total G&A expenses	4,598,699	6,309,750

Personnel Expenses

The Company employed 44 people as of December 31, 2013, in comparison with 34 as of December 31, 2012.

The personnel expenses are broken down as follows (in Euros):

	2012	2013
Wages and salaries	2,376,638	3,607,544
Social security contributions	2,300,323	3,148,253
Expenses for pension commitments	36,495	89,572
Share-based payments	3,194,308	5,048,201

Total	7,907,764	11,893,570

Note 17: Share-Based Payments

The Board of Directors has been authorized by the general meeting of the shareholders to grant employee warrants (Bons de Souscription de Parts de Créateur d’Entreprise or “BSPCE”) and (Bons de Souscription d’Actions or “BSA”), Free shares and to implement share options plans as follows:

•	With the authorization of the General Meeting of Shareholders on January 21, 2009, the board of Directors issued 2,296 BCEX (“BCEX”);

•	With the authorization of the General Meeting of Shareholders on June 14, 2007, December 16, 2010 and December 9, 2011, the board of Directors issued 194,552 BSA (“BSA”).

•	With the authorization of the General Meeting of Shareholders on January 21, 2009, the board of Directors issued 10,716 BSA (“BSA2”);

•	With the authorization of the General Meeting of Shareholders on January 21, 2009, the board of Directors issued 5,358 BCE (“BCE4”);

•	With the authorization of the General Meeting of Shareholders on December 16, 2010, the board of Directors issued 19,377 BSA (“BSA2010”);

•	With the authorization of the General Meeting of Shareholders on January 21, 2009, the board of Directors issued 2,131 BSA (“BSAX”);

•	With the authorization of the General Meeting of Shareholders on June 14, 2005, the board of Directors issued 17,115 BSPCE (“BSPCE2”);

•	With the authorization of the General Meeting of Shareholders on December 16, 2010, the board of Directors issued 34,039 BSPCE (“BSPCE2010”);

•	With the authorization of the General Meeting of Shareholders on December 9, 2011, the board of Directors issued 518,000 options (“OPTIONS 2013”);

•	With the authorization of the General Meeting of Shareholders on December 9, 2011, the board of Directors issued 1,340,737 Free shares (“Free shares”).

17.1 BCEX

The BCEX may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BCEX on the first anniversary of the date of grant;

•	up to one fourth (1/4) of the BCEX on the second anniversary of the date of grant;

•	up to one fourth (1/4) of the BCEX on the third anniversary of the date of grant;

•	up to one fourth (1/4) of the BCEX on the fourth anniversary of the date of grant;

•	at the latest within ten (10) years from the date of grant.

By a decision by the Board of Directors meeting held on November 22, 2011, the BCEX warrants became exercisable beginning on the date of the first quotation of the shares of the Company on the Euronext regulated market in Paris.

Details of BCEX

Date of grant (Board of Directors)	01/21/2009	01/21/2009	01/21/2009	01/21/2009
Vesting period (years)	1	2	3	4
Plan expiration date	01/20/2019	01/20/2019	01/20/2019	01/20/2019
Number of BCEX granted	574	574	574	574
Share entitlement per BCEX(1)	15	15	15	15
Exercise price	70	70	70	70
Valuation method used	Black and Scholes
Grant date share fair value	70	70	70	70
Expected volatility	40%	40%	40%	40%
Average life of BCEX	5.5	6.0	6.5	7.0
Discount rate(2)	2.71%	2.98%	2.98%	3.11%
Expected dividends	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA
Fair value per BCEX	28.64	30.25	31.46	31.87

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BCEX warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BCE plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BCEX.

Change in Number of BCEX Outstanding

	Year ended December 31,
Number of BCEX	2012	2013
Balance at beginning of period	2,296	2,296
Granted during the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	2,296	2,296

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BCEX	Outstanding	Exercisable	Outstanding	Exercisable
BCEX with exercise price of €70	2,296	2,296	2,296	2,296
Total	2,296	2,296	2,296	2,296

17.2 BSA

Date of Grant 12/07/2007

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BSA on the first anniversary of the date of grant;

•	up to one fourth (1/4) of the BSA on the second anniversary of the date of grant;

•	up to one fourth (1/4) of the BSA on the third anniversary of the date of grant;

•	up to one fourth (1/4) of the BSA on the fourth anniversary of the date of grant; and

•	at the latest within eight (8) years from the date of grant.

Date of Grant 01/17/2012

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 89,835 BSA (all the BSA) on January 17, 2016; and

•	at the latest within ten (10) years from the date of grant.

Date of Grant 09/25/2012

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 30,000 BSA (all the BSA) on the date of grant; and

•	at the latest within ten (10) years from the date of grant.

Date of Grant 07/25/2013

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 73,000 BSA (all the BSA) on the date of grant; and

•	at the latest within ten (10) years from the date of grant.

Details of BSA

Date of grant (Board of Directors)	12/07/2007	12/07/2007	12/07/2007	12/07/2007	01/17/2012	01/17/2012	01/17/2012	01/17/2012
Vesting period (years)	1	2	3	4	1	2	3	4
Plan expiration date	12/06/2015	12/06/2015	12/06/2015	12/06/2015	01/17/2022	01/17/2022	01/17/2022	01/17/2022
Number of BSA granted	431	431	428	427	22,459	22,459	22,459	22,458
Share entitlement per BSA(1)	15	15	15	15	1	1	1	1
Exercise price	65	65	65	65	5.13	5.13	5.13	5.13
Valuation method used	Black and Scholes				Black and Scholes
Grant date share fair value	65	65	65	65	5.13	5.13	5.13	5.13
Expected volatility	40%	40%	40%	40%	40%	40%	40%	40%
Average life of BSA	4.5	5.0	5.5	6.0	5.5	6.0	6.5	7.0
Discount rate(2)	4.06%	4.09%	4.09%	4.10%	2.33%	2.33%	2.61%	2.61%
Expected dividends	0%	0%	0%	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA	NA	NA	NA
Fair value per BSA	22.18	23.62	24.95	26.22	2.05	2.14	2.26	2.34

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BSA warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BSA plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSA.

Date of grant (Board of Directors)	09/25/2012	09/25/2012	09/25/2012	09/25/2012	07/25/2013
Vesting period (years)	1	2	3	4	0
Plan expiration date	09/25/2022	09/25/2022	09/25/2022	09/25/2022	07/25/2023
Number of BSA granted	7,500	7,500	7,500	7,500	73,000
Share entitlement per BSA	1	1	1	1	1
Exercise price	8.59	8.59	8.59	8.59	8.1
Valuation method used	Black and Scholes				Black and Scholes
Grant date share fair value	8.4	8.4	8.4	8.4	8.15
Expected volatility	40%	40%	40%	40%	40%
Average life of BSA	5.5	6.0	6.5	7.0	5.0
Discount rate(1)	1.21%	1.21%	1.53%	1.53%	1.16%
Expected dividends	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA
Fair value per BSA	2.29	2.43	2.61	2.74	2.18

(1)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSA.

Change in Number of BSA Outstanding

	Year ended December 31,
Number of BSA	2012	2013
Balance at beginning of period	1,145	120,980
Granted during the period	119,835	73,000
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	120,980	193,980

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BSA	Outstanding	Exercisable	Outstanding	Exercisable
BSA with exercise price of €65	1,145	1,145	1,145	1,145
BSA with exercise price of €5.13	89,835	—	89,835	—
BSA with exercise price of €8.59	30,000	—	30,000	30,000
BSA with exercise price of €8.1	—	—	73,000	73,000
Total	120,980	1,145	193,980	81,645

17.3 BSA 2

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 4,822 BSA on the date of grant;

•	up to 2,680 BSA on the first anniversary of the date of grant;

•	up to 1,072 BSA on the second anniversary of the date of grant;

•	up to 1,072 BSA on the third anniversary of the date of grant;

•	up to 1,070 BSA on the fourth anniversary of the date of grant; and

•	at the latest within ten (10) years from the date of grant.

By a decision by the Board of Directors meeting held on November 22, 2011, the BSA2 warrants became exercisable beginning on the date of the first quotation of the shares of the Company on the Euronext regulated market in Paris.

Details of BSA2

Date of grant (Board of Directors)	01/21/2009	01/21/2009	01/21/2009	01/21/2009	01/21/2009
Vesting period (years)	0	1	2	3	4
Plan expiration date	01/20/2019	01/20/2019	01/20/2019	01/20/2019	01/20/2019
Number of BSA2 granted	4,822	2,680	1,072	1,072	1,070
Share entitlement per BSA2(1)	15	15	15	15	15
Exercise price	65	65	65	65	65
Valuation method used	Black and Scholes
Grant date share fair value	70	70	70	70	70
Expected volatility	40%	40%	40%	40%	40%
Average life of BSA2	5.0	5.5	6.0	6.5	7.0
Discount rate(2)	2.71%	2.71%	2.98%	2.98%	3.11%
Expected dividends	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA
Fair value per BSA2	29.05	30.32	31.89	33.05	33.45

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BSA2 warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BSA2 plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSA2.

Change in Number of BSA 2 Outstanding

	Year ended December 31,
Number of BSA2	2012	2013
Balance at beginning of period	10,716	10,716
Granted during the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	10,716	10,716

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BSA2	Outstanding	Exercisable	Outstanding	Exercisable
BSA2 with exercise price of €65	10,716	10,716	10,716	10,716
Total	10,716	10,716	10,716	10,716

17.4 BCE 4

The BCE4 may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 2,411 BCE4 on the date of grant;

•	up to 1,340 BCE4 on the first anniversary of the date of grant;

•	up to 536 BCE4 on the second anniversary of the date of grant;

•	up to 536 BCE4 on the third anniversary of the date of grant;

•	up to 535 BSA on the fourth anniversary of the date of grant; and

•	at the latest within ten (10) years from the date of grant.

By a decision by the Board of Directors meeting held on November 22, 2011, the BCE4 warrants became exercisable beginning on the date of the first quotation of the shares of the Company on the Euronext regulated market in Paris.

Details of BCE4

Date of grant (Board of Directors)	01/21/2009	01/21/2009	01/21/2009	01/21/2009	01/21/2009
Vesting period (years)	0	1	2	3	4
Plan expiration date	01/20/2019	01/20/2019	01/20/2019	01/20/2019	01/20/2019
Number of BCE4 granted	2,411	1,340	536	536	535
Share entitlement per BCE4(1)	15	15	15	15	15
Exercise price	65	65	65	65	65
Valuation method used	Black and Scholes
Grant date share fair value	70	70	70	70	70
Expected volatility	40%	40%	40%	40%	40%
Average life of BCE4	5.0	5.5	6.0	6.5	7.0
Discount rate(2)	2.71%	2.71%	2.98%	2.98%	3.11%
Expected dividends	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA
Fair value per BCE4	29.06	30.33	31.90	33.06	34.35

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BCE4 warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BCE4 plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BCE4.

Change in Number of BCE4 Outstanding

	Year ended December 31,
Number of BCE4	2012	2013
Balance at beginning of period	5,358	5,358
Granted during the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	5,358	5,358

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BCE4	Outstanding	Exercisable	Outstanding	Exercisable
BCE4 with exercise price of €65	5,358	5,358	5,358	5,358
Total	5,358	5,358	5,358	5,358

17.5 BSA2010

Date of Grant 01/28/2011

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 2,510 BSA on the 12/23/2011;

•	up to 2,510 BSA on the 12/23/2012;

•	up to 2,510 BSA on the 12/23/2013;

•	up to 2,509 BSA on the 12/23/2014; and

•	at the latest before the 01/28/2021.

Date of Grant 06/24/2011

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BSA on the 12/23/2011;

•	up to one fourth (1/4) of the BSA on the 12/23/2012;

•	up to one fourth (1/4) of the BSA on the 12/23/2013;

•	up to one fourth (1/4) of the BSA on the 12/23/2014; and

•	at the latest before the 11/22/2021.

Date of Grant 11/22/2011

The BSA may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 335 BSA on the 11/22/2012;

•	up to 335 BSA on the 11/22/2013;

•	up to 334 BSA on the 11/22/2014;

•	up to 334 BSA on the 11/22/2015; and

•	at the latest before the 11/22/2021.

Details of BSA2010

Date of grant (Board of Directors)	01/28/2011	01/28/2011	01/28/2011	01/28/2011	06/24/2011	06/24/2011	06/24/2011	06/24/2011
Vesting period (years)	0.9	1.9	2.9	3.9	0.5	1.5	2.5	3.5
Plan expiration date	01/27/2021	01/27/2021	01/27/2021	01/27/2021	11/22/2021	11/22/2021	11/22/2021	11/22/2021
Number of BSA2010 granted	2,510	2,510	2,510	2,509	2,000	2,000	2,000	2,000
Share entitlement per BSA2010(1)	15	15	15	15	15	15	15	15
Exercise price	77	77	77	77	77	77	77	77
Valuation method used	Black and Scholes				Black and Scholes
Grant date share fair value	77	77	77	77	77	77	77	77
Expected volatility	40%	40%	40%	40%	40%	40%	40%	40%
Average life of BSA2010	5.5	6.0	6.5	7.0	5.5	6.0	6.5	7.0
Discount rate(2)	2.70%	2.82%	2.82%	3.04%	2.55%	2.68%	2.68%	2.87%
Expected dividends	0%	0%	0%	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA	NA	NA	NA
Fair value per BSA2010	31.33	32.90	34.23	35.84	31.15	32.70	34.02	35.57

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BSA2010 warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BSA2010 plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSA2010.

Date of grant (Board of Directors)	11/22/2011	11/22/2011	11/22/2011	11/22/2011
Vesting period (years)	1.0	2.0	3.0	4.0
Plan expiration date	11/22/2021	11/22/2021	11/22/2021	11/22/2021
Number of BSA2010 granted	335	335	334	334
Share entitlement per BSA(1)	15	15	15	15
Exercise price	77	77	77	77
Valuation method used	Black and Scholes
Grant date share fair value	77	77	77	77
Expected volatility	40%	40%	40%	40%
Average life of BSA	5.5	6.0	6.5	7.0
Discount rate(2)	2.23%	2.60%	2.60%	2.85%
Expected dividends	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA
Fair value per BSA	30.70	32.58	33.89	35.54

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BSA2010 warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BSA2010 plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSA2010.

Change in Number of BSA2010 Outstanding

	Year ended December 31,
Number of BSA	2012	2013
Balance at beginning of period	19,377	11,848
Granted during the period	—	—
Forfeited during the period	7,529	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	11,848	11,848

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BSA2010	Outstanding	Exercisable	Outstanding	Exercisable
BSA2010 with exercise price of €77	11,848	6,845	11,848	9,180
Total	11,848	6,845	11,848	9,180

17.6 BSAX

Date of Grant 01/21/2009 and 06/25/2010

The BSAX may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BSAX on the first anniversary of the date of grant;

•	up to one fourth (1/4) of the BSAX on the second anniversary of the date of grant;

•	up to one fourth (1/4) of the BSAX on the third anniversary of the date of grant;

•	up to one fourth (1/4) of the BSAX on the fourth anniversary of the date of grant; and

•	at the latest within ten (10) years from the date of grant.

By a decision by the Board of Directors meeting held on November 22, 2011, the BSAX warrants became exercisable beginning on the date of the first quotation of the shares of the Company on the Euronext regulated market in Paris.

Details of BSAX

Date of grant (Board of Directors)	01/21/2009	01/21/2009	01/21/2009	21/01/2009	06/25/2010	06/25/2010	06/25/2010	06/25/2010
Vesting period (years)	1	2	3	4	1	2	3	4
Plan expiration date	01/20/2019	01/20/2019	01/20/2019	01/20/2019	06/24/2020	06/24/2020	06/24/2020	06/24/2020
Number of BSAX granted	77	77	77	75	457	457	456	455
Share entitlement per BSAX(1)	15	15	15	15	15	15	15	15
Exercise price	65	65	65	65	65	65	65	65
Valuation method used	Black and Scholes				Black and Scholes
Grant date share fair value	70	70	70	70	70	70	70	70
Expected volatility	40%	40%	40%	40%	40%	40%	40%	40%
Average life of BSAX	5.5	6.0	6.5	7.0	5.5	6.0	6.5	7.0
Discount rate(2)	2.71%	2.98%	2.98%	3.11%	2.04%	2.23%	2.23%	2.50%
Expected dividends	0%	0%	0%	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA	NA	NA	NA
Fair value per BSAX	30.32	31.89	33.05	33.45	29.47	30.88	31.99	33.44

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BSAX warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BSAX plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSAX.

Change in Number of BSAX Outstanding

	Year ended December 31,
Number of BSAX	2012	2013
Balance at beginning of period	2,131	2,131
Granted during the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	2,131	2,131

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BSAX	Outstanding	Exercisable	Outstanding	Exercisable
BSAX with exercise price of €65	2,131	2,131	2,131	2,131
Total	2,131	2,131	2,131	2,131

17.7 BCPCE2

The BSPCE may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BSPCE on the date of grant;

•	up to one fourth (1/4) of the BSPCE on the first anniversary of the date of grant;

•	up to one fourth (1/4) of the BSPCE on the second anniversary of the date of grant;

•	up to one fourth (1/4) of the BSPCE on the third anniversary of the date of grant; and

•	at the latest within eight (8) years from the date of grant.

Details of BSPCE2

Date of grant (Board of Directors)	12/23/2005	12/23/2005	12/23/2005	12/23/2005
Vesting period (years)	0	1	2	3
Plan expiration date	12/22/2013	12/22/2013	12/22/2013	12/22/2013
Number of BSPCE2 granted	4,279	4,279	4,279	4,278
Share entitlement per BSPCE2	1	1	1	1
Exercise price	65	65	65	65
Valuation method used	Black and Scholes
Grant date share fair value	65	65	65	65
Expected volatility	40%	40%	40%	40%
Average life of BSPCE2	4.0	4.5	5.0	5.5
Discount rate(1)	3.00%	3.00%	3.06%	3.06%
Expected dividends	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA
Fair value per BSPCE	22.93	24.34	25.75	27.00

(1)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BSPCE

Change in Number of BSPCE2 Outstanding

Year ended December 31,
Number of BSPCE2	2012	2013
Balance at beginning of period	—	—
Granted during the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	—	—

Breakdown of the Closing Balance

Year ended December 31,
	2012		2013
Number of BSPCE2	Outstanding	Exercisable	Outstanding	Exercisable
BSPCE2 with exercise price of €65	—	—	—	—
Total	—	—	—	—

17.8 BCE2010

Date of Grant 06/24/2011

The BCE may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BCE on the 12/23/2011;

•	up to one fourth (1/4) of the BCE on the 12/23/2012;

•	up to one fourth (1/4) of the BCE on the 12/23/2013;

•	up to one fourth (1/4) of the BCE on the 12/23/2014; and

•	at the latest within before the 11/22/2021.

Date of Grant 11/22/2011

The BSPCE may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to one fourth (1/4) of the BSPCE on the 11/22/2012;

•	up to one fourth (1/4) of the BSPCE on the 11/22/2013;

•	up to one fourth (1/4) of the BSPCE on the 11/22/2014;

•	up to one fourth (1/4) of the BSPCE on the 11/22/2015; and

•	at the latest within before the 11/22/2021.

Details of BCE2010

Date of grant (Board of Directors)	06/24/2011	06/24/2011	06/24/2011	06/24/2011	11/22/2011	11/22/2011	11/22/2011	11/22/2011
Vesting period (years)	0.5	1.5	2.5	3.5	1	2	3	4
Plan expiration date	11/22/2021	11/22/2021	11/22/2021	11/22/2021	11/22/2021	11/22/2021	11/22/2021	11/22/2021
Number of BCE2010 granted	6,000	6,000	6,000	6,000	2,510	2,510	2,510	2,509
Share entitlement per BCE2010(1)	15	15	15	15	15	15	15	15
Exercise price	77	77	77	77	77	77	77	77
Valuation method used	Black and Scholes				Black and Scholes
Grant date share fair value	77	77	77	77	77	77	77	77
Expected volatility	40%	40%	40%	40%	40%	40%	40%	40%
Average life of BCE2010	5.5	6.0	6.5	7.0	5.4	5.9	6.4	6.9
Discount rate(2)	2.55%	2.68%	2.68%	2.87%	2.05%	2.42%	2.42%	2.66%
Expected dividends	0%	0%	0%	0%	0%	0%	0%	0%
Performance conditions	NA	NA	NA	NA	NA	NA	NA	NA
Fair value per BCE2010	31.16	32.71	34.03	35.58	30.42	32.29	33.58	35.2

(1)	The number of shares takes into account an exercise parity adjusted by the division by 15 of the nominal value of the shares decided by the general meeting on December 9, 2011; each BCE2010 warrant now gives the right to subscribe to 15 new shares instead of 1 new share. For the same reason, the exercise price of each BCE2010 plan was adjusted as a result and is thus equal to 1/15th of the price initially determined by the general meeting that authorized each of the plans.
(2)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of BCE2010.

Change in Number of BCE2010 Outstanding

	Year ended December 31,
Number of BCE2010	2012	2013
Balance at beginning of period	34,039	34,039
Granted during the period	—	—
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	34,039	34,039

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of BCE2010	Outstanding	Exercisable	Outstanding	Exercisable
BCE2010 with exercise price of €77	34,039	14,510	34,039	23,020
Total	34,039	14,510	34,039	23,020

17.9 OPTIONS 2013

The share options may be exercised by the beneficiary on the basis of the following vesting schedule:

•	up to 518,000 SO (all the SO) on the fourth anniversary of the date of grant; and

•	at the latest within ten (10) years from the date of grant.

Details of SO

Date of grant (Board of Directors)	09/18/2013
Vesting period (years)	4
Plan expiration date	09/18/2023
Number of SO granted	518,000
Share entitlement per SO	1
Exercise price	7.57
Valuation method used	Black and Scholes
Grant date share fair value	7.90
Expected volatility	40%
Average life of SO	7.0
Discount rate(1)	1.72%
Expected dividends	0%
Performance conditions	NA
Fair value per SO	3.57

(1)	Based on French government bonds (GFRN) with a maturity corresponding to the maturity of SO.

Change in Number of SO Outstanding

	Year ended December 31,
Number of SO	2012	2013
Balance at beginning of period
Granted during the period	—	518,000
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	—	518,000

Breakdown of the Closing Balance

	Year ended December 31,
	2012		2013
Number of SO	Outstanding	Exercisable	Outstanding	Exercisable
SO with exercise price of €7.57	—	—	518,000	—
Total	—	—	518,000	—

The exercise prices, anticipated lifetime, and fair value of the underlying shares based on the share price on the Euronext market on the grant date of the warrants were used for the valuation of each category of compensation in shares.

17.10 FREE SHARES

Dates of Grant 04/02/2012, 07/25/2012, 11/28/2012 and 09/12/2013

The free shares are subject to a two-year vesting period.

Details of Free Shares

Date of grant (Board of Directors)	04/02/2012	07/25/2012	11/28/2012	07/25/2013 and 09/12/2013
Vesting period (years)	2	2	2	2
Number of Free shares granted	669,796	134,081	35,360	501,500
Share entitlement per Free share	1	1	1	1
Grant date share fair value	8.86	8.20	8.70	7.96
Expected dividends	0%	0%	0%	0%
Performance conditions	Yes (1)	Yes (1)	No	Yes (2)
Expected turnover during the vesting period	1%	1%	1%	1%

(1)	The acquisition of free shares is subordinate for certain individuals (the “Key Managers”), including Dr. Benhamou, to the achievement of the three performance criteria below:

•

One-third of the shares allocated to Key Managers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the 100th patient in the VIPES phase II study.

•

One-third of the shares allocated to Key Managers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) achievement of the principal evaluation criterion in the VIPES phase II study.

•

One-third of the shares allocated to Key Managers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the first patient in the Viaskin Milk phase II study.

(2)	The acquisition of free shares is subordinate for the Key Managers, including Dr. Benhamou, to the achievement of the three performance criteria below:

•

One-third of the shares allocated to Key Managers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) inclusion of the 100th patient in the Viaskin Peanut phase II study a maximum of twelve (12) months after the inclusion of the first patient in the study.

•

One-third of the shares allocated to Key Managers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) approval by the FDA of a protocol for the Phase III trial of Viaskin Peanut.

•

One-third of the shares allocated to Key Managers will only be acquired from the later of the two following dates (i) expiry of a period of two years from the date of allocation and (ii) an increase of at least fifty (50) per cent for five (5) consecutive days of the Company’s share price compared with the closing price of the Company’s shares listed on Euronext Paris on the day of the adoption of the 2013 free share allocation plan, or July 25, 2013.

It is specified that in the event of a change of control of the Company (as defined in Article L. 233-3 of the Commercial Code), the performance criteria will be considered as definitively achieved.

Performance conditions other than market conditions, which are taken into account by adjusting the number of equity instruments included in the measurement of the transaction amount, but are not taken into account when estimating the fair value of the shares.

Change in Number of Free Shares Outstanding

	Year ended December 31,
Number of Free shares	2012	2013
Balance at beginning of period	—	839,237
Granted during the period	839,237	501,500
Forfeited during the period	—	—
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of period	839,237	1,340,737

Note 18: Financial Revenue and Expenses

The financial income and expenses are broken down as follows (in Euros):

	2012	2013
Financial revenues	517,540	670,234
Financial expenses	(25,203)	(24,310)

Total	492,337	645,925

The financial income is principally comprised of capital gains on the disposals of investment securities. The foreign exchange losses and the expenses related to the accretion of the OSEO and COFACE advances constitute the financial expenses.

Note 19: Income Tax Expense

As mentioned in Note 3.13—Accounting Principles—Other Income, the French Research Tax Credit is not included in the line item “Income taxes” but included in the line item “Other Income.”

Reconciliation Between the Effective and Nominal Income Tax Expense

The following table shows the reconciliation between the effective and nominal tax expense at the nominal standard French rate of 33.33% (excluding additional contributions):

	Year Ended December 31,
	2012	2013
	(in thousands of euros)
Income before taxes	-12,912	-19,306
Theoretical group tax rate	33.33%	33.33%

Nominal tax expense	4,304	6,435

Increase/decrease in tax expense arising from:
Permanent differences(1)	1,024	619
Research tax credit	838	1,096
Share-based compensation	-1,065	-1,682
Non recognition of deferred tax assets related to tax losses and temporary differences	-5,088	-6,438
Other differences	-12	-30

Effective tax expense	0	0

Effective tax rate	0%	0%

(1)	The significant balance of permanent differences is mainly affected by transaction costs on capital increases occurred in 2012 and 2013. These transaction costs are booked in equity and are subject to a tax deduction.

Deferred Tax Assets and Liabilities

As mentioned in Note 3.15, the Company has not recognized deferred tax assets in the statement of financial position.

Note 20: Commitments

Obligations Under the Terms of the Ordinary Rental Agreements

On April 28, 2011, the Company signed a rental agreement with the company SELECTINVEST 1 for its premises. The amount of the future rents and expenses under those agreements is broken down as follows as of December 31, 2013:

(Amounts in Euros)	12/31/2013
2014	251,864
2015	285,768
2016	309,986
2017	309,986
2018	309,986
2019	309,986
2020	129,161

Total	1,906,737

The company has signed various ordinary rental agreements for office equipment. The amount of the future rents under those agreements is broken down as follows as of December 31, 2013:

•	2014: €23,945;

•	2015: €18,391;

•	2016: €13,488.

Obligations Under the Terms of Other Agreements

As it has sub-contracted several important functions, the company has been required to conclude, within the framework of its current operations, sub-contracting contracts or short- or medium-term delegation contracts with various third parties, in France and abroad, which include various obligations that are usual in these circumstances.

On December 5, 2011, the Company signed a subcontracting agreement with a CRO within the context of launching its Phase II clinical study for the Viaskin Peanut product. This study amounts to €5,390,637. As of December 31, 2013, the amount remaining to pay as part of this contract for years 2014 and 2015 was €2,085,000.

The Company signed a subcontracting agreement with the same CRO within the context of launching its follow-up clinical study OLFUS for the Viaskin Peanut product. This study amounts to €6,800,000. As of December 31, 2013, the amount remaining to pay as part of this contract for years 2014 and 2015 was €5,400,000.

In January 7, 2009, the Company entered into an assignment, development and co-ownership agreement with Public Welfare-Hospitals of Paris (L’Assistance Publique—Hopitaux de Paris), or AP-HP, and Université Paris-Descartes, or UPD, by which the Company agreed to terms of co-ownership with AP-HP and UPD of certain U.S. and foreign patents and patent applications, referred to herein as the shared patents. The Company, and any licensees or sublicensees the Company designates, have the exclusive right to commercial uses of the shared patents. AP-HP and UPD agreed to use the shared patents only for internal research purposes and not to license the shared patents to any third party. Upon commercialization of any product covered by the shared patents, which the Company expects would include its Viaskin product candidates, the Company will be obligated to pay AP-HP and UPD a percentage of net sales as a royalty. This royalty varies depending on the particular patent used in the product and is in the low single digits. Additionally, if the Company licenses any of the shared patents to a third party and a licensee commercializes products covered by such shared patents, the Company will be obligated to pay AP-HP and UPD a percentage in the low single digits of the money it receives from its licensee. If the Company does not sell any of its product candidates covered by the shared patents within 30 months from the date it first markets such product candidates, AP-HP may, upon six months’ notice and subject to certain exceptions, convert its exclusive right to the commercial use of the shared patents to a non-exclusive right. Any party may terminate the license in the event of another party’s substantial breach which remains uncured after six months of receiving written notice of such breach. The agreement will also terminate in the event the Company ceases operations or is subject to a dissolution or bankruptcy proceedings. Absent early termination, the agreement will automatically terminate upon the expiration of the last shared patent. In the event the agreement is terminated, the Company would no longer have the exclusive right to commercial use of the shared patents, though it would retain its shared ownership rights. In addition, its ownership stake in certain jointly made improvements covered by the shared patents would survive termination of the agreement. The longest lived patent rights licensed to the Company under the agreement are currently expected to expire in 2028. To date, this agreement has not had an impact on the Company’s financial statements.

Note 21: Relationships with Related Parties

The compensation amounts presented below, which were awarded to the members of the Board of Directors of the Company, were posted to the accounts as expenses during the course of the fiscal years presented (in Euros):

	2012	2013
Members of the Board of Directors	203,450	380,800
Directors’ fees	45,000	40,000
Share-based payments to members of the Board of Directors	1,211,454	1,612,191
Fees paid to SCP Benhamou Vannerom	164,513	—

Total	1,624,417	2,032,991

The methods for valuation of the benefit related to share-based payments are presented in Note 17.

Statement of the debts to related parties as of December 31:

	2012	2013
Exceptional compensation	75,600	109,200
Directors’ fees	67,000	36,500
Pension obligations	22,485	—

Total	165,085	145,700

Note 22: Earnings Per Share

The basic earnings per share is calculated by dividing the net income going to the shareholders of the Company by the weighted average number of common shares outstanding during the course of the fiscal year. The weighted average number of shares was 12,326,779 in 2012. Considering the split of the nominal value of the shares of the Company by 15, decided by the general meeting held on December 9, 2011, this number of shares has been adjusted, by multiplying it by 15, for all the fiscal years presented. The weighted average number of shares was 13,604,687 in 2013.

The instruments that entitle their holders to a portion of the share capital on a deferred basis (BSAs, BSPCEs) are considered to be anti-dilutive. These instruments are presented in detail in Note 17. Therefore, the diluted earnings per share are identical to the basic earnings per share.

	As of December 31,
	2012	2013
Net income of the reporting period	(12,912,100)	(19,306,416)
Adjusted weighted average number of outstanding shares	12,326,779	13,604,687

Basic / Diluted earnings per share (€/share)	(1.05)	(1.42)

Note 23: Management of Financial Risks

The principal financial instruments of the Company are comprised of financial assets, cash, and investment securities. The purpose of managing these instruments is to allow the business activities of the Company to be financed. It is not the Company’s policy to subscribe to financial instruments for speculative purposes. The Company does not utilize derivatives.

The principal risks to which the Company is exposed are liquidity risk, interest rate risk and credit risk.

Liquidity Risk

The Company could need to strengthen its shareholders’ equity or rely on additional financing in order to ensure its development.

Since it was formed, the Company has financed its growth by reinforcing its shareholders’ equity through a succession of increases in the share capital, obtaining public assistance in support of innovation, and reimbursements of Research Tax Credit claims, but has never utilized bank loans. Therefore, the Company is not exposed to a liquidity risk resulting from the implementation of any early repayment clauses in loan agreements for such borrowings.

As of this date, the Company believes that it is not exposed to any short-term liquidity risk considering the cash and cash equivalents available as of December 31, 2013, that is, €39,402,761.

Significant research and development efforts and expenditures related to clinical studies have been initiated since the start-up of the Company’s business, which has thus far generated negative operating cash flows.

The Company will continue to have significant financing requirements in the future for the development of its technology, the continuation of its clinical development program, and the equipment for its own pharmaceutical laboratory, as well as for the production and marketing of its products in the future. It is possible that the company will find itself unable to self-finance its growth, which would compel it to seek other sources of financing, particularly through new increases in share capital.

The level of the financing requirements of the Company and how they are spaced out over time depend on factors that are largely beyond the control of the Company such as:

•	higher costs and slower progress than anticipated for its research and development and clinical studies programs;

•	the costs of preparing, filing, defending, and maintaining its patents and other intellectual property rights;

•

higher costs and longer time periods than anticipated for obtaining the regulatory authorizations for the marketing of its products as well as for gaining access to insurance reimbursement for them, including the time required to prepare the applications to the competent authorities; and

•	costs for responding to changes in the Viaskin® technology and for conducting the manufacturing and marketing on some or all of its products;

•	new opportunities to develop new products or to acquire technologies, products, or companies.

It is possible that the Company will be unable to obtain additional capital when it needs it, or that such capital may not be available on financial terms that are acceptable to the Company. If the necessary funds are not available, the Company could have to:

•	delay, reduce, or eliminate the number or the scope of its pre-clinical and clinical trials;

•	grant licenses to its technologies to partners or third parties; or

•	conclude new collaboration agreements on terms less favourable to it than those that it could have obtained in a different context.

In addition, to the extent that the Company raises capital by issuing new shares, the investment of its shareholders could be diluted. Furthermore, financing by debt, to the extent that it is available, could also include restrictive conditions for the Company and its shareholders.

The occurrence of one or more of these risks could have a material adverse effect on the Company, its business, its financial position, its earnings, its development, and its prospects.

Interest Rate Risk

The Company’s exposure to interest-rate risk primarily involves investment securities. These are composed of money market funds and time deposit accounts. Changes in interest rates have a direct impact on the rate of return on these investments and the cash flows generated.

The Company has no variable rate debt. The repayment flows of its debts are not subject to interest rate risk.

The repayment of the conditional advances may vary depending on whether or not objectives are attained. The change in the flows of the anticipated repayments is treated in the income statement (Note 3.11).

As of this date, the Company has not contracted borrowings from credit institutions and, therefore, has only very low exposure to interest rate risk.

Credit Risk

The credit risk related to the cash, the cash equivalents, and the current financial instruments is not significant in light of the quality of the co-contracting financial institutions.

Fair Value

The fair value of financial instruments traded on an active market, such as the securities available for sale, is based on the market rate as of the closing date. The market prices used for the financial assets owned by the Company are the bid prices in effect on the market as of the valuation date.

The nominal value, less the provisions for depreciation, of the accounts receivable and current debts, is presumed to approximate the fair value of those items.

Foreign Exchange Risk

The Company is exposed to a very insignificant foreign exchange risk inherent in some of its supplies obtained in the United States, which have been invoiced in U.S. dollars. As of this date, the company does not make sales revenue in dollars or in any other currency other than the euro; the Company does not receive any full or partial mechanical endorsement. The exposure to currencies other than the U.S. dollar is negligible.

For the fiscal years 2013 and 2012, less than 10% and 11% respectively of the purchases and other external expenses had been made in U.S. dollars, generating a net annual foreign exchange loss of €2,831 and €1,502 respectively for those periods.

In light of these insignificant amounts, the Company has not adopted, at this stage, a hedging mechanism in order to protect its business activity against fluctuations in exchange rates. The Company cannot rule out the possibility that a significant increase in its business, particularly in the United States, may result in greater exposure to exchange rate risk and should thus consider adopting an appropriate policy for hedging against these risks.

Note 24: Events After the Close of the Fiscal Year

On March 31, 2014, DBV Technologies made an additional contribution of €300,000 to its liquidity agreement held by Natixis, in accordance with the March 8, 2011 Code of Ethics of the French Financial Markets Association (AMAFI), as approved by the Autorité des Marchés Financiers. The amount is classified in “Other non-current financial assets” in the statement of financial position.

On April 7, 2014, DBV Technologies announced the establishment of a U.S. subsidiary, DBV Technologies Inc., and the appointment of Susanna Mesa as Vice President Finance US, Investor Relations and Strategy.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONDENSED STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

	Note	June 30, 2014	December 31, 2013(1)
		€	€
ASSETS
Non-current assets
Intangible assets		46,672	63,007
Property, plant, and equipment		1,920,710	1,734,149
Other non-current financial assets	4	831,420	623,829

Total non-current assets		2,798,802	2,420,985

Current assets
Inventories and work in progress		6,784	6,568
Customer accounts receivable and related receivables		130,120	182,900
Other current assets	5	6,803,868	4,222,796
Cash and cash equivalents	6	29,062,028	39,402,761

Total current assets		36,002,800	43,815,024

TOTAL ASSETS		38,801,602	46,236,009

	Note	June 30, 2014	December 31, 2013(1)
		€	€
LIABILITIES
Shareholders’ equity
Share capital	7	1,546,919	1,508,830
Premiums related to the share capital		70,303,336	69,640,899
Reserves		(28,522,232)	(11,448,627)
Net profit (loss)		(11,773,743)	(19,306,416)

Total shareholders’ equity		31,554,289	40,394,685

Non-current liabilities
Conditional advances	8	1,310,111	1,316,533
Non-current provisions		398,403	290,695

Total non-current liabilities		1,708,514	1,607,228

Current liabilities
Conditional advances	8	253,965	126,292
Supplier accounts payable and related payables	9	2,092,348	1,497,289
Other current liabilities	9	3,192,485	2,610,515

Total current liabilities		5,538,798	4,234,096

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		38,801,602	46,236,009

(1)	The condensed statement of consolidated financial position as of December 31, 2013, corresponds to DBV Technologies SA’s, as the Company had no consolidated subsidiary at this date.

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements

UNAUDITED INTERIM CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

		For the six-month period ended June 30
	Note	2014	2013(1)
		€	€
Operating income
Revenues	10	103,165	72,735
Other income	10	2,557,967	1,263,284

Total income		2,661,132	1,336,019

Operating expenses
Cost of goods sold		(113,663)	(52,546)
Research and development	11/12	(10,441,632)	(6,824,121)
General and administration	11/12	(4,182,864)	(2,716,033)

Total expenses		(14, 738,159)	(9,592,700)

Operating profit (loss)		(12,077,026)	(8,256,681)

Financial revenues	13	329,026	359,447
Financial expenses	13	(25,743)	(9,722)

Financial profit (loss)		303,283	349,725

Income tax		—	—

Net profit (loss)		(11,773,743)	(7,906,957)

Basic / diluted earnings per share (€/share)	14	(0.77)	(0.59)

(1)	The condensed statement of consolidated income (loss) for the six-month period ended June 30, 2013, corresponds to DBV Technologies SA’s, as the Company had no consolidated subsidiary at this date.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	For the six-month period ended June 30
	2014	2013(1)
	€	€
Net profit (loss)	(11,773,743)	(7,906,957)

Actuarial gains and losses on employee benefits, net of corporate tax	(61,698)	—
Profit (loss) directly recognized in shareholders’ equity	(61,698)	—
Other items in the total profit (loss) to be restated in the net profit (loss)	—	—

Total comprehensive income (loss)	(11,835,441)	(7,906,957)

(1)	The statement of consolidated comprehensive income (loss) as of June 30, 2013, corresponds to DBV Technologies SA’s, as the Company had no consolidated subsidiary at this date.

In accordance with IAS 1 Presentation of Financial Statements (2007) (IAS 1), the Group, as defined in Note 1, presents a combined statement of other elements of comprehensive income (loss).

Because the Group established a subsidiary (DBV Technologies Inc.) during the first half of 2014, a translation reserve was recognized as of June 30, 2014, for an immaterial amount.

The Group does not hold any financial assets available for sale and non-current financial assets are measured at historical cost; therefore, no change in fair value is reflected in the comprehensive profit and loss statement.

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements

UNAUDITED INTERIM CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

		For the six-month period ended June 30
	Note	2014	2013
		€	€
Cash flows from operating activities
Net profit (loss) for the period		(11,773,743)	(7,906,957)
Reconciliation of net income (or loss) and the cash used for operating activities:
Amortization and depreciation		243,182	182,966
Retirement pension obligations		46,010	56,676
Expenses related to share-based payments		2,368,608	2,050,334

Operating cash flows before change in working capital		(9,115,942)	(5,616,980)

Inventories and work in progress		(216)	17,458
Customer accounts receivable		52,780	79,079
Other receivables		(2,581,072)	(1,373,191)
Supplier accounts payable		595,060	540,836
Other current liabilities		583,432	717,861

Change in the working capital requirement		(1,350,016)	(17,957)

Net cash flow from operating activities		(10,465,958)	(5,634,937)

Cash flows from investment activities
Acquisitions of property, plant, and equipment		(399,173)	(788,809)
Acquisitions of intangible assets		(14,235)	(41,465)
Acquisitions of non-current financial assets		(209,039)	(149,137)
Other cash flows related to investment transactions		—	(1,011)

Net cash flows from investment activities		(622,447)	(980,422)

Cash flows from financing activities
Increase (decrease) in conditional advances	8	121,251	904,972
Capital increases, net of transaction costs		700,527	8,309
Treasury shares		(74,106)	140,291

Net cash flows from financing activities		747,672	1,053,572

(Decrease) / increase in cash		(10,340,733)	(5,561,787)
Cash and cash equivalents at the beginning of the period		39,402,761	37,828,631

Cash and cash equivalents at the close of the period	6	29,062,028	32,266,844

(1)	The condensed statement of consolidated cash flows for the six-month period ended June 30, 2013, corresponds to DBV Technologies SA’s, as the Company had no consolidated subsidiary at this date.

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements

UNAUDITED INTERIM CONDENSED STATEMENTS OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

(Amounts in euros)

	Share Capital Shares of Common Stock
	Number of Shares (note 7)	Amount	Premiums related to the Share Capital	Reserves	Cumulative Income (Loss)	Total Share- holders’ Equity
At January 1, 2013	13,408,147	1,340,815	54,612,601	(3,868 181)	(12,912,100)	39,173,135
Net income (loss)					(7,906,957)	(7,906,957)
Profit (loss) directly recognized in shareholders’ equity						—

Total profit (loss) directly recognized in shareholders’ equity		—	—	—	(7,906,957)	(7,906,957)
Allocation of prior period income (loss)				(12,912,100)	12,912,100	—
Increase in capital						—
Treasury shares	(17,005)			140,291		140,291
Issue of share warrants			8,309			8,309
Share-based payments				2,050,334		2,050,334

At June 30, 2013(1)	13,391,142	1,340,815	54,620,910	(14,589,656)	(7,906,957)	33,465,112

At January 1, 2014	15,088,298	1,508,830	69,640,898	(11,448,627)	(19,306,416)	40,394,685
Net income (loss)					(11,773,743)	(11,773,743)
Profit (loss) directly recognized in shareholders’ equity				(61,698)		(61,698)

Total profit (loss) directly recognized in shareholders’ equity		—	—	(61,698)	(11,773,743)	(11,835,441)
Allocation of prior period income (loss)				(19,306,416)	19,306,416	—
Increase in capital	380,894	38,089	651,540			689,629
Treasury shares				(74,105)		(74,105)
Issue of share warrants			18,800			18,800
Foreign exchange translation				7		7
Charge against share premium			(7,902)			(7,902)
Consolidated reserve				8		8
Share-based payments				2,368,608		2,368,608

At June 30, 2014	15,469,192	1,546,919	70,303,336	(28,522,232)	(11,773,743)	31,554,289

(1)	The condensed statement of changes in consolidated shareholders’ equity as of June 30, 2013, corresponds to DBV Technologies SA’s, as the Company had no consolidated subsidiary at this date.

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: The Company

Incorporated in 2002 under the laws of France, DBV Technologies S.A. (“DBV Technologies,” or the “Company”) is a clinical-stage specialty biopharmaceutical company focused on changing the field of immunotherapy by developing a novel technology platform called Viaskin. The Company’s therapeutic approach is based on epicutaneous immunotherapy, or EPIT, a proprietary method of delivering biologically active compounds to the immune system through intact skin using Viaskin.

The Company markets a ready-to-use diagnostic product to detect the allergy to cow’s milk protein in children called Diallertest Milk, which was launched in France in 2004. This product is currently available on the French market with a temporary exception status. Regulatory authorities have requested a pivotal phase III study to complete the marketing authorization file. The Company is currently assessing the relevance of conducting such a study and might decide, if necessary, to stop marketing Diallertest Milk.

Major events during the first half of 2014

On February 18, 2014, DBV Technologies announced the signing of a collaboration agreement with the Icahn School of Medicine in New York to investigate the efficacy and mechanism of epicutaneous tolerance utilizing Viaskin for the treatment of Crohn’s disease.

On March 17, 2014, DBV Technologies presented an update of the Viaskin Peanut’s Efficacy and Safety Phase IIb clinical study (VIPES) for Viaskin Peanut. At the third “safety” data supervisory committee meeting, the members of the independent committee reviewed the clinical data for all 221 patients randomized and treated in VIPES. The committee concluded that during the VIPES study, Viaskin presented no danger to patients and recommended that the study be continued according to the protocol in force. DBV expects to publish the results of the VIPES study in October 2014, after 12 months of treatment. The premature exit rate for the study is particularly low at 4%, which demonstrates excellent patient adherence to the treatment.

On March 25, 2014, DBV Technologies announced that five scientific presentations on its proprietary epicutaneous immunotherapy method (EPIT) had been selected, including four oral presentations, for the 2014 Congress of the European Academy of Allergy and Clinical Immunology (EAACI) held in Copenhagen from June 7 to 11, 2014.

On March 31, 2014, DBV Technologies made an additional contribution of €300,000 to its liquidity agreement held by Natixis, in accordance with the March 8, 2011 Code of Ethics of the French Financial Markets Association (AMAFI), as approved by the Autorité des Marchés Financiers.

On April 1, 2014, DBV Technologies announced, at the express request of Minister Pierre Moscovici, that it has been selected to join the new Euronext index launched earlier this year, called CAC PME, which is the first index created for share savings plans for SMEs.

On April 7, 2014, DBV Technologies announced the establishment of a US subsidiary, DBV Technologies Inc., and the appointment of Susanna Mesa as Vice President Finance US, Investor Relations and Strategy.

From April 15 to 18, 2014, four papers were presented by DBV Technologies to the Francophone Congress of Allergology (CFA) in Paris. This year, the highlights of the CFA were the presentation of an abstract by Dr. Bourrier of Hôpitaux Pédiatriques de Nice (CHU-LENVAL) and Professor Dupont of Assistance Publique Hôpitaux de Paris (AP-HP), which for the first time described a case from the Phase II ARACHILD study treated with EPIT for 18 months who has maintained his level of desensitization after a year without treatment while following a strict diet.

On May 13, 2014, DBV Technologies announced the signing of an agreement with Dr. Jonathan Spergel of The Children’s Hospital of Philadelphia to study Viaskin Milk in eosinophilic esophagitis (EoE) induced by milk in children.

On May 21, 2014, DBV Technologies hosted its first investor day in New York.

DBV Technologies’ senior management reviewed the Company’s Epicutaneous Immunotherapy (EPIT) method, its pipeline strategy and its proprietary Viaskin technology. DBV also provided an update on its ongoing international Phase IIb, VIPES, in peanut allergic patients with Viaskin® Peanut and presented its global development plan. Key food allergy opinion leaders also presented during the event.

On June 10, 2014, DBV Technologies presented important preclinical data at the 2014 Annual Congress of the European Academy of Allergy and Clinical Immunology (EAACI), which was held in Copenhagen, Denmark, from June 7 to 11. These data provided insight into the action mechanism of Viaskin and confirmed the ability of epicutaneous immunotherapy (EPITTM) to modulate the immune response long-term through the induction of regulatory T cells (Treg) in allergic patients. These new data confirm the relevance of Viaskin in the treatment of allergic patients.

Major events during the first half of 2013 are described in Note 1 to the financial statements as at December 31, 2013 and 2012.

None of arrangements described above has had or is expected to have a material impact on our unaudited interim condensed consolidated Financial Statements.

Note 2: General Information and Statement of Compliance

Preliminary Remarks

DBV Technologies Inc. was founded on April 7, 2014. The capital of this subsidiary, incorporated in the United States, is wholly owned by DBV Technologies SA. These financial statements are therefore the first consolidated financial statements of the group thus formed.

The financial information as at June 30, 2013 and December 31, 2013 corresponds to the information previously published and includes only the transactions related to the parent company DBV Technologies, which had no equity interest in a subsidiary over the periods in question.

General Information

The accompanying unaudited interim condensed consolidated financial statements and related notes (the “Consolidated Financial Statements”) present the operations of DBV Technologies Group (the “Group”) as of June 30, 2014. DBV Technologies is a corporate venture under French law (société anonyme) and has its registered offices at 80/84 rue des Meuniers, 92220 Bagneux (France).

Our Consolidated Financial Statements as of June 30, 2014 have been prepared under the responsibility of DBV Technologies’ management. The Consolidated Financial Statements were approved by the Board of Directors of DBV Technologies on July 25, 2014.

The Consolidated Financial Statements of the Group are expressed in euros, unless otherwise stated.

For consolidation purposes, both DBV Technologies and its subsidiary DBV Technologies Inc. have prepared individual financial statements for the period ended June 30, 2014.

Statement of Compliance

Our Consolidated Financial Statements have been prepared in accordance with the recognition and measurement principles of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and whose application is mandatory as of June 30, 2014.

The Consolidated Financial Statements for the period ended June 30, 2014 are prepared in accordance with IAS 34—Interim Financial Reporting, which allows a presentation of a selection of explanatory notes.

The notes do not include all information required for full annual financial statements and should thus be read in conjunction with the financial statements for the year ended December 31, 2013 and 2012.

The Group is not subject to significant seasonal effects in sales.

Note 3: Accounting Principles

These Consolidated Financial Statements are prepared using the same accounting policies and methods as those applied by DBV Technologies at December 31, 2013, except for adoption of IFRIC 21—Levies on January 1, 2014, which has not had a material impact on our condensed consolidated Financial Statements.

Methods of consolidation

Subsidiaries under the exclusive control of the Group are consolidated using the full consolidation method.

When the accounting policies applied by subsidiaries are not consistent with those used by the Group, the necessary changes are made to the financial statements of those companies to make them compatible with the accounting policies adopted by the Group.

Translation of financial statements in foreign currencies

The assets and liabilities of companies whose functional currency is not the euro, none of which operates in a hyperinflationary economy, are translated into euros at the exchange rates prevailing at the balance sheet date. The income statements are translated at average rates for the year which, in the absence of significant fluctuation, are close to the rate prevailing on the date of the various transactions. This is also the case for cash flows and changes in working capital requirements. Differences resulting from the conversion terms of the balance sheet and income statement are recorded in the balance sheet as a separate item of shareholders’ equity in the foreign exchange translation caption. These include:

•

differences related to the difference between the exchange rate at the beginning and end of the period that occur during the conversion of balance sheet items that are the counterpart for shareholders’ equity at the beginning of the year;

•	differences due to the difference between the annual average rates and closing rates recorded during the conversion of income or loss.

Treatment of translation differences for transactions and internal flows

Translation differences arising from the elimination of internal transactions between consolidated companies denominated in foreign currencies are recorded in the caption “foreign exchange translation” in the statement of changes in consolidated shareholders’ equity and as “Non-controlling interests” for the portion attributable to third parties, so as to neutralize the impact on the consolidated results. Translation differences for reciprocal financing flows are classified in a separate section of the statement of consolidated cash flows.

Note 4: Non-Current Financial Assets

	June 30, 2014	December 31, 2013
	(Amounts in Euros)
Deposits	75,062	82,342
Pledged securities	278,057	278,057
Liquidity contract	478,300	263,430

Total non-current financial assets	831,420	623,829

The non-current financial assets are composed of security deposits paid to the lessor and of open-ended funds (sociétés d’investissement à capital variable “SICAVs”) that guarantee ordinary rental agreements, as well as a liquidity contract. Under the liquidity contract, 9,018 treasury shares were allocated for the reduction of Shareholders’ equity as of June 30, 2014, with and the cash balance being maintained as non-current financial assets. The share capital is divided in 15,469,192 shares including these 9,018 treasury shares.

Note 5: Other Current Assets

Other current assets can be analyzed as follows:

	June 30, 2014	December 31, 2013
	(Amounts in Euros)
Research tax credit	5,765,140	3,312,462
Other tax claims	789,451	594,723
Other receivables	17,881	—
Prepaid expenses	231,396	315,611

Total	6,803,868	4,222,796

The other tax claims are primarily related to deductible VAT as well as to the reimbursement of VAT that has been requested.

As at June 30, 2014, prepaid expenses are comprised primarily of rental insurance expenses.

Research Tax Credit

The company benefits from the provisions in Articles 244 quater B and 49 septies F of the French Tax Code related to the Research Tax Credit. In compliance with the principles described in Note 3.14 to the financial statements for the year ended December 31, 2013, the Research Tax Credit is posted to the accounts as “other income” during the year with which the eligible research expenditures are associated.

The changes in this Research Tax Credit over the last three fiscal years are presented as follows:

•	2013: €3,312,462 (for 12 months), to be paid in 2014,

•	2014: €2,452,678 (for 6 months), to be paid in 2015.

In its Consolidated Financial Statements presented, the Company recognized in Other income a Research Tax Credit in the amount of €2,452,678 at June 30, 2014 and €1,128,954 at June 30, 2013.

Note 6: Cash and Cash Equivalents

Cash and cash equivalents are analyzed as follows:

	June 30, 2014	December 31, 2013
	(Amounts in Euros)
Cash	604,451	826,154
Cash equivalents: term deposits	28,457,578	38,576,607

Total	29,062,028	39,402,761

Note 7: Capital

The share capital as of June 30, 2014 is set at the sum of €1,546,919 (one million five hundred and forty-six thousand nine hundred nineteen euros and eighty cents). It is divided into 15,469,192 fully subscribed and paid-up shares with a par value of €0.10.

This number does not include share warrants (“BSA”), employee warrants (“BSPCE”), stock options (“SO”), and performance shares (“AGA”) granted to certain investors and to certain natural persons, both employees and non-employees of the Company.

In the six months ended June 30, 2014, the capital increase of €38,089 is linked to the following:

•	pursuant to the exercise of employee warrants, share options and non-employee warrants, the Company issued an aggregate of 138,410 shares;

•	242,484 free shares were definitively acquired by the beneficiaries and issued.

All the shares give their owners the right to a proportional share of the income and net assets of the Company.

The impact of share-based payments on net profit (loss) is presented in Note 12.

Note 8: Financial Liabilities

The conditional advances from public institutions are subject to contracts with OSEO and COFACE.

As of June 30, 2014, the Company had two advance contracts with OSEO Innovation and a contract with COFACE. These advances do not bear interest and are 100% repayable at their nominal value in the event of technical and/or commercial success.

The Company also benefited from a third grant from OSEO, made of both non-refundable subsidies and conditional advances.

The portion of the conditional advances for terms longer than one year is posted to non-current liabilities, while the portion for terms of less than one year is posted to current liabilities.

The table below presents the details of the debts recorded on the statement of financial position by type of conditional advance (amounts in Euros):

	2nd OSEO advance	3rd OSEO advance	4th OSEO advance	COFACE	Total
Opening balance sheet debt as of January 1, 2013	257,414	249,899	—	126,752	634,065
+ receipts	—	256,000	903,500	—	1,159,500
- repayments	(260,000)	—	—	—	(260,000)
+/- other transactions	2,586	(1,579)	(111,047)	19,300	(90,740)

Closing balance sheet debt as of December 31, 2013	—	504,320	792,453	146,052	1,442,825
+ receipts	—	128,000	—	—	128,000
- repayments	—	—	—	—	—
+/- other transactions	—	(3,016)	3,721	(7,454)	(6,749)

Closing balance sheet debt as of June 30, 2014	—	629,304	796,174	138,598	1,564,076

Note 9: Supplier Accounts Receivable and Other Current Liabilities

9.1 Supplier accounts payable and related payables

Of the supplier accounts payable and related payables, no discounting was performed to the extent that the amounts did not present payment terms longer than 1 year at the end of each fiscal year presented.

9.2 Other current liabilities

	June 30, 2014	December 31, 2013
	(Amounts in Euros)
Social security contribution liabilities	2,407,900	1,708,526
Tax liabilities	10,141	56,062
Other debts	165,437	52,207
Deferred revenues from subsidies	609,400	793,720

Total	3,192,485	2,610,515

The other liabilities include the short-term debts to employees and social welfare and tax agencies.

Note 10: Operating income

The operating income breaks down as follows:

	Six-month period ended
	June 30, 2014	June 30, 2013
	(Amounts in Euros)
Revenues	103,165	72,735
Research Tax Credit	2,452,678	1,128,954
Subsidies	105,289	134,330

Total	2,661,132	1,336,019

The revenues of the Company are composed of the sale of the Diallertest products.

Note 11: Operating expenses

The research and development expenditures are broken down as follows:

	Six-month period ended
R&D expenses	June 30, 2014	June 30, 2013
	(Amounts in Euros)
Personnel expenses	3,716,261	2,745,687
Sub-contracting, Collaboration, and Consultants	4,902,067	3,127,406
Research supplies	391,530	300,182
Real estate property rental	99,314	111,658
Conferences and travel expenses	335,083	264,160
Allowances for provisions and amortization and depreciation	190,030	140,501
Others	807,347	134,528

Total R&D expenses	10,441,632	6,824,121

Included in “Others” are supplies, tools and services not part of the above categories.

By type, the distribution of general and administrative expenses is as follows:

	Six-month period ended
G&A expenses	June 30, 2014	June 30, 2013
	(Amounts in Euros)
Personnel costs	2,952,358	1,737,632
Fees	281,843	413,700
Real estate property rental	41,090	47,927
Insurance policies	76,362	48,972
Communication and travel expenses	229,538	241,538
Postal and telecommunications expenses	44,873	26,291
Administrative supplies and rental of personal property	54,655	57,802
Others	502,145	142,172

Total G&A expenses	4,182,864	2,716,033

Included in “Others” are services not part of the above categories.

Personnel expenses

As of June 30, 2014, the Group employed 48 people, compared with 39 as of June 30, 2013.

The personnel expenses are broken down as follows (in Euros):

	Six-month period ended
	June 30, 2014	June 30, 2013
Wages and salaries	2,258,297	1,634,446
Social security contributions	934,942	741,862
Employer contribution to bonus shares	1,060,758
Expenses for pension commitments	46,014	56,676
Share-based payments	2,368,608	2,050,334

Total	6,668,619	4,483,319

Note 12: Share-Based Payments

The payments in shares of stock involve all the warrants (BSAs/BSPCEs), stock options and bonus shares granted to employees, non-employee members of the Board of Directors, scientific consultants, or service providers.

The warrants granted may be exercised at any time after a vesting period of between 0 and 4 years and become null and void after a period of 10 years from the date they are granted. The acquisition of the warrants by the recipients is not subject to market conditions. The expense representing the benefit granted is recorded in the financial statements using the straight-line method as a personnel expense over the vesting period. The acquisition of bonus shares and exercise of stock options depend on the existence of an employment contract or holding a corporate office between the recipient and the Company. Similarly, the exercise of the equity warrants depends on the existence of a directorship or consultant contract between the beneficiary and the Company.

In the first half of 2014, the following awards were granted:

•

186,000 bonus shares, which carry a vesting period of two years and a holding period of two years, including 36,000 for new employees of the Company without performance conditions, and 150,000 for management, with the following performance conditions:

(i)

half of the shares awarded to certain individuals, the “Key Managers,” including Dr. Benhamou, will not be vested until the later of the following dates (i) expiration of a period of two years from the award date and (ii) inclusion of the hundredth patient in the Viaskin Peanut Phase III study no later than twelve (12) months after enrollment of the first patient in the study;

(ii)

half of the shares awarded to the “Key Managers” will not be vested until the later of the following dates (i) expiration of a period of two years from the award date and (ii) FDA approval of the Viaskin Peanut Phase III protocol.

It should be noted that in the event of a change of control of the Company (as defined by Article L. 233-3 of the French Commercial Code), the performance criteria will be considered to have been definitively achieved.

•

10,000 equity warrants for independent directors, at a unit subscription price of €1.88 and an exercise price of €18.79, which is equal to the weighted average of the last 10 trading sessions preceding the Board meeting of June 3, 2014. These warrants may be exercised immediately.

•	75,000 stock options to employees of the Company at an exercise price of €19.01 per share, which is equal to the closing price of June 3, 2014, the date the Board approved the award.

It should be noted that in the event of a change of control of the Company (as defined by Article L. 233-3 of the French Commercial Code), the options may be exercised early.

The expense recorded for the first half of 2014 amounts to €2,368,608, compared to €2,050,335 a year earlier.

As of June 30, 2014, the total number of ordinary shares that can be created by full exercise or definitive acquisition, depending on the case, of all of the securities giving access to the capital and instruments issued to date amounts to 2,824,313, at a weighted average exercise price of €6.62 (this weighted average exercise price does not include the 1,200,893 potential shares resulting from the definitive acquisition of performance shares).

Note 13: Financial Revenue and Expenses

Financial income and expenses are broken down as follows (in Euros):

	Six-month period ended
	June 30, 2014	June 30, 2013
Financial revenues	329,026	359,447
Financial expenses	(25,743)	(9,722)

Total	303,283	349,725

The financial income is principally comprised of capital gains on the disposals of investment securities. The foreign exchange losses and the expenses related to the accretion of the OSEO and COFACE advances constitute the financial expenses.

Note 14: Earnings per share

The basic earnings per share is calculated by dividing the net income going to the shareholders of the Company by the weighted average number of common shares outstanding during the course of the reporting period.

The instruments that entitle their holders to a portion of the share capital on a deferred basis (BSAs, BSPCEs) are considered to be anti-dilutive. Therefore, the diluted earnings per share are identical to the basic earnings per share.

	Six-month period ended
	June 30, 2014	June 30, 2013
Net income of the reporting period	(11,773,743)	(7,906,957)
Adjusted weighted average number of outstanding shares	15,244,107	13,408,147

Basic / Diluted earnings per share (€/share)	(0.77)	(0.59)

Note 15: Commitments

No significant changes occurred in commitments between December 31, 2013 and June 30, 2014.

Note 16: Relationships with Related Parties

The compensation amounts presented below, which were awarded to the members of the Board of Directors of the Company, were posted to the accounts as expenses during the periods presented (in Euros):

	Six-month period ended
	June 30, 2014	June 30, 2013
Members of the Board of Directors	195,720	183,345
Directors’ fees	20,000	20,000
Share-based payments to members of the Board of Directors	611,779	736,094

Total	827,499	939,439

The methods for valuation of the benefit related to share-based payments are presented in Note 12.

Statement of the debts to related parties:

	As of June 30, 2014	As of June 30, 2013
	(Amounts in Euros)
Compensation due	44,100	42,000
Directors’ fees	20,000	36,500
Pension obligations	—	46,149

Total	64,100	124,649

Note 17: Events After the Close of the Reporting Period

On July 17, 2014, DBV Technologies announced that the last patient in its phase IIb ‘VIPES’ study (Viaskin Peanut’s Efficacy and Safety) has completed the last food challenge visit after 12 months of treatment. Additionally the VIPES study drop-out rate was only at 6.4%, far below the 15% drop-out rate initially anticipated.

On July 17, 2014, DBV Technologies and the Consortium of Food Allergy Research (CoFAR) announced that enrollment into the CoFAR6 study, a multi-center, randomized, double-blinded, placebo-controlled phase II clinical trial of Viaskin Peanut for the treatment of peanut allergic children and adults (4 to 25 years of age), has been completed.

DBV Technologies S.A.

2,673,641 Ordinary Shares

(including in the form of American Depositary Shares)

PROSPECTUS

October 21, 2014

Citigroup	Leerink Partners

Bryan, Garnier & Co.

Trout Capital

Through and including November 15, 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade ADSs or our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.